    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        KABUSHIKI KAISHA JYUPITATEREKOMU
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)
                            ------------------------

                JAPAN                                   4841                              NOT APPLICABLE
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                      HIGASHI-IKEBUKURO CENTER BUILDING 8F
                        41-24, HIGASHI-IKEBUKURO 4-CHOME
                       TOSHIMA-KU, TOKYO 170-0013, JAPAN
                                +81-3-5953-5001
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                  212-894-8940
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               BRIAN G. CARTWRIGHT, ESQ.                               CHRISTOPHER H. LUNDING, ESQ.
                    LATHAM & WATKINS                                CLEARY, GOTTLIEB, STEEN & HAMILTON
           633 WEST FIFTH STREET, SUITE 4000                      SHIN KASUMIGASEKI BUILDING 20TH FLOOR
           LOS ANGELES, CALIFORNIA 90071-2007                           3-2, KASUMIGASEKI 3-CHOME
                      213-485-1234                                  CHIYODA-KU, TOKYO 100-0013, JAPAN
                                                                             +81-3-3595-3911

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED(2)        ORDINARY SHARE(3)(4)          PRICE(3)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, no par value,
  including ordinary shares
  represented by American
  depositary shares(1)........        1,000,640                  $750                $750,480,000              $198,127
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6. Each American depositary share will represent one-fiftieth of an ordinary share.

(2) Consists of 566,400 ordinary shares being offered in Japan, 377,600 ordinary shares, directly or in the form of American depositary shares, being offered in the United States and internationally outside Japan and 56,640 ordinary shares, directly or in the form of American depositary shares, that the overseas underwriters have the option to purchase to cover over-allotments, if any, in the United States and internationally outside Japan.

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a), as promulgated under the Securities Act of 1933, as amended.

(4) Represents the U.S. dollar equivalent of the proposed maximum offering price per ordinary share of Y81,000 based on The Bank of Tokyo-Mitsubishi, Ltd. Telegraphic Transfer Selling exchange rate quotation on November 6, 2000 of Y108.20 per U.S. dollar.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     We and the selling shareholders identified in this prospectus are making a global offering of our ordinary shares, which may be in the form of American Depositary Shares. The global offering will consist of an overseas offering in the U.S. and internationally outside Japan and a Japanese offering. The attached prospectus relates to the overseas offering in the U.S. and internationally outside Japan.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion. Dated November 7, 2000.
                            944,000 ORDINARY SHARES
             DIRECTLY OR IN THE FORM OF AMERICAN DEPOSITARY SHARES

                                  [J-COM LOGO]

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                         Y          PER ORDINARY SHARE
                              US$         PER ADS
                               ------------------

     Of the 944,000 ordinary shares being offered, 377,600 ordinary shares, directly or in the form of American Depositary Shares, or ADSs, are being offered by us in the U.S. and internationally outside Japan, 409,400 ordinary shares are being offered by us in Japan and 157,000 ordinary shares are being offered by the selling shareholders in Japan. Each ADS represents the right to receive one-fiftieth of an ordinary share. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

     This is our initial public offering. We currently expect the initial public offering price to be between Y70,000 and Y81,000 per ordinary share and US$13.00 and US$15.00 per ADS. We have applied to list our ADSs for quotation on the Nasdaq National Market under the symbol "JUPI." We have also applied for the listing and admission for trading of our ordinary shares on the Mothers Market of the Tokyo Stock Exchange.

     INVESTING IN OUR ORDINARY SHARES AND ADSS INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF THOSE RISKS.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                                   PER
                                                              ORDINARY SHARE    PER ADS       TOTAL
                                                              --------------   ----------   ----------
     Initial public offering price                             Y               US$          US$
     Underwriting discount                                     Y               US$          US$
     Proceeds to Jupiter (before expenses)                     Y               US$          US$
     Proceeds to selling shareholders (before expenses)        Y               US$          US$

     We have granted the overseas underwriters an eight-day option to purchase from us up to an aggregate of 56,640 additional ordinary shares, directly or in the form of ADSs, at the initial public offering price less the underwriting discount to cover over-allotments, if any, in the U.S. and internationally outside Japan.

     The underwriters expect to deliver the ordinary shares and the ADSs to
purchasers on or about             , 2000.

                               ------------------

NIKKOSALOMONSMITHBARNEY                                     GOLDMAN, SACHS & CO.
                               ------------------

MERRILL LYNCH & CO.                                DAIWA SECURITIES AMERICA INC.
CAZENOVE INC.                              NOMURA SECURITIES INTERNATIONAL, INC.

                      Prospectus dated             , 2000.

(MAP OF JAPAN MARKED TO INDICATE LOCATION OF OUR CABLE FRANCHISES. J-COM LOGO IS ALSO DISPLAYED.)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   11
FORWARD-LOOKING STATEMENTS..................................   27
ENFORCEMENT OF CIVIL LIABILITIES............................   27
CAPITALIZATION..............................................   28
DILUTION....................................................   29
USE OF PROCEEDS.............................................   30
DIVIDEND POLICY.............................................   30
EXCHANGE RATES..............................................   31
SELECTED HISTORICAL FINANCIAL AND OTHER DATA................   32
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   43
BUSINESS....................................................   71
MANAGEMENT..................................................  105
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........  110
PRINCIPAL AND SELLING SHAREHOLDERS..........................  115
DESCRIPTION OF CAPITAL STOCK................................  118
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS.................  125
JAPANESE FOREIGN EXCHANGE AND OTHER REGULATIONS.............  134
TAX CONSIDERATIONS..........................................  136
THE MOTHERS MARKET..........................................  139
SHARES ELIGIBLE FOR FUTURE SALE.............................  140
UNDERWRITING................................................  142
LEGAL MATTERS...............................................  146
EXPERTS.....................................................  146
WHERE YOU CAN FIND MORE INFORMATION.........................  146
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

     UNTIL AND INCLUDING             , 2000, ALL DEALERS THAT BUY, SELL OR TRADE
THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE GLOBAL OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, OUR ORDINARY SHARES OR ADSS BEING SOLD IN THIS GLOBAL OFFERING AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR ORDINARY SHARES OR ADSS.

                                  THE COMPANY

     We, together with our managed franchises, are a leading broadband provider of integrated entertainment, information and communication services in Japan. We offer our services through our 20 managed franchises, primarily under the "J-COM" brand. We were founded in January 1995 as a joint venture between Sumitomo Corporation and Liberty Media International, Inc., formerly known as Tele-Communications International, Inc. We offer our customers cable television services in all of our managed franchises. In addition, we offer high-speed Internet access services in parts of 19 of our managed franchises, and we offer telephony services in selected areas. During 2001, we expect to begin the launch of our digital and interactive television services in selected managed franchises. We deliver these services over our broadband networks, which we are expanding throughout the franchise areas that we serve.

     We are currently the largest provider of cable television services in Japan based on the number of customers we serve. On September 1, 2000, we acquired Titus Communications Corporation, a major broadband provider of cable television, telephony and high-speed Internet access services in Japan. Titus primarily served customers in areas geographically contiguous with some of our managed franchises. As of September 30, 2000:

     - our managed franchise areas covered 6.3 million homes;

     - we passed 4.6 million homes with our broadband networks; and

     - we served 739,300 cable television customers, 58,900 telephony customers and 98,800 high-speed Internet access customers.

     Our consolidated group, which consists of Jupiter and 13 of our managed franchises, had Y19,012 million in total revenue in 1999 and Y23,038 million in total revenue in the first nine months of 2000. Our consolidated group also had a net loss of Y12,240 million in 1999 and a net loss of Y12,917 million in the first nine months of 2000. In addition, our consolidated group had negative cash flows from our operating activities and investing activities of Y19,409 million in 1999 and Y17,725 million in the first nine months of 2000. Our managed franchises expect to continue to invest heavily in the construction and upgrade of the infrastructure of our broadband networks and in the expansion of our existing broadband services. As a result, we expect that our consolidated group will continue to generate negative cash flows from our operating and investment activities for the foreseeable future.

     Following the global offering, our principal shareholders, Sumitomo, Liberty Media and Microsoft Holdings V, Inc., a subsidiary of Microsoft Corporation, will collectively own approximately 77.6% of our ordinary shares, assuming the overseas underwriters have not exercised their over-allotment option. Historically, we have relied upon our founding shareholders, Sumitomo and Liberty Media, for our technical and management employees and the executive management of our franchises. We also have relied on our shareholders as a source of financing. As of September 30, 2000, of our consolidated group's and unconsolidated managed franchises' total debt of Y136,621 million, Y71,553 million was owed to Sumitomo and its affiliates, an additional Y17,180 million was guaranteed by Sumitomo and Y35,300 million was guaranteed by Microsoft. Following completion of the global offering, we may not be able to continue to rely upon our principal shareholders as a source of financing.

OUR OPERATIONAL STRUCTURE

  Our Franchises

     We operate our broadband networks through 20 individually operated cable franchises, most of which are located in some of the most populated urban regions of Japan. We are the largest shareholder in each of these franchises. Nineteen of these franchises are organized in three large regional clusters which we designate as the Kanto cluster, which includes our managed franchises in Tokyo, the Kansai cluster, which includes our managed franchises in Osaka and Kobe, and the Kyushu cluster, which includes our managed franchises in Fukuoka and Kitakyushu. In addition, we have one managed franchise in Sapporo.

     As an operator of multiple cable systems, we provide each managed franchise with experienced personnel, including their president, operating and administrative services, sales and marketing training, programming and equipment procurement assistance and other management services. Further, our managed franchises construct their networks based on our standard architecture and either currently use or are in the process of adopting our unified customer management system to support sales, customer service, billing and collections. In addition to our managed franchises, we own non-controlling equity interests in five companies that own locally operated and managed cable franchises.

  Our High-Speed Internet Service Joint Ventures

     We own a 35.7% interest in @Home Japan Co., Limited, a joint venture with Sumitomo and At Home Corporation, a U.S.-based provider of Internet access, Web portals and content. In June 2000, we began the commercial launch of @Home Japan high-speed Internet access under the J-COM@NetHome brand. As of September 30, 2000, ten of our managed franchises offered the J-COM@NetHome service. We plan to roll out this service to our other managed franchises by the end of 2001. In addition, we own a 26% interest in Kansai Multimedia Services, a provider of high-speed Internet access for cable system operators in the Kansai region of Japan as well as Internet access and infrastructure services for several of our managed franchises in the Kansai region.

OUR BUSINESS STRATEGY

     We are committed to maintaining and building upon our position as the largest centrally managed multiple system operator in Japan by pursuing the following business strategies:

     - offer high-value bundled entertainment, information and communications services;

     - develop our network infrastructure to ensure customer satisfaction;

     - capitalize on regional clustering of franchises;

     - achieve efficiencies as a multiple system operator; and

     - aggressively market our services and brand.

ADDITIONAL INFORMATION

     We were incorporated in Japan on January 18, 1995. Our principal executive offices are located at Higashi-Ikebukuro Center Building 8F, 41-24, Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo 170-0013, Japan. Our telephone number is +81-3-5953-5001. Our English language Internet Web site is www.jcom.co.jp. This reference to our Web site is not an active hyperlink nor is the information on our Web site incorporated by reference into this prospectus.

             ------------------------------------------------------

     Unless we indicate otherwise, the information contained in this prospectus assumes the overseas underwriters do not exercise their over-allotment option to purchase up to an aggregate of 56,640 additional ordinary shares, including ordinary shares represented by ADSs, in the overseas offering.

                                GLOBAL OFFERING

SHARES OFFERED BY THE
  COMPANY..................  787,000 ordinary shares, including ordinary shares represented by ADSs.

SHARES OFFERED BY THE
SELLING SHAREHOLDERS.......  157,000 ordinary shares.

GLOBAL OFFERING............  The global offering consists of the overseas offering in the U.S. and internationally outside Japan and the Japanese offering, each of which is described below. Following the global offering, a total of 4,721,285 ordinary shares, including ordinary shares represented by ADSs, will be outstanding.

OVERSEAS OFFERING..........  An offering in the U.S. and internationally outside
                             Japan by us of 377,600 ordinary shares, directly or in the form of ADSs.

JAPANESE OFFERING..........  A public offering in Japan by us and the selling shareholders of 566,400 ordinary shares. The
                             Japanese offering will be underwritten and will occur at the same time as the overseas offering.

OVER-ALLOTMENT OPTION......  We have granted the overseas underwriters an eight-day option to purchase from us up to an aggregate of 56,640 additional ordinary shares, including ordinary shares represented by ADSs, at the initial public offering price less the underwriting discount to cover over-allotments, if any, in the overseas offering. The overseas underwriters may exercise the option during a
                             period commencing on        , 2000, which is three
                             days after the date of this prospectus, and
                             terminating on        , 2000, which is seven days
                             after the option commencement date. Unless we indicate otherwise, all information in this prospectus assumes the overseas underwriters do not exercise their over-allotment option. If the overseas underwriters exercise their over-allotment option in full, 4,777,925 ordinary shares will be outstanding following the global offering, including ordinary shares represented by ADSs.

EXPECTED OFFERING PRICE....  Y70,000 to Y81,000 per ordinary share and US$13.00 to US$15.00 per ADS. These price ranges are approximate, and the top and bottom amounts of these ranges are not precisely the same when converted from dollars into yen or yen into dollars and adjusted for the ratio of ordinary shares to ADSs. When we and the underwriters agree on the initial public offering prices for the ordinary shares and the ADSs, we will first agree on the initial public offering price for the ordinary shares in yen, and then determine the initial public offering price for the ADSs in dollars, based on the then current exchange rate and adjusted for the ratio of ordinary shares to ADSs.

DEPOSITARY.................  The Bank of New York.

USE OF PROCEEDS FROM THE
GLOBAL OFFERING............  We intend to use the estimated net proceeds of the global offering of Y54,874 million (US$499 million), using an assumed offering price of Y75,500 per ordinary share and US$14.00 per ADS, to fund the operations and capital expenditures of our managed franchises, to make certain strategic investments and for general corporate purposes at Jupiter, including possible investments in and acquisitions of additional franchises, and investments in existing franchises. We anticipate that our managed franchises will use the majority of the cash contributed by us for capital improvements related to the upgrade and expansion of our broadband networks, to expand our broadband services and to develop new services. See "Use of Proceeds" for a further discussion of how we intend to use the net proceeds of the global offering.

AMERICAN DEPOSITARY
SHARES.....................  Each ADS represents one-fiftieth of an ordinary share. The ADSs are evidenced by American
                             Depositary Receipts, or ADRs. Please see
                             "Description of American Depositary Receipts" for a summary of the material features of the ADSs and ADRs.

LISTING....................  We have applied to list the ADSs for quotation on the Nasdaq National Market under the symbol "JUPI." You will need to have ordinary shares in the form of ADSs for trading on that market. We have also applied for the listing and admission for trading of the ordinary shares on the Mothers Market of the Tokyo Stock Exchange.

TIMING OF GLOBAL
OFFERING...................  Although the initial price of the ordinary shares and ADSs sold in the global offering was determined as of the date of this prospectus, the ADSs will not commence trading on the Nasdaq National Market until three business days after the date of this prospectus and the ordinary shares will not commence trading on the Mothers Market until four business days after the date of this prospectus. The following is a tentative calendar of various events related to the global offering which assumes we will price the global offering on December 4, 2000 (Tokyo time). All dates are as of the calendar day in Tokyo, Japan, unless otherwise indicated.

                                       Pricing of global offering (after the
                                          Tokyo Stock Exchange closes)........  December 4, 2000
                                       Japanese subscription period
                                          commences...........................  December 5, 2000
                                       Japanese subscription period closes....  December 6, 2000
                                       Trading of ADSs commences on the Nasdaq
                                          National Market (New York time).....  December 7, 2000
                                       Trading of ordinary shares commences on
                                          the Mothers Market..................  December 8, 2000
                                       Over-allotment option exercise period
                                          closes (New York time)..............  December 14, 2000

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

     The following summary historical financial and other data should be read in conjunction with the consolidated financial statements of our consolidated group and the related notes, "Selected Historical Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information and other data for each of the years ended December 31, 1997, 1998 and 1999 have been derived from the audited consolidated financial statements of our consolidated group, and the financial information and other data for each of the nine-month periods ended September 30, 1999 and 2000 have been derived from the unaudited condensed consolidated financial statements of our consolidated group. The consolidated financial statements of our consolidated group are reported in Japanese yen, with U.S. dollar translation, and are presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for all periods presented.

     When we refer to "yen" and "Y" in this prospectus, we are referring to Japanese yen, the legal currency of Japan. When we refer to "U.S. dollars," "dollars," "$" and "US$" in this prospectus, we are referring to United States dollars, the legal currency of the United States. For your convenience, we have included in this prospectus translations of yen amounts into U.S. dollar amounts using, unless otherwise indicated, The Bank of Tokyo-Mitsubishi, Ltd. Telegraphic Transfer Selling exchange rate quotation as of October 31, 2000 of Y110.05 per US$1.00. These translations should not be construed as a representation that those yen or U.S. dollar amounts have been, could have been, or could in the future be, converted into U.S. dollars or yen, as the case may be, at any particular rate, the rate stated above or at all.

                                                                                             NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                                 SEPTEMBER 30,
                       -------------------------------------------------------   ------------------------------------------
                          1997          1998           1999           1999           1999           2000           2000
                       -----------   -----------   ------------   ------------   ------------   ------------   ------------
                                 (IN THOUSANDS, EXCEPT ORDINARY SHARE, ADS, PER ORDINARY SHARE AND PER ADS DATA)
                                              (AUDITED)                                         (UNAUDITED)
                       -------------------------------------------------------   ------------------------------------------
STATEMENT OF
  OPERATIONS DATA:
Total revenue........  Y 5,631,429   Y11,096,117   Y 19,012,267   $    172,761   Y 12,952,611   Y 23,038,394   $    209,344
Construction-related
  expenses,
  programming costs,
  other operating
  costs and selling,
  general and
  administrative
  expenses...........   11,139,532    16,484,443     22,625,651        205,595     15,498,481     24,628,044        223,789
Depreciation and
  amortization.......    1,580,603     3,054,889      5,507,458         50,045      3,687,081      8,675,856         78,836
                       -----------   -----------   ------------   ------------   ------------   ------------   ------------
Operating loss.......   (7,088,706)   (8,443,215)    (9,120,842)       (82,879)    (6,232,951)   (10,265,506)       (93,281)
Interest and other
  expense, net.......     (483,036)     (633,998)    (1,124,647)       (10,219)      (689,075)    (1,383,621)       (12,573)
Equity in losses of
  affiliates.........     (959,098)   (1,319,344)    (2,644,459)       (24,030)    (1,936,361)    (2,497,094)       (22,690)
Minority interests in
  subsidiaries.......      647,645       456,069        649,470          5,902        343,036        438,065          3,981
Income tax benefit...           --            --             --             --             --        332,220          3,019
                       -----------   -----------   ------------   ------------   ------------   ------------   ------------
Loss before
  extraordinary
  gain...............  Y(7,883,195)  Y(9,940,488)  Y(12,240,478)  $   (111,226)  Y (8,515,351)  Y(13,375,936)  $   (121,544)
                       ===========   ===========   ============   ============   ============   ============   ============
Loss before
  extraordinary gain
  per ordinary share,
  basic and
  diluted............  Y    (5,653)  Y    (5,097)  Y     (5,610)  $     (50.97)  Y     (4,035)  Y     (4,803)  $     (43.64)
                       ===========   ===========   ============   ============   ============   ============   ============
Ordinary shares used
  in computing loss
  before
  extraordinary gain
  per ordinary share,
  basic and
  diluted............    1,394,580     1,950,330      2,182,011      2,182,011      2,110,572      2,784,894      2,784,894
                       ===========   ===========   ============   ============   ============   ============   ============
Loss before
  extraordinary gain
  per ADS, basic and
  diluted(1).........  Y      (113)  Y      (102)  Y       (112)  $      (1.02)  Y        (81)  Y        (96)  $      (0.87)
                       ===========   ===========   ============   ============   ============   ============   ============
ADSs used in
  computing loss
  before
  extraordinary gain
  per ADS, basic and
  diluted(1).........   69,729,000    97,516,500    109,100,550    109,100,550    105,528,600    139,244,700    139,244,700
                       ===========   ===========   ============   ============   ============   ============   ============

---------------
(1) Loss before extraordinary gain per ADS and ADSs used in computing loss before extraordinary gain per ADS assume all outstanding ordinary shares were issued in the form of ADSs for each of the periods presented.

                                         AS OF DECEMBER 31,                               AS OF SEPTEMBER 30,
                       ------------------------------------------------------   ----------------------------------------
                           1997           1998           1999         1999          1999           2000          2000
                       ------------   ------------   ------------   ---------   ------------   ------------   ----------
                                                                (IN THOUSANDS)
                                             (AUDITED)                                        (UNAUDITED)
                       ------------------------------------------------------   ----------------------------------------
BALANCE SHEET DATA:
Cash, receivables and
  other assets,
  net................  Y  6,985,885   Y  5,833,136   Y  8,262,800   $  75,082   Y  9,206,366   Y 19,197,643   $  174,445
Investments in
  affiliates.........     4,741,816      7,560,853      6,216,396      56,487      6,681,980      4,631,572       42,086
Property and
  equipment, net.....    25,898,851     33,997,270     58,124,991     528,169     49,672,795    110,595,883    1,004,960
Goodwill, net........     3,827,252      4,363,183     15,236,398     138,450     15,030,918    111,122,100    1,009,742
                       ------------   ------------   ------------   ---------   ------------   ------------   ----------
  Total assets.......  Y 41,453,804   Y 51,754,442   Y 87,840,585   $ 798,188   Y 80,592,059   Y245,547,198   $2,231,233
                       ============   ============   ============   =========   ============   ============   ==========
Short-term loans,
  long-term debt and
  capital lease
  obligations........  Y 20,318,377   Y 33,228,438   Y 63,496,611   $ 576,980   Y 54,472,563   Y127,756,298   $1,160,893
Other liabilities....     6,429,528      7,654,788     19,518,524     177,361     17,343,750     30,527,969      277,401
Minority interest....       633,571        783,908        778,620       7,075      1,003,789        416,290        3,783
Shareholders'
  equity.............    14,072,328     10,087,308      4,046,830      36,772      7,771,957     86,846,641      789,156
                       ------------   ------------   ------------   ---------   ------------   ------------   ----------
  Total liabilities
    and shareholders'
    equity...........  Y 41,453,804   Y 51,754,442   Y 87,840,585   $ 798,188   Y 80,592,059   Y245,547,198   $2,231,233
                       ============   ============   ============   =========   ============   ============   ==========
OTHER FINANCIAL DATA:
EBITDA(1)............  Y (5,508,103)  Y (5,388,326)  Y (3,613,384)  $ (32,834)  Y (2,545,870)  Y (1,589,650)  $  (14,445)
Cash flows (used in)/
  provided by:
  Operating
    activities.......  Y (5,275,652)  Y (5,761,506)  Y   (953,892)  $  (8,668)  Y (1,130,097)  Y (4,632,284)  $  (42,093)
  Investing
    activities.......  Y(11,516,050)  Y(13,581,576)  Y(18,455,114)  $(167,698)  Y(13,746,519)  Y(13,092,348)  $ (118,967)
  Financing
    activities.......  Y 16,365,088   Y 16,859,639   Y 19,541,304   $ 177,568   Y 15,470,139   Y 20,569,359   $  186,909
Capital expenditures:
  Capital leases.....  Y    655,177   Y  2,413,701   Y  5,296,685   $  48,130   Y  2,078,440   Y  7,691,969   $   69,895
  Other capital
    expenditures.....     8,980,220      8,567,612     11,275,418     102,457     10,379,944     11,312,280      102,792
                       ------------   ------------   ------------   ---------   ------------   ------------   ----------
    Total............  Y  9,635,397   Y 10,981,313   Y 16,572,103   $ 150,587   Y 12,458,384   Y 19,004,249   $  172,687
                       ============   ============   ============   =========   ============   ============   ==========

---------------
(1) EBITDA represents operating loss before depreciation and amortization. EBITDA is frequently used by securities analysts and is presented here to provide additional information about our operations. EBITDA is not a measurement presented in accordance with U.S. GAAP. We may compute EBITDA differently than it is computed by other companies, including those in our industry. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP or as a measure of a company's profitability or liquidity.

SELECTED OPERATING DATA

                                                     AS OF DECEMBER 31,              AS OF SEPTEMBER 30,
                                             -----------------------------------    ----------------------
                                               1997         1998         1999         1999         2000
                                             ---------    ---------    ---------    ---------    ---------
CONSOLIDATED FRANCHISES:
  Franchise homes(1)(2)....................         --           --           --           --    4,614,000
Cable Television
  Homes passed(2)..........................    743,100    1,091,700    1,921,800    1,795,100    3,313,600
  Customers................................     77,700      131,600      304,800      255,400      510,200
  Customer penetration(3)..................       10.5%        12.1%        15.9%        14.2%        15.4%
Telephony
  Homes passed(2)..........................     45,600      137,000      247,800      197,800    1,232,100
  Customers................................      2,300        6,000       14,300        9,600       58,900
  Customer penetration(3)..................        5.0%         4.4%         5.8%         4.9%         4.8%
Internet(4)
  Homes passed(2)..........................         --           --      814,000      691,400    2,443,500
  Customers................................         --           --       10,500        5,000       84,600
  Customer penetration(3)..................         --           --          1.3%         0.7%         3.5%

MANAGED FRANCHISES (INCLUDES CONSOLIDATED
  AND UNCONSOLIDATED MANAGED FRANCHISES):
  Franchise homes(1)(2)....................         --           --           --           --    6,307,400
Cable Television
  Homes passed(2)..........................  1,057,400    1,868,100    2,510,200    2,391,000    4,602,500
  Customers................................    121,700      253,900      403,500      357,500      739,300
  Customer penetration(3)..................       11.5%        13.6%        16.1%        15.0%        16.1%
  Monthly churn(5).........................        1.3%         1.7%         2.0%         2.1%         1.8%
Telephony
  Homes passed(2)..........................     45,600      137,000      247,800      197,800    1,232,100
  Customers................................      2,300        6,000       14,300        9,600       58,900
  Customer penetration(3)..................        5.0%         4.4%         5.8%         4.9%         4.8%
  Monthly churn(5).........................        1.3%         1.3%         1.2%         1.4%         1.5%
Internet(4)
  Homes passed(2)..........................         --           --      986,600      798,100    3,139,600
  Customers................................         --           --       12,300        5,800       98,800
  Customer penetration(3)..................         --           --          1.2%         0.7%         3.1%
  Monthly churn(5).........................         --           --          0.4%         0.3%         0.5%
ALL INVESTMENTS IN MANAGED FRANCHISES AND
  NON-MANAGED INVESTMENTS (OUR
  PROPORTIONATE OWNERSHIP)(6):
  Franchise homes(1)(2)....................         --           --           --           --    4,790,100
  Homes passed(2)..........................    787,200    1,352,700    2,082,900    1,962,800    3,433,800
  Customers................................     93,100      173,000      331,500      279,400      659,700

                                                      (footnotes on next page)

(1) Franchise homes represents the total number of single residences and multiple-dwelling units within the franchise area and is based on recent available census data.

(2) Our franchise homes data reflects recent available census data. Our homes passed figures are estimated based on recent available census data, updated for additional information related to the specific franchise area. In many of our franchises, the population is increasing and single-dwelling units are gradually being replaced with multiple-dwelling units, resulting in an increasing number of franchise homes and homes passed. We believe that in most of our franchises, and on an aggregate basis, this has resulted in homes passed being higher than our reported figures. As we periodically update our system data to account for the increasing number of homes in our franchises, we expect to revise our reported figures in the future.

(3) Customer penetration is calculated by dividing customers by homes passed.

(4) High-speed Internet access was initiated in 1999.

(5) Monthly churn is calculated by dividing the number of disconnected customers in our managed franchises by the average number of customers in our managed franchises for each of the fiscal years and nine-month periods presented, as applicable, and dividing by the number of months in the period.

(6) Our proportionate ownership of franchise homes, homes passed and customers represent the totals for each of these categories reduced by amounts attributable to other equity owners of our managed franchises and non-managed investments.

      SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND
                                     OTHER DATA

     The following summary unaudited pro forma condensed combined financial information and other data has been prepared from and should be read in conjunction with the consolidated financial statements of our consolidated group and the related notes, consolidated financial statements of Titus and the related notes, "Selected Historical Financial and Other Data," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma condensed combined financial information and other data gives pro forma effect to the acquisition of Titus as if the acquisition had occurred on January 1, 1999 for income statement purposes. The pro forma as adjusted financial data set forth below adjusts the pro forma data to give effect to our sale of 787,000 ordinary shares in the global offering, including ordinary shares represented by ADSs, as if it had occurred on January 1, 1999.

     The pro forma information is presented for illustrative purposes only and does not purport to represent what the actual results of operations would have been if the acquisition of Titus and the global offering had occurred on January 1, 1999. The future operating results of our consolidated group may differ materially from the pro forma amounts reflected in the following statements due to various factors, including changes of operating results between the date of the pro forma information and the factors discussed under the caption entitled "Risk Factors" included elsewhere in this prospectus.

                                                                                                PRO FORMA
                                      PRO FORMA                    PRO FORMA                   AS ADJUSTED
                                      YEAR ENDED               NINE MONTHS ENDED            NINE MONTHS ENDED
                                  DECEMBER 31, 1999            SEPTEMBER 30, 2000           SEPTEMBER 30, 2000
                              --------------------------   --------------------------   --------------------------
                                (IN THOUSANDS, EXCEPT ORDINARY SHARE, ADS, PER ORDINARY SHARE AND PER ADS DATA)
STATEMENT OF OPERATIONS
  DATA:
Total revenue...............  Y 24,824,591   $   225,576   Y 29,120,268   $   264,609   Y 29,120,268   $   264,609
Construction-related
  expenses, programming
  costs, other operating
  costs and selling, general
  and administrative
  expenses..................    32,093,599       291,627     35,448,195       322,110     35,448,195       322,110
Depreciation and
  amortization..............    13,576,510       123,367     14,697,524       133,553     14,697,524       133,553
                              ------------   -----------   ------------   -----------   ------------   -----------
Operating loss..............   (20,845,518)     (189,418)   (21,025,451)     (191,054)   (21,025,451)     (191,054)
Interest and other expense,
  net.......................      (881,117)       (8,007)    (1,359,439)      (12,353)    (1,359,439)      (12,353)
Equity in losses of
  affiliates................    (2,644,459)      (24,030)    (2,497,094)      (22,690)    (2,497,094)      (22,690)
Income tax benefit..........            --            --        332,220         3,019        332,220         3,019
                              ------------   -----------   ------------   -----------   ------------   -----------
Loss before extraordinary
  gain......................  Y(24,371,094)  $  (221,455)  Y(24,549,764)  $  (223,078)  Y(24,549,764)  $  (223,078)
                              ============   ===========   ============   ===========   ============   ===========
Pro forma loss before
  extraordinary gain per
  ordinary share, basic and
  diluted...................  Y     (7,248)  $    (65.86)  Y     (6,403)  $    (58.18)  Y     (5,313)  $    (48.27)
                              ============   ===========   ============   ===========   ============   ===========
Ordinary shares used in
  computing pro forma loss
  before extraordinary gain
  per ordinary share, basic
  and diluted...............     3,362,297     3,362,297      3,834,037     3,834,037      4,621,037     4,621,037
                              ============   ===========   ============   ===========   ============   ===========
Pro forma loss before
  extraordinary gain per
  ADS, basic and
  diluted(1)................  Y       (145)  $     (1.32)  Y       (128)  $     (1.16)  Y       (106)  $     (0.97)
                              ============   ===========   ============   ===========   ============   ===========
ADSs used in computing pro
  forma loss before
  extraordinary gain per
  ADS, basic and
  diluted(1)................   168,114,850   168,114,850    191,701,850   191,701,850    231,051,850   231,051,850
                              ============   ===========   ============   ===========   ============   ===========

---------------
(1) Pro forma loss before extraordinary gain per ADS and ADSs used in computing pro forma loss before extraordinary gain per ADS assume all outstanding ordinary shares were issued in the form of ADSs for each of the periods presented.

                                  RISK FACTORS

     An investment in our ordinary shares or ADSs involves a high degree of risk. You should consider carefully the following information about these risks, together with all the other information contained in this prospectus, including our consolidated financial statements and related notes, prior to making a decision about investing in our ordinary shares or ADSs. The occurrence of any of the following risks might cause the trading price of our ordinary shares and ADSs to decline. This might cause you to lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

OUR CONSOLIDATED GROUP HAS A HISTORY OF NEGATIVE CASH FLOWS AND NET LOSSES AND EXPECTS TO GENERATE NEGATIVE CASH FLOWS AND TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE, WHICH MAY PREVENT US FROM EXPANDING OUR BROADBAND NETWORK AND THREATEN OUR ABILITY TO CONTINUE OUR OPERATIONS.

     Our consolidated group expects to use significant amounts of cash for the foreseeable future, primarily as a result of the following investment activities:

     - the construction and upgrade of the infrastructure of our broadband networks and the installation and connection of new customers;

     - the expansion of our existing broadband services, including telephony and high-speed Internet access, and the introduction of digital and interactive television;

     - the increase of our equity ownership in our existing consolidated and unconsolidated franchises; and

     - the acquisition of additional franchises.

     Since our inception, our consolidated group has never reported a profit for any fiscal year and continues to incur substantial costs to operate and expand its business. As of September 30, 2000, our consolidated group had an accumulated deficit of Y48.8 billion. Our consolidated group also expects to incur net losses for the foreseeable future as a result of the following costs and expenses:

     - increases in direct and indirect selling, marketing and promotional costs associated with marketing new and expanded offerings of telephony, high-speed Internet access and digital and interactive television to new and existing customers; and

     - increases in operating expenses to improve our operational and financial systems, including costs related to increases in personnel.

     If our consolidated group continues to use significant amounts of cash and to generate negative cash flows and incur net losses, we may be unable to expand our broadband networks, finance our operations and service our debt.

WE DEPEND ON THE PAYMENT OF MANAGEMENT FEES AND OTHER DISTRIBUTIONS FROM OUR MANAGED FRANCHISES. IF WE DO NOT RECEIVE THESE PAYMENTS AND DISTRIBUTIONS, WE MAY BE UNABLE TO FINANCE OUR OPERATIONS AND THOSE OF OUR MANAGED FRANCHISES AND TO SERVICE OUR CONSOLIDATED GROUP'S OUTSTANDING DEBT.

     We conduct a substantial portion of our operations and provide all of our broadband services through our 13 consolidated and seven unconsolidated managed franchises. Consequently, we depend upon payments and distributions from these 20 managed franchises in the form of management and other fees, reimbursed costs and expenses and dividends. The ability of our managed franchises to make payments or distributions to us depends on their cash flows, earnings, debt service requirements, business and tax considerations and legal restrictions. While each of our managed franchises is obligated by contract to make payments to us for the services we provide to them, we cannot require them to do so, nor can we require them to pay us a dividend in respect of our ownership interest in them. If our managed franchises are unable to make distributions and payments to us, we may be unable to finance our operations and those of our managed franchises and to service our consolidated group's outstanding debt.

OUR SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND THREATEN OUR ABILITY TO CONTINUE OUR OPERATIONS.

     As of September 30, 2000, our consolidated group and unconsolidated managed franchises had total indebtedness of Y136,621 million, of which Y111,066 million is due on or before September 30, 2001 and Y90,445 million is due on or before March 31, 2001, including Y57,518 million owed to Sumisho Finance Management under a credit line which matures on March 31, 2001, unless renewed. Our consolidated group's and unconsolidated managed franchises' substantial indebtedness could have significant negative consequences including the following:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - requiring the dedication of a substantial portion of expected cash flow from operations to the payment of principal of, and interest on, our indebtedness, and reducing the availability of cash flow to fund working capital, to expand and upgrade our broadband networks, to complete investments in, and acquisitions of, additional franchises or for other general corporate purposes;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which our managed franchises operate, including limiting our ability to borrow additional funds; and

     - placing us at a competitive disadvantage as compared with less leveraged competitors.

OUR CASH FLOWS ARE NOT SUFFICIENT TO COVER OUR OPERATING COSTS AND EXPENSES AND IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL ON COMMERCIALLY REASONABLE TERMS, WE MAY BE UNABLE TO SERVICE OUR OUTSTANDING INDEBTEDNESS AND IMPLEMENT OUR BUSINESS PLAN AND OUR ABILITY TO CONTINUE OUR OPERATIONS MAY BE THREATENED.

     Since the commencement of our business, we have financed our operations and capital expenditures primarily from:

     - capital contributions from our founding shareholders, Sumitomo and Liberty Media;

     - debt financing from an affiliate of Sumitomo; and

     - debt financing obtained from third parties guaranteed by Sumitomo and Microsoft.

Following completion of the global offering, our cash flows will not be sufficient to service our outstanding indebtedness. As of September 30, 2000, of our consolidated group's and unconsolidated managed franchises' total debt of Y136,621 million, Y71,553 million was owed to Sumitomo and its affiliates, an additional Y17,180 million was guaranteed by Sumitomo and Y35,300 million was guaranteed by Microsoft. If our principal shareholders do not continue to finance our capital requirements, either through equity or debt financing or financial guarantees, which they are not obligated to provide, we will be required to obtain substantial financing from third-party sources, including commercial bank borrowings or private or public sales of equity or debt securities by us or our managed franchises. If we obtain funds through the incurrence of additional debt, our debt service obligations would increase, we may become subject to new financial and restrictive covenants, which may adversely affect our ability to implement our business plan, our ability to invest in and acquire new franchises, our ability to expand our broadband networks and services and our ability to finance operating losses and our assets may become subject to security interests in favor of our lenders. If we obtain funds through the issuance of equity securities, the ownership interests represented by the ordinary shares, including ordinary shares represented by ADSs, will be diluted.

     As of September 30, 2000, the total indebtedness of our consolidated group and that of our unconsolidated managed franchises had a weighted average interest rate of 1.144%. Interest rates for third-party commercial loans currently available in Japan are substantially higher than our historical weighted average interest rate. We currently plan to refinance our existing indebtedness with third-party commercial loans that we expect will bear an annual rate of interest equal to the Tokyo Interbank Offered Rate, or TIBOR, plus between 250 and 350 basis points. As of October 31, 2000, the two-month TIBOR was 0.54143%. Accordingly, we expect that our annual debt service obligations will substantially increase. In addition, upon completion of the global offering, we will be party to an agreement with three of our shareholders, Sumitomo, Liberty Media and Microsoft, under which we will pay to them a fee, on a quarterly basis, in an amount up to 1.0% annually of the average daily amount of our outstanding indebtedness guaranteed by the guaranteeing shareholders. Our consolidated group has not previously paid a fee in connection with the guarantee of its indebtedness. Accordingly, this fee will increase our consolidated group's debt service obligations on our guaranteed indebtedness.

     We may not be able to obtain third-party financing for all or a portion of our existing or any additional indebtedness. If we are unable to obtain alternative sources of financing, we may be unable to service our indebtedness or to refinance or repay our indebtedness at maturity, which may prevent us from implementing our business plan and may threaten our ability to continue operations.

OUR RECENT GROWTH AND CONTINUED ACQUISITIONS OF, AND INVESTMENTS IN, OUR MANAGED FRANCHISES MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE THE HISTORICAL OPERATING PERFORMANCE AND PROSPECTS OF OUR CONSOLIDATED GROUP.

     We commenced operations in 1995 and have grown rapidly, primarily as a result of acquisitions of, and investments in, our managed franchises. However, because this growth is primarily the result of acquisitions of, and investments in, franchises, our consolidated group's historical operating performance is not indicative of our consolidated group's future growth or performance, or of the future operating results that we may achieve with the operations that will be under our control, and you should not expect this rate of growth to continue. Our consolidated group's financial statements report the consolidated financial condition and results of operations of the franchises in which we own a majority equity interest. When we obtain a majority equity interest in other franchises, including those in which we already have an investment but not a majority equity interest, U.S. GAAP requires that our financial statements reflect the consolidated financial condition and results of operations of these additional franchises, even if the actual increase in our ownership percentage is relatively small. Consequently, it may be difficult for you to evaluate from period to period our comparative consolidated financial condition and results of operations and the prospects of our consolidated group.

OUR CONSOLIDATED GROUP'S OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND MAY RESULT IN A DECLINE IN THE MARKET PRICE OF OUR ORDINARY SHARES AND ADSS.

     Our consolidated group's operating results have varied in the past and may continue to fluctuate significantly in the future. Some of the factors that could cause our operating results to fluctuate include, among others, the following:

     - the rate at which new customers subscribe to our services, which rate has historically increased during the fourth quarter of each year;

     - our customer disconnect rate, which rate has historically increased during the first quarter of each year;

     - the success of our marketing strategy, including our ability to successfully employ sales initiatives other than door-to-door marketing to attract new customers; and

     - fluctuations in our consolidated group's operating expenses, including those related to increases in personnel.

     We anticipate that fluctuations in our operating results caused by these and other factors will continue and may affect our ability to effectively operate our business. We are in a relatively early stage of developing our business and, as such, the rate at which we acquire new customers may continue to be uneven from period to period. Furthermore, because a significant portion of our consolidated group's expenses are either fixed or require significant upfront variable costs, variations in the timing of the recognition of revenue may cause significant variations in our consolidated group's operating results from quarter to quarter. We expect these variations to continue as we change the mix of services we offer through the introduction of new services and the expansion of our existing telephony and high-speed Internet access services. Fluctuations in our consolidated group's operating results may result in a decrease in the market price of our ordinary shares and ADSs.

AS OUR CUSTOMER BASE GROWS, OUR CONSOLIDATED GROUP'S LOSSES MAY INCREASE SIGNIFICANTLY, WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR ORDINARY SHARES AND ADSS.

     Our goal is to rapidly expand our customer base. As part of this growth strategy, we now incur and expect to continue to incur large upfront expenses, primarily attributable to marketing costs incurred in connection with the addition of each new customer. We intend to recover these expenses over time through monthly subscription fees. Since customer acquisition costs are expensed as incurred and we earn revenue from customers through the payment of monthly subscription fees, it takes some time to earn customer-related revenue in an amount equal to our upfront customer acquisition expenses. If the number of new customers in any given period of time increases significantly as compared to the size of our existing customer base on which we rely for the generation of monthly subscription fees, our consolidated group may incur large losses for these periods. In addition, our revenues may be affected if a large number of customers disconnect our services, commonly referred to as customer churn, prior to our recoupment of the upfront acquisition expenses related to the acquisition of these customers. It is possible that losses of this type may lead to a decrease in the trading price of our ordinary shares and ADSs.

THE INTEGRATION OF TITUS INTO OUR EXISTING BUSINESS MAY REQUIRE EXCESSIVE ATTENTION FROM SENIOR MANAGEMENT AND DISRUPT OUR ONGOING OPERATIONS AND THE EXPANSION OF OUR BROADBAND NETWORK.

     As a result of our acquisition of Titus on September 1, 2000, we are currently in the process of integrating and managing an additional 157,200 cable television, telephony and high-speed Internet access customers, representing approximately 18% of the total customers served by our managed franchises as of September 30, 2000. The integration of Titus' franchises and customers involves, among others, the following management challenges:

     - integrating Titus' franchises, networks and operations, including different technologies, financial and accounting systems, sales and marketing procedures and other corporate administrative functions;

     - retaining Titus' customers due to changes in services and pricing;

     - retaining Titus' key technical and management employees, some of whom have been seconded by Titus' former shareholders; and

     - upgrading the broadband network of Titus' TITUS SCAT (Sapporo) franchise, which we have renamed J-COM Sapporo.

     We cannot assure you that we will successfully manage the integration of Titus with our operations or complete the planned upgrades to the J-COM Sapporo broadband network. In addition, we will face many of these same management challenges in connection with the integration of other franchises we may acquire in the future. Difficulties in achieving any of the above integration steps with respect to either our acquisition of Titus or any other acquisitions of new franchises could place excessive demands upon our senior management and distract their attention from the management of our ongoing operations, including the expansion of our broadband networks.

IF WE DO NOT ACQUIRE AND SUCCESSFULLY INTEGRATE COMPLEMENTARY FRANCHISES, WE MAY BE UNABLE TO ACHIEVE THE OPERATING EFFICIENCIES NECESSARY FOR US TO BECOME PROFITABLE.

     An important element of our business strategy is to acquire and integrate complementary franchises that we believe will enhance our operations and profitability and which will allow us to:

     - capitalize on regional clustering of our franchises;

     - build upon our position as the largest centrally managed multiple system operator in Japan while providing us opportunities to expand our network infrastructure;

     - generate cost savings resulting from management efficiencies and economies of scale; and

     - expand our customer base.

     We believe that many existing cable television operators in Japan may be unable to make the capital investment necessary to offer digital services throughout their existing cable franchises and may seek strategic alliances with larger existing operators. We perceive competition among Japanese telecommunications providers to acquire existing Japanese franchises as intense and expect this competition to increase in the future. For example, four of our competitors have recently announced that they would form a venture to integrate their cable systems operations starting in April 2001. Increased competition in Japan may result in fewer acquisition opportunities available to our consolidated group and may make it more expensive to acquire or invest in additional cable franchises in the future, which, in each case, could adversely affect the growth prospects of our consolidated group, and its ability to increase profitability through achieving additional economies of scale.

     Furthermore, because non-Japanese investors currently own more than 50% of our ordinary shares, our acquisition of any shares in any franchise will generally be subject to a prior notification requirement and a 30-day waiting period under Japanese foreign exchange regulations. While we have not experienced any order of modification or suspension of any of our past acquisitions under Japanese foreign exchange regulations, the Japanese government reserves the power to extend the waiting period and order amendment of the terms of, or suspension of, any proposed acquisition. Any delay or interruption initiated by the Japanese government may materially adversely affect our ability to acquire new franchises or increase our interest in existing franchises.

OUR MINORITY SHAREHOLDERS IN OUR EXISTING FRANCHISES MAY PREVENT US FROM ACQUIRING AND SUCCESSFULLY INTEGRATING THE OPERATIONS OF NEW FRANCHISES, OR INCREASING OUR OWNERSHIP INTEREST IN OUR EXISTING FRANCHISES, WHICH MAY PREVENT US FROM ACHIEVING THE OPERATING EFFICIENCIES NECESSARY FOR US TO BECOME PROFITABLE.

     Under the Japanese Commercial Code, minority shareholders of our existing franchises that we wish to merge or consolidate with one or more of our other existing franchises, or with a newly acquired franchise, may object to the merger or consolidation and require us to purchase their shares at fair market value. We cannot assure you that we would be able to obtain the capital sufficient to purchase the shares of the minority holders exercising these rights or predict whether minority shareholders of our franchises would exercise this right.

     The Japanese Commercial Code generally also requires the affirmative vote of holders of at least two-thirds of our ordinary shares present or represented at a meeting of shareholders in order for us to acquire all of the business of another company or the acquisition of another company through a stock for stock exchange. As a result, holders of more than one-third of our ordinary shares would be able to prevent our acquisition of additional franchises.

     If minority shareholders of our company or our franchises exercise these rights, our ability to merge or consolidate two or more of our existing or newly acquired franchises could be delayed, and our goal to realize profitability through operating efficiencies generated by economies of scale may not be achieved.

IF WE ARE UNABLE TO MAINTAIN MANAGEMENT AGREEMENTS WITH OUR UNCONSOLIDATED MANAGED FRANCHISES OR EXPAND THE NUMBER OF FRANCHISES UNDER OUR MANAGEMENT, WE MAY NOT BE ABLE TO ACHIEVE THE OPERATING EFFICIENCIES NECESSARY FOR US TO BECOME PROFITABLE.

     Our future growth depends, in part, on our ability to maintain our management agreements with our seven unconsolidated managed franchises in which we currently do not hold a majority equity interest. We have entered into a management agreement with each of these unconsolidated franchises. These management agreements are for one-year terms with an automatic renewal for successive one-year terms, absent notice to the contrary. The agreements may be terminated by these franchises upon 30 days notice prior to the automatic renewal date. Although we hope to increase our equity interest in one or more of these unconsolidated managed franchises to gain greater assurance of our long-term management of these franchises, we cannot assure you that we will be able to acquire a majority interest in these franchises, or obtain the required capital to do so on commercially reasonable terms. If we are unable to acquire a majority interest in these franchises, we may not continue to manage these franchises in the future, which may cause operating revenue to decline and prevent us from achieving profitability through economies of scale.

IF OUR BROADBAND SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE IN JAPAN, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN NEW CUSTOMERS FOR THESE SERVICES, WHICH MAY SIGNIFICANTLY LIMIT OUR POTENTIAL FOR FUTURE GROWTH.

     The Japanese market for broadband services is new and continuing to develop. Accordingly, the revenue and income potential of these services in our targeted markets is not proven. Our future profitability and growth depend on the commercial acceptance and increased use of broadband services in Japan, including ours. Customer acceptance of broadband services depends in part on:

     - the quality of available programming;

     - the ability of providers to increase the transmission capacity while maintaining superior performance; and

     - the ability of providers to address concerns related to security, reliability, cost, ease of access and quality of service.

The lack of quality programming for digital and interactive television may be an even greater problem than for cable television because it is a new form of entertainment in Japan. If market acceptance of broadband services in Japan is limited, or if we are unable to attract and retain customers for these services, our potential for future growth would be significantly limited.

THE FUTURE GROWTH OF OUR HIGH-SPEED INTERNET ACCESS DEPENDS ON INCREASING USE IN JAPAN OF THE INTERNET AND HIGH-SPEED INTERNET ACCESS, THE EXPANSION OF ELECTRONIC COMMERCE AND THE DEVELOPMENT OF OTHER BANDWIDTH INTENSIVE APPLICATIONS. IF USE OF THESE SERVICES DOES NOT CONTINUE TO INCREASE, THE POTENTIAL GROWTH OF OUR HIGH-SPEED INTERNET ACCESS SERVICE WOULD BE SIGNIFICANTLY REDUCED.

     Rapid growth in the use of the Internet in Japan is a recent phenomenon. Even with the recent advancement of Internet technology, including high-speed Internet access, users primarily access the Internet through dial-up modems or other Internet-related technology without subscribing to high-speed Internet access. If use of the Internet in Japan, including high-speed Internet access, electronic commerce and other bandwidth intensive applications, does not continue to increase or increases more slowly than we expect, or if the technological infrastructure underlying the Internet does not effectively support future increases in Internet use, the potential growth of our high-speed Internet access service may not be realized.

OUR ABILITY TO INCREASE THE NUMBER OF OUR CUSTOMERS WITHIN OUR FRANCHISE AREAS DEPENDS, IN PART, UPON OUR ACCESS TO MULTIPLE-DWELLING UNITS WHICH ARE OWNED BY THIRD PARTIES. IF WE ARE UNABLE TO NEGOTIATE ACCESS TO MULTIPLE-DWELLING UNITS, OUR POTENTIAL FOR CUSTOMER GROWTH WITHIN OUR MANAGED FRANCHISE AREAS MAY BE SIGNIFICANTLY LIMITED.

     A significant percentage of our current and potential customers live in multiple-dwelling units. We typically negotiate access to an individual multiple-dwelling unit with its owner and enter into an agreement giving us the right to connect each of the multiple-dwelling unit households to our cable network. We then market our services directly to these multiple-dwelling unit households. If we are unable to maintain access to our current customers and obtain future access to potential customers living in these multiple-dwelling unit households, as a result of changes in regulations, changes in technology, such as the construction of wireless communications systems in new condominiums, or changes in our relations with multiple-dwelling unit owners, we would not be able to retain our current customers or attract new customers who live in multiple-dwelling units, which would result in a decrease in our revenues and operating cash flows.

IF WE ARE UNABLE TO MAINTAIN A SUFFICIENTLY LARGE AND QUALIFIED SALES FORCE, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD CAUSE OUR CONSOLIDATED GROUP'S REVENUE TO DECREASE.

     Our sales force is critical to our success in attracting new customers and marketing new services to existing customers. We primarily use door-to-door marketing to obtain new customers and market new services to existing customers. We currently depend on third-party personnel companies to provide us with the majority of the members of our sales force. Competition for qualified sales personnel in Japan is intense. Any qualified personnel that we hire will need to be properly trained prior to marketing our services. If we do not maintain a sufficiently large and qualified sales force in the future, we may not be able to increase market awareness or sales of our services and we may not be able to successfully obtain new customers or sell new services to our existing customers, which would result in decreased revenues and operating cash flows and would significantly reduce our potential for revenue growth.

IF WE ARE UNABLE TO KEEP PACE WITH THE EXPECTED RAPID TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMANDS FOR IMPROVED BROADBAND SERVICES, WE MAY NOT BE ABLE TO RETAIN AND ATTRACT CUSTOMERS, WHICH WOULD CAUSE OUR CONSOLIDATED GROUP'S REVENUE TO DECREASE.

     The market for broadband services is characterized by rapidly evolving technological advances, industry standards and user requirements and frequent new product and service introductions and enhancements. The rapid evolution of broadband services will require us to continually and timely improve the features, performance and reliability of our broadband networks and customer services in a timely manner, especially in response to competitive offerings. For example, Japan's Science and Technology Agency recently announced plans to spend Y50 billion for the development of advanced communications satellites that will have the capacity to offer Internet access of up to 20,000 times faster than otherwise available over telephone lines. Rapid technological change or our customer's demands for improved services may adversely affect our plans to upgrade and expand our broadband networks by rendering our product and service offerings less attractive or even obsolete and may require us to incur unanticipated costs. For example, the transition of television programming from an analog to a digital format may occur at a rate that does not allow us to fully recover the expenses associated with our leased analog set-top boxes.

     The following factors could prevent us from completing any expansion or upgrade of our broadband networks, including the digitalization of our cable television systems, on a timely basis:

     - we may have difficulty in obtaining required licenses, whether as the result of changes in regulation or a loss of cooperation from third parties involved in the license application process, which may in turn lead to delays in construction;

     - we may not be able to obtain sufficient capital for continued expansion and upgrade on commercially reasonable terms or at all;

     - we may not be able to obtain the equipment necessary to complete our construction, planned upgrades or installation of new services, due to equipment shortages or interruptions in supplier relationships, such as converter boxes for digital television;

     - we may experience delays in the development of hardware and/or software for digital and interactive television;

     - we may have difficulty in hiring contractors and other personnel to perform the upgrades in a timely manner; and

     - our construction costs may increase significantly as a result of cost overruns or delays in construction.

     Any one or a combination of these events may delay or prevent the expansion of our broadband networks, the continued roll-out of our telephony and high-speed Internet access services, our introduction of digital and interactive television or any future technological enhancement to our offered services. If we are not able to satisfy customer demand for upgraded services or upgrade our systems to provide enhanced services in a timely manner, or if our technologies become obsolete or are or become unpopular, we may not be able to retain our existing customers or attract new customers. As a result, our consolidated group's revenues may decrease.

WE OPERATE IN AN INCREASINGLY COMPETITIVE MARKET AND MAY NOT BE ABLE TO EFFECTIVELY COMPETE WITH OTHER PROVIDERS OF BROADBAND NETWORK SERVICES AND COMPETING TECHNOLOGIES THAT OFFER ALTERNATIVE SOURCES FOR CUSTOMER ENTERTAINMENT, COMMUNICATION AND INFORMATION.

     The market for cable television, telephony and high-speed Internet access in Japan is highly competitive, rapidly evolving and highly fragmented. We expect the level and intensity of competition to increase in the future from both existing competitors and new market entrants as a result of the deregulation of the industries, the influx of new market entrants and strategic alliances and cooperative relationships among industry participants. The deregulation of the Japanese cable television industry over the past six years has provided for the elimination of foreign ownership limitations on cable television providers, allowed cable television providers to offer a wider array of services, including cable telephony and high-speed Internet access, and allowed providers to service greater geographic areas. We anticipate that the Japanese government will continue to deregulate the industries in which we compete. Increased competition may result in a loss of existing customers, reduce the rate of customer acquisition and lead to price reductions, in each case resulting in decreases in cash flows, operating margins and profitability.

     Many of our current and potential competitors for broadband services have substantially greater financial, technical, marketing and other resources, larger customer bases, longer operating histories, greater name recognition, a larger installed customer base and more established relationships in the entertainment, communication and information industries than we do. Competition with our cable television services comes primarily from terrestrial television and direct-to-home satellite television providers, such as Sky Perfect Communications, Inc., that may have the ability to offer a greater number of popular and desirable channels than we offer. Our primary competition in the telephony market, Nippon Telegraph and Telephone Corporation, more commonly known as NTT, was the sole provider of fixed telephony services in Japan until 1985. As of March 31, 1999, NTT served approximately 99.5% of the country's fixed-line telephony customers. As a result, we are at a clear disadvantage in competing with respect to our telephony services. Competition with our high-speed Internet access services comes from various providers and alternative technologies such as mobile communications carriers and asymmetric digital subscriber line providers, each of which has been successfully introduced to the Japanese market, and Internet providers using fiber optic cable to the home, including NTT, which we anticipate will be introduced to the Japanese market in the near future. Our competitors have offered, and in the future may continue to offer, services similar to ours at lower prices or with incentives that we may not be able to match. Competitors may also compete in our franchises by "overbuilding" in our franchise areas as has occurred in portions of our J-COM Sotetsu franchise. This may intensify competition for cable television customers in our franchise areas. Price-based competition may also substantially undercut our marketing strength, one of the key competitive advantages that we believe we currently possess.

     The Ministry of Posts and Telecommunications has been exploring ways to promote the construction of a nation-wide fiber-optic network and to enhance competition in the telecommunications industry. The Ministry of Posts and Telecommunications reportedly has had preliminary discussions regarding proposals that, if adopted, would:

     - simplify the process for obtaining approval for the delivery of cable television and satellite broadcast services over fiber-optic networks owned by telecommunications firms without the need for an additional license;

     - promote the creation of a nation-wide fiber-optic network that may enable telecommunications providers, including us and our competitors, to expand existing, or introduce new, services or service areas; and

     - allow companies, including us and our competitors, to use the networks of NTT group firms, power utilities and other companies.

If adopted, one or more of these proposals could intensify competition in the areas in which we offer our services.

NTT HAS HISTORICALLY BEEN ALLOWED TO, AND MAY CONTINUE TO, SET RETAIL RATES BELOW THE WHOLESALE INTERCONNECT RATES CHARGED TO US FOR INTERCONNECTION AND TO USE HISTORICAL RATHER THAN CURRENT COSTS AS THE BASIS FOR SETTING WHOLESALE INTERCONNECT RATES, WHICH MAY PREVENT US FROM OFFERING OUR TELEPHONY SERVICES AT COMPETITIVE RATES.

     Under Japanese law, NTT, which has the only nationwide telephony network in Japan, must provide access to its telephony network to new common carriers, such as us, at regulated rates. However, to date, the Japanese government has allowed NTT to calculate such rates based on the historical cost of the build-out of its network, rather than based on the Long-Run Incremental Cost Methodology used in the United Kingdom, which calculates interconnection rate based on the much lower costs assumed to be incurred for the construction of the current network with currently available equipment and technology, as opposed to calculating interconnection rates based on the actual historical costs incurred to construct the network. As a result, the wholesale rates NTT charges us for interconnection are significantly higher than they would be if calculated using the Long-Run Incremental Cost Methodology. Although Japan and the United States issued a joint status report pursuant to which the Japanese government agreed to reduce interconnection rates charged by NTT, there can be no assurance that lower interconnection rates will be adopted by NTT or that the Long-Run Incremental Cost Methodology will be implemented in Japan.

     In addition, the government allows NTT to set some of its own retail rates below the wholesale interconnection rates it charges to other carriers. NTT has significantly greater financial resources than we do, and there is no assurance that its pricing strategy will not be allowed to continue or that NTT will not reduce retail rates further in an attempt to retain customers or gain market share. If NTT were to set its

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

rates below the wholesale interconnection rates it charges us, our ability to acquire new or to retain existing telephony customers would be seriously harmed.

OUR TELEPHONY SERVICES DEPEND UPON SERVICES PROVIDED BY OUR COMPETITORS, INCLUDING NTT, AND ANY DISRUPTION IN THEIR SERVICE WILL SIMILARLY DISRUPT OUR TELEPHONY SERVICES TO OUR CUSTOMERS.

     We depend upon NTT and other third-party carriers to enable our customers to initiate and receive calls outside of our network. As a result, we face risks inherent with dependence upon any third-party provider, including delays and interruptions in service. In addition, because NTT has the only nationwide fixed telephony network in Japan, there is in many cases no readily available alternative interconnection provider. Any delay or interruption by NTT with respect to these services would similarly delay or interrupt the telephony services we offer to our customers. If these delays and interruptions are frequent, we may not be able to retain and attract customers for our telephony services.

IF WE DO NOT RETAIN OUR CURRENT KEY PERSONNEL, INCLUDING PERSONNEL SECONDED FROM OUR FOUNDING SHAREHOLDERS, THE DAY TO DAY MANAGEMENT OF OUR EXISTING OPERATIONS AND THE EXPANSION OF OUR BROADBAND NETWORKS MAY BE DISRUPTED.

     Our future success depends on the continued service of our key personnel. Since we began operations, the majority of our technical, accounting and management employees and the executive officers of our managed franchises have been seconded from our founding shareholders, Sumitomo and Liberty Media International. We have benefited from the technical, accounting and management expertise and experience of management employees, experienced in the cable television industry, who are seconded to us by our principal shareholders. As of September 30, 2000, 41 of our technical, accounting and management employees were seconded from our principal shareholders. Due to the technical nature of our services and the dynamic market in which we compete, our performance depends on attracting and retaining employees with appropriate experience. If we are unable to retain these employees, call upon our principal shareholders as a source of technical, accounting and management employees following the global offering or attract new employees with appropriate experience as we grow larger, the day to day management of our existing operations and the expansion of our broadband networks may be disrupted.

OUR OPERATIONS ARE VULNERABLE TO NATURAL DISASTERS, SECURITY RISKS AND OTHER EVENTS THAT MAY INTERRUPT OUR SERVICES AND RESULT IN LOST REVENUE.

     Our operations depend on our ability to avoid damages to our networks and facilities from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, unauthorized access, computer viruses, transmission cable cuts and similar events. The occurrence of any of these events may interrupt our services. In particular, the incidence of earthquakes is greater in Japan than in most of the other significant cable markets in the world. Our services may also be interrupted due to damages or other disruptions in the networks or facilities of our service providers. These services include satellite delivered programming and telephony services, as well as Internet-based services and content provided by @Home Japan Co., Limited. We may also experience interruptions in our services as a result of the accidental or intentional actions of third persons. Although our buildings and headend facilities are insured for these types of events, other than against earthquakes, we cannot recover any of the lost revenue we may incur during resulting interruptions in our operations because we do not carry business interruption insurance. While we have attempted to build redundancy into our broadband networks and hosting facilities, the failure of our technological infrastructure or the technological infrastructure of our service providers, whether from operational disruption, natural disaster or otherwise, may result in an interruption in our operations and a loss of revenue.

WE DEPEND UPON THIRD PARTIES FOR OUR CABLE TELEVISION PROGRAMMING AND INTERNET-BASED CONTENT.

     We obtain our cable television programming and Internet-based content, and expect to obtain content for digital and interactive television services, from third parties. Most of our arrangements for television programming content are not exclusive and result from short-term carriage agreements with individual providers for terms ranging from one to three years. Our third-party providers of television programming include our competitors whose programming we provide or want to provide to our customers on a retransmission basis, such as NHK and, in the future, BS (broadcast satellite) digital television providers. Because our programming agreements are typically short-term, we must maintain our relationships with our content providers, including our competitors, so that we may continue to provide television programming to our customers. If these relationships terminate or our content providers are not able to adequately perform their obligations, and we are not able to obtain programming from alternate sources, our ability to retain existing customers and our ability to attract new customers may be impaired resulting in a decrease in our consolidated group's revenue.

IF WE ARE UNABLE TO OBTAIN THE TELECOMMUNICATIONS EQUIPMENT NECESSARY FOR THE OFFERING OF OUR BROADBAND SERVICES, WE MAY SUFFER DELAYS AND INTERRUPTIONS IN OUR ABILITY TO OFFER NEW SERVICES AND EXPAND OUR EXISTING SERVICES.

     We rely on a small number of equipment vendors to supply us with the equipment necessary to allow us to offer, upgrade and expand our broadband services. The telecommunications industry has experienced, and may experience in the future, shortages in the supply of the equipment necessary for the delivery of broadband services. We have experienced, and may continue to experience, delays in equipment deliveries and quality problems which have caused, and in the future could cause, delays in, or cancellations of, launches of new service offerings and the expansion of our service offerings. In addition, industry capacity has, from time to time, become constrained such that some vendors which supply the necessary equipment for our services have been unable to fulfill demand. For example, we are currently relying upon two third-party vendors for the development and manufacture of the digital set top converter boxes which will be necessary for the delivery of our digital television services. If our vendors experience production delays, which we believe may be a likely possibility, the launch of our digital television services may be delayed. Our vendors are under no obligation to produce our digital set top converter boxes and have complete discretion with respect to the timing and number of digital set top converter boxes released in the market. Equipment shortages or interruptions in supplier relationships may delay or prevent us from obtaining the equipment necessary to complete our construction, planned upgrades or installation of new and existing services.

WE DEPEND UPON THIRD PARTIES FOR CONTINUED ACCESS TO UTILITY POLES AND TO LEASED FIBER NECESSARY FOR THE OPERATION OF OUR BROADBAND NETWORKS.

     The operation of our networks depends upon our continued access to utility poles which have been installed by utility companies, including NTT, on roads under permits granted by government agencies and other road administrators. The operation of portions of our broadband networks in some areas also depends upon our continued access to fiber leased from utility companies that forms a portion of our local distribution networks, interconnects some of our headends, and connects some of our headends to the telecommunications facilities of third parties that we depend upon to provide our services. The expansion of our networks in existing and new franchise areas will depend upon our ability to lease additional fiber from utility companies or other providers for these purposes. If we are unable to renew our agreements with third parties for the use of utility poles or fiber, or if the utility companies are unable to maintain the permits granted to them by government agencies and other road administrators, or the leased fiber in good condition, our services to our customers may be disrupted and we may be required to incur substantial costs to replace these components of our networks.

           RISKS RELATING TO OUR ECONOMIC AND REGULATORY ENVIRONMENT

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION. OUR FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS MAY INTERRUPT DELIVERY OF OUR BROADBAND SERVICES OR RESULT IN THE LOSS OF ONE OR MORE OF OUR LICENSES.

     Cable television system operators and telephony and Internet service providers are subject to extensive regulation in Japan. Our cable television, telephony and high-speed Internet access operations are subject to licenses from the Ministry of Posts and Telecommunications. In particular, the geographic boundaries of our franchise areas, the number of homes expected to be passed, and the time frame in which we must pass these homes are set forth in the licenses for cable television system operators. In the event that we fail to comply with applicable laws or regulations or the terms of licenses, we may lose certain operating licenses and we may be required to suspend or terminate our operations, which would prevent us from serving our customers through our broadband networks. We may also face difficulties in obtaining new licenses from the Ministry of Posts and Telecommunications in the future. Expansions and upgrades of our broadband networks also are subject to licenses from the Ministry of Posts and Telecommunications, and any delay or failure to obtain these required licenses would impair our ability to offer our services and expand our business.

     Recent proposed changes in the laws, regulations and Ministry of Posts and Telecommunications policies may:

     - result in an increase in competition in our industries;

     - increase our costs of conducting business in compliance with government regulations;

     - limit the range of services that we may offer to customers; or

     - limit the prices that we may charge to customers for our services.

While we are not currently subject to any Japanese regulations on foreign ownership of our ordinary shares, there can be no assurance that in the future the Japanese government will not adopt restrictions on, or impose waiting periods with respect to, foreign ownership.

     A council organized to study the Internet in Japan recently cited more than 730 regulations and 120 laws that act as legal impediments to the growth of electronic commerce in Japan. Although the Japanese government has announced plans to revise Japanese law so as to facilitate the development of electronic commerce next year, such efforts may be unsuccessful or may not be adopted as quickly as anticipated. In addition, uncertainty and new regulations, including regulations that have the effect of restricting Internet usage, may increase our costs of doing business and prevent us from delivering our broadboard services in a manner that may reduce the profitability otherwise associated with these services.

THE JAPANESE ECONOMY REMAINS IN A PROLONGED RECESSION WHICH MAY LIMIT THE AMOUNT THAT CONSUMERS WILL SPEND FOR OUR BROADBAND SERVICES, AND REDUCE THE POTENTIAL FOR CUSTOMER GROWTH WITHIN OUR EXISTING FRANCHISES.

     The Japanese economy experienced a prolonged recession during the early to mid-1990s. Since 1997, the recession has grown increasingly serious. This renewed decline has been attributed to a number of factors including:

     - sluggish consumer spending;

     - decreases in corporate capital expenditures;

     - strains in the Japanese financial system caused by the failure of several major financial institutions;

     - economic difficulties in other Asian and other emerging economies; and

     - an uncertain domestic economic outlook in general.

     Although consumer spending has remained relatively constant during the recession, there is no assurance that the economy will recover in the future or that continued economic weakness will not lead to a reduction in consumer spending or demand for our services, any of which would result in a decrease in our consolidated group's revenue.

                         RISKS RELATING TO THE OFFERING

THE INITIAL OFFERING PRICE OF OUR ADSS WILL BE DETERMINED THREE DAYS BEFORE THEY MAY BE TRADED AND THE INITIAL OFFERING PRICE OF OUR ORDINARY SHARES WILL BE DETERMINED FOUR DAYS BEFORE THEY MAY BE TRADED, AND YOU MAY LOSE A PORTION OF YOUR INVESTMENT IF THE MARKET VALUE OF OUR SECURITIES DECREASES FOLLOWING THE DETERMINATION OF THESE INITIAL OFFERING PRICES AND PRIOR TO THE DAY TRADING BEGINS.

     The initial price to the public of the ordinary shares and ADSs sold in the global offering will be determined on the date of this prospectus. However, ADSs will not commence trading on the Nasdaq National Market until three business days after the pricing date. As a result, you may not be able to sell or otherwise deal in the ADSs for this three-day period. The ordinary shares will not commence trading on the Mothers Market until four business days after the date of this prospectus. As a result, you may not be able to sell or otherwise trade any ordinary shares for this four-day period. It is possible that securities dealers or others could create markets for the ordinary shares or the ADSs during this period outside the Mothers Market or the Nasdaq National Market. Accordingly, the trading prices of our ordinary shares and ADSs on markets created by securities dealers or others could fall before trading in the ordinary shares and ADSs offered in the global offering begin on the Mothers Market and the Nasdaq National Market and you may lose a portion of your investment to the extent of the decrease in trading prices of our securities.

THE PRICE OF OUR ORDINARY SHARES AND ADSS MAY BE VOLATILE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING OUR ORDINARY SHARES AND ADSS IN THE GLOBAL OFFERING.

     Upon completion of the global offering, our ordinary shares will be traded in Japan on the Market of the High-Growth and Emerging Stocks of the Tokyo Stock Exchange, commonly referred to as the Mothers Market, and our ADSs will be traded in the United States on the Nasdaq National Market. Prior to the global offering, you could not buy or sell our ordinary shares publicly, either directly or in the form of ADSs. Unlike securities that have an active trading history, the lack of a prior public market in our securities makes it impossible for us to predict the extent to which investor interest will lead to the development of an active and liquid trading market. The initial public offering price of our ordinary shares and ADSs, which will be negotiated with representatives of the Japanese and overseas underwriters based on several factors, may vary from the market price of these securities after the global offering. Furthermore, stock prices for telecommunications companies similar to ours have been highly volatile, both in Japan and in the United States, and valuations have often been unrelated to the operating performance of the companies. The lack of an active and liquid trading market may contribute to significant fluctuations in the market price of our ordinary shares and ADSs in response to factors, some of which are beyond our control, and will make it more difficult to predict the effect these factors may have on the market price of our ordinary shares and the ADSs. As a result, it may be difficult for you to sell our ordinary shares or ADSs at a price that is attractive to you, if at all.

     In addition, the market price for our ordinary shares may be affected by uncertainties with respect to the Mothers Market. The Mothers Market is a newly formed section of the Tokyo Stock Exchange that opened for business in November 1999. The Mothers Market was established to provide a market for emerging companies with high-growth potential to more easily access the public markets, to foster new industries and to provide for a wider choice of investment instruments. The Mothers Market places a greater emphasis on investor self-responsibility by not requiring a financial and operating history and by shortening the time period otherwise required for listing on the Tokyo Stock Exchange. To date, only a limited number of companies have listed their shares on the Mothers Market and the future of this market is uncertain. If the Mothers Market does not prove to be able to provide a liquid trading market for our ordinary shares, it may be difficult for you to sell our ordinary shares or ADSs at a price that is attractive to you, if at all. Any impact on the market price of our ordinary shares in Japan caused by uncertainties regarding the Mothers Market may adversely impact the market price of our ADSs on the Nasdaq National Market.

     In the past, securities class action litigation has been brought in the U.S. against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation, regardless of the outcome, may result in substantial costs and divert management's attention and resources.

DIFFERENCES IN TRADING RULES ON THE MOTHERS MARKET AND ON THE NASDAQ NATIONAL MARKET MAY RESULT IN A DISCREPANCY BETWEEN THE TRADING PRICE OF OUR ORDINARY SHARES AND ADSS. AS A RESULT, YOU MAY NOT BE ABLE TO SELL OUR ORDINARY SHARES OR ADSS AT A PRICE THAT IS ATTRACTIVE TO YOU.

     The intra-day market price movement of our ordinary shares on the Mothers Market will be subject to a restrictive floor and ceiling. The daily quoted market price per share of ordinary shares on the Mothers Market is restricted within a range based upon the closing sales price on the immediately preceding trading day. This range varies from Y30, for a previous day's closing price per ordinary share of less than Y100, to Y10 million, for a previous day's closing price per ordinary share of not less than Y50 million. In contrast, trading of the ADSs on the Nasdaq National Market will not be subject to any floor or ceiling. As a result, there may be a discrepancy between the pricing of the ordinary shares on the Mothers Market and the ADSs on the Nasdaq National Market and holders of ordinary shares may wish to convert their ordinary shares into ADSs. Because there is no assurance that holders of ordinary shares will be able to convert their ordinary shares into ADSs immediately, the holders of ordinary shares are subject to the risk that the market price of the ordinary shares could increase or fall before they are able to convert into ADSs and trade on the Nasdaq National Market and holders of ADSs are subject to the risk that the market price of the ADSs could increase or fall before they are able to convert into ordinary shares and trade on the Mothers Market.

FOLLOWING THE GLOBAL OFFERING, OUR PRINCIPAL SHAREHOLDERS WILL CONTINUE TO CONTROL MATTERS ON WHICH ALL SHAREHOLDERS MAY VOTE, CAUSING US TO TAKE ACTION THAT MAY NOT BE IN THE INTERESTS OF ALL SHAREHOLDERS.

     Following the global offering, our principal shareholders, Sumitomo, Liberty Media and Microsoft Holdings V, Inc., a subsidiary of Microsoft Corporation, collectively will own approximately 77.6% of our ordinary shares and will have the ability to control our management and affairs and actions taken with respect to fundamental corporate transactions, the election and removal of our directors, the approval of mergers involving us, stock-for-stock exchanges and the sale of all or an important part of our business. Our principal shareholders currently invest and may continue to invest in businesses that provide services that may compete with the services we offer. Consequently, these principal shareholders may take actions that do not reflect the interests of all shareholders. This control might have the effect of delaying or preventing a change of control of our company that other shareholders may believe is desirable. This control also may depress the trading prices of our publicly held ordinary shares and ADSs.

AGREEMENTS TO WHICH WE AND OUR SHAREHOLDERS ARE A PARTY AND JAPANESE LAW MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF OUR ORDINARY SHARES, WHICH MAY LIMIT THE OPPORTUNITY TO SELL YOUR ORDINARY SHARES OR ADSS IN A CHANGE OF CONTROL TRANSACTION.

     In connection with our acquisition of Titus, Jupiter entered into an agreement with Microsoft restricting Jupiter's ability to sell shares of Titus or the assets of Titus without Microsoft's consent until the earlier of June 30, 2006 or the date that Microsoft owns less than 5% of our ordinary shares and Microsoft has sold, in taxable transactions, 80% of our ordinary shares that were issued to it in the Titus acquisition. This consent right may prevent us from taking action that may otherwise be in our best interest and the best interest of our shareholders.

     Upon completion of the global offering, Sumitomo, Liberty Media and Microsoft will be party to a shareholders agreement under which each will have a right of first offer with respect to any sales of our ordinary shares held by them, subject to specified limited exceptions. In addition, Liberty Media Corporation and Liberty Media International, which are affiliates of Liberty Jupiter, Inc. and Liberty Japan, Inc., are parties to an agreement with UnitedGlobalCom, Inc. and United Pan-Europe Communications, N.V. which grants UnitedGlobalCom, subject to certain permitted exceptions, a right of first offer with respect to the Liberty entities' interest in us. Furthermore, the Japanese Commercial Code, unlike the corporate law of many U.S. jurisdictions, generally requires a super-majority vote of holders of at least two-thirds of our ordinary shares present or represented at a meeting of shareholders with respect to the merger, stock-for-stock exchange or sale of all or an important part of our business. These agreements and the super-majority provisions of the Japanese Commercial Code could each have the effect of:

     - delaying or preventing a change of control in our company, even if a change of control were in our shareholders' interest;

     - deterring tender offers for our ordinary shares that may be in the interest of some shareholders; or

     - limiting the opportunity for our shareholders to receive a premium for their ordinary shares that might otherwise exist if an investor attempted to effect a change of control of our company.

IT MAY BE MORE DIFFICULT FOR HOLDERS OF OUR SECURITIES TO PROTECT THEIR INTERESTS WITH RESPECT TO ACTIONS BY A MAJORITY OF OUR SHAREHOLDERS THAN FOR HOLDERS OF SECURITIES OF COMPANIES INCORPORATED UNDER THE STATE CORPORATE LAW APPLICABLE TO COMPANIES IN THE U.S.

     The rights of our shareholders and the responsibilities of members of our board of directors under Japanese law are different from those applicable to a corporation incorporated in the U.S. For example, Japanese law generally does not recognize the concept that shareholders holding a controlling interest in our ordinary shares have fiduciary obligations to minority shareholders and as a result, a majority of our shareholders may cause us to enter into transactions on terms which may not be beneficial to our minority shareholders. Our shareholders may have more difficulty protecting their interests in connection with actions by management, members of our board of directors or our controlling shareholders than they would as shareholders of a corporation incorporated in the U.S.

AS AN ADR HOLDER, YOU WILL HAVE FEWER RIGHTS THAN A REGISTERED SHAREHOLDER, AND YOU MUST ACT THROUGH THE DEPOSITARY TO EXERCISE THOSE RIGHTS.

     The rights of our shareholders under Japanese law to take actions, including voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records and exercising appraisal rights are available only to holders of record on our register of shareholders or our register of beneficial shareholders. Because the depositary or its nominee, through its custodian agent, is the registered holder of the ordinary shares underlying the ADSs, only the depositary or its nominee can exercise those rights in connection with the deposited ordinary shares. The depositary will make efforts to vote the ordinary shares underlying the ADSs as instructed by you and will pay to you the dividends and distributions collected from us. However, as an ADR holder, you will not be able to bring a derivative action, examine our accounting books and records or exercise appraisal rights unless the depositary agrees to do so on your behalf.

AS AN ADR HOLDER, YOU WILL BE SUBJECT TO RESTRICTIONS ON THE WITHDRAWAL OF ORDINARY SHARES FROM THE DEPOSITARY.

     Under our ADS program each ADS will initially represent the right to receive one-fiftieth of one ordinary share. In order to withdraw any ordinary shares, a holder of ADRs will have to surrender for cancellation ADRs evidencing 50 ADSs or any integral multiple thereof. Each ADR will bear a legend to that effect. As a result, holders of ADRs will be unable to withdraw fractions of an ordinary share or receive any cash settlement in lieu of withdrawal of fractions of an ordinary share.

THE TANGIBLE BOOK VALUE OF OUR ORDINARY SHARES IS SUBSTANTIALLY LOWER THAN THE ASSUMED OFFERING PRICE OF OUR SECURITIES, RESULTING IN IMMEDIATE AND SUBSTANTIAL DILUTION TO PURCHASERS IN THE GLOBAL OFFERING.

     The assumed initial public offering price for our ordinary shares, including ordinary shares represented by ADSs, is substantially higher than the net tangible book value per share of our ordinary shares immediately prior to the global offering. If you purchase ordinary shares, including ordinary shares represented by ADSs, in the global offering, you will in effect pay a price for our ordinary shares that substantially exceeds the per share value of our total assets after deducting our total liabilities. This will result in an immediate and substantial dilution in net tangible book value per ordinary share, including ordinary shares represented by ADSs, purchased in the global offering and existing shareholders will experience a material increase in the net tangible book value per security. After giving effect to the sale of the ordinary shares in the global offering, including ordinary shares represented by ADSs, and after deducting underwriting discounts and other estimated expenses of the global offering, but excluding any other changes in tangible book value after September 30, 2000, our estimated net tangible book value per ordinary share would immediately increase by Y12,651 ($115) per ordinary share to our existing shareholders and immediately decrease by Y69,019 ($627) per ordinary share to purchasers of our ordinary shares, including ordinary shares represented by ADSs, at the assumed initial public offering price. As a result, you will:

     - pay a purchase price per share for our ordinary shares, including ordinary shares represented by ADSs, that substantially exceeds the value of our assets after subtracting liabilities on a per share basis; and

     - collectively contribute 30.5% of our total paid-in capital but will own only 16.7% of our total equity outstanding.

THE PRICE OF OUR ORDINARY SHARES AND ADSS MAY BE AFFECTED BY ADDITIONAL ORDINARY SHARES BECOMING AVAILABLE FOR SALE IN THE FUTURE.

     Sales of a substantial amount of our ordinary shares, either directly or in the form of ADSs, in the public market after the global offering, or the perception that substantial sales may occur, may adversely affect the prevailing market price of our ordinary shares or ADSs. This may also impair our ability to raise additional capital through the sale of additional equity securities.

     Immediately after the completion of the global offering, we will have 4,721,285 ordinary shares, including ordinary shares represented by ADSs, outstanding, or 4,777,925 ordinary shares, including ordinary shares represented by ADSs, if the overseas underwriters exercise their over-allotment option in full. Of these securities, the securities sold in this global offering will be immediately transferable without restriction in the public market, except for securities purchased by any of our affiliates. The remaining 3,777,285 ordinary shares, plus any ordinary shares sold in the global offering that are purchased by any of our affiliates, will be "restricted securities," which will be subject to the limitations of Rule 144 under the Securities Act and which will, in the case of some of our shareholders, have registration rights.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "potential," "predict," "project," "should" or "will" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among other things, those listed under "Risk Factors" as well as those included elsewhere in this prospectus.

     These forward-looking statements include, but are not limited to, statements relating to:

     - our anticipated capital expenditures for the planned upgrades and expansions of our network and the ability to fund these expenditures;

     - our ability to fund our future operations through borrowing or otherwise;

     - our ability to refinance our existing indebtedness;

     - our expectations about growth in demand for our services;

     - our ability to successfully integrate the operations of Titus;

     - our plans to achieve growth by offering new services and through acquisitions and consolidations;

     - our ability to adjust to technological change;

     - our ability to effectively compete in a highly competitive environment;
       and

     - our beliefs about the effects of Japanese government regulations on our business.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are a limited liability, joint-stock corporation incorporated under the laws of Japan. A majority of our directors, executive officers and corporate auditors reside in Japan. All or substantially all of our assets and the assets of these individuals who live in Japan also are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon us or these individuals or to enforce against us or these individuals judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. Our Japanese counsel, Nishimura & Partners, has advised us that original actions or actions for enforcement of judgments of United States courts for liabilities predicated solely upon the federal securities laws of the United States may not be enforceable in Japan.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 2000, the capitalization of our consolidated group in accordance with U.S. GAAP on an actual and as adjusted basis. The as adjusted data set forth below adjusts the actual data to give effect to our issuance of 787,000 ordinary shares in the global offering, including ordinary shares represented by ADSs, and the application of the estimated net proceeds from the sale of ordinary shares by us in the global offering using an assumed initial public offering price of Y75,500 per ordinary share and $14.00 per ADS. This information should be read in conjunction with the consolidated financial statements of our consolidated group and the related notes, "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following table assumes no exercise of the overseas underwriters' over-allotment option and, for your convenience, reflects U.S. dollar translations using the exchange rate in effect on October 31, 2000:

                                                                      AS OF SEPTEMBER 30, 2000
                                                        -----------------------------------------------------
                                                                 ACTUAL                    AS ADJUSTED
                                                        -------------------------   -------------------------
                                                             (IN THOUSANDS, EXCEPT ORDINARY SHARE DATA)
Cash and cash equivalents.............................  Y  4,361,529   $   39,632   Y 59,235,474   $  538,260
                                                        ============   ==========   ============   ==========
Short-term borrowings, including current portion of
  long-term debt......................................  Y 92,895,967   $  844,125   Y 92,895,967   $  844,125
Long-term debt........................................    16,615,920      150,985     16,615,920      150,985
Shareholders' equity:
  Ordinary shares, no par value, 15,000,000 shares
     authorized(1); 3,934,286 shares issued and
     outstanding, actual; 4,721,285 shares issued and
     outstanding, as adjusted.........................    47,002,623      427,102     76,711,873      697,064
  Additional paid-in capital..........................    88,614,344      805,219    113,779,039    1,033,885
  Accumulated deficit.................................   (48,770,326)    (443,165)   (48,770,326)    (443,165)
                                                        ------------   ----------   ------------   ----------
     Total shareholders' equity.......................    86,846,641      789,156    141,720,586    1,287,784
                                                        ------------   ----------   ------------   ----------
       Total capitalization...........................  Y196,358,528   $1,784,266   Y251,232,473   $2,282,894
                                                        ============   ==========   ============   ==========

---------------
(1) On September 29, 2000, our shareholders approved an increase in the number of authorized shares to 15,000,000, effective October 1, 2000.

                                    DILUTION

     Our consolidated group's net tangible book value as of September 30, 2000 was Y(6,170) per ordinary share. Net tangible book value per ordinary share is determined by dividing our consolidated group's net tangible book value, or our consolidated group's total tangible assets less total liabilities, as of September 30, 2000 by the number of our outstanding ordinary shares immediately before the global offering. As of the same date, our consolidated group's net tangible value per ADS was $(1.12). We have calculated net tangible book value per ADS by multiplying the net tangible book value per ordinary share by one-fiftieth, which is the number of ordinary shares represented by each ADS.

     Our consolidated group's net tangible book value per ordinary share as of September 30, 2000, after giving effect to the global offering, was Y6,481, or $1.18 per ADS. This computation gives effect to the issuance by us of 787,000 ordinary shares in the global offering, including ordinary shares represented by ADSs, using an assumed initial public offering price of Y75,500 per ordinary share and $14.00 per ADS, net of underwriting discounts and estimated offering expenses. This represents an immediate increase in net tangible book value of Y12,651 per ordinary share or $2.30 per ADS to our existing shareholders and an immediate dilution in net tangible book value of Y69,019 per ordinary share and $12.82 per ADS to new public investors. The following table illustrates this per ordinary share and per ADS dilution:

                                                               PER ORDINARY
                                                                  SHARE               PER ADS
                                                               ------------           -------
Assumed initial public offering price per ordinary
  share and per ADS.................................             Y75,500              $14.00
Net tangible book value per ordinary share and per
  ADS as of September 30, 2000......................  (6,170)                 (1.12)
Increase in net tangible book value per ordinary
  share and per ADS attributable to new public
  investors.........................................  12,651                   2.30
                                                      ------                  -----
Net tangible book value per ordinary share and per
  ADS after the global offering.....................               6,481                1.18
                                                                 -------              ------
Dilution in net tangible book value per ordinary
  share and per ADS to new public investors.........             Y69,019              $12.82
                                                                 =======              ======

     The following table presents, as of the date of this prospectus, the total number of ordinary shares purchased from us, the total consideration paid to us, before deducting estimated underwriting discounts and estimated global offering expenses paid by us, and the average price paid per ordinary share by our existing shareholders and by our new public investors in the global offering. For purposes of this table, we have assumed that all new public investors purchase ordinary shares rather than ADSs.

                                                                                           AVERAGE PRICE
                                        ORDINARY SHARES                                    PER ORDINARY
                                           PURCHASED             TOTAL CONSIDERATION           SHARE
                                      --------------------    -------------------------    -------------
                                       NUMBER      PERCENT     IN MILLIONS      PERCENT         YEN
                                      ---------    -------    --------------    -------    -------------
Existing shareholders...............  3,934,286      83.3%       Y135,617         69.5%      Y 34,471
New public investors................    787,000      16.7          59,419         30.5       Y 75,500
                                      ---------     -----        --------        -----
  Total.............................  4,721,286     100.0%       Y195,036        100.0%      Y 41,310
                                      =========     =====        ========        =====

The preceding table does not give effect to the sale of ordinary shares by the selling shareholders and the repurchase by us of 0.67 of an ordinary share held by one of our selling shareholders. Sales by the selling shareholders in the Japanese offering will reduce the number of ordinary shares held by existing shareholders to 3,777,285, or 80.0% of the ordinary shares outstanding, and will increase the number of ordinary shares held by new investors to 944,000, or 20.0% of the ordinary shares outstanding.

     The preceding discussion and the accompanying tables exclude:

     - up to 56,640 ordinary shares that we may issue in connection with the exercise by the overseas underwriters of their option to cover over-allotments, if any, in the overseas offering; and

     - 144,798 ordinary shares issuable upon exercise of subscription rights for ordinary shares that are currently issued and outstanding at an exercise price of Y92,000 per ordinary share.

                                USE OF PROCEEDS

     The estimated net proceeds we will receive from the sale of 787,000 ordinary shares by us in the global offering, after deducting estimated underwriting discounts and estimated global offering expenses payable by us, are estimated to be approximately Y54,874 million ($499 million), or Y58,894 million ($535 million) if the overseas underwriters' over-allotment option is exercised in full, using an assumed offering price of Y75,500 per ordinary share and $14.00 per ADS. We will not receive any proceeds from the sale of 157,000 ordinary shares by the selling shareholders.

     We presently intend to use the net offering proceeds as follows:

     - Y30.0 billion ($273 million) for the expansion and upgrade of our broadband networks by our managed franchises;

     - Y20.0 billion ($182 million) for investments in new and existing franchises, including approximately Y2,751 million ($25 million) to purchase all of the shares of each of CHOFU Television Corporation, Tu-Ka Cellular Tokyo Inc. and Tu-Ka Cellular Tokai Inc. which are currently held by an affiliate of Microsoft;

     - Y1.0 billion ($9 million) for the expansion and upgrade of the broadband networks by our non-managed investments; and

     - Y3.9 billion ($35 million) for working capital.

     However, other than the acquisitions referenced above, we have no commitments to use the net proceeds from the global offering for any specific purpose, investment or acquisition and our board of directors generally has the discretion and authority to use the net proceeds we receive from the global offering for other corporate purposes without obtaining shareholders approval.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our ordinary shares since our inception and we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 EXCHANGE RATES

     Fluctuations in exchange rates between the Japanese yen, the U.S. dollar and other currencies will affect the U.S. dollar or other currency equivalents of the yen price of our ordinary shares on the Mothers Market and the U.S. dollar price of our ADSs on the Nasdaq National Market.

     These fluctuations will also affect the U.S. dollar or other currency proceeds from the conversions of cash dividends paid in yen on our ordinary shares represented by ADSs and the U.S. dollar or other currency amounts received upon the conversion of any yen proceeds from the sale of our ordinary shares represented by ADSs. When we refer to "yen" and "Y" in this prospectus, we are referring to Japanese yen, the legal currency of Japan. When we refer to "U.S. dollars," "dollars," "$" and "US$" in this prospectus, we are referring to United States dollars, the legal currency of the United States. For your convenience, we have included in this prospectus translations of Japanese yen amounts into U.S. dollar amounts using, unless otherwise indicated, the Telegraphic Transfer Selling exchange rate quotation of The Bank of Tokyo-Mitsubishi, Ltd. On October 31, 2000, the Telegraphic Transfer Selling exchange rate quotation for U.S. dollars was Y110.05 per $1.00. The translations in this prospectus should not be construed as a representation that those yen or U.S. dollar amounts have been, could have been or could in the future be, converted into U.S. dollars or yen, as the case may be, at any particular rate, the rate stated above or at all.

     The following table shows the high, low and average year-end Telegraphic Transfer Selling exchange rate quotations of The Bank of Tokyo-Mitsubishi, Ltd., in yen per U.S. dollar, for the periods and as of the dates indicated:

                                                         HIGH        LOW      AVERAGE
                                                        -------    -------    -------
                                                            (YEN PER U.S. DOLLAR)
Year ended December 31, 1995..........................  Y105.50    Y 81.20    Y 95.10
Year ended December 31, 1996..........................   117.10     105.40     109.84
Year ended December 31, 1997..........................   132.10     113.15     122.07
Year ended December 31, 1998..........................   147.40     115.80     131.89
Year ended December 31, 1999..........................   125.40     103.00     114.96
January 1, 2000 through September 30, 2000............   112.70     102.55     108.16

                                                             HIGH          LOW
                                                           ---------    ---------
                                                           (YEN PER U.S. DOLLAR)
May 2000.................................................   Y110.65      Y107.40
June 2000................................................    109.90       105.70
July 2000................................................    110.65       107.00
August 2000..............................................    110.50       107.40
September 2000...........................................    109.00       106.35
October 2000.............................................    110.25       108.70

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

     The following selected historical financial and other data should be read in conjunction with the consolidated financial statements of our consolidated group and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information and other data for the fiscal year ended March 31, 1996, the nine months ended December 31, 1996 and the years ended December 31, 1997, 1998 and 1999 have been derived from the audited consolidated financial statements of our consolidated group, and the financial information and other data for each of the nine-month periods ended September 30, 1999 and 2000 have been derived from the unaudited condensed consolidated financial statements of our consolidated group. The financial statements of our consolidated group are reported in Japanese yen, with U.S. dollar translation, and are presented in accordance with U.S. GAAP for all periods presented. Historical results are not necessarily indicative of the results to be expected in the future. U.S. dollar translations are presented using the exchange rate in effect on October 31, 2000.

                                                                                                              NINE MONTHS
                                 YEAR       NINE MONTHS                   YEAR ENDED                             ENDED
                                 ENDED         ENDED                     DECEMBER 31,                        SEPTEMBER 30,
                               MARCH 31,    DECEMBER 31,   ----------------------------------------   ---------------------------
                                 1996           1996          1997          1998           1999           1999           2000
                              -----------   ------------   -----------   -----------   ------------   ------------   ------------
                                        (IN THOUSANDS, EXCEPT ORDINARY SHARE, ADS, PER ORDINARY SHARE AND PER ADS DATA)
                                                            (AUDITED)                                         (UNAUDITED)
                              ---------------------------------------------------------------------   ---------------------------
STATEMENT OF OPERATIONS
  DATA:
Total revenue...............  Y 2,032,208   Y 2,279,327    Y 5,631,429   Y11,096,117   Y 19,012,267   Y 12,952,611   Y 23,038,394
Construction-related
  expenses, programming
  costs, other operating
  costs and selling, general
  and administrative
  expenses..................    3,511,910     4,736,937     11,139,532    16,484,443     22,625,651     15,498,481     24,628,044
Depreciation and
  amortization..............      440,985       579,030      1,580,603     3,054,889      5,507,458      3,687,081      8,675,856
                              -----------   -----------    -----------   -----------   ------------   ------------   ------------
Operating loss..............   (1,920,687)   (3,036,640)    (7,088,706)   (8,443,215)    (9,120,842)    (6,232,951)   (10,265,506)
Interest and other expense,
  net.......................      (78,598)     (139,427)      (483,036)     (633,998)    (1,124,647)      (689,075)    (1,383,621)
Equity in losses of
  affiliates................     (526,097)     (624,624)      (959,098)   (1,319,344)    (2,644,459)    (1,936,361)    (2,497,094)
Minority interests in
  subsidiaries..............      373,572       318,627        647,645       456,069        649,470        343,036        438,065
Income tax benefit..........           --            --             --            --             --             --        332,220
                              -----------   -----------    -----------   -----------   ------------   ------------   ------------
Loss before extraordinary
  gain......................  Y(2,151,810)  Y(3,482,064)   Y(7,883,195)  Y(9,940,488)  Y(12,240,478)  Y (8,515,351)  Y(13,375,936)
                              ===========   ===========    ===========   ===========   ============   ============   ============
Loss before extraordinary
  gain per ordinary share,
  basic and diluted.........  Y    (7,410)  Y    (4,577)   Y    (5,653)  Y    (5,097)  Y     (5,610)  Y     (4,035)  Y     (4,803)
                              ===========   ===========    ===========   ===========   ============   ============   ============
Ordinary shares used in
  computing loss before
  extraordinary gain per
  ordinary share, basic and
  diluted...................      290,403       760,833      1,394,580     1,950,330      2,182,011      2,110,572      2,784,894
                              ===========   ===========    ===========   ===========   ============   ============   ============
Loss before extraordinary
  gain per ADS, basic and
  diluted(1)................  Y      (148)  Y       (92)   Y      (113)  Y      (102)  Y       (112)  Y        (81)  Y        (96)
                              ===========   ===========    ===========   ===========   ============   ============   ============
ADSs used in computing loss
  before extraordinary gain
  per ADS, basic and
  diluted(1)................   14,520,150    38,041,650     69,729,000    97,516,500    109,100,550    105,528,600    139,244,700
                              ===========   ===========    ===========   ===========   ============   ============   ============

---------------
(1) Loss before extraordinary gain per ADS and ADSs used in computing loss before extraordinary gain per ADS assume all outstanding ordinary shares were issued in the form of ADSs for each of the periods presented.

                              AS OF                       AS OF DECEMBER 31,                        AS OF SEPTEMBER 30,
                            MARCH 31,    -----------------------------------------------------   --------------------------
                              1996          1996          1997          1998          1999          1999           2000
                           -----------   -----------   -----------   -----------   -----------   -----------   ------------
                                                                    (IN THOUSANDS)
                                                        (AUDITED)                                       (UNAUDITED)
                           -------------------------------------------------------------------   --------------------------
BALANCE SHEET DATA:
Cash, receivables and
  other assets, net......  Y 4,829,225   Y 6,567,971   Y 6,985,885   Y 5,833,136   Y 8,262,800   Y 9,206,366   Y 19,197,643
Investments in
  affiliates.............      862,903     4,815,690     4,741,816     7,560,853     6,216,396     6,681,980      4,631,572
Property and equipment,
  net....................    6,096,364     9,445,248    25,898,851    33,997,270    58,124,991    49,672,795    110,595,883
Goodwill, net............      762,977       922,774     3,827,252     4,363,183    15,236,398    15,030,918    111,122,100
                           -----------   -----------   -----------   -----------   -----------   -----------   ------------
Total assets.............  Y12,551,469   Y21,751,683   Y41,453,804   Y51,754,442   Y87,840,585   Y80,592,059   Y245,547,198
                           ===========   ===========   ===========   ===========   ===========   ===========   ============
Short-term loans,
  long-term debt and
  capital lease
  obligations............  Y 3,363,553   Y 5,119,801   Y20,318,377   Y33,228,438   Y63,496,611   Y54,472,563   Y127,756,298
Other liabilities........    2,517,264     3,329,595     6,429,528     7,654,788    19,518,524    17,343,750     30,527,969
Minority interest........      527,597       610,679       633,571       783,908       778,620     1,003,789        416,290
Shareholders' equity.....    6,143,055    12,691,608    14,072,328    10,087,308     4,046,830     7,771,957     86,846,641
                           -----------   -----------   -----------   -----------   -----------   -----------   ------------
Total liabilities and
  shareholders' equity...  Y12,551,469   Y21,751,683   Y41,453,804   Y51,754,442   Y87,840,585   Y80,592,059   Y245,547,198
                           ===========   ===========   ===========   ===========   ===========   ===========   ============

                                     NINE MONTHS                                                      NINE MONTHS ENDED
                       YEAR ENDED       ENDED                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                        MARCH 31,    DECEMBER 31,   ------------------------------------------   ---------------------------
                          1996           1996           1997           1998           1999           1999           2000
                       -----------   ------------   ------------   ------------   ------------   ------------   ------------
                                                                  (IN THOUSANDS)
                                                      (AUDITED)                                          (UNAUDITED)
                       -----------------------------------------------------------------------   ---------------------------
OTHER FINANCIAL DATA:
EBITDA(1)............  Y(1,479,702)  Y(2,457,610)   Y (5,508,103)  Y (5,388,326)  Y (3,613,384)  Y (2,545,870)  Y (1,589,650)
Cash flows (used in)/
  provided by:
  Operating
    activities.......  Y(2,300,019)  Y(2,200,573)   Y (5,275,652)  Y (5,761,506)  Y   (953,892)  Y (1,130,097)  Y (4,632,284)
  Investing
    activities.......  Y(2,125,266)  Y(7,961,099)   Y(11,516,050)  Y(13,581,576)  Y(18,455,114)  Y(13,746,519)  Y(13,092,348)
  Financing
    activities.......  Y 6,418,719   Y11,331,030    Y 16,365,088   Y 16,859,639   Y 19,541,304   Y 15,470,139   Y 20,569,359
Capital expenditures:
  Capital leases.....  Y   287,190   Y   799,468    Y    655,177   Y  2,413,701   Y  5,296,685   Y  2,078,440   Y  7,691,969
  Other capital
    expenditures.....    1,737,092     2,725,283       8,980,220      8,567,612     11,275,418     10,379,944     11,312,280
                       -----------   -----------    ------------   ------------   ------------   ------------   ------------
    Total............  Y 2,024,282   Y 3,524,751    Y  9,635,397   Y 10,981,313   Y 16,572,103   Y 12,458,384   Y 19,004,249
                       ===========   ===========    ============   ============   ============   ============   ============

---------------
(1) EBITDA represents operating loss before depreciation and amortization. EBITDA is frequently used by securities analysts and is presented here to provide additional information about our operations. EBITDA is not a measurement presented in accordance with U.S. GAAP. We may compute EBITDA differently than it is computed by other companies, including those in our industry. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP or as a measure of a company's profitability or liquidity.

TRANSLATED SELECTED FINANCIAL INFORMATION:

     The following table presents the selected historical financial information of our consolidated group for the periods and as of the dates presented, expressed in U.S. dollars, translated using the exchange rate in effect on October 31, 2000:

                                                                                     NINE MONTHS
                                                              YEAR ENDED                ENDED
                                                           DECEMBER 31, 1999      SEPTEMBER 30, 2000
                                                          -------------------    --------------------
                                                          (IN THOUSANDS, EXCEPT ORDINARY SHARE, ADS,
                                                             PER ORDINARY SHARE AND PER ADS DATA)
                                                               (AUDITED)             (UNAUDITED)
                                                          -------------------    --------------------
STATEMENT OF OPERATIONS DATA:
Total revenue...........................................      $    172,761           $    209,344
Construction-related expenses, programming costs, other
  operating costs and selling, general and
  administrative
  expenses..............................................           205,595           $    223,789
Depreciation and amortization...........................            50,045                 78,836
                                                              ------------           ------------
Operating loss..........................................           (82,879)               (93,281)
Interest and other expense, net.........................           (10,219)               (12,573)
Equity in losses of affiliates..........................           (24,030)               (22,690)
Minority interests in subsidiaries......................             5,902                  3,981
Income tax benefit......................................                --                  3,019
                                                              ------------           ------------
Loss before extraordinary gain..........................      $   (111,226)          $   (121,544)
                                                              ============           ============
Loss before extraordinary gain per ordinary share, basic
  and diluted...........................................      $     (50.98)          $     (43.64)
                                                              ============           ============
Ordinary shares used in computing loss before
  extraordinary gain per ordinary share, basic and
  diluted...............................................         2,182,011              2,784,894
                                                              ============           ============
  Loss before extraordinary gain per ADS, basic and
  diluted(1)............................................      $      (1.02)          $      (0.87)
                                                              ============           ============
ADSs used in computing loss before extraordinary gain
  per ADS, basic and diluted(1).........................       109,100,550            139,244,700
                                                              ============           ============

---------------
(1) Loss before extraordinary gain per ADS and ADSs used in computing loss before extraordinary gain per ADS assume all outstanding ordinary shares were issued in the form of ADSs for each of the periods presented.

                                                                AS OF                AS OF
                                                          DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                          -----------------    ------------------
                                                                      (IN THOUSANDS)
                                                              (AUDITED)           (UNAUDITED)
                                                          -----------------    ------------------
BALANCE SHEET DATA:
Cash, receivables and other assets, net.................      $ 75,082             $  174,445
Investments in affiliates...............................        56,487                 42,086
Property and equipment, net.............................       528,169              1,004,960
Goodwill, net...........................................       138,450              1,009,742
                                                              --------             ----------
  Total assets..........................................      $798,188             $2,231,233
                                                              ========             ==========
Short-term loans, long-term debt and capital lease
  obligation............................................      $576,980             $1,160,893
Other liabilities.......................................       177,361                277,401
Minority interest.......................................         7,075                  3,783
Shareholders' equity....................................        36,772                789,156
                                                              --------             ----------
  Total liabilities and shareholders' equity............      $798,188             $2,231,233
                                                              ========             ==========

SELECTED OPERATING DATA

     The following table presents selected operating data for our managed franchises and other cable operations in which we invest for each of the periods presented:

                               AS OF                 AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                             MARCH 31,   -------------------------------------------   ---------------------
                               1996       1996       1997        1998        1999        1999        2000
                             ---------   -------   ---------   ---------   ---------   ---------   ---------
CONSOLIDATED FRANCHISES:
  Franchise homes(1)(2)...         --         --          --          --          --          --   4,614,000
Cable Television
  Homes passed(2).........    160,500    255,700     743,100   1,091,700   1,921,800   1,795,100   3,313,600
  Customers...............      9,500     18,500      77,700     131,600     304,800     255,400     510,200
  Customer
     penetration(3).......        5.9%       7.2%       10.5%       12.1%       15.9%       14.2%       15.4%
Telephony(4)
  Homes passed(2).........         --         --      45,600     137,000     247,800     197,800   1,232,100
  Customers...............         --         --       2,300       6,000      14,300       9,600      58,900
  Customer
     penetration(3).......         --         --         5.0%        4.4%        5.8%        4.9%        4.8%
Internet(5)
  Homes passed(2).........         --         --          --          --     814,000     691,400   2,443,500
  Customers...............         --         --          --          --      10,500       5,000      84,600
  Customer
     penetration(3).......         --         --          --          --         1.3%        0.7%        3.5%

MANAGED FRANCHISES
  (INCLUDES CONSOLIDATED
  AND UNCONSOLIDATED
  MANAGED FRANCHISES):
  Franchise homes(1)(2)...         --         --          --          --          --          --   6,307,400
Cable Television
  Homes passed(2).........    493,200    809,900   1,057,400   1,868,100   2,510,200   2,391,000   4,602,500
  Customers...............     37,900     77,100     121,700     253,900     403,500     357,500     739,300
  Customer
     penetration(3).......        7.7%       9.5%       11.5%       13.6%       16.1%       15.0%       16.1%
  Monthly churn(6)(7).....         --         --         1.3%        1.7%        2.0%        2.1%        1.8%
Telephony(4)
  Homes passed(2).........         --         --      45,600     137,000     247,800     197,800   1,232,100
  Customers...............         --         --       2,300       6,000      14,300       9,600      58,900
  Customer
     penetration(3).......         --         --         5.0%        4.4%        5.8%        4.9%        4.8%
  Monthly churn(6)(7).....         --         --         1.3%        1.3%        1.2%        1.4%        1.5%
Internet(5)
  Homes passed(2).........         --         --          --          --     986,600     798,100   3,139,600
  Customers...............         --         --          --          --      12,300       5,800      98,800
  Customer
     penetration(3).......         --         --          --          --         1.2%        0.7%        3.1%
  Monthly churn(6)(7).....         --         --          --          --         0.4%        0.3%        0.5%

ALL INVESTMENTS IN MANAGED
  FRANCHISES AND NON-
  MANAGED INVESTMENTS (OUR
  PROPORTIONATE
  OWNERSHIP)(8):
  Franchise homes(1)(2)...         --         --          --          --          --          --   4,790,100
  Homes passed(2).........    223,300    522,900     787,200   1,352,700   2,082,900   1,962,800   3,443,800
  Customers...............     17,400     52,400      93,100     173,000     331,500     279,400     659,700

                                                        (footnotes on next page)

(1) Franchise homes represents the total number of single residences and multiple-dwelling units within the franchise area and is based on recent available census data.

(2) Our franchise homes data reflects recent available census data. Our homes passed figures are estimated based on recent available census data, updated for additional information related to the specific franchise area. In many of our franchises, the population is increasing and single-dwelling units are gradually being replaced with multiple-dwelling units, resulting in an increasing number of franchise homes and homes passed. We believe that in most of our franchises, and on an aggregate basis, this has resulted in homes passed being higher than our reported figures. As we periodically update our system data to account for the increasing number of homes in our franchises, we expect to revise our reported figures in the future.

(3) Customer penetration is calculated by dividing customers by homes passed.

(4) Telephony service was initiated in 1997.

(5) High-speed Internet access was initiated in 1999.

(6) Monthly churn is calculated by dividing the number of disconnected customers in our managed franchises by the average number of customers in our managed franchises for each of the fiscal years and nine-month periods presented, as applicable, and dividing by the number of months in the period.

(7) Monthly churn is unavailable for the fiscal year ended March 31, 1996 and for the nine months ended December 31, 1996.

(8) Our proportionate ownership of franchise homes, homes passed and customers represent the totals for each of these categories reduced by amounts attributable to other equity owners of our managed franchises and non-managed investments.

JAPANESE GAAP SELECTED FINANCIAL DATA

     Our consolidated group maintains its books of account in conformity with generally accepted accounting principles in Japan, or Japanese GAAP. The following selected financial data with respect to the years ended December 31, 1998 and 1999 have been derived from the audited consolidated financial statements which were prepared in accordance with Japanese GAAP and were included in our filing with the Tokyo Stock Exchange in connection with the Japanese offering. These financial statements have been audited by Asahi & Co., a member firm of Andersen Worldwide SC, independent certified public accountants. The consolidated financial statements of our consolidated group presented elsewhere in this prospectus differ from those issued for domestic purposes in Japan as they have been prepared in conformity with U.S. GAAP and reflect certain adjustments not recorded in the books of account prepared in conformity with Japanese GAAP. The principal adjustments necessary to conform to U.S. GAAP include, among others, adjustments that relate to scope of consolidation, accounting for leases, recognition of certain revenues, severance and retirement benefits, capitalization of interest costs, depreciation and amortization and accruals for certain expenses. The consolidated financial statements prepared in accordance with Japanese GAAP include, in addition to our consolidated franchises, those unconsolidated managed franchises in which we own a 40% or greater voting interest and over which we have significant management control. These unconsolidated managed franchises are accounted for using the equity method of accounting under U.S. GAAP.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                  ORDINARY SHARE AND
                                                                    PER ADS DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................  Y13,794,084   Y 30,741,492
Net loss....................................................  Y(9,758,392)  Y(11,134,796)
Net loss per ordinary share.................................  Y    (5,003)  Y     (5,103)
Net loss per ADS(1).........................................  Y      (100)  Y       (102)

                                                                  AS OF DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets................................................  Y43,012,022   Y 98,637,597

---------------
(1) Net loss per ADS assumes all outstanding ordinary shares were issued in the form of ADSs for each of the periods presented.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give pro forma effect to the completion of our acquisition of Titus as if the acquisition had occurred on January 1, 1999 for the presentation of the condensed combined statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000. Because Titus' fiscal year end of March 31 differs from our fiscal year end of December 31, Titus' results have been conformed to reflect actual results for the nine months ended September 30, 2000 and for the year ended December 31, 1999. As such, there have been no periods of Titus excluded from, or included more than once for the purposes of, these unaudited pro forma condensed combined financial statements.

     The acquisition of Titus was structured as a stock-for-stock exchange whereby each ordinary share of Titus was exchanged for 0.9675464 of our ordinary shares and each convertible preference share of Titus was converted into 1,814.1495 of our ordinary shares. The total number of shares issued by us in connection with the acquisition of Titus was 1,180,285.74. We are operating and presently intend to continue operating Titus as a wholly-owned subsidiary. The total estimated purchase price for Titus is Y89,617,940 thousand, which is comprised of Y89,111,573 thousand, which is the product of 1,180,285.74 ordinary shares issued multiplied by the estimated initial public offering price per share of Y75,500, plus Y506,367 thousand of net identifiable liabilities assumed from Titus. We have used the purchase method of accounting to account for this acquisition. Accordingly, the purchase price has been allocated to the tangible and intangible net assets of Titus using an independent third-party appraisal.

     The pro forma income statement adjustments give effect to the Titus acquisition and are based on an independent third party appraisal of the net assets acquired. The net assets acquired include Titus' broadband networks and intangible assets, including goodwill.

     The pro forma as adjusted financial data adjusts the pro forma data to give effect to our issuance of 787,000 ordinary shares in the global offering, including ordinary shares represented by ADSs, as if it had occurred on January 1, 1999.

     The pro forma information has been prepared from, and should be read in conjunction with, the consolidated financial statements of our consolidated group and related notes, and the consolidated financial statements of Titus and related notes, included elsewhere in this prospectus. The pro forma information is reported in Japanese yen, with U.S. dollar translations using the exchange rate in effect on October 31, 2000, and is presented in accordance with U.S. GAAP. The pro forma information is presented for illustrative purposes only and does not purport to represent what actual results of operations would have been if the acquisition of Titus and the global offering had occurred on January 1, 1999. The future operating results of our consolidated group may differ materially from the pro forma amounts reflected in the following statements due to a variety of factors, including changes in operating results between the date of the pro forma information and the factors discussed under the caption entitled "Risk Factors" included elsewhere in this prospectus.

                                                          NINE MONTHS ENDED SEPTEMBER 30, 2000
                               -------------------------------------------------------------------------------------------
                               CONSOLIDATED
                                  GROUP           TITUS         PRO FORMA                               PRO FORMA
                                HISTORICAL    HISTORICAL(1)    ADJUSTMENTS        PRO FORMA           AS ADJUSTED(A)
                               ------------   -------------   --------------     ------------   --------------------------
                                     (IN THOUSANDS, EXCEPT ORDINARY SHARE, ADS, PER ORDINARY SHARE AND PER ADS DATA)
                                                                       (UNAUDITED)
                               -------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF
  OPERATIONS:
Total revenue................  Y 23,038,394    Y 6,081,874     Y        --       Y 29,120,268   Y 29,120,268   $   264,609
Construction-related
  expenses, programming
  costs, other operating
  costs and selling, general
  and administrative
  expenses(b)(c).............    24,628,044     10,820,151              --         35,448,195     35,448,195       322,110
Depreciation and
  amortization...............     8,675,856      3,596,083       3,193,754(d)
                                                                  (665,580)(e)
                                                                  (102,589)(f)     14,697,524     14,697,524       133,553
                               ------------    -----------     -----------       ------------   ------------   -----------
Operating loss...............   (10,265,506)    (8,334,360)     (2,425,585)       (21,025,451)   (21,025,451)     (191,054)
Interest and other expense,
  net........................      (945,556)      (413,883)             --         (1,359,439)    (1,359,439)      (12,353)
Equity in losses of
  affiliates.................    (2,497,094)            --              --         (2,497,094)    (2,497,094)      (22,690)
Income tax benefit...........       332,220             --              --(g)         332,220        332,220         3,019
                               ------------    -----------     -----------       ------------   ------------   -----------
Loss before extraordinary
  gain.......................  Y(13,375,936)   Y(8,748,243)    Y(2,425,585)      Y(24,549,764)  Y(24,549,764)  $  (223,078)
                               ============    ===========     ===========       ============   ============   ===========
Pro forma loss before
  extraordinary gain per
  ordinary share.............  Y     (4,803)                                     Y     (6,403)  Y     (5,313)  $    (48.27)
                               ============                                      ============   ============   ===========
Weighted average number of
  ordinary shares used in
  computing pro forma loss
  before extraordinary gain
  per ordinary share(h)......     2,784,894                                         3,834,037      4,621,037     4,621,037
                               ============                                      ============   ============   ===========
Pro forma loss before
  extraordinary gain per
  ADS(2).....................  Y        (96)                                     Y       (128)  Y       (106)  $     (0.97)
                               ============                                      ============   ============   ===========
Weighted average number of
  ADSs used in computing pro
  forma loss before
  extraordinary gain per
  ADS(2).....................   139,244,700                                       191,701,850    231,051,850   231,051,850
                               ============                                      ============   ============   ===========

---------------
(1) Because Titus' fiscal year end differs from ours, Titus' results presented above have been conformed to reflect actual results for the period from January 1, 2000 through August 31, 2000.

(2) Pro forma loss before extraordinary loss per ADS and weighted average number of ADSs used in computing pro forma loss before extraordinary gain per ADS assumes all outstanding ordinary shares were issued in the form of ADSs for the period presented.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                                            YEAR ENDED DECEMBER 31, 1999
                           ----------------------------------------------------------------------------------------------
                           CONSOLIDATED
                              GROUP           TITUS         PRO FORMA                                 PRO FORMA
                            HISTORICAL    HISTORICAL(1)    ADJUSTMENTS        PRO FORMA            AS ADJUSTED(A)
                           ------------   -------------    -----------       ------------   -----------------------------
                                  (IN THOUSANDS, EXCEPT ORDINARY SHARE, ADS, PER ORDINARY SHARE AND PER ADS DATA)
                            (AUDITED)                                       (UNAUDITED)
                           ------------   -------------------------------------------------------------------------------
CONDENSED STATEMENTS OF
  OPERATIONS:
Total revenue............  Y 19,012,267    Y 5,812,324     Y        --       Y 24,824,591   Y 24,824,591    $    225,576
Construction-related
  expenses, programming
  costs, other operating
  costs and selling,
  general and
  administrative
  expenses(c)............    22,625,651      9,467,948              --         32,093,599     32,093,599         291,627
Depreciation and
  amortization...........     5,507,458      4,430,675       4,790,631(d)
                                                              (998,370)(e)
                                                              (153,884)(f)     13,576,510     13,576,510         123,367
                           ------------    -----------     -----------       ------------   ------------    ------------
Operating loss...........    (9,120,842)    (8,086,299)     (3,638,377)       (20,845,518)   (20,845,518)       (189,418)
Interest and other
  expense, net...........      (475,177)      (405,940)             --           (881,117)      (881,117)         (8,007)
Equity in losses of
  affiliates.............    (2,644,459)            --              --         (2,644,459)    (2,644,459)        (24,030)
                           ------------    -----------     -----------       ------------   ------------    ------------
Loss before extraordinary
  gain...................  Y(12,240,478)   Y(8,492,239)    Y(3,638,377)(g)   Y(24,371,094)  Y(24,371,094)   $   (221,455)
                           ============    ===========     ===========       ============   ============    ============
Pro forma loss before
  extraordinary gain per
  ordinary share.........  Y     (5,610)                                     Y     (7,248)  Y     (5,873)   $     (53.37)
                           ============                                      ============   ============    ============
Weighted average number
  of ordinary shares used
  in computing pro forma
  loss before
  extraordinary gain per
  ordinary share(h)......     2,182,011                                         3,362,297      4,149,297       4,149,297
                           ============                                      ============   ============    ============
Pro forma loss before
  extraordinary gain per
  ADS (2)................  Y       (112)                                     Y       (145)  Y       (117)   $      (1.07)
                           ============                                      ============   ============    ============
Weighted average number
  of ADSs used in
  computing pro forma
  loss before
  extraordinary gain per
  ADS(2).................   109,100,550                                       168,114,850    207,464,850     207,464,850
                           ============                                      ============   ============    ============

---------------
(1) Because Titus' fiscal year end differs from ours, Titus' results presented above have been conformed to reflect actual results for the year ended December 31, 1999.

(2) Pro forma loss before extraordinary gain per ADS and weighted average number of ADSs used in computing pro forma loss before extraordinary gain per ADS assumes all outstanding ordinary shares were issued in the form of ADSs for the period presented.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

 (a) The only adjustment to the pro forma amounts is to give effect to the sale of 787,000 ordinary shares in the global offering, as if it had occurred on January 1, 1999, by adjusting the weighted average number of ordinary shares and ADSs outstanding and the related per ordinary share amounts.

 (b) Included in selling, general and administrative expenses of Titus is Y1,489,008 thousand of compensation expense related to a fully-vested stock award granted to an executive officer on June 26, 2000 plus two months of compensation expense related to a second award granted on July 4, 2000 (See note (c) below).

 (c) On August 23, 2000, our board of directors and shareholders approved a new subscription-rights option plan and the grant of subscription rights exercisable for an aggregate of up to 55,718 ordinary shares, before giving effect to the constructive 3-for-1 stock split effected on September 30, 2000, at an exercise price of Y276,000 per share to Jupiter's directors, corporate auditors and employees, to the directors, corporate auditors and employees of our managed franchises and to directors, corporate auditors and employees of our unconsolidated managed franchises and other non-employees. The number of ordinary shares issuable will be adjusted for stock splits, reverse stock splits and certain other recapitalizations. Subscription rights for 48,266 ordinary shares were granted on September 11, 2000. The aggregate number of ordinary shares and exercise price, as adjusted for the constructive 3-for-1 stock split effected on September 30, 2000, are 144,798 and Y92,000, respectively.

     The subscription rights for non-management employees will, unless the grant agreement provides otherwise, vest on the second anniversary of the date of grant, and the subscription rights for management employees will, unless the grant agreement provides otherwise, vest in four equal installments beginning on the first anniversary of the date of grant. The subscription rights will expire on August 23, 2010.

     We have accounted for the subscription rights granted to Jupiter's directors, corporate auditors and employees and to the directors, corporate auditors and employees of our managed franchises under APB No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25." Based on using the estimated initial public offering price of Y75,500 per ordinary share, there was no intrinsic value to the subscription rights at the date of grant as each grant is fixed as to the number of shares and the exercise price at the time of grant exceeds the assumed initial public offering price of Y75,500 per ordinary share. Accordingly, it is expected that no deferred compensation or charges to operations will be recorded for the subscription rights granted to Jupiter's directors, corporate auditors and employees and the directors, corporate auditors and employees of our managed franchises.

     Subscription rights granted to directors, corporate auditors and employees of our unconsolidated managed franchises and to other non-employees will be accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," over the vesting periods described above. As of the date of grant, the estimated fair market value of these subscription rights, based on the estimated offering price of Y75,500 per ordinary share, was approximately Y422,597 thousand. We recorded compensation expense related to the directors, corporate auditors and employees of our unconsolidated managed franchises and other non-employees of Y18,273 thousand which has been included in selling, general and administrative expenses in the case of non-employees and in equity in losses of affiliates for employees of affiliated companies in the accompanying condensed consolidated statement of operations for the period ended September 30, 2000.

     Prior to our acquisition of Titus, Microsoft Holdings V, Inc., the majority shareholder of Titus and now a principal shareholder of ours, entered into a restricted stock agreement with an executive officer of Titus, currently one of our executive officers. The total number of Titus' restricted ordinary shares granted in the agreement were converted into 17,704 of our ordinary shares. The restricted ordinary shares transferred under the restricted stock agreement will vest, subject to his continued employment by us as an executive officer or director, in four equal semiannual installments, the first of which will occur on January 4, 2001. In accordance with APB No. 25, we will recognize compensation expense of Y1,184,300 thousand over the remaining vesting period beginning September 1, 2000. We have recorded compensation expense of Y78,131 thousand in this regard for the nine months ended September 30, 2000.

                                              (footnotes continued on next page)

     Beginning September 1, 2000, we estimate that future charges to operations from all of the above awards will be approximately as follows:

September 2000 to August 2001...............................  Y1,156,856 thousand
September 2001 to August 2002...............................     370,176 thousand
September 2002 to August 2003...............................      55,905 thousand
September 2003 to August 2004...............................      23,960 thousand

 (d) Represents the amortization of the Titus acquisition goodwill resulting from the allocation of the excess consideration, including the fair value of the net liabilities acquired. Goodwill will be amortized on a straight-line basis over a period of 20 years. The allocation of the Titus acquisition purchase price has been determined by an independent third-party appraisal.

 (e) Represents the impact on depreciation expense of the write-down to fair value of Titus' property and equipment. The useful life of Titus' property and equipment is estimated to be seven and one-half years. The fair value of Titus' property and equipment has been determined by an independent third-party appraisal.

 (f) Represents the elimination of Titus' amortization of its historical goodwill.

 (g) No income tax benefit associated with the pro forma adjustment has been recognized in the accompanying condensed statements of operations due to the uncertainty of the realization of the tax benefit.

 (h) The weighted average number of ordinary shares used to calculate pro forma per share data is calculated based on the weighted average number of ordinary shares of historical Jupiter outstanding and the assumption that the 1,180,285.74 ordinary shares issued in connection with the acquisition of Titus were issued as of January 1, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our consolidated group's financial condition and results of operations together with its consolidated financial statements and the accompanying notes included in this prospectus.

OVERVIEW

     Jupiter Telecommunications Co., Ltd. was founded in January 1995 as a joint venture between Sumitomo Corporation and Liberty Media International, Inc., formerly known as Tele-Communications International, Inc., to acquire, manage and operate cable television franchises in Japan. Since 1995 we have grown to become a leading broadband provider of integrated entertainment, information and communication services in Japan. Through our managed franchises we have historically offered our customers cable television and more recently have expanded our service offerings to include telephony and high-speed Internet access in selected managed franchises. Our services are delivered over the broadband networks which we are expanding throughout the franchise regions that we serve.

EFFECT OF VARIOUS ACCOUNTING METHODS ON OUR CONSOLIDATED GROUP'S RESULTS OF OPERATIONS

     The various interests that Jupiter acquires in its consolidated franchises and the other cable franchises in which Jupiter invests are accounted for under one of three methods of accounting: the consolidation method, the equity method and the cost method. The applicable accounting method is determined on a case-by-case basis and is based upon Jupiter's ownership percentage of the outstanding voting securities of each franchise. The accounting method used to account for Jupiter's ownership interests in any franchise could change from quarter to quarter as a result of acquisitions or dispositions of franchise ownership interests or third-party investments in a franchise.

  Consolidation Method

     Franchises which Jupiter effectively controls are accounted for under the consolidation method of accounting. Effective control is determined based on an ownership interest of greater than 50% of the franchises' outstanding voting securities. Under this method, a franchise's results of operations and financial position are reflected within the consolidated statements of operations and consolidated balance sheets of our consolidated group. All significant intercompany accounts and transactions are eliminated, including management fees, construction fees, programming fees and other fees Jupiter charges to its consolidated franchises. Participation of other franchise shareholders in the net assets and earnings or losses of a consolidated franchise is presented as "minority interest" on the consolidated balance sheets and consolidated statements of operations of our consolidated group. Minority interest adjusts the consolidated results of operations to reflect only the consolidated group's share of the earnings or losses of consolidated franchises.

  Equity Method

     Franchises whose results Jupiter does not consolidate, but over which Jupiter exercises significant influence, are accounted for under the equity method of accounting. Whether or not Jupiter exercises significant influence with respect to a franchise generally is determined based on an ownership interest which is between 20% and 50% of the franchise's outstanding voting securities. Under the equity method of accounting, Jupiter's share of the earnings or losses of a franchise, which is generally limited to the carrying value of Jupiter's ownership interest in the franchise, is presented as "Equity in earnings or losses of affiliates" in the consolidated statements of operations.

  Cost Method

     Jupiter's ownership interest in franchises not accounted for under either the consolidation or equity methods of accounting are accounted for under the cost method of accounting. Under the cost method, Jupiter's ownership interest is included in the consolidated balance sheets at Jupiter's original acquisition cost, and charges are recognized in the consolidated statements of operations only if events or circumstances indicate that other than a temporary impairment of the carrying value has occurred.

  Accounting Practices

     REVENUE. Our consolidated group generates a majority of its revenue through monthly subscription fees charged to customers for basic, premium and other cable television services provided by our consolidated franchises. Our consolidated group also recognizes revenue from the management fees and construction fees charged to our unconsolidated franchises, including amounts for labor and construction and installation materials that Jupiter obtains for the managed franchises and for third parties. The amount we charge the managed franchises for our management services is based upon the number of customers within the managed franchise. We launched telephony service in selected managed franchise areas in 1997 and high-speed Internet access in selected managed franchise areas in 1999. To date, our consolidated group did not generate significant revenue from these services, but expects revenue from these services to increase in the future.

     In addition, our consolidated group recognizes other revenue from installation and reconnection fees charged to customers to commence or reinstate service in our consolidated franchises and for programming fees and other services charged to our unconsolidated franchises. Our consolidated group has generated increased revenue in each of the past five fiscal years, primarily through acquisitions and internal growth through increases in the customer base in our consolidated franchises as a result of innovative, controlled and focused sales and marketing efforts. However, no assurance can be given that our consolidated group can achieve the same customer growth in future periods.

     OPERATING COSTS AND EXPENSES. Operating costs and expenses consist of construction-related expenses, operating costs, programming distribution costs, selling, general and administrative expenses and depreciation and amortization expenses. Operating costs primarily include programming costs, costs attributable to construction activity that Jupiter bills to its franchises, cable service related expenses and expenses related to customer billings. Jupiter obtains most of its programming on a per channel basis generally from suppliers through carriage agreements under which Jupiter pays carriage fees to the program suppliers based on the number of franchise customers subscribing to the particular channel. In many cases, our per customer charges decrease as the number of our customers subscribing for the particular channel increases. Our consolidated group benefits from volume discounts that Jupiter negotiates with most program channels based on the total number of customers in all its franchises. Selling, general and administrative expenses primarily include marketing labor costs, advertising and promotion costs, customer support, accounting and administrative personnel and professional fees. Our consolidated group does not capitalize any portion of its advertising and promotion expenses. Depreciation and amortization expenses relate to the depreciation of tangible assets and the amortization of goodwill and other assets.

     STOCK COMPENSATION EXPENSE. We granted subscription rights to Jupiter's directors, corporate auditors and employees, to the directors, corporate auditors and employees of our managed franchises and to directors, corporate auditors and employees of our unconsolidated managed franchises and other non-employees on September 11, 2000. In accordance with APB No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25," it is expected that there will be no expense incurred as a result of the subscription rights granted to Jupiter's directors, corporate auditors and employees and to the directors, corporate auditors and employees of our consolidated managed franchises as each grant is fixed as to the number of ordinary shares and the exercise price at the time of grant exceeds the assumed initial public offering price of Y75,500 per ordinary share. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," compensation expense will be charged in future periods to operations for the subscription rights granted to the directors, corporate auditors and employees of our unconsolidated managed franchises and to other non-employees based on the difference between the computed fair market value at each reporting date and the grant price of Y92,000 per ordinary share. The vesting period for these subscription rights is from one to four years and will be recorded in an accelerated manner consistent with Financial Accounting Standards Board Interpretation No. 28.

     Prior to our acquisition of Titus, Microsoft Holdings V, Inc., the majority shareholder of Titus and now a principal shareholder of ours, entered into a restricted stock agreement with an executive officer of Titus, currently one of our executive officers. The total number of Titus' restricted shares granted in the agreement were converted into 17,704.17 of our ordinary shares. The restricted shares transferred under the restricted stock agreement will vest, subject to his continued employment by us as an executive officer or director, in four equal semiannual installments, the first of which will occur on January 4, 2001. Should the executive officer fulfill his obligations under the agreement, we will recognize future compensation expense of Y1,184,300 thousand ($10,761 thousand) over the vesting period.

     We estimate that future charges to operations from all of the above awards will be approximately as follows:

September 2000 through August 2001..........................  Y1,156,856 thousand
September 2001 through August 2002..........................     370,176 thousand
September 2002 through August 2003..........................      55,905 thousand
September 2003 through August 2004..........................      23,960 thousand

     OPERATING RESULTS. Our consolidated group has a history of net losses and negative cash flows from operations and presently expects to continue to report net losses and operate with negative cash flows from operations for the foreseeable future. The principal reasons for the prior net losses include increases in direct costs, such as programming costs as the number of customers of our consolidated franchises increases, expenses related to construction activity as our broadband networks are expanded, sales and marketing and general administrative expenses attributable to increases in market penetration and an expanded customer base, depreciation and amortization resulting from increased levels of capital investment and increases in interest expense attributable to increased borrowings to partially fund network expansion. Our consolidated group anticipates these factors will continue to result in net losses as new services are introduced and new customers are acquired.

     In addition, our consolidated group incurs negative cash flows as a result of additional uses of working capital, including those attributable to capital expenditures related to construction and upgrading of our broadband networks and the installation of new customers, the acquisition of equity in additional franchises and additional investments to increase Jupiter's equity interest in existing franchises. Although our consolidated group generates monthly fees from customers, it incurs one-time marketing expenses with the addition of each new customer. These expenses are recouped over time from the monthly subscription fees charged to customers. However, as the number of new customers in a given period of time increases, our consolidated group may incur large operating expenses and capital expenditures for such periods. In addition, as the size of our business expands, personnel expense and other overhead costs and expenses will increase. We cannot predict what impact, if any, continued losses will have on our consolidated group's ability to finance operations in the future.

     DISCUSSION OF BUSINESS SEGMENTS. We manage each of our consolidated and unconsolidated managed franchises as separate operating units. Monthly information is prepared and reviewed by our senior management to assist in improving the operational performance of our consolidated and unconsolidated managed franchises and, as a result, under SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," each consolidated and unconsolidated managed franchise is considered to be a separate business segment.

     While each of our consolidated and unconsolidated managed franchises is different in terms of its size, location and length of time in operation, the economic and operational factors which influence their overall profitability are generally consistent. Each of our consolidated and unconsolidated managed franchises operates its business in accordance with a management agreement. In addition, each of our consolidated and unconsolidated managed franchises markets, or plans to market, its services under the J-COM brand.

     The nature of services provided to our customers by our consolidated and unconsolidated managed franchises, the pricing of these services and the way in which these services are sold are generally consistent. Many of the variable operating costs, such as programming expenses, billing costs and management fees, are negotiated directly by Jupiter and charged to each consolidated and unconsolidated managed franchise on a consistent basis. Because the variable marketing costs of acquiring each new customer are significant and intended to be recovered over time, the rate at which new customers are added, as compared to the number of existing customers who generate monthly subscription fees, can significantly impact the profitability of our consolidated and unconsolidated managed franchises. In addition to these variable costs, there are fixed overhead costs within each consolidated and unconsolidated managed franchise, such as building rent and utilities, which do not directly vary based on customer volumes. When our consolidated and unconsolidated managed franchises first launch service, these fixed overhead costs can result in significant operating losses, which should decrease over time as customers are added and revenues increase. In addition, there are costs, such as those associated with network pole rental, service power, maintenance and repair, which depend to a large extent on the age and size of the respective franchise's existing broadband network. Other than variances in the size and age of the broadband networks, the size of existing customer bases, the average rate of new customer acquisitions and fixed overhead costs, we do not believe that there are any significant differentiating factors which affect the results of our consolidated and unconsolidated managed franchises.

     The operating income or loss presented in monthly management accounts prepared by Jupiter and its consolidated and unconsolidated managed franchises do not conform to U.S. GAAP. Significant differences include:

     - treatment of revenues related to compensation-in-aid-of-construction and maintenance, which are generally excluded from revenue in the management accounts, but which are generally recognized over 20 years under U.S. GAAP;

     - depreciation and amortization expenses are not included in the results;

     - certain period-end accruals are simplified for reporting purposes;

     - payments made under capital leases are reflected in operating costs rather than as interest and related depreciation expense;

     - management accounts are prepared and reviewed for our consolidated and unconsolidated managed franchises, which were budgeted for the year, regardless of the ownership ratio, and no distinction is made between those consolidated and unconsolidated managed franchises which are consolidated under U.S. GAAP and those which are treated as affiliates; and

     - intercompany transactions, such as construction and other costs charged by Jupiter to its consolidated and unconsolidated managed franchises are not eliminated.

INDUSTRY TRENDS AND OTHER FACTORS INFLUENCING FUTURE RESULTS OF OPERATIONS

     Our consolidated group's results from operations, and the results from operations of our non-consolidated managed franchises which we account for under the equity method of accounting, may be impacted in the next few years by:

     - industry-wide increases in capital expenditures which we expect to occur as cable television providers attempt to meet the Japanese government's announced goal for nation-wide digital television services; and

     - industry consolidation expected to result from the acquisition of cable television providers that are unable to make the capital investment necessary to offer digital services.

     If these trends are realized, significant demands will be placed on our cash flow to meet the competing demands of financing network upgrades and expansion and potential acquisitions. To the extent that we raise additional capital through indebtedness, we would incur additional interest expense which would decrease our net cash flow and net income. Network expansion and upgrade will also likely result in increased overhead and maintenance costs that would also decrease our net cash flow and net income. While we believe that such expenditures will in time result in off-setting increases in revenue, we cannot assure you that these increases, if any, will be realized. Each of these industry trends similarly would affect the results of operations of our affiliates as they also operate in this industry as cable television providers.

     In addition, our consolidated group's results of operations for the next twelve months will be influenced by a number of factors, some of which are subject to substantial uncertainty.

     REVENUE. Our consolidated group's future revenue depends upon, among other things:

     - our ability to increase the number of our customers;

     - the rate at which customers accept our telephony and high-speed Internet access services;

     - the rate at which we increase our investment in our existing managed franchises; and

     - whether we acquire new franchises.

     We cannot predict whether we will be able to retain our existing customers or successfully attract new customers to subscribe for our services. We also cannot predict whether new or existing customers will subscribe for our telephony and high-speed Internet access services. Our ability to increase our investment in our existing managed franchises depends upon our ability to purchase shares from existing shareholders when such shares become available for sale, if at all. Our ability to acquire new franchises is limited to the availability of such franchises and our ability to acquire the franchises on reasonable terms.

     OPERATING COSTS AND EXPENSES. Our consolidated group's future operating costs and expenses depend upon, among other things:

     - whether cable television programming costs will increase;

     - the costs and expenses related to increased sales efforts and cable installations for new customers; and

     - the impact of Japanese national, regional and municipal income taxes and the utilization of net operating loss carryforwards which will expire between 2000 and 2004. See the discussion of income taxes included in
       Note 9 to the consolidated financial statements of our consolidated group contained elsewhere in this prospectus.

     We cannot predict whether cable television programming costs will increase in future periods. However, because our programming costs are generally based on our number of customers, our programming costs will increase as the number of our customers increases. We expect sales and marketing expenses to increase as we implement our strategy to increase customer penetration in our franchise areas. In addition, cable installation and administrative costs associated with new customers typically exceed the revenue recognized from new customers during the initial year of service. Accordingly, to the extent we successfully attract new customers, the resulting increase in these expenses will decrease operating income.

     In connection with the upgrade of our broadband networks, we adjusted the remaining useful lives of electronic equipment in our distribution system that will be replaced during the system upgrades. The effect of this change has resulted in increases in depreciation expense for the nine months ended September 30, 2000, and will result in additional increases in depreciation expense for the years ended December 31, 2000 and December 31, 2001.

     Our operating costs and expenses also are impacted by telephony interconnection fees, although these fees represent less than 2% of our operating costs and expenses. If the Long Running Incremental Cost method is adopted, we expect our telephony interconnection rates to decrease compared to the rates currently in effect. As a first step, in July 2000, Japan and the United States jointly announced an agreement under which the Japanese government would adopt regulations effectively requiring NTT to reduce its regional access rates by 50% and its local access rates by 20% over a two-year period.

     OTHER INCOME. Our consolidated group's other income is comprised largely of installation fees charged for cable installation and reconnections and programming fees charged to our unconsolidated subsidiaries. Because each of these is a product of the growth in the number of our customers, we cannot predict whether our consolidated group's other income in future periods will be comparable to our historical operating results.

     NET INCOME. Our net income is impacted by the earnings or losses of franchises which we account for under the equity method of accounting. Although we provide management services to these franchises, we do not exercise control over all of their business decisions. Accordingly, we cannot predict whether the net earnings or losses that we report for these entities will be comparable from period to period.

     UNCONSOLIDATED MANAGED FRANCHISES. We manage our unconsolidated managed franchises and report our portion of their net results from operations under the equity method of accounting. In our capacity as manager of these franchises, we believe that their results of operations will be impacted by similar factors and in the same manner as the results of operations of our consolidated group discussed above. However, because we do not exercise management control over the entire operations of these entities, we are unable to anticipate the impact of nonoperating activities and events on the franchises.

     TITUS ACQUISITION. As a result of our acquisition of Titus, we expect our consolidated group's operating expenses, as is the case with any other acquisition, to increase as we integrate Titus' operating and administrative functions into ours. We also expect to make capital expenditures to upgrade and expand the acquired operations, which will add to the negative cash flow that we already expect to generate.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999

     OVERVIEW. Our consolidated group's results of operations for the nine months ended September 30, 2000 include the results of operations of the Tsuchiura franchise, which was treated using the consolidation method of accounting during the period, but which was treated using the equity method of accounting for the nine months ended September 30, 1999. The change to the consolidation method of accounting resulted from Jupiter's increase in its equity investment in the Tsuchiura franchise in December 1999. Our consolidated group's results of operations also include our share of the results of operations of the Ashiya franchise, which is now part of the Kobe Ashiya franchise, in which Jupiter made its initial equity investment in July 1999 and which was treated using the equity method of accounting for the nine months ended September 30, 2000.

     Our consolidated group's results of operations for the nine months ended September 30, 2000 also include the consolidated results of the J-COM Titus franchise, the J-COM Sapporo franchise and the J-COM Sotetsu franchise from the date of their acquisition on September 1, 2000.

     Our consolidated group's results of operations for the nine months ended September 30, 2000 also include the results of the Fuchu franchise, which is now part of the J-COM Tokyo franchise, the CV21 (Fukuoka) franchise and the Osaka franchise, each of which was treated under the consolidation method of accounting during the period, but which was treated using the equity method of accounting during part of the nine months ended September 30, 1999. The change to the consolidation method of accounting resulted from Jupiter's increased equity investment in the Fuchu and CV21 (Fukuoka) franchises in March 1999 and the Osaka franchise in September 1999.

     As of September 30, 2000, there were a total of approximately 510,200 cable television customers, 58,900 telephony customers and 84,600 high-speed Internet access customers in our consolidated franchises, compared to approximately 255,400 cable television customers, 9,600 telephony customers and 5,000 high-speed Internet access customers as of September 30, 1999. This represents an aggregate increase of approximately 383,700 customers, or 142%. Of this amount, approximately 20,400 customers, or 5%, are attributable to the consolidation of the Tsuchiura franchise, which was not included in our consolidated group for the nine months ended September 30, 1999. A further 157,100 customers, or 41%, are attributable to the consolidation of the J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises, which were not included in our consolidated group for the nine months ended September 30, 1999. The remaining portion of the increase, 206,200 customers, or 54%, is attributable to an increase in the number of the cable television, telephony and high-speed Internet access customers in the other consolidated franchises. The increase of approximately 254,800 cable television customers represents an increase of 100% over the amount as of September 30, 1999. Of this increase, approximately 19,700 cable television customers, or 8%, were attributable to the consolidation of the Tsuchiura franchise, which was not included in our consolidated group for the nine months ended September 30, 1999. A further 93,700 cable television customers, or 37%, are attributable to the consolidation of the J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises, which were not included in our consolidated group for the nine months ended September 30, 1999. The remaining portion of the increase in the number of cable television customers, 141,400 customers, or 55%, was attributable to customer growth in our other consolidated franchises.

     As of September 30, 2000, there were a total of approximately 229,100 cable television customers and 14,200 high-speed Internet access customers in our unconsolidated managed franchises, compared to approximately 102,100 cable television customers and 800 high-speed Internet access customers as of September 30, 1999. There were no telephony customers in our unconsolidated managed franchises as of either date. This represents an aggregate increase of approximately 140,400 customers, or 136%.

     For the nine months ended September 30, 2000, our consolidated group had approximately 240,400 new customer installations of cable television, telephony and high-speed Internet access, compared to approximately 100,800 installations for the nine months ended September 30, 1999, an increase of approximately 139,600, or 138%. Of this increase, approximately 6,500 installations were attributable to the Tsuchiura franchise which was not included in our consolidated group for the nine months ended September 30, 1999, and approximately 9,200 were attributable to the J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises, which were included in our consolidated group from the date of their acquisition on September 1, 2000.

     The following table sets forth the percentages of revenue that individual items in our consolidated group's statements of operations constitute for the periods presented:

                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                     ---------------------------------------------------------------------------
                                                     1999                                   2000
                                     ------------------------------------   ------------------------------------
                                                                AS A % OF                              AS A % OF
                                     (MILLIONS)   (THOUSANDS)    REVENUE    (MILLIONS)   (THOUSANDS)    REVENUE
                                     ----------   -----------   ---------   ----------   -----------   ---------
                                                                     (UNAUDITED)
                                     ---------------------------------------------------------------------------
Revenue:
  Subscription fees................   Y 7,984      $ 72,551        61.6%     Y 16,695     $ 151,703       72.5%
  Construction-related sales.......     1,846        16,777        14.3         1,325        12,041        5.7
  Programming fees.................       679         6,166         5.2         1,187        10,784        5.2
  Other............................     2,444        22,203        18.9         3,832        34,816       16.6
                                      -------      --------       -----      --------     ---------      -----
                                       12,953       117,697       100.0        23,039       209,344      100.0
                                      -------      --------       -----      --------     ---------      -----
Operating costs and expenses:
  Construction-related expenses....     1,682        15,281        13.0         1,181        10,729        5.1
  Programming costs................     2,346        21,319        18.1         5,059        45,965       22.0
  Other operating costs............     3,630        32,984        28.0         4,991        45,356       21.7
  Selling, general and
     administrative................     7,841        71,247        60.5        13,397       121,739       58.1
  Depreciation and amortization....     3,687        33,503        28.5         8,676        78,836       37.7
                                      -------      --------       -----      --------     ---------      -----
                                       19,186       174,334       148.1        33,304       302,625      144.6
                                      -------      --------       -----      --------     ---------      -----
Operating loss.....................    (6,233)      (56,637)      (48.1)      (10,265)      (93,281)     (44.6)
Other income (expense):
  Interest expense, net............      (492)       (4,475)       (3.8)         (915)       (8,313)      (4.0)
  Equity in losses of affiliates...    (1,936)      (17,595)      (14.9)       (2,497)      (22,690)     (10.8)
  Other income (expense), net......       146         1,330         1.1           (31)         (279)      (0.1)
                                      -------      --------       -----      --------     ---------      -----
                                       (2,282)      (20,740)      (17.6)       (3,443)      (31,282)     (14.9)
                                      -------      --------       -----      --------     ---------      -----
Loss before income taxes and
  extraordinary gain...............    (8,515)      (77,377)      (65.7)      (13,708)     (124,563)     (59.5)
Income tax benefit.................        --                                     332         3,019        1.4
                                      -------      --------                  --------     ---------
Loss before extraordinary gain.....    (8,515)      (77,377)      (65.7)      (13,376)     (121,544)     (58.1)
Extraordinary gain.................        --            --          --           459         4,169        2.0
                                      -------      --------                  --------     ---------
Net loss...........................   Y(8,515)     $(77,377)      (65.7)     Y(12,917)    $(117,375)     (56.1)
                                      =======      ========                  ========     =========

     REVENUE. Total revenue increased by Y10,086 million, or 78%, from Y12,953 million for the nine months ended September 30, 1999 to Y23,039 million for the nine months ended September 30, 2000.

     Subscription fees increased by Y8,711 million, or 109%, from Y7,984 million for the nine months ended September 30, 1999 to Y16,695 million for the nine months ended September 30, 2000. This increase was primarily a result of cable television, telephony and high-speed Internet customer growth in our consolidated franchises, including amounts attributable to the addition to our consolidated group of the Tsuchiura franchise and of the J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises from September 1, 2000, the date of their acquisition. The average monthly subscription rates in effect for our consolidated franchises for the nine months ended September 30, 2000 were largely unchanged compared to the average rates in effect for the nine months ended September 30, 1999.

     Construction revenue decreased by Y521 million, or 28%, from Y1,846 million for the nine months ended September 30, 1999 to Y1,325 million for the nine months ended September 30, 2000. This decrease was primarily the result of revenue attributable to construction and installation activity at the Tsuchiura franchise which was included for the nine months ended September 30, 1999 but eliminated in consolidation for the nine months ended September 30, 2000.

     Programming fees increased by Y508 million, or 75%, from Y679 million for the nine months ended September 30, 1999 to Y1,187 million for the nine months ended September 30, 2000. This increase was primarily attributable to an increase in the number of cable television customers in our unconsolidated managed franchises during the year. Additionally, programming fees for the nine months ended September 30, 1999 included amounts attributable to the Tsuchiura franchise which were eliminated in consolidation for the nine months ended September 30, 2000.

     Other revenue increased by Y1,388 million, or 57%, from Y2,444 million for the nine months ended September 30, 1999 to Y3,832 million for the nine months ended September 30, 2000. This increase was primarily attributable to a Y406 million, or 52%, increase in installation charges from Y777 million for the nine months ended September 30, 1999 to Y1,183 million for the nine months ended September 30, 2000. This increase related to an approximately 138% increase in the volume of cable television, telephony and high-speed Internet access installations in our consolidated group from 100,800 for the nine months ended September 30, 1999 to 240,400 for the nine months ended September 30, 2000. The decrease in the average revenue per installation, from approximately Y7,700 for the nine months ended September 30, 1999 to approximately Y4,900 for the nine months ended September 30, 2000, was the result of the increased proportion of telephony and high-speed Internet access installations during the period, the charges for which are deferred and recognized over the expected duration of the subscription period. The increase was also attributable to a Y284 million, or 51%, increase in revenue from third parties, from Y554 million for the nine months ended September 30, 1999 to Y838 million for the nine months ended September 30, 2000 in connection with the extension of our broadband networks to customers that are obstructed from terrestrial broadcast signals. The increase was also attributable to a Y195 million, or 165%, increase in management fees charged to our unconsolidated managed affiliate franchises, from Y118 million for the nine months ended September 30, 1999 to Y313 million for the nine months ended September 30, 2000 as a result of the increased number of subscribers within our unconsolidated managed affiliated franchises.

     CONSTRUCTION-RELATED EXPENSES. Construction-related expenses decreased by Y501 million, or 30%, from Y1,682 million for the nine months ended September 30, 1999 to Y1,181 million for the nine months ended September 30, 2000. This decrease corresponds to the decrease in construction-related sales between the two periods.

     PROGRAMMING COSTS. Programming costs increased by Y2,713 million, or 116%, from Y2,346 million for the nine months ended September 30, 1999 to Y5,059 million for the nine months ended September 30, 2000. This increase was primarily a result of cable television customer growth in our consolidated franchises throughout the year, including the increase attributable to the addition to our consolidated group of the Tsuchiura franchise and the addition to our consolidated group of the J-COM Titus, J-COM

Sapporo and J-COM Sotetsu franchises from September 1, 2000, the date of their acquisition, together with additional programming costs associated with improvements to our basic channel line-up.

     OTHER OPERATING COSTS. Other operating costs increased by Y1,361 million, or 37%, from Y3,630 million for the nine months ended September 30, 1999 to Y4,991 million for the nine months ended September 30, 2000. This increase was primarily attributable to increases in the number of technical support, maintenance and service personnel needed to support the increase in the number of customers, increases in utility expenses related to the expansion of the broadband networks and the increase attributable to the addition to our consolidated group of the Tsuchiura franchise and the addition to our consolidated group of the J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises from September 1, 2000, the date of their acquisition.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by Y5,556 million, or 71%, from Y7,841 million for the nine months ended September 30, 1999 to Y13,397 million for the nine months ended September 30, 2000. The increase was primarily attributable to increased marketing costs and salaries, together with other general overhead expenses, attributable to the increased size of our consolidated group's employed and contract sales force and the increase in administrative staffing levels needed to manage the number of customers added during the period. The increase was also attributable, in part, to the selling, general and administrative expenses of the Tsuchiura franchise resulting from its consolidation with our consolidated group and the addition to our consolidated group of the J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises from September 1, 2000, the date of their acquisition.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased by Y4,989 million, or 135%, from Y3,687 million for the nine months ended September 30, 1999 to Y8,676 million for the nine months ended September 30, 2000. This increase was partially attributable to part-period depreciation and amortization of the fixed and intangible assets acquired during the nine months ended September 30, 2000, and full-period depreciation and amortization of fixed and intangible assets acquired in 1999. The increase was also attributable to the addition of the fixed and intangible assets and the related depreciation and amortization of the Tsuchiura franchise, resulting from its consolidation with our consolidated group and amortization of goodwill which resulted from our acquisition of Titus on September 1, 2000 and a change in the remaining useful lives of electronic components of our distribution system that will be replaced in connection with the upgrade of our broadband networks.

     INTEREST EXPENSE. Interest expense increased by Y423 million, or 86%, from Y492 million for the nine months ended September 30, 1999 to Y915 million for the nine months ended September 30, 2000. This increase was primarily a result of increases in the level of short- and long-term borrowings and capital leases.

     EQUITY IN LOSSES OF AFFILIATES. Equity in losses of affiliates increased by Y561 million, or 29%, from Y1,936 million for the nine months ended September 30, 1999 to Y2,497 million for the nine months ended September 30, 2000, reflecting our consolidated group's portion of the losses of our unconsolidated franchises for the period. This increase was primarily attributable to our 35.7% investment in @Home Japan Co., Limited, in which our share of losses increased by Y882 million for the nine months ended September 30, 2000, and our 40.1% investment in the Media Saitama franchise, in which our share of losses increased by Y221 million for the nine months ended September 30, 2000. We made our initial equity investment in @Home Japan Co. in September 1999. These increases in losses were offset by decreases in losses in the Tsuchiura and Osaka franchises, in which aggregate losses decreased by Y374 million, resulting from their consolidation with our consolidated group. The remaining Y168 million decrease in our share of affiliate losses was primarily attributable to better operating results of the other affiliates due to additional revenue as a result of increased customers, offset by increased costs associated with the acquisition of new customers.

     OTHER INCOME/EXPENSE. Other expense (net) increased by Y177 million from Y146 million for other income (net) for the nine months ended September 30, 1999 to Y31 million for other expense (net) for the nine months ended September 30, 2000.

     LOSS BEFORE INCOME TAXES AND EXTRAORDINARY GAIN. Loss before income taxes and extraordinary gain increased by Y5,193 million, or 61%, from Y8,515 million for the nine months ended September 30, 1999 to Y13,708 million for the nine months ended September 30, 2000 for the reasons set forth above.

     INCOME TAX BENEFIT. The income tax benefit of Y332 million shown for the nine months ended September 30, 2000 is the tax benefit arising from the purchase of debt of a subsidiary at a discount. In September 2000, we purchased debt of a subsidiary in the amount of Y1,130 million at a 70% discount from the holder who was bankrupt and in the process of liquidation. As a result of this transaction, we realized a gain of Y791 million, which has been recorded net of a tax benefit of Y332 million, resulting in a Y459 million extraordinary gain.

     LOSS BEFORE EXTRAORDINARY GAIN. Loss before extraordinary gain increased by Y4,861 million, or 57%, from Y8,515 million for the nine months ended September 30, 1999 to Y13,376 million for the nine months ended September 30, 2000 for the reasons set forth above.

     EXTRAORDINARY GAIN. The extraordinary gain of Y459 million shown for the nine months ended September 30, 2000 is the net of tax benefit arising from the purchase of debt of a subsidiary at a discount. In September 2000, we purchased debt of a subsidiary in the amount of Y1,130 million at a 70% discount from the holder who was bankrupt and in the process of liquidation. As a result of this transaction, we realized a total gain of Y791 million, which has been recorded net of a tax benefit of Y332 million resulting in a Y459 million extraordinary gain.

     NET LOSS. Net loss increased by Y4,402 million, or 52%, from Y8,515 million for the nine months ended September 30, 1999 to Y12,917 million for the nine months ended September 30, 2000 for the reasons set forth above.

     DISCUSSION OF BUSINESS SEGMENTS. The following table sets forth the revenue and operating income (loss) for the most significant of our operating segments for the nine months ended September 30, 1999 and 2000. Due to the differences in the basis of preparation of management reports and U.S. GAAP financial statements, the information included in the following table and discussed below should not be viewed as an alternative to U.S. GAAP measures of financial results.

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                      --------------------------------
                                                                             INCREASE
                                                       1999       2000      (DECREASE)
                                                      -------    -------    ----------
                                                                 (MILLIONS)
Revenue:
  Jupiter...........................................  Y11,565    Y27,217     Y15,652
  J-COM Tokyo.......................................    4,300      7,310       3,010
  J-COM Kansai......................................      862      3,197       2,335
  Osaka(1)..........................................       --      1,970       1,970
  Urawa.............................................    1,239      1,848         609
  Yokosuka(1).......................................       --      1,691       1,691
  Kobe Ashiya(1)....................................       --      1,386       1,386
  CV21 (Fukuoka)....................................      901      1,132         231
  J-COM Kitakyushu..................................      667      1,069         402
  All other system operators(2).....................    2,526      7,149       4,623
                                                      -------    -------     -------
                                                      Y22,060    Y53,969     Y31,909
                                                      =======    =======     =======
Operating Income (Loss):
  Jupiter...........................................  Y  (538)   Y   409     Y   947
  J-COM Tokyo.......................................     (281)      (867)       (586)
  J-COM Kansai......................................   (1,309)    (1,263)         46
  Osaka(1)..........................................       --       (142)       (142)
  Urawa.............................................      185        303         118
  Yokosuka(1).......................................       --        428         428
  Kobe Ashiya(1)....................................       --       (270)       (270)
  CV21 (Fukuoka)....................................      (97)      (129)        (32)
  J-COM Kitakyushu..................................     (122)      (206)        (84)
  All other system operators(2).....................     (967)    (2,020)     (1,053)
                                                      -------    -------     -------
                                                      Y(3,129)   Y(3,757)    Y  (628)
                                                      =======    =======     =======

---------------
(1) The financial results of the Osaka, Yokosuka and Kobe Ashiya franchises were not included in our managed group reports for the period ended September 30, 1999 and therefore no segment data for these franchises is shown for the period.

(2) All other system operators for each of the periods presented include all consolidated and unconsolidated managed franchises that Jupiter manages for the entire applicable period, other than the J-COM Tokyo, J-COM Kansai, Osaka, Urawa, Yokosuka, Kobe Ashiya, CV21 (Fukuoka) and J-COM Kitakyushu franchises. Franchises that become managed during the period may not be reflected in the management report until the beginning of the following period.

     Jupiter's total revenue increased by Y15,652 million, or 135%, from Y11,565 million for the nine months ended September 30, 1999 to Y27,217 million for the nine months ended September 30, 2000. This increase was primarily attributable to increased sales of construction materials as a result of additional installation and construction activity, particularly associated with the continued build-out of the Hokusetsu, J-COM Kansai and Fukuoka franchises, and the activity to upgrade networks in some of our franchises to 750 megahertz hybrid fiber optic-coaxial standard. This increase was also a result of the increase in the number of customers in our managed franchises, including those attributable to the Sakai, Kobe Ashiya, Media Saitama, J-COM Titus, J-COM Sapporo and J-COM Sotetsu franchises, which Jupiter began managing during the nine months ended September 30, 2000, and to the related increase in management fees, seconded employees' salaries, programming costs and billing expenses recharged to those managed franchises. Jupiter's operating income of Y409 million for the nine months ended September 30, 2000 compared to an operating loss of Y538 million for the nine months ended September 30, 1999 as a result of the contribution of the additional revenue outlined above. Operating costs primarily increased as a result of the third-party costs associated with the acquisition of Titus and the global offering, including those fees charged by our accountants, lawyers and bankers. Most of these costs have been capitalized in our consolidated financial statements in accordance with U.S. GAAP. Other operating costs were generally consistent between the nine months ended September 30, 1999 and 2000.

     Total revenue for the J-COM Tokyo franchise increased by Y3,010 million, or 70%, from Y4,300 million for the nine months ended September 30, 1999 to Y7,310 million for the nine months ended September 30, 2000. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. In addition, telephony and high-speed Internet revenues, which were excluded from the segment reports during the nine months ended September 30, 1999, are included in the segment reports for the nine months ended September 30, 2000 in the amounts of Y1,106 million attributable to telephony services and Y555 million attributable to high-speed Internet services. Operating losses increased by Y586 million, or 209%, from Y281 million for the nine months ended September 30, 1999 to Y867 million for the nine months ended September 30, 2000 primarily as a result of the contribution of the additional revenue, offset by an increase in management fees and other customer related costs, and by a significant increase in marketing costs associated with the increased rate of acquisition of new customers.

     Total revenue for the J-COM Kansai franchise increased by Y2,335 million, or 271%, from Y862 million for the nine months ended September 30, 1999 to Y3,197 million for the nine months ended September 30, 2000. This increase was primarily attributable to increases in the number of its cable television and high-speed Internet customers and new customer installations. Operating losses decreased by Y46 million, or 4%, from Y1,309 million for the nine months ended September 30, 1999 to Y1,263 million for the nine months ended September 30, 2000 as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the Urawa franchise increased by Y609 million, or 49%, from Y1,239 million for the nine months ended September 30, 1999 to Y1,848 million for the nine months ended September 30, 2000. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating income increased by Y118 million, or 64%, from Y185 million for the nine months ended September 30, 1999 to Y303 million for the nine months ended September 30, 2000, primarily as a result of the contribution of additional revenue offset by an increase in the cost of management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the CV21 (Fukuoka) franchise increased by Y231 million, or 26% from Y901 million for the nine months ended September 30, 1999 to Y1,132 million for the nine months ended September 30, 2000. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations in the CV21 (Fukuoka) franchise. Operating losses increased by Y32 million, or 33%, from Y97 million for the nine months ended September 30, 1999 to Y129 million for the nine months ended September 30, 2000 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the J-COM Kitakyushu franchise increased by Y402 million, or 60%, from Y667 million for the nine months ended September 30, 1999 to Y1,069 million for the nine months ended September 30, 2000. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations, including increases in the number of cable television customers and new customer installations in the Yahata franchise, which is now part of the J-COM

Kitakyushu franchise. Operating losses increased by Y84 million, or 69%, from Y122 million for the nine months ended September 30, 1999 to Y206 million for the nine months ended September 30, 2000 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Revenues and operating losses are shown for the nine months ended September 30, 2000 for the Osaka, Yokosuka and Kobe Ashiya franchises. These franchises were not budgeted within our group of managed franchises for the year ended December 31, 1999 and as a result their results were not included within our managed franchises and are not available. Because of this, no segment information is presented for these franchises for the nine months ended September 30, 1999.

     Total revenue for all other system operators included in our management reports increased by Y4,623 million, or 183%, from Y2,526 million for the nine months ended September 30, 1999 to Y7,149 million for the nine months ended September 30, 2000. This increase was primarily attributable to overall increases in the number of cable television customers served by these system operators and to the inclusion of our Sakai and Media Saitama franchises, neither of which were included in our management report for the nine months ended September 30, 1999. Operating losses for all other system operators included in the management reports increased by Y1,053 million, or 109%, from Y967 million for the nine months ended September 30, 1999 to Y2,020 million for the nine months ended September 30, 2000 primarily as a result of the contribution of additional revenue offset by an increase in management fees and customer related costs and by the significant one-time costs associated with the acquisition of new customers. The increase in operating losses is also attributable to the inclusion of the Sakai and Media Saitama franchises, neither of which were included in our management reports for the nine months ended September 30, 1999.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     OVERVIEW. Our consolidated group's results of operations for the year ended December 31, 1999 include the results of operations of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises, which were treated under the consolidation method of accounting during the period, but which were treated using the equity method of accounting for the year ended December 31, 1998. The change to the consolidation method of accounting resulted from Jupiter's increased equity investment in the Fuchu and CV21 (Fukuoka) franchises in March 1999, the Osaka franchise in September 1999 and the Tsuchiura franchise in December 1999.

     In addition, during the year ended December 31, 1999, Jupiter made initial equity investments in each of the Ashiya, which is now part of the Kobe Ashiya franchise, Media Saitama, Kobe West, Amagaski, which is now part of the Hanshin franchise, and Fujisawa franchises. Our consolidated group's results of operations reflect our share of the results of operations for each of these franchises from the date of Jupiter's initial investment using the equity method of accounting. Jupiter made its initial investment in the Ashiya franchise, which is now part of the Kobe Ashiya franchise, in July 1999, the Media Saitama franchise in March 1999, the Kobe West franchise in March 1999, the Amagaski franchise, which is now part of the Hanshin franchise, in March 1999 and the Fujisawa franchise in January 1999.

     During the year ended December 31, 1998, Jupiter made its initial investment in the Sakai franchise. Our consolidated group's results of operations reflect the results of operations for the Sakai franchise from the date of Jupiter's initial investment. Jupiter made the initial investment in the Sakai franchise in August 1998 and the franchise was accounted for using the equity method of accounting. Jupiter also increased its investment in the Kobe East franchise, which is now part of the Kobe Ashiya franchise, in September 1998, subsequent to which it was accounted for using the equity method of accounting.

     As of December 31, 1999, there were a total of approximately 304,800 cable television customers and 14,300 telephony customers in the consolidated franchises, compared to approximately 131,600 cable television customers and 6,000 telephony customers as of December 31, 1998. This represents an aggregate increase of approximately 181,500 customers, or 132%. Of this amount, approximately 95,100 customers, or 52%, are attributable to the consolidation of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises which were not included in our consolidated group for the year ended December 31, 1998. The remaining portion of the increase, 86,400 customers, or 48%, is attributable to an increase in the number of the cable television and telephony customers in the other consolidated franchises. The increase of approximately 173,200 cable television customers represents an increase of 132% over the amount at December 31, 1998. Of this increase, approximately 93,000 cable television customers, or 54%, were attributable to the consolidation of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises, which were not included in our consolidated group for the year ended December 31, 1998. The remaining portion of the increase, 80,200 customers, or 46%, was attributable to customer growth in the other consolidated franchises. In addition, high-speed Internet access was introduced during 1999 and our consolidated franchises had approximately 10,500 high-speed Internet access customers as of December 31, 1999.

     For the year ended December 31, 1999, our consolidated franchises had approximately 156,100 new customer installations of cable television, telephony and high-speed Internet access services, compared to approximately 77,400 installations for the year ended December 31, 1998, an increase of approximately 78,700, or 102%. Of this increase, approximately 18,300 installations, or 23%, were attributable to the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises which were not included in our consolidated group for the year ended December 31, 1998.

     The following table sets forth the percentages of revenue that individual items in our consolidated group's statements of operations constitute for the periods presented:

                                                          YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------
                                                1998                                   1999
                                ------------------------------------   ------------------------------------
                                                           AS A % OF                              AS A % OF
                                (MILLIONS)   (THOUSANDS)    REVENUE    (MILLIONS)   (THOUSANDS)    REVENUE
                                ----------   -----------   ---------   ----------   -----------   ---------
Revenue:
  Subscription fees...........   Y 5,632      $ 51,173        50.8%     Y 11,852     $ 107,695       62.3%
  Construction-related
     sales....................     2,762        25,097        24.9         2,896        26,320       15.2
  Programming fees............     1,045         9,503         9.4           931         8,458        4.9
  Other.......................     1,657        15,055        14.9         3,333        30,288       17.6
                                 -------      --------       -----      --------     ---------      -----
                                  11,096       100,828       100.0        19,012       172,761      100.0
                                 -------      --------       -----      --------     ---------      -----
Operating costs and expenses:
  Construction-related
     expenses.................     2,611        23,722        23.5         2,626        23,865       13.8
  Programming costs...........     1,791        16,275        16.1         2,722        24,738       14.3
  Other operating costs.......     3,285        29,854        29.6         5,916        53,753       31.1
  Selling, general and
     administrative...........     8,797        79,940        79.3        11,361       103,239       59.8
  Depreciation and
     amortization.............     3,055        27,759        27.6         5,508        50,045       29.0
                                 -------      --------                  --------     ---------
                                  19,539       177,550       176.1        28,133       255,640      148.0
                                 -------      --------                  --------     ---------
Operating loss................    (8,443)      (76,722)      (76.1)       (9,121)      (82,879)     (48.0)
Other income (expense):
  Interest expense, net.......      (407)       (3,694)       (3.7)         (723)       (6,573)      (3.8)
  Equity in losses of
     affiliates...............    (1,319)      (11,989)      (11.9)       (2,644)      (24,030)     (13.9)
  Other income, net...........       229         2,078         2.1           248         2,256        1.3
                                 -------      --------                  --------     ---------
                                  (1,497)      (13,605)      (13.5)       (3,119)      (28,347)     (16.4)
                                 -------      --------                  --------     ---------
Loss before income taxes......    (9,940)      (90,327)      (89.6)      (12,240)     (111,226)     (64.4)
Income taxes..................        --            --          --            --            --         --
                                 -------      --------                  --------     ---------
Net loss......................   Y(9,940)     $(90,327)      (89.6)     Y(12,240)    $(111,226)     (64.4)
                                 =======      ========                  ========     =========

     REVENUE. Total revenue increased by Y7,916 million, or 71%, from Y11,096 million for the year ended December 31, 1998 to Y19,012 million for the year ended December 31, 1999.

     Subscription fees increased by Y6,220 million, or 110%, from Y5,632 million for the year ended December 31, 1998 to Y11,852 million for the year ended December 31, 1999. This increase was primarily the result of customer growth in our consolidated franchises, including amounts attributable to the addition to our consolidated group of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises. The average monthly subscription rates in effect for our consolidated franchises for the year ended December 31, 1999 were largely unchanged compared to the average rates in effect for the year ended December 31, 1998.

     Construction revenue increased by Y134 million, or 5%, from Y2,762 million for the year ended December 31, 1998 to Y2,896 million for the year ended December 31, 1999. This increase was attributable to an increase in the construction and installation activity at our unconsolidated managed franchises in connection with the build-out of our broadband networks and an increase in the number of new customer installations by our unconsolidated managed franchises. Construction revenue for the year ended December 31, 1998 included amounts attributable to construction and installation activity at the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises which amounts were eliminated in consolidation for the year ended December 31, 1999.

     Programming fees decreased by Y114 million, or 11%, from Y1,045 million for the year ended December 31, 1998 to Y931 million for the year ended December 31, 1999. Programming fees for the year ended December 31, 1998 included amounts charged to our Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises which were eliminated in consolidation for the year ended December 31, 1999.

     Other revenue increased by Y1,676 million, or 101%, from Y1,657 million for the year ended December 31, 1998 to Y3,333 million for the year ended December 31, 1999. This increase is primarily attributable to a Y726 million, or 189%, increase in installation charges from Y384 million in 1998 to Y1,110 million in 1999 in our consolidated franchises related to an approximately 102% increase in the volume of cable television, telephony and high-speed Internet access installations in our consolidated group from 77,400 in 1998 to 156,100 in 1999, and to a 42% increase in the average revenue per installation from approximately Y5,000 in 1998 to approximately Y7,100 in 1999. The increase in installation volumes includes those attributable to the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises resulting from their consolidation with our consolidated group. The increase in average revenue per installation is attributable to generally higher installation prices charged in our franchises, changes to the mix of installation between single dwelling units and multiple-dwelling units and between cable television, telephony and high-speed Internet access. The increase is also attributable to a Y502 million, or 187%, increase in revenue from third parties, from Y268 million in 1998 to Y770 million in 1999, in connection with the extension of our broadband networks to customers that are obstructed from terrestrial broadcast signals.

     CONSTRUCTION-RELATED EXPENSES. Construction-related expenses increased by Y15 million from Y2,611 million for the year ended December 31, 1998 to Y2,626 million for the year ended December 31, 1999. This increase corresponds to the increase in construction-related sales during 1999.

     PROGRAMMING COSTS. Programming costs increased by Y931 million, or 52%, from Y1,791 million for the year ended December 31, 1998 to Y2,722 million for the year ended December 31, 1999. This increase was primarily the result of cable television customer growth in our consolidated franchises throughout the year, including the increase attributable to the addition to our consolidated group of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises.

     OTHER OPERATING COSTS. Other operating costs increased by Y2,631 million, or 80%, from Y3,285 million for the year ended December 31, 1998, to Y5,916 million for the year ended December 31, 1999. This increase was primarily attributable to increases in the number of technical support, maintenance and service personnel to support the increase in the number of customers, increases in utility expenses related to the expansion of the broadband networks and the operating costs of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises resulting from their consolidation with our consolidated group.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by Y2,564 million, or 29%, from Y8,797 million for the year ended December 31, 1998 to Y11,361 million for the year ended December 31, 1999. The increase was primarily attributable to increased marketing costs and salaries, together with other general overhead expenses, attributable to the increased size of our employed and contract sales force and the increase in administrative staffing levels needed to manage the number of customers added during the year. The increase was also partially attributable to the selling, general and administrative expenses of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises resulting from their consolidation with our consolidated group.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased by Y2,453 million, or 80%, from Y3,055 million for the year ended December 31, 1998 to Y5,508 million for the year ended December 31, 1999. This increase was partially attributable to part-period depreciation and amortization of fixed and intangible assets acquired in 1999, and full-period depreciation and amortization of fixed and intangible assets acquired in 1998. The increase was also attributable to the addition of the fixed and intangible assets and related depreciation and amortization of the Fuchu, CV21 (Fukuoka), Osaka and Tsuchiura franchises resulting from their consolidation with our consolidated group.

     INTEREST EXPENSE. Interest expense increased by Y316 million, or 78%, from Y407 million for the year ended December 31, 1998 to Y723 million for the year ended December 31, 1999. This increase was primarily a result of increases in the level of short- and long-term borrowings and capital leases.

     EQUITY IN LOSSES OF AFFILIATES. Equity in losses of affiliates increased by Y1,325 million, or 100%, from Y1,319 million for the year ended December 31, 1998 to Y2,644 million for the year ended December 31, 1999, reflecting our consolidated group's portion of the losses of our unconsolidated managed franchises for the period. Of this increase, Y544 million is related to additional losses recognized in 1999 in the Kobe East franchise, now part of the Kobe Ashiya franchise, in which we made our initial equity investment in September 1998. An additional Y303 million of this increase is attributable to ownership increases in the Sakai franchise, from 40.0% for the year ended December 31, 1998 to 46.5% for the year ended December 31, 1999, and the Shimonoseki franchise, from 45.0% for the year ended December 31, 1998 to 50.0% for the year ended December 31, 1999. Our investments in the Media Saitama franchise and in @Home Japan, in which we made our initial equity investments during 1999, accounted for an aggregate of Y252 million of this increase. The remaining Y226 million increase in our share of affiliate losses was primarily attributable to increases in costs associated with the acquisition of new customers and the expansion of our broadband networks, including labor, network maintenance and utility expenses, in our unconsolidated managed franchises.

     OTHER INCOME/EXPENSE. Other income (net) increased by Y19 million, or 8%, from Y229 million for the year ended December 31, 1998 to Y248 million for the year ended December 31, 1999.

     NET LOSS. Net loss increased by Y2,300 million, or 23%, from Y9,940 million for the year ended December 31, 1998 to Y12,240 million for the year ended December 31, 1999 for the reasons set forth above.

     DISCUSSION OF BUSINESS SEGMENTS. The following table sets forth the revenue and operating income (loss) for the most significant of our operating segments for the years ended December 31, 1998 and 1999. Due to the differences in the basis of preparation of management reports and U.S. GAAP financial statements, the information included in the following table and discussed below should not be viewed as an alternative to U.S. GAAP measures of financial results.

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                                               INCREASE
                                                      1998         1999       (DECREASE)
                                                     -------    ----------    ----------
                                                                 (MILLIONS)
Revenue:
  Jupiter..........................................  Y14,243     Y18,236        Y3,993
  J-COM Tokyo......................................    4,716       5,951         1,235
  Urawa............................................    1,449       1,702           253
  J-COM Kansai.....................................      355       1,413         1,058
  CV21 (Fukuoka)...................................    1,109       1,232           123
  J-COM Kitakyushu.................................      624         893           269
  All other system operators(1)....................    2,138       3,794         1,656
                                                     -------     -------        ------
                                                     Y24,634     Y33,221        Y8,587
                                                     =======     =======        ======
                                                                (footnotes on next page)

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                                               INCREASE
                                                      1998         1999       (DECREASE)
                                                     -------    ----------    ----------
                                                                 (MILLIONS)
Operating Income (Loss):
  Jupiter..........................................  Y(2,353)    Y  (567)       Y1,786
  J-COM Tokyo......................................     (509)       (679)         (170)
  Urawa............................................      299         213           (86)
  J-COM Kansai.....................................   (1,048)     (1,814)         (766)
  CV21 (Fukuoka)...................................     (104)       (131)          (27)
  J-COM Kitakyushu.................................     (116)       (119)           (3)
  All other system operators(1)....................   (1,285)     (1,458)         (173)
                                                     -------     -------        ------
                                                     Y(5,116)    Y(4,555)       Y  561
                                                     =======     =======        ======

---------------
(1) All other system operators for each of the periods presented include all consolidated and unconsolidated managed franchises that Jupiter manages for the entire applicable period, other than the J-COM Tokyo, Urawa, J-COM Kansai, CV21 (Fukuoka) and J-COM Kitakyushu franchises. Franchises that become managed during the period may not be reflected in the management report until the beginning of the following period.

     Jupiter's total revenue increased by Y3,993 million, or 28%, from Y14,243 million for the year ended December 31, 1998 to Y18,236 million for the year ended December 31, 1999. This increase was primarily attributable to the increase in the number of customers in our managed franchises, including those attributable to the Osaka franchise, which Jupiter began managing during the year ended December 31, 1999. This increase is also a result of the related increase in management fees, seconded employees' salaries, programming costs and billing expenses recharged to those managed franchises. In addition, sales of construction materials increased as a result of additional installation and construction activity, particularly associated with the continued build-out of the J-COM Kansai and Fukuoka franchises. Jupiter's operating losses decreased by Y1,786 million, or 76%, from Y(2,353) million for the year ended December 31, 1998 to Y(567) million for the year ended December 31, 1999 as a result of the contribution of the additional revenue outlined above. Other operating costs were generally consistent between the years ended December 31, 1998 and 1999.

     Total revenue for the J-COM Tokyo franchise increased by Y1,235 million, or 26%, from Y4,716 million for the year ended December 31, 1998 to Y5,951 million for the year ended December 31, 1999. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating losses increased by Y170 million, or 33%, from Y(509) million for the year ended December 31, 1998 to Y(679) million for the year ended December 31, 1999 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the Urawa franchise increased by Y253 million, or 17%, from Y1,449 million for the year ended December 31, 1998 to Y1,702 million for the year ended December 31, 1999. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating income decreased by Y86 million, or 29%, from Y299 million for the year ended December 31, 1998 to Y213 million for the year ended December 31, 1999 primarily as a result of the contribution of additional revenue offset by an increase in the cost of management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the J-COM Kansai franchise increased by Y1,058 million, or 298%, from Y355 million for the year ended December 31, 1998 to Y1,413 million for the year ended December 31, 1999. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating losses increased by Y766 million, or 73%, from Y(1,048) million for the year ended December 31, 1998 to Y(1,814) million for the year ended December 31, 1999 as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the CV21 (Fukuoka) franchise increased by Y123 million, or 11%, from Y1,109 million for the year ended December 31, 1998 to Y1,232 million for the year ended December 31, 1999. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations in the CV21 (Fukuoka) franchise, which was treated using the equity method of accounting for the year ended December 31, 1998 but which was treated using the consolidation method of accounting for the year ended December 31, 1999. Operating losses increased by Y27 million, or 26%, from Y(104) million for the year ended December 31, 1998 to Y(131) million for the year ended December 31, 1999 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the J-COM Kitakyushu franchise increased by Y269 million, or 43%, from Y624 million for the year ended December 31, 1998 to Y893 million for the year ended December 31, 1999. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations, including increases in the number of cable television customers and new customer installations in the Yahata franchise, which is now part of the J-COM Kitakyushu franchise. Operating losses increased by Y3 million, or 3%, from Y(116) million for the year ended December 31, 1998 to Y(119) million for the year ended December 31, 1999 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for all other system operators included in our management reports increased by Y1,656 million, or 77%, from Y2,138 million for the year ended December 31, 1998 to Y3,794 million for the year ended December 31, 1999. This increase was primarily attributable to overall increases in the number of cable television customers in these system operators and to the inclusion in our management reports of a full year's results of the Hokusetsu and Shimonoseki franchises, each of which commenced operations in August 1998. Operating losses for all other system operators included in our management reports increased by Y173 million, or 13%, from Y(1,285) million for the year ended December 31, 1998 to Y(1,458) million for the year ended December 31, 1999 primarily as a result of the contribution of additional revenue offset by an increase in management fees and customer related costs and by the significant one-time costs associated with the acquisition of new customers.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     OVERVIEW. Our consolidated group's results of operations for the year ended December 31, 1998 include the results of operations of the CSQ, Nerima, and Chigasaki franchises, which were treated under the consolidation method of accounting during 1998, but which were treated using the equity method of accounting for portions of the year ended December 31, 1997. The change to the consolidation method of accounting resulted from Jupiter's increased equity investment in the CSQ franchise in April 1997, the Chigasaki franchise in June 1997 and the Nerima franchise in November 1997.

     In addition, during the year ended December 31, 1998, Jupiter made its initial investment in the Sakai franchise. Our consolidated group's results of operations reflect our share of the results of operations for the Sakai franchise from the date of Jupiter's initial investment. Jupiter made the initial investment in the Sakai franchise in August 1998 and the franchise was accounted for using the equity method of accounting. Jupiter also increased its investment in the Kobe East franchise, which is now part of the Kobe Ashiya franchise, in September 1998, subsequent to which it was accounted for using the equity method of accounting.

     During the year ended December 31, 1997, Jupiter made its initial investments in the Samukawa franchise, which is now part of the Shonan franchise, and the Kobe East franchise, which is now part of the Kobe Ashiya franchise. The Samukawa franchise, which is now part of the Shonan franchise, was accounted for using the equity method of accounting since Jupiter's initial investment in June 1997. The Kobe East franchise, which is now part of the Kobe Ashiya franchise, was accounted for using the cost method of accounting during 1997 and part of 1998, until we increased our equity investment in this franchise in September 1998 and began using the equity method of accounting.

     As of December 31, 1998, there were a total of approximately 131,600 cable television customers and 6,000 telephony customers in our consolidated franchises, compared to approximately 77,700 cable television customers and 2,300 telephony customers as of December 31, 1997. This represents an aggregate increase of approximately 57,600 customers, or 72%. The majority of the increase in the number of cable television customers was attributable to customer growth in our consolidated franchises.

     For the year ended December 31, 1998, our consolidated group had approximately 77,400 new customer installations of cable television and telephony services, compared to approximately 26,400 installations for the year ended December 31, 1997, an increase of approximately 51,000, or 193%.

     The following table sets forth the percentages of revenue that individual items in our consolidated group's statements of operations constitute for the periods presented:

                                                              YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------
                                                          1997                        1998
                                                ------------------------    ------------------------
                                                                AS A %                      AS A %
                                                (MILLIONS)    OF REVENUE    (MILLIONS)    OF REVENUE
                                                ----------    ----------    ----------    ----------
  Revenue:
    Subscription fees.........................   Y 1,913          34.0%      Y 5,632         50.8%
    Construction-related sales................     1,365          24.2         2,762         24.9
    Programming fees..........................       943          16.7         1,045          9.4
    Other.....................................     1,410          25.1         1,657         14.9
                                                 -------        ------       -------        -----
                                                   5,631         100.0        11,096        100.0
                                                 -------        ------       -------        -----

  Operating costs and expenses:
    Construction-related expenses.............     1,219          21.6         2,611         23.5
    Programming costs.........................       613          10.9         1,791         16.1
    Other operating costs.....................     2,094          37.2         3,285         29.6
    Selling, general and administrative.......     7,214         128.1         8,797         79.3
    Depreciation and amortization.............     1,580          28.1         3,055         27.6
                                                 -------                     -------
                                                  12,720         225.9        19,539        176.1
                                                 -------                     -------
  Operating loss..............................    (7,089)       (125.9)       (8,443)       (76.1)

  Other income (expense):
    Interest expense, net.....................      (159)         (2.8)         (407)        (3.7)
    Equity in losses of affiliates............      (959)        (17.0)       (1,319)       (11.9)
    Other income, net.........................       324           5.7           229          2.1
                                                 -------                     -------
                                                    (794)        (14.1)       (1,497)       (13.5)
                                                 -------                     -------
  Loss before income taxes....................    (7,883)       (140.0)       (9,940)       (89.6)
  Income taxes................................        --            --            --           --
                                                 -------                     -------
  Net loss....................................   Y(7,883)       (140.0)      Y(9,940)       (89.6)
                                                 =======                     =======

     REVENUE. Total revenue increased by Y5,465 million, or 97%, from Y5,631 million for the year ended December 31, 1997 to Y11,096 million for the year ended December 31, 1998.

     Subscription fees increased by Y3,719 million, or 194%, from Y1,913 million for the year ended December 31, 1997 to Y5,632 million for the year ended December 31, 1998. This increase was primarily a result of customer growth in our consolidated franchises and a full year of revenue from franchises acquired during 1997. The average monthly subscription rates in effect for our consolidated franchises for the year ended December 31, 1998 were largely unchanged compared to the average rate in effect for the year ended December 31, 1997.

     Construction revenue increased by Y1,397 million, or 102%, from Y1,365 million for the year ended December 31, 1997 to Y2,762 million for the year ended December 31, 1998. This increase was primarily a result of an increase in the construction and installation activity at our unconsolidated managed franchises in connection with the build-out of our broadband networks and the installation of new customers.

     Programming fees increased Y102 million, or 11%, from Y943 million for the year ended December 31, 1997 to Y1,045 million for the year ended December 31, 1998. This increase was primarily attributable to an increase in the number of cable television customers in our unconsolidated managed franchises during the year.

     Other revenue increased by Y247 million, or 18%, from Y1,410 million for the year ended December 31, 1997 to Y1,657 million for the year ended December 31, 1998. This increase is primarily attributable to an increase in installation revenue resulting from an increase in the number of customer installations at our consolidated franchises.

     CONSTRUCTION-RELATED EXPENSES. Construction-related expenses increased Y1,392 million, or 114%, from Y1,219 million for the year ended December 31, 1997 to Y2,611 million for the year ended December 31, 1998. This increase corresponds to the growth in construction-related sales during 1998.

     PROGRAMMING COSTS. Programming costs increased by Y1,178 million, or 192%, from Y613 million for the year ended December 31, 1997 to Y1,791 million for the year ended December 31, 1998. This increase was primarily a result of cable television customer growth in our consolidated franchises throughout the year including a full year's results attributable to the addition to our consolidated group of the Nerima, Chigasaki and CSQ franchises during 1997.

     OTHER OPERATING COSTS. Other operating costs increased by Y1,191 million, or 57%, from Y2,094 million for the year ended December 31, 1997 to Y3,285 million for the year ended December 31, 1998. This increase was primarily attributable to increases in the number of technical support, maintenance and service personnel to support the increase in the number of customers, increases in utility expenses related to the expansion of the broadband networks and the full year's operating costs of the Nerima, Chigasaki and CSQ franchises resulting from their consolidation with our consolidated group during 1997.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by Y1,583 million, or 22%, from Y7,214 million for the year ended December 31, 1997 to Y8,797 million for the year ended December 31, 1998. The increase was primarily attributable to increased marketing costs and salaries, together with other general overhead expenses, attributable to the increased size of our employed and contract sales force and the increase in administrative staffing levels needed to manage the number of customers added during the year. The increase was also partially attributable to a full year of selling, general and administrative expenses of the Nerima, Chigasaki and CSQ franchises resulting from their consolidation with our consolidated group during 1997.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased by Y1,475 million, or 93%, from Y1,580 million for the year ended December 31, 1997 to Y3,055 million for the year ended December 31, 1998. This increase was partially attributable to part-period depreciation and amortization of the fixed and intangible assets acquired in 1998, and full-period depreciation and amortization of fixed and intangible assets acquired in 1997. The increase was also attributable to the addition of the fixed and intangible assets and related depreciation and amortization of the Nerima, Chigasaki and CSQ franchises resulting from their consolidation with our consolidated group during 1997.

     INTEREST EXPENSE. Interest expense increased by Y248 million, or 156%, from Y159 million for the year ended December 31, 1997 to Y407 million for the year ended December 31, 1998. This increase was primarily a result of increases in the level of short- and long-term borrowings and capitalized leases.

     EQUITY IN LOSSES OF AFFILIATES. Equity in losses of affiliates increased by Y360 million, or 38%, from Y959 million for the year ended December 31, 1997 to Y1,319 million for the year ended December 31, 1998, reflecting our consolidated group's portion of the losses of our unconsolidated managed franchises for the period. Of this increase, approximately Y436 million is related to our investments in the Kobe East franchise, in which we had a 42.6% equity interest, the Sakai franchise, in which we had a 40.0% equity interest, the Osaka franchise, in which we had a 33.6% equity interest, and Kansai Multimedia, in which we had a 20.0% equity interest. The increase in losses attributable to new investments was offset by our investment in the Nerima franchise, which contributed Y191 million in losses for the year ended December 31, 1997 but which became part of our consolidated group in 1998. The remaining net increase of Y245 million in our share of losses of affiliates was primarily attributable to increases in costs associated with the acquisition of new customers and with the expansion of our broadband networks, including labor, technical maintenance and utility expenses, in our unconsolidated managed franchises.

     OTHER INCOME/EXPENSE. Other income (net) decreased by Y95 million, or 29%, from Y324 million for the year ended December 31, 1997 to Y229 million for the year ended December 31, 1998.

     NET LOSS. Net loss increased by Y2,057 million, or 26%, from Y7,883 million for the year ended December 31, 1997 to Y9,940 million for the year ended December 31, 1998 for the reasons set forth above.

     DISCUSSION OF BUSINESS SEGMENTS. The following table sets forth the revenue and operating income (loss) for the most significant of our operating segments for the years ended December 31, 1997 and 1998. Due to the differences in the basis of preparation of management reports and U.S. GAAP financial statements, the information included in the following table and discussed below should not be viewed as an alternative to U.S. GAAP measures of financial results.

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                                             INCREASE
                                                       1997       1998      (DECREASE)
                                                      -------    -------    ----------
                                                                 (MILLIONS)
Revenue:
  Jupiter...........................................  Y10,455    Y14,243      Y3,788
  J-COM Tokyo.......................................    3,569      4,716       1,147
  Urawa.............................................      970      1,449         479
  J-COM Kansai......................................      157        355         198
  CV21 (Fukuoka)....................................      857      1,109         252
  J-COM Kitakyushu..................................      494        624         130
  All other system operators(1).....................      936      2,138       1,202
                                                      -------    -------      ------
                                                      Y17,438    Y24,634      Y7,196
                                                      =======    =======      ======
Operating Income (Loss):
  Jupiter...........................................  Y(3,109)   Y(2,353)     Y  756
  J-COM Tokyo.......................................     (969)      (509)        460
  Urawa.............................................      190        299         109
  J-COM Kansai......................................     (192)    (1,048)       (856)
  CV21 (Fukuoka)....................................     (137)      (104)         33
  J-COM Kitakyushu..................................      (82)      (116)        (34)
  All other system operators(1).....................     (982)    (1,285)       (303)
                                                      -------    -------      ------
                                                      Y(5,281)   Y(5,116)     Y  165
                                                      =======    =======      ======

---------------
(1) All other system operators for each of the periods presented include all consolidated and unconsolidated managed franchises that Jupiter manages for the entire applicable period, other than the J-COM Tokyo, Urawa, J-COM Kansai, CV21 (Fukuoka) and J-COM Kitakyushu franchises. Franchises that become managed during the period may not be reflected in the management report until the beginning of the following period.

     Jupiter's total revenue increased by Y3,788 million, or 36%, from Y10,455 million for the year ended December 31, 1997 to Y14,243 million for the year ended December 31, 1998. This increase was primarily attributable to the increase in the number of customers in our managed franchises, including those attributable to the Urawa and Yokosuka franchises, in which Jupiter made its initial equity investments during the year ended December 31, 1998. This increase is also a result of the related increase in management fees, seconded employees' salaries, programming costs and billing expenses recharged to those managed franchises. In addition, sales of construction materials increased as a result of additional installation and construction activity, primarily associated with the continued build-out of the J-COM Kansai and Fukuoka franchises. Jupiter's operating loss decreased by Y756 million, or 24%, from Y(3,109) million for the year ended December 31, 1997 to Y(2,353) million for the year ended December 31, 1998 as a result of the contribution of the additional revenue outlined above. Other operating costs were generally consistent between the years ended December 31, 1997 and 1998.

     Total revenue for the J-COM Tokyo franchise increased by Y1,147 million, or 32%, from Y3,569 million for the year ended December 31, 1997 to Y4,716 million for the year ended December 31 1998. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating losses decreased by Y460 million, or 47%, from Y(969) million for the year ended December 31, 1997 to Y(509) million for the year ended December 31, 1998 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs in connection with the acquisition of new customers.

     Total revenue for the Urawa franchise increased by Y479 million, or 49%, from Y970 million for the year ended December 31, 1997 to Y1,449 million for the year ended December 31, 1998. This increase was primarily attributable to a 19% increase in the number of its cable television customers for the year ended December 31, 1998 together with increases in revenues per customer, which resulted from a price increase for basic service in the latter part of the year ended December 31, 1997. Operating income increased by Y109 million, or 57%, from Y190 million for the year ended December 31, 1997 to Y299 million for the year ended December 31, 1998 primarily as a result of the contribution of additional revenue offset by the cost of management fees, which were not incurred prior to the year ended December 31, 1998, and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the J-COM Kansai franchise increased by Y198 million, or 126%, from Y157 million for the year ended December 31, 1997 to Y355 million for the year ended December 31, 1998. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. This increase was also a result of the introduction of cable television service in parts of the J-COM Kansai franchise during the year ended December 31, 1998. Operating losses increased by Y856 million, or 446%, from Y(192) million for the year ended December 31, 1997 to Y(1,048) million for the year ended December 31, 1998 as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs, an increase in marketing costs associated with the acquisition of new customers and an increase in fixed overhead costs related to the launch of cable television service in parts of the J-COM Kansai franchise.

     Total revenue for the CV21 (Fukuoka) franchise, which was treated using the equity method of accounting for the years ended December 31, 1997 and 1998, increased by Y252 million, or 29%, from Y857 million for the year ended December 31, 1997 to Y1,109 million for the year ended December 31, 1998. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating losses decreased by Y33 million, or 24%, from Y(137) million for the year ended December 31, 1997 to Y(104) million for the year ended December 31, 1998 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and by an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for the J-COM Kitakyushu franchise increased by Y130 million, or 26%, from Y494 million for the year ended December 31, 1997 to Y624 million for the year ended December 31, 1998. This increase was primarily attributable to increases in the number of its cable television customers and new customer installations. Operating losses increased by Y34 million, or 41%, from Y82 million for the year ended December 31, 1997 to Y116 million for the year ended December 31, 1998 primarily as a result of the contribution of additional revenue offset by an increase in management fees and other customer related costs and an increase in marketing costs associated with the acquisition of new customers.

     Total revenue for all other system operators included in our management reports increased by Y1,202 million, or 128%, from Y936 million for the year ended December 31, 1997 to Y2,138 million for the year ended December 31, 1998. This increase was primarily attributable to the overall increase in the number of cable television customers in these system operators and to the inclusion in our management reports of a full year's results of the Fukuoka franchise, which commenced operations in August 1997, and of the Hokusetsu and Shimonoseki franchises, each of which commenced operations in August 1998. Operating losses for all other system operators included in our management reports increased by Y303 million, or 31%, from Y982 million for the year ended December 31, 1997 to Y1,285 million for the year ended December 31, 1998 primarily as a result of the contribution of additional revenue offset by the fixed overhead costs of these system operators and by the significant one-time costs associated with the acquisition of new customers.

LIQUIDITY AND CAPITAL RESOURCES

  Historical Sources and Uses of Cash

     JUPITER TELECOMMUNICATIONS CO., LTD. AND CONSOLIDATED FRANCHISES. Since Jupiter's formation, our consolidated group's cash requirements have been funded by capital contributions from Sumitomo and Liberty Media International, our founding shareholders, and from loans from banks and commercial lenders, including Sumisho Finance Management, a wholly-owned subsidiary of Sumitomo. In addition, our consolidated group leases the majority of its cable television home terminals and high-speed cable modems under capital leases from AJCC, a subsidiary of Sumitomo. Cash used by our consolidated group in operating activities was Y4,632 million for the nine months ended September 30, 2000, Y954 million for the year ended December 31, 1999, Y5,762 million for the year ended December 31, 1998 and Y5,276 million for the year ended December 31, 1997. Our consolidated group received capital contributions from our shareholders of Y6,003 million for the nine months ended September 30, 2000, Y6,200 million for the year ended December 31, 1999, Y6,000 million for the year ended December 31, 1998 and Y9,200 million for the year ended December 31, 1997. Prior to May 2000, of these amounts, an aggregate of 60% was contributed by Sumitomo and the remainder was contributed by Liberty Media International. In addition to capital contributions, Sumisho Finance Management, a wholly-owned subsidiary of Sumitomo, has provided to our consolidated group a credit line during these periods. The largest amount of indebtedness owed by our consolidated group to Sumisho Finance outstanding at any time was Y57,518 million during the nine months ended September 30, 2000, Y41,858 million during the year ended December 31, 1999, Y21,965 million during the year ended December 31, 1998 and Y10,726 million during the year ended December 31, 1997. See the discussion of transactions with our shareholders and our other affiliates under the caption "Certain Relationships and Related Party Transactions" contained elsewhere in this prospectus.

     Our business requires significant cash to fund capital expenditures, acquisitions, continued investment in our franchises, debt service costs and ongoing operations. Our consolidated group makes capital expenditures primarily to upgrade, rebuild and expand our broadband networks, to perform system maintenance, to expand our broadband services to integrate franchises that we have acquired and invested in and to develop new services. Upgrading our broadband networks will enable us to offer new services, including digital and interactive television, HDTV broadcast signals, additional channels and program package tiers, expanded pay-per-view options, and expanded high-speed Internet access. In addition, we have followed a strategy of expansion through selective acquisitions of and investments in cable system operators.

     For the nine months ended September 30, 2000, our consolidated group invested Y13,092 million in capital expenditures and investments, including Y11,312 million primarily by our consolidated franchises in connection with the upgrade and expansion of our broadband networks and installation of new customers in our consolidated franchises. The remaining Y1,780 million represents investments by Jupiter in connection with the acquisition of and investments in cable television franchises, investment in @Home Japan, the purchase of shares in our unconsolidated franchises and the purchase of shares from minority shareholders of our consolidated franchises.

     For the year ended December 31, 1999, our consolidated group made capital expenditures and investments of Y18,455 million, including Y11,275 million primarily by our consolidated franchises in connection with the upgrade and expansion of our broadband networks and installation of new customers, including the introduction of high-speed Internet access. The remaining Y7,180 million represents investments by Jupiter in connection with the acquisition of and investments in cable television franchises, the purchase of shares in our unconsolidated franchises and the purchase of shares from minority shareholders of our consolidated franchises.

     For the year ended December 31, 1998, our consolidated group made capital expenditures and investments of Y13,582 million, including Y8,568 million primarily by our consolidated franchises in connection with the expansion of our broadband networks and new customer installations. The remaining Y5,014 million represents investments by Jupiter in connection with the acquisition of and investments in cable television franchises, the purchase of shares in our unconsolidated franchises and the purchase of shares from minority shareholders of our consolidated franchises.

     For the year ended December 31, 1997, our consolidated group made capital expenditures and investments of Y11,516 million, including Y8,980 million primarily by our consolidated franchises in connection with the expansion of our broadband networks and installation of new customers, including the introduction of our telephony services. The remaining Y2,536 million investments by Jupiter in connection with the acquisition of and investments in cable television franchises, the purchase of shares in our unconsolidated franchises and the purchase of shares from minority shareholders of our consolidated franchises.

  Capital Expenditures and Financial Resources

     OUR CONSOLIDATED FRANCHISES. For the period from January 1, 2001 to December 31, 2002, our consolidated franchises currently plan to incur capital expenditures of Y83.4 billion ($758 million). These currently planned capital expenditures include Y12.3 billion ($112 million) for the costs of expanding our broadband networks within our existing managed franchise areas, Y8.6 billion ($78 million) for upgrading substantially all of our existing 450 megahertz networks to a two-way 750 megahertz hybrid fiber optic-coaxial standard, Y17.9 billion ($163 million) for telephony equipment purchases and Y40.4 billion ($367 million) for installing new customers. These currently planned capital expenditures exclude Y8.2 billion ($75 million) for analog set top converter boxes and high-speed cable modems which we currently obtain under capital leases from AJCC K.K., a subsidiary of Sumitomo. These currently planned capital expenditures also exclude Y14.6 billion ($133 million) for digital set top converter boxes, which we expect to obtain under capital leases in the future.

     OUR UNCONSOLIDATED MANAGED FRANCHISES. For the period from January 1, 2001 to December 31, 2002, our unconsolidated managed franchises currently plan to incur capital expenditures of Y27.1 billion ($246 million). These currently planned capital expenditures include Y550 million ($5 million) for network expansion, Y3.8 billion ($35 million) for upgrading substantially all of our existing 450 megahertz networks to a two-way 750 megahertz hybrid fiber optic-coaxial standard, Y13.5 billion ($123 million) for installing new customers and Y8.7 billion ($79 million) for telephony equipment purchases. These currently planned capital expenditures exclude Y2.4 billion ($22 million) for analog set top converter boxes and high-speed cable modems which we currently obtain under capital leases from AJCC K.K., a subsidiary of Sumitomo. These currently planned capital expenditures also exclude Y5.5 billion ($50 million) for digital set top converter boxes, which we expect to obtain under capital leases in the future.

     JUPITER'S INVESTMENTS IN CONSOLIDATED AND UNCONSOLIDATED FRANCHISES. For the period from January 1, 2001 to December 31, 2002, Jupiter's current strategy is to invest an aggregate of Y16.7 billion ($152 million) in our consolidated and unconsolidated managed franchises and non-managed investments through the purchase of shares held by other equity holders of those franchises and/or through the purchase of shares issued by those franchises. However, Jupiter has not entered into any agreement for the purchase of any shares.

     BUSINESS SEGMENTS. Of the Y110.5 billion ($1,004 million) of capital expenditures currently expected to be incurred by our consolidated and unconsolidated managed franchises for the period from January 1, 2001 to December 31, 2002, approximately Y11.7 billion ($106 million) is currently expected to be incurred by the J-COM Tokyo franchise, Y2.5 billion ($23 million) is currently expected to be incurred by the Urawa franchise, Y16.8 billion ($153 million) is currently expected to be incurred by the J-COM Kansai franchise, Y6.5 billion ($59 million) is currently expected to be incurred by the Osaka franchise, Y4.1 billion ($37 million) is currently expected to be incurred by the Yokosuka franchise, Y4.9 billion ($45 million) is currently expected to be incurred by the Kobe Ashiya franchise, Y2.5 billion ($23 million) is currently expected to be incurred by the CV21 (Fukuoka) franchise, Y5.2 billion ($47 million) is currently expected to be incurred by the J-COM Kitakyushu franchise and Y56.3 billion ($512 million) is currently expected to be incurred by all of our other consolidated and unconsolidated managed franchises.

     SOURCES OF WORKING AND INVESTMENT CAPITAL. Our consolidated group currently plans to fund future working capital requirements and finance capital improvements and network expansion, acquisitions of and investments in cable television franchises and capital contributions to our franchises, from a combination of sources, including the Y54,874 million ($499 million) estimated net proceeds of the global offering, cash from operating activities, proceeds from private and public issuances of debt and equity securities and borrowings under commercial loan facilities and lines of credit, including from Sumitomo and its affiliates. However, our consolidated group has not received any commitment for any sources of potential debt or equity financing. We are currently in discussions with a group of international banks with respect to a credit facility in an amount of up to Y150 billion ($1,363 million). Any agreement with the banks will be subject to, among other things, the satisfactory completion of due diligence by the banks, the finalization of the syndication structure and terms of the credit facility and final documentation. Although we plan to refinance our indebtedness in the first half of calendar year 2001, we cannot predict when we will be able to refinance our existing indebtedness, if at all. Consequently, our consolidated managed franchises cannot predict how much of their currently planned Y83.4 billion ($758 million) of capital expenditures through 2002 will be financed from any particular source, nor can our consolidated group currently predict whether our maturing indebtedness will be repaid or refinanced. As of September 30, 2000, the total indebtedness of our consolidated group and that of our unconsolidated managed franchises had a weighted average interest rate of 1.144%. Interest rates for third-party commercial loans currently available in Japan are substantially higher than our historical weighted average interest rate. We currently plan to refinance our existing indebtedness with third-party commercial loans that we expect will bear an annual rate of interest equal to TIBOR plus between 250 and 350 basis points. As of October 31, 2000, the two-month TIBOR was 0.54143%. Accordingly, we expect that our annual debt service obligations will substantially increase.

     Until we are able to enter into a debt facility with commercial lenders, we currently expect to obtain loans, and guarantees of loans, from our existing shareholders and/or their affiliates although they are under no obligation to do so. Upon completion of the global offering, we will be party to an agreement with three of our existing shareholders, Sumitomo, Liberty Media and Microsoft, under which we will pay to them a fee, on a quarterly basis, in an amount of up to 1.0% annually of the average daily amount of our outstanding indebtedness guaranteed by the guaranteeing shareholders. This fee will increase our consolidated group's debt service obligations on our guaranteed indebtedness. Our consolidated group has not previously paid a fee in connection with the guarantee of its indebtedness.

     Our unconsolidated managed franchises currently plan to fund future working capital requirements and finance capital improvements and network expansion primarily from debt financing and, as necessary, from capital contributions from existing shareholders in the franchises, including Jupiter. However, none of our unconsolidated managed franchises has received commitments from any sources of potential debt or equity financing. Consequently, our unconsolidated managed franchises cannot predict how much of their currently planned Y27.1 billion ($246 million) of capital expenditures through 2002 will be financed from any particular source. In addition, our unconsolidated managed franchises do not have the corporate power to require capital contributions from shareholders, and we are not aware that any of them are planning to request voluntary capital contributions, pro rata or otherwise.

     INDEBTEDNESS. As of September 30, 2000, our consolidated group's total indebtedness, excluding capital leases, was Y109.5 billion ($995 million). The following table summarizes the indebtedness, excluding capital leases, of Jupiter and each of our consolidated franchises, unconsolidated managed franchises and non-managed investments, all as of September 30, 2000:

                                               AS OF SEPTEMBER 30, 2000
                                      ------------------------------------------
                                                      PERCENTAGE
                                         TOTAL        OWNERSHIP     ATTRIBUTABLE
                                          DEBT         INTEREST       DEBT(1)
                                      ------------    ----------    ------------
                                      (IN THOUSANDS, EXCEPT PERCENTAGE AMOUNTS)
OUR CONSOLIDATED GROUP
Jupiter.............................  Y  9,520,000      100.0%      Y 9,520,000
J-COM Titus.........................    35,300,000      100.0        35,300,000
J-COM Tokyo.........................    25,608,300       78.5        20,102,520
J-COM Kansai(2).....................     8,188,500       98.8         8,090,240
Osaka...............................     2,270,350       58.9         1,337,240
J-COM Sapporo(3)....................     3,641,000       74.8         2,723,470
J-COM Kitakyushu(4).................     6,207,500       81.4         5,052,900
Hokusetsu...........................     1,465,000       55.0           805,750
CV21 (Fukuoka)(5)...................     7,108,400       68.8         4,890,580
J-COM Sotetsu.......................             0       99.4                 0
Gunma...............................     1,982,000      100.0         1,982,000
Tsuchiura...........................     1,443,150       61.3           884,650
Shonan..............................     3,558,400       69.5         2,473,090
Kisarazu............................     3,219,300       77.9         2,507,830
                                      ------------                  -----------
  Total.............................  Y109,511,900                  Y95,670,270
                                      ============                  ===========
OUR UNCONSOLIDATED MANAGED
  FRANCHISES
Fukuoka.............................  Y  5,349,700       45.0%      Y 2,407,360
Sakai(2)............................     3,038,300       46.5         1,412,810
Kobe Ashiya.........................     1,627,600       42.3           688,470
Media Saitama.......................     5,240,500       40.1         2,101,440
Yokosuka............................     5,381,400       47.0         2,529,260
Urawa...............................     4,616,650       49.7         2,294,480
Shimonoseki(6)(7)...................     1,855,000       50.0           927,500
                                      ------------                  -----------
  Total.............................  Y 27,109,150                  Y12,361,320
                                      ============                  ===========
OUR NON-MANAGED INVESTMENTS
Kobe West...........................  Y  2,247,700       20.0%      Y   449,540
Hanshin.............................  Y  3,662,600        7.8       Y   285,680
Fujisawa............................  Y  3,585,100       20.0       Y   717,020

-------------------------
(1) Attributable Debt is the product of Total Debt and Percentage Ownership Interest, and does not represent the amount of debt that Jupiter or any of its franchises is obligated to repay.

(2) Our J-COM Kansai and Sakai franchises have entered into an agreement to merge. We expect the merger to be completed in January 2001.

(3) The facilities and premises of our J-COM Sapporo franchise are encumbered by a security interest held by the Development Bank of Japan.

(4) Our J-COM Kitakyushu franchise has granted the Development Bank of Japan the right to request the assignment of a portion of its network and transmission equipment to the Development Bank to secure the loans made to us by the Development Bank of Japan.

                                              (footnotes continued on next page)

(5) The facilities of our CV21 (Fukuoka) franchise are encumbered by a security interest held by the Development Bank of Japan.

(6) Our Shimonoseki franchise has granted the Development Bank of Japan a security interest in certain parcels of land and a building. In addition, our Shimonoseki franchise has assigned a portion of its network and transmission equipment to the Development Bank of Japan to secure the loans made to us by the Development Bank of Japan.

(7) The other shareholders of our Shimonoseki franchise have an option to purchase from us shares representing up to 5% of the outstanding shares of the franchise, which if fully exercised would decrease our ownership interest in the franchise to 45%.

     The outstanding indebtedness of our consolidated franchises as of September 30, 2000 presented above had a weighted average interest rate of 1.192% and an average maturity of 26 months. The outstanding indebtedness of our unconsolidated managed franchises as of September 30, 2000 presented above had a weighted average interest rate of 0.950% and an average maturity of 52 months.

     As of September 30, 2000, our consolidated group and unconsolidated managed franchises had total indebtedness of Y136,621 million, of which Y111,066 million is due on or before September 30, 2001, and Y90,445 million is due on or before March 31, 2001, including the Y57,518 million owed to Sumisho Finance Management under a credit line which matures on March 31, 2001, unless renewed.

     At September 30, 2000, Jupiter had additional available borrowing capacity of Y0.5 billion ($5 million), our consolidated franchises had additional available borrowing capacity of Y12.8 billion ($116 million) and our unconsolidated managed franchises had additional available borrowing capacity of Y4.7 billion ($42.7 million). These additional borrowing capacities are primarily short-term credit facilities with Sumisho Finance Management.

     The amount of our consolidated group's outstanding indebtedness may adversely impair our ability to refinance portions of the currently outstanding indebtedness and obtain additional financing in the future. The credit facilities that we may enter into may contain various financial and operating covenants, including the grant of security interests, that could adversely impact our ability to operate our business, including restrictions on the ability of our consolidated franchises to distribute cash to us.

     We believe that, after giving effect to the global offering and based upon our current level of operations, our cash flow and the cash flow of our managed franchises provided from operating activities, together with the availability under our credit facilities, including those of our managed franchises, will be sufficient to enable Jupiter and each of its managed franchises to meet operating costs and expenses for the next 12 months. However, we cannot assure you that these amounts will be sufficient to accomplish our planned network upgrade and expansion. If the amount of our cash flow is not sufficient to provide for our currently planned network upgrade and expansion, then the further upgrade and expansion of our broadband networks may be delayed or reduced.

     Our consolidated group does not anticipate that it will generate sufficient cash flow from operating activities to repay the entire principal amount of our consolidated group's outstanding indebtedness at maturity, including amounts due within the next 12 months. As a result, our consolidated group may be required to consider a number of measures, including refinancing all or a portion of its indebtedness, seeking modifications to the terms of its indebtedness, seeking additional debt financing which may be subject to obtaining necessary lender consents, seeking additional equity financing or a combination of two or more of the foregoing. Our consolidated group currently plans to refinance all of its indebtedness due within the next 12 months through one or more various sources, including private and public issuances of debt and equity securities and borrowings under commercial loan facilities and lines of credit with current or new lenders, including from Sumitomo and its affiliates. However, none of these sources of capital is assured and the failure of our consolidated group to refinance its indebtedness would have a material adverse effect on its business, financial condition and results of operations. In addition, our ability to offer new services and compete effectively, and our growth, financial condition and results of operations could be materially adversely affected.

INTEREST RATE RISK

     The table below provides information about the financial instruments at fair value of our consolidated group as of December 31, 1999 that are sensitive to changes in interest rates, including debt obligations and capital lease obligations. The table presents principal cash flows and related weighted average interest rates by expected maturity dates.

                                                                          SCHEDULED MATURITY DATE
                      WEIGHTED                  ---------------------------------------------------------------------------
                      AVERAGE
                      INTEREST
                        RATE        TOTAL          2000         2001         2002         2003         2004      THEREAFTER
                      --------   ------------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PERCENTAGE AMOUNTS)
Long-term debt.......   1.35%    Y 11,969,635   Y  892,597   Y  964,691   Y  964,855   Y  976,960   Y  939,095   Y7,231,437
Capital lease
  obligations........   2.20%       7,306,274    1,821,116    1,627,609    1,394,450    1,112,611      767,145      583,343
                                 ------------   ----------   ----------   ----------   ----------   ----------   ----------
Total in Japanese
  yen................            Y 19,275,909   Y2,713,713   Y2,592,300   Y2,359,305   Y2,089,571   Y1,706,240   Y7,814,780
                                 ============   ==========   ==========   ==========   ==========   ==========   ==========
Total in U.S.
  dollars............            $    175,155   $   24,659   $   23,556   $   21,438   $   18,987   $   15,504   $   71,011
                                 ============   ==========   ==========   ==========   ==========   ==========   ==========

ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities -- an Amendment of SFAS No. 133," was issued to amend the accounting and reporting requirements of SFAS No. 133 for certain derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 138, is effective for the fiscal years beginning after June 15, 2000, and requires recognition of all derivatives in the balance sheet and measurement of those instruments at fair value. Changes in the fair value of derivatives will be required to be recorded in the current earnings or other comprehensive income, depending on hedge designation and type of the related hedge transaction. Hedge ineffectiveness will be recognized in earnings. Our consolidated group will adopt SFAS No. 133 in the year ending December 31, 2001. The effect on our consolidated group's financial statements of adopting SFAS No. 133 is not expected to be significant. There has been no derivative instrument employed by our consolidated group through September 30, 2000.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), and amended it in March 2000. We have adopted the provisions of SAB 101 with no significant impact on our financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25" (FIN 44). FIN 44 clarifies, among other issues, the application of APB Opinion No. 25 in the following areas: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of previously fixed stock options or awards and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

                                    BUSINESS

OUR COMPANY

     We, together with our managed franchises, are a leading broadband provider of integrated entertainment, information and communication services in Japan. We offer our services through our 20 managed franchises, primarily under the "J-COM" brand. We were founded in January 1995 as a joint venture between Sumitomo Corporation and Liberty Media International, Inc., formerly known as Tele-Communications International, Inc., to acquire, manage and operate cable television franchises in Japan. Through our managed franchises, we have historically offered our customers cable television services. More recently, we have expanded our service offerings to include telephony services and high-speed Internet access services. We currently offer high-speed Internet access services in parts of 19 of our managed franchises, and we offer telephony services in selected areas. During 2001, we expect to begin our launch of digital and interactive television services in selected managed franchises. We deliver these services over our broadband networks, which we are expanding throughout the franchise regions that we serve.

     On September 1, 2000, we acquired Titus Communications Corporation, a major broadband provider of cable television, telephony and high-speed Internet access in Japan. Titus primarily served customers in areas geographically contiguous with some of our managed franchises. As of September 30, 2000, our managed franchise areas covered 6.3 million homes, of which 4.6 million were passed by our broadband networks. As of September 30, 2000, we served 739,300 cable television, 58,900 telephony and 98,800 high-speed Internet access customers, making us the largest centrally managed multiple system operator in Japan. Our cable television services represent the principal portion of the total revenues of our consolidated group. Our telephony and high-speed Internet services are still in the early stages of development. Our telephony service represented less than 6%, and our high-speed Internet services represented less than 8%, of the total revenue of our consolidated group for the nine months ended September 30, 2000.

     Our management team has extensive experience in the development and management of multi-media broadband and telecommunications services. Members of our management team have been responsible for the development of various cable television and telephony systems, including Sumitomo's cable television operations contributed to us at the time we were formed and Telewest Communications plc's integrated cable television and telephony operations in the United Kingdom. Members of our management team also have prior experience at other leading broadband companies, including AT&T Broadband, formerly known as Tele-Communications, Inc., AT&T Japan, Jones Intercable, Cable & Wireless, U.S. West and MediaOne.

     Our three principal shareholders, Sumitomo, Liberty Media and Microsoft Holdings V, Inc., have been instrumental in developing our business, attracting and providing a premier management team and facilitating the acquisition of our managed franchises. We believe the combined technological expertise, business relationships and industry knowledge of these strategic shareholders will enable us to provide multiple broadband services more rapidly and effectively, to enter into strategic relationships and to adapt to changes in our industry.

OUR OPERATIONAL STRUCTURE

  Our Managed Franchises

     We are the largest shareholder in 20 individually operated cable franchises, all of which have entered into management agreements with us and pay us management fees on a per-customer basis. Seventeen of these managed franchises offer broadband services under the J-COM brand. We expect that our J-COM Titus and J-COM Sotetsu franchises will begin marketing their broadband services under the J-COM brand in December 2000. We further expect that our Yokosuka franchise will begin offering its broadband services under the J-COM CATY brand in January 2001. Of our 20 managed franchises, we own a majority equity interest in 13 and an equity interest of over 40% in each of the other seven. As of September 30, 2000, we had 6.3 million homes within our managed franchise areas, of which we passed

4.6 million with our broadband networks, and we served 739,300 cable television, 58,900 telephony and 98,800 high-speed Internet access customers.

     Nineteen of our managed franchises, most of which are located in some of the most populated urban regions in Japan, are organized in three large regional clusters: the Kanto cluster, which includes our managed franchises in Tokyo; the Kansai cluster, which includes our managed franchises in Osaka and Kobe; and the Kyushu cluster, which includes our managed franchises in Fukuoka and Kitakyushu. In addition, we also have one managed franchise in Sapporo.

     [MAP OF JAPAN SHOWING JUPITER'S FRANCHISE CLUSTERS AND LISTING MANAGED FRANCHISES GROUPED BY CLUSTER AND JUPITER'S CURRENT OWNERSHIP INTEREST
                          IN EACH MANAGED FRANCHISE.]

     As a multiple system operator, we provide each managed franchise with experienced personnel, including the president of each managed franchise, operating and administrative services, sales and marketing training, programming and equipment procurement assistance and other management services. We require our managed franchises to construct their networks based on our standard architecture, and we provide design and construction expertise for the network build-out. To facilitate our ability to manage our managed franchises and the ability of our managed franchises to manage their operations, each of our managed franchises either uses or is in the process of adopting our unified customer management system to support sales, customer service, billing and collection for cable television, telephony and high-speed Internet access. In return for these management services, our managed franchises pay us a monthly management fee. In addition, all of our managed franchises pay us an agreed upon margin on services and equipment purchased through our central office. The licenses required to offer our services are held at the franchise level.

  Our Investments in Other Cable Franchises

     In addition to our managed franchises, we own non-controlling equity interests of between 7% and 20% in three cable franchises that are operated and managed by third-party franchise operators. We refer to these cable franchises as our non-managed investments. As of September 30, 2000, our non-managed investments had 983,900 homes within their franchise areas, of which 666,300 homes were passed by their broadband networks, and they served 89,000 cable television and 13,000 high-speed Internet access customers. In addition, we own an interest of less than 3% in each of Kansai Cablenet Co., Ltd., which we acquired in October 2000 in exchange for our investment in our Suita franchise, and one other company which owns and operates cable franchises.

  Our Joint Venture with At Home Corporation

     We own a 35.7% interest in @Home Japan Co., Limited, a joint venture with Sumitomo and At Home Corporation, a U.S.-based provider of Internet access, Web portals and content in the U.S. and internationally. In June 2000, we began the commercial launch of @Home Japan high-speed Internet access under the J-COM@NetHome brand. As of September 30, 2000, ten of our managed franchises offered the J-COM@NetHome service. This service provides high-speed Internet access and a Web portal, offering rich broadband content delivered over @Home Japan's private network. We presently plan to roll-out the @Home Japan service to the remainder of our managed franchises by the end of 2001. Our present strategy is to migrate our existing high-speed Internet access customers to the @Home Japan service as we implement it in each of our managed franchises.

  Our Investment in Kansai Multimedia

     We own a 26% interest in Kansai Multimedia Services, a high-speed Internet access provider. Our primary partner in Kansai Multimedia is Kansai Electric Power Company, an electric utility company. Kansai Multimedia provides turnkey high-speed Internet access for cable system operators in the Kansai region of Japan, as well as Internet access and infrastructure services for several of our managed franchises. We provide our managed franchises in the Kansai region with @Home Japan's broadband content over the Kansai Multimedia network.

OPERATING DATA

     The following tables set forth as of September 30, 2000 selected operating data for our managed franchises and non-managed investments:

     Cable Television

                                   OWNERSHIP     FRANCHISE      HOMES                    CUSTOMER
           FRANCHISES              INTEREST     HOMES(1)(2)   PASSED(2)   CUSTOMERS   PENETRATION(3)
           ----------              ---------    -----------   ---------   ---------   --------------
MANAGED -- CONSOLIDATED
  J-COM Titus....................     100.0%     1,098,800      792,700     63,900          8.1%
  J-COM Tokyo....................      78.5        838,000      681,700    147,300         21.6
  J-COM Kansai(4)................      98.8        725,900      504,700     73,300         14.5
  Osaka..........................      58.9        344,300      289,600     44,300         15.3
  J-COM Sapporo..................      74.8        389,900      282,600     26,400          9.3
  J-COM Kitakyushu...............      81.4        322,000      168,300     29,000         17.2
  Hokusetsu......................      55.0        182,900      139,200     24,700         17.7
  CV21 (Fukuoka).................      68.8        164,300      149,000     31,300         21.0
  J-COM Sotetsu..................      99.4        129,500       44,200      3,400          7.7
  Gunma..........................     100.0        116,400       50,500      4,900          9.7
  Tsuchiura......................      61.3        117,700       63,900     19,700         30.8
  Shonan.........................      69.5         97,800       84,100     23,100         27.5
  Kisarazu.......................      77.9         86,500       63,100     18,900         30.0
                                                 ---------    ---------    -------
     Subtotal....................                4,614,000    3,313,600    510,200         15.4%
                                                 ---------    ---------    -------
MANAGED -- UNCONSOLIDATED
  Fukuoka........................      45.0%       349,700      230,700     35,800         15.5%
  Sakai(4).......................      46.5        301,100      195,200     32,900         16.9
  Kobe Ashiya....................      42.3        262,900      229,600     36,000         15.7
  Media Saitama..................      40.1        257,800      231,400     26,000         11.2
  Yokosuka.......................      47.0        196,900      175,800     46,100         26.2
  Urawa..........................      49.7        219,500      161,000     42,900         26.6
  Shimonoseki(5).................      50.0(5)     105,500       65,200      9,400         14.4
                                                 ---------    ---------    -------
     Subtotal....................                1,693,400    1,288,900    229,100         17.8%
                                                 ---------    ---------    -------
       Total -- Managed
          Franchises.............                6,307,400    4,602,500    739,300         16.1%
                                                 =========    =========    =======
NON-MANAGED INVESTMENTS(6)
  Hanshin........................       7.8%       563,800      363,500     43,800         12.0%
  Kobe West......................      20.0        271,000      159,000     20,300         12.8
  Fujisawa.......................      20.0        149,100      143,800     24,900         17.3

     Telephony

                                   OWNERSHIP     FRANCHISE      HOMES                    CUSTOMER
           FRANCHISES              INTEREST     HOMES(1)(2)   PASSED(2)   CUSTOMERS   PENETRATION(3)
           ----------              ---------    -----------   ---------   ---------   --------------
MANAGED -- CONSOLIDATED
  J-COM Titus....................     100.0%     1,098,800      706,000     23,600          3.3%
  J-COM Tokyo....................      78.5        838,000      481,900     33,900          7.0
  J-COM Sotetsu..................      99.4        129,500       44,200      1,400          3.2
                                                 ---------    ---------    -------
       Total -- All Franchises...                2,066,300    1,232,100     58,900          4.8%
                                                 =========    =========    =======

                                                        (footnotes on next page)

     High-Speed Internet Access

                                   OWNERSHIP     FRANCHISE      HOMES                    CUSTOMER
           FRANCHISES              INTEREST     HOMES(1)(2)   PASSED(2)   CUSTOMERS   PENETRATION(3)
           ----------              ---------    -----------   ---------   ---------   --------------
MANAGED -- CONSOLIDATED
  J-COM Titus....................     100.0%     1,098,800      775,800     36,200          4.7%
  J-COM Tokyo....................      78.5        838,000      423,900     15,100          3.6
  J-COM Kansai(4)................      98.8        725,900      477,700     16,600          3.5
  Osaka..........................      58.9        344,300      289,600      5,400          1.9
  J-COM Kitakyushu...............      81.4        322,000       97,600        400          0.4
  Hokusetsu......................      55.0        182,900      139,200      5,700          4.1
  J-COM Sotetsu..................      99.4        129,500       44,200      2,200          5.0
  Gunma..........................     100.0        116,400       50,500        300          0.6
  Tsuchiura......................      61.3        117,700       30,800        600          1.9
  Shonan.........................      69.5         97,800       84,100      1,400          1.7
  Kisarazu.......................      77.9         86,500       30,100        700          2.3
                                                 ---------    ---------    -------
     Subtotal....................                4,059,800    2,443,500     84,600          3.5%
                                                 ---------    ---------    -------
MANAGED -- UNCONSOLIDATED
  Sakai(4).......................      46.5%       301,100       11,000        700          6.4%
  Kobe Ashiya....................      42.3        262,900      200,200      3,600          1.8
  Media Saitama..................      40.1        257,800      231,400      2,900          1.3
  Yokosuka.......................      47.0        196,900       27,400        400          1.5
  Urawa..........................      49.7        219,500      161,000      6,100          3.8
  Shimonoseki(5).................      50.0        105,500       65,100        500          0.8
                                                 ---------    ---------    -------
     Subtotal....................                1,343,700      696,100     14,200          2.0%
                                                 ---------    ---------    -------
       Total -- Managed
          Franchises.............                5,403,500    3,139,600     98,800          3.1%
                                                 =========    =========    =======
NON-MANAGED INVESTMENTS(6)
  Hanshin........................       7.8%       563,800      363,500      9,400          2.6%
  Kobe West......................      20.0        271,000      159,000      3,600          2.3

---------------
(1) Franchise homes represents the total number of single residences and multiple-dwelling units within the franchise area and is based on recent available census data.

(2) Our franchise homes data reflects recent available census data. Our homes passed figures are estimated based on recent available census data, updated for additional information related to the specific franchise area. In many of our franchises the population is increasing and single-dwelling units are gradually being replaced with multiple-dwelling units, resulting in an increasing number of franchise homes and homes passed. We believe that in most of our franchises, and on an aggregate basis, this has resulted in homes passed being higher than our reported figures. As we periodically update our system data to account for the increasing number of homes in our franchises, we expect to revise our reported figures in the future.

(3) Customer penetration is calculated by dividing customers by homes passed.

(4) Our J-COM Kansai and Sakai franchises have entered into an agreement to merge. We expect the merger to be completed in January 2001.

(5) The other shareholders of our Shimonoseki franchise have an option to purchase from us shares representing up to 5% of the outstanding shares of the franchise, which if fully exercised, would decrease our ownership interest in the franchise to 45%.

(6) In addition, we own an interest of less than 3% in each of Kansai Cablenet Co., Ltd., which we acquired in October 2000 in exchange for our investment in our Suita franchise, and one other company which owns and operates cable franchises.

OUR BUSINESS STRATEGY

     We are committed to maintaining and building upon our position as the largest centrally managed multiple system operator in Japan by pursuing the following business strategies:

  Offer High-Value Bundled Entertainment, Information and Communications
  Services

     We focus on offering compelling services at an attractive price. We are committed to offering services which we believe consumers find exciting, relevant and valuable. In cable television, our goal is to be the best source of home entertainment by providing a wide selection of popular programming and content for our customers, and following the launch of digital television, an exciting interactive experience. In telephony, our goal is to provide competitively priced, high-quality digital services with value-added features. In Internet access, we aim to be the best in terms of speed and accessibility to media-rich portals and Web-sites at a fixed monthly fee. Through our integrated services, we seek to be the one-stop shop for the entertainment, information and communication needs of our customers. Our goal is to deliver our current and future services through a single entry point into the home and through a single sales, billing, service and operations infrastructure. We believe the integrated delivery of these services will result in a better customer experience and will enable us to fully utilize our network infrastructure by generating multiple revenue streams. We intend to continue to add new services to address changing customer needs and demands as technology and customer preferences evolve.

  Develop Our Network Infrastructure to Ensure Customer Satisfaction

     We believe network reliability is a key element in establishing customer confidence and satisfaction. Our network must ensure delivery of our multiple services with strong signal clarity, high-speed transmission, two-way communication and continuous access. To achieve these objectives, we are expanding our advanced broadband networks, which are designed to provide multiple two-way, high-speed service offerings, including high definition television, more commonly referred to as HDTV, services, as they become available. Since we were established in 1995, substantially all of our newly constructed networks have been built to a standard architecture of two-way fiber optic and coaxial cable with spectrum capacity of 750 megahertz. We expect that by the end of 2000 we will have either built or upgraded approximately 80% of the homes passed by our networks to a two-way 750 megahertz fiber optic and coaxial cable standard. We intend to continue to expand and upgrade our transmission facilities and equipment to achieve lower cost and faster speed and to support higher demand for our services.

  Capitalize on Regional Clustering of Franchises

     Nineteen of our managed franchises are organized in three regional clusters: the Kanto cluster, which includes Tokyo; the Kansai cluster, which includes Osaka and Kobe; and the Kyushu cluster, which includes Fukuoka and Kitakyushu. Our regional clustering strategy enables us to reduce network buildout costs, more rapidly launch new services, and, in certain instances, may enable us to consolidate headends. For example, we can deploy a single telephony switch or high-speed Internet server to reach a larger region and more potential customers than we would be able to reach with a more dispersed base of franchise homes. Clustering allows us to achieve significant operating efficiencies by reducing ongoing network maintenance costs and by serving a greater number of customers with a common operational, sales, technical support and customer service infrastructure. Clustering also facilitates mergers of our clustered franchises which allows us to serve a greater number of customers under common management. We believe that we will achieve further benefits as we continue to integrate our cable networks and operations infrastructure. In addition, we may look for opportunities to partner with or to acquire other operators in geographically proximate markets, further leveraging our existing cable network infrastructure.

  Achieve Efficiencies as a Multiple System Operator

     Our centrally managed multiple system operator structure and our significant scale of operations enable us to achieve numerous management, operating and purchasing synergies. In addition, franchise-wide marketing under the J-COM brand enables us to cost-effectively advertise and market our services. Our growing customer base improves our purchasing power, enabling us to contract for programming and equipment on more favorable terms. Consolidation of management, sales and technical training, as well as billing, accounting and customer management, allows us to achieve significant cost savings. We believe our experience in operating multiple franchises enhances knowledge-transfer and sharing of best practices. We have leveraged the expertise of our principal shareholders across all of our managed franchises. We believe we have the opportunity and the resources to realize additional efficiencies both in our existing managed franchises and through the acquisition of additional franchises.

  Aggressively Market Our Services and Brand

     Our marketing and sales efforts have been fundamental in driving the growth of our customer base. Therefore, we intend to continue to commit significant resources to these activities in the future. Our marketing objectives include raising consumer awareness of the choice and convenience of our services. Our marketing strategy is to promote the J-COM brand, to actively sell our services to new and existing customers and to competitively price our services to offer customers greater value. We plan to continue to market our services through a number of initiatives, which currently include door-to-door marketing by local sales representatives, telemarketing, direct mail, advertising and working with the landlords of multiple-dwelling units to make our services available to their tenants. With the acquisition of Titus, we believe we have strengthened our ability to add customers through inbound calling.

THE JAPANESE MARKET ENVIRONMENT FOR BROADBAND SERVICES

     We believe that a number of regulatory, competitive, demographic and economic factors make Japan an attractive market for our operations.

  Regulatory and Competitive Environment

     - The national and local governments consider cable television to be an important means of disseminating information to the public and have implemented policies to encourage the development of the industry.

        -- The national and local governments have provided financial support to cable television operators to construct their networks.

        -- The national government has deregulated the cable television industry in recent years, removing all restrictions on foreign and non-local ownership and permitting the formation of multiple system operators.

     - A Ministry of Posts and Telecommunications administrative guideline recommends the owners of buildings that obstruct terrestrial broadcast television signals to provide for the retransmission of these broadcast signals to households that would otherwise be unable to receive them. In many cases, cable operators provide these services in exchange for compensation from building owners.

     - The Ministry of Posts and Telecommunications has announced a timetable for the introduction of HDTV in Japan, which is expected to improve the television viewing experience and create an opportunity for television providers that are able to deliver HDTV signals rapidly and cost effectively.

     - The national government has introduced, and has begun to implement, plans to reduce telephony interconnection fees charged by NTT to connect with its network and has announced plans to introduce number portability when changing service providers during 2001 to promote competition in the telephony industry.

     - There are numerous suppliers of cable television programming in Japan, including sports and movie programming, and no individual supplier controls the market.

  Demographic and Economic Factors

     - Japan has a high population and household density, which enables cable system operators to construct their networks cost effectively.

     - The standard of construction of cable television networks in Japan is generally aerial, which reduces the capital necessary for network construction.

     - Despite economic weakness in the 1990s, Japan remains a high-income society with an average monthly income per working household of Y574,676 ($5,222) and average monthly consumption per working household of Y346,177 ($3,146) in 1999 according to the Statistics Bureau of Japan.

     - In recent years, Japanese banks and other Japanese lenders have offered low interest rates on debt financing, benefiting the economy in general and cable system operators.

     - Dial-up Internet users have historically been required to pay time-based fees and connection fees to some Internet service providers for Internet access as well as time-based fees charged by NTT and other carriers for local calls, increasing the cost of using the Internet. We believe this has contributed to Japan's relatively low Internet penetration rate of 19.1% of total households as of December 31, 1999 according to the Ministry of Posts and Telecommunications.

OUR REGIONAL CLUSTERS

  Kanto Cluster

     As of September 30, 2000, the managed franchises which comprise our Kanto cluster had an aggregate of 3,158,900 franchise homes and served 396,200 cable television, 58,900 telephony and 65,900 high-speed Internet access customers. Our Kanto cluster is located in the center of Japan and consists of parts of the Tokyo metropolitan area and the Ibaraki, Gunma, Saitama, Chiba and Kanagawa prefectures.

----------------------------------------------------------------------------------------------------
                                                                                         INITIAL
                                                                                       INVESTMENT
  FRANCHISE            LEGAL NAME          BRAND USED           SERVICE AREA              DATE
----------------------------------------------------------------------------------------------------
 J-COM Titus    Titus Communications        J-COM(1)     Tokyo (Kodaira, Tanashi,    September 2000
                  Corporation                              Higashi-kurume, Hoya,
                                                           Itabashi, Higashi-
                                                           murayama, Kiyose)
                                                         Chiba (Kashiwa, Abiko,
                                                           Kamagaya, Shonan)
                                                         Kanagawa (Sagamihara)
                                                         Gunma (Maebashi, Isezaki)
----------------------------------------------------------------------------------------------------
 J-COM Tokyo    J-COM Tokyo Co., Ltd.         J-COM      Tokyo (Suginami, Nerima,    March 1995
                                                           Koganei, Kokubunji,
                                                           Fuchu)
                                                         Saitama (Wako, Niiza)
----------------------------------------------------------------------------------------------------
 Media Saitama  Media Saitama Co., Ltd.       J-COM      Saitama (Omiya, Ageo, Ina)  March 1999
----------------------------------------------------------------------------------------------------
 Yokosuka       CATV Yokosuka Co., Ltd.   J-COM CATY(2)  Kanagawa (Yokosuka, Zushi,  September 1996
                                                           Miura, Hayama)
----------------------------------------------------------------------------------------------------
 Urawa          Urawa Cable Television        J-COM      Saitama (Urawa, Yono)       December 1996
                  Network Co., Ltd.
----------------------------------------------------------------------------------------------------
 J-COM Sotetsu  TITUS Sotetsu               J-COM(1)     Kanagawa (Yamato, Seya)     September 2000
                  Corporation
----------------------------------------------------------------------------------------------------
 Gunma          Jupiter Gunma Co., Ltd.       J-COM      Gunma (Takasaki, Fujioka)   February 1996
----------------------------------------------------------------------------------------------------
 Tsuchiura      Tsuchiura Cable               J-COM      Ibaraki (Tsuchiura,         October 1996
                  Television Co., Ltd.                     Ushiku, Ami)
----------------------------------------------------------------------------------------------------
 Shonan         J-COM Shonan Co., Ltd.        J-COM      Kanagawa (Chigasaki,        March 1995
                                                           Samukawa)
----------------------------------------------------------------------------------------------------
 Kisarazu       Kisarazu Cable                J-COM      Chiba (Kisarazu, Kimitsu,   December 1995
                  Television Co., Ltd.                     Sodegaura, Futtsu)
----------------------------------------------------------------------------------------------------

---------------
(1) We expect that our J-COM Titus and J-COM Sotetsu franchises will begin marketing their services under the J-COM brand in December 2000.

(2) We expect that our Yokosuka franchise will begin marketing its services under the J-COM CATY brand in January 2001.

  Kansai Cluster

     As of September 30, 2000, the managed franchises which comprise our Kansai cluster had an aggregate of 1,817,100 franchise homes and served 211,200 cable television and 32,000 high-speed Internet access customers. Our Kansai cluster is located in southwestern Japan and consists of parts of the Osaka, Hyogo and Wakayama prefectures, including parts of the cities of Osaka and Kobe.

--------------------------------------------------------------------------------------------------------
                                                                                             INITIAL
                                                                                            INVESTMENT
    FRANCHISE         LEGAL NAME     BRAND USED               SERVICE AREA                     DATE
--------------------------------------------------------------------------------------------------------
 J-COM Kansai(1)    J-COM Kansai       J-COM      Osaka (Yao, Kashiwabara, Fujiidera,     January 1996
                      Co., Ltd.                     Matsubara, Habikino, Kaizuka,
                                                    Izumisano, Sennan, Hannan,
                                                    Kumadori, Tajiri, Misaki)
                                                  Hyogo (Takarazuka, Kawanishi,
                                                    Inagawa)
                                                  Wakayama (Wakayama, Kainan, Iwade,
                                                    Kishikawa)
--------------------------------------------------------------------------------------------------------
 Osaka              Osaka Cable TV     J-COM      Osaka (Abeno, Sumiyoshi, Higashi-       May 1996
                      Corporation                   sumiyoshi, Hirano, Ikuno, Tennoji)
--------------------------------------------------------------------------------------------------------
 Sakai(1)           Sakai Cable TV     J-COM      Osaka (Sakai)                           August 1998
                      Corporation
--------------------------------------------------------------------------------------------------------
 Kobe Ashiya        Cablenet Kobe      J-COM      Hyogo (Kobe (Higashi-nada, Nada,        December 1997
                      Ashiya Co.,                   Chuo, Hyogo), Ashiya)
                      Ltd.
--------------------------------------------------------------------------------------------------------
 Hokusetsu          Hokusetsu          J-COM      Osaka (Minoo, Ibaraki, Settsu)          June 1996
                      Cable Net
                      Co., Ltd.
--------------------------------------------------------------------------------------------------------

---------------
(1) Our J-COM Kansai and Sakai franchises have entered into an agreement to merge. We expect the merger to be completed in January 2001.

  Kyushu Cluster

     As of September 30, 2000, the managed franchises which comprise our Kyushu cluster had an aggregate of 941,500 franchise homes and served 105,500 cable television and 900 high-speed Internet access customers. Our Kyushu cluster is located in southern Japan and consists of parts of the Fukuoka and Yamaguchi prefectures, including parts of the cities of Fukuoka and Kitakyushu.

--------------------------------------------------------------------------------------------------------
                                                                                             INITIAL
                                                                                            INVESTMENT
    FRANCHISE         LEGAL NAME     BRAND USED               SERVICE AREA                     DATE
--------------------------------------------------------------------------------------------------------
 Fukuoka            Fukuoka Cable     J-COM       Fukuoka (Higashi, Sawara, Hakata,       March 1996
                      Network Co.,                  Nishi)
                      Ltd.
--------------------------------------------------------------------------------------------------------
 J-COM Kitakyushu   J-COM             J-COM       Kitakyushu (Kokura-kita, Kokura-        April 1996
                      Kitakyushu                    minami, Moji, Yahata-nishi)
                      Co., Ltd.
--------------------------------------------------------------------------------------------------------
 CV21 (Fukuoka)     Cablevision 21    J-COM       Fukuoka (Minami, Jonan)                 April 1996
                      Inc.
--------------------------------------------------------------------------------------------------------
 Shimonoseki        Cable Net         J-COM       Yamaguchi (Shimonoseki)                 December 1996
                      Shimonoseki
                      Co., Ltd.
--------------------------------------------------------------------------------------------------------

  J-COM Sapporo Franchise

     We also have a managed franchise in Sapporo, Hokkaido. As of September 30, 2000, J-COM Sapporo had an aggregate of 389,900 franchise homes and served 26,400 cable television customers.

--------------------------------------------------------------------------------------------------------
                                                                                             INITIAL
                                                                                           INVESTMENT
    FRANCHISE         LEGAL NAME     BRAND USED               SERVICE AREA                    DATE
--------------------------------------------------------------------------------------------------------
 J-COM Sapporo      J-COM Sapporo,    J-COM       Sapporo (Chuo, Nishi, Minami,          September 2000
                    Co., Ltd.                       Toyohira, Shiroishi, Atsubetsu)
--------------------------------------------------------------------------------------------------------

INDUSTRY OVERVIEW

  Cable Television Sector

     Prior to 1993, the government regulated local cable television development and local ownership and control of the country's cable systems. As a result, until government deregulation in 1993, the industry consisted of a large number of small franchises with individual distribution systems and program offerings. Local governments often partnered with local businesses to invest in the creation of Japan's early cable television networks. Local governments continue to be shareholders in most of our franchises. The participation of local governments as shareholders has been and continues to be beneficial as it enhances a cable television operator's ability to provide relevant local community channels to customers, develop key relationships within local communities, pay reduced road use fees and property taxes and receive financing and subsidies for network construction. Some of our managed franchises received in the aggregate Y1,100 million ($10 million) in subsidies from the national and local governments in early 2000 under a special application grant to promote economic growth through infrastructure development and, as of September 30, 2000, our managed franchises had outstanding borrowings of over Y17,200 million ($156 million) in interest-free loans from the Development Bank of Japan.

     Following deregulation of the cable television industry in 1993, the government has eased a number of restrictions, including restrictions on foreign and non-local ownership, mergers and engaging in other lines of business. However, the cable television industry in Japan remains highly fragmented. As of March 31, 2000, according to the Ministry of Posts and Telecommunications, Japan had 686 cable franchises, including the franchises managed by us. In 1999, the government announced its desire that 100% of Japanese television transmission be digital by 2010, and its intention to provide monetary support to ease the financial burden on cable television operators to upgrade their systems. We believe that industry fragmentation and the government's emphasis on digital television transmission will provide opportunities for us to partner with or acquire smaller operators who need financial and operational support.

     We expect the introduction of digital HDTV to significantly alter the television industry in Japan, and to affect cable television providers, terrestrial broadcasters and direct-to-home satellite television providers. In October 1998, the Ministry of Posts and Telecommunications announced its desire that terrestrial broadcasters begin digital HDTV broadcasting in the Tokyo, Nagoya and Osaka areas in 2003, and in the rest of the country in 2006. Industry experts believe that beginning in December 2000, Japan Broadcasting Corporation, more commonly referred to as NHK, and Japan's six commercial television broadcasters will start broadcasting digital HDTV signals via satellite. To receive digital HDTV broadcasts, viewers will be required to use digital television sets or HDTV signal adapters. Although broadcasters are expected to initially offer analog simulcast of their digital channels, analog satellite broadcasts are expected to be phased out by 2007 and terrestrial broadcasts are expected to be phased out by 2010.

  Telephony Sector

     Until 1985, NTT had a state-granted monopoly on all local and long-distance telephony business in Japan. In 1985, in an effort to reduce NTT's monopoly, the government began permitting new common carriers to compete with NTT. Major operators other than NTT in local call markets include Tokyo Telecommunications Network and Kyushu Telecommunications Network. Major operators in the long-distance and international call market include NTT, Japan Telecom Co., Ltd. and DDI Corporation. On October 1, 2000, KDD Corporation and IDO Corporation merged into DDI Corporation, which now offers its services under the "KDDI" brand.

     The wireless telephony market consists of both analog and digital cellular services and Personal Handiphone Systems. A Personal Handiphone System, or PHS, is a digital wireless telephone system that operates on a microcell network, offering shorter-range services and less mobility than cellular services. Major operators in the cellular services market include NTT DoCoMo, Inc., KDDI's "au group," formerly IDO Corporation and DDI Cellular group, and J-Phone group. Major operators in the PHS market include NTT DoCoMo, DDI Pocket and ASTEL group. According to the Ministry of Posts and Telecommunications, for the 12-month period ended March 31, 1999, common carriers other than NTT carried 15.7% of all domestic fixed-line calls, including 48.8% of domestic long-distance calls and 6.3% of local calls. During the same period, common carriers other than NTT also carried 47.1% of wireless calls, including 42.0% of cellular calls and 83.5% of PHS calls. Until 1985, KDD Corporation, a predecessor to DDI Corporation, had a state granted monopoly on international calls. In 1985, the government began permitting competition with KDD Corporation in the international call market. In October 1999, NTT entered the international call market. For the 12-month period ended March 31, 1999, KDD Corporation carried 59.6% of international calls and common carriers other than KDD Corporation carried the remaining 40.4%.

     In 1994, the government adopted regulations allowing cable television operators to offer telephony services. In July 1999, in order to further accelerate competition, the government mandated NTT's reorganization into a holding company with newly established NTT East and NTT West providing local access and NTT Communications providing long-distance and international access. In addition to the reorganization of NTT, the Japanese telecommunication industry has experienced a number of major changes in recent years including investment by foreign telecommunications operators, such as AT&T, British Telecom and Cable & Wireless, and general industry consolidation, such as the recent merger of DDI Corporation, KDD Corporation and IDO Corporation.

     NTT is the principal provider of fixed telephony in Japan that owns and operates a nationwide system. Other common carriers, including us, must connect to NTT's system for calls extending beyond their respective networks. To support "any-to-any" calling, we have 53 interconnection agreements with 55 telephony operators. We expect interconnection charges to decrease if the Long Running Incremental Cost method is implemented. The Long Running Incremental Cost method calculates interconnection charges based on costs assumed to be incurred for the construction of the current network with presently available equipment and technology, as opposed to calculating interconnection charges based on the actual historical costs incurred to construct the network. As a first step, in July 2000, Japan and the United States jointly announced an agreement under which the Japanese government would adopt regulations effectively requiring NTT to reduce its regional access rates by 50% and its local access rates by 20% over a two-year period.

  Internet Sector

     Use of the Internet in Japan has lagged behind use in the U.S., but is extensive and growing. According to Access Media International, Japan had an estimated 18.5 million Internet users as of December 1999. Only the U.S., with an estimated 80 million users, had a larger number of Internet users in 1999. Access Media International estimates that the number of Internet users in Japan will reach 30 million by 2002.

     Broadband Internet access delivered over high-capacity hybrid fiber optic-coaxial networks has the advantage of being able to provide high transmission speed and always-on connectivity. Broadband Internet access customers are able to enjoy increasingly sophisticated entertainment and commercial service offerings on the Internet, including digital quality video and audio. These service offerings can be transmitted over high-capacity hybrid fiber optic-coaxial networks at speeds of up to 100 times faster than are achievable with a conventional 56.6 kilobits per second dial-up modem.

     According to a Ministry of Posts and Telecommunications survey, as of April 1, 2000, there were 145 cable television operators holding a Type I carrier license to provide Internet access, 136 of which had provided services to 216,000 broadband Internet access customers.

OUR SERVICES

     We provide a suite of related and complementary entertainment, information and communication services to our customers. As of September 30, 2000, we provided traditional cable television services in all of our managed franchises, serving 739,300 customers, we provided telephony services in three of our managed franchises serving 58,900 customers, and we provided high-speed Internet access in parts of 17 of our managed franchises serving 98,800 customers. We currently offer high-speed Internet access in parts of 19 of our managed franchises. We intend to launch our digital and interactive television services in most of our managed franchises during 2001. We expect to be able to provide our telephony service in all of our managed franchises by the end of 2003.

  Traditional Cable Television Services

     We provide a wide selection of cable television programming to our customers for a monthly fee. We offer customers a package of basic cable services, including news, sports, movies and other popular programs, and a choice of various premium services. We believe our relationship with Jupiter Programming Co., Ltd., an affiliate of ours, enables us to provide quality programming cost-effectively. All of our cable television customers receive a basic cable channel package. In addition, as of September 30, 2000, our customers subscribed to a total of 318,000 premium channels for a premium channel per customer ratio of 43%. We tailor our basic channel line-up and our additional premium channel offerings for each franchise according to demographics, programming preferences, competition and price sensitivity.

     - BASIC SERVICE. Our basic cable channel package consists of approximately 43 channels of local broadcast television, local community programming, including governmental and satellite delivered programming, including those provided by Jupiter Programming Co., Ltd. A typical channel line-up includes popular channels in the Japanese market such as CSN, a top Japanese movie channel; the SHOP Channel, a shopping network; 1, 2 and 3, three popular sports channels; The Discovery Channel; and the Golf Network. As of September 30, 2000, the fees for our basic cable channel package in 17 of our managed franchises ranged from Y3,000 ($27) to Y3,600 ($33), depending on the franchise. We expect that the three former Titus franchises will offer our basic cable channel package by the end of December 2000. We expect to implement our current pricing packages for all new customers in these franchises by the end of December 2000 and to adopt our current pricing packages for existing customers in these franchises by the end of April 2001.

     - PREMIUM CHANNELS. Our premium channels provide premium movies, sports, horseracing and other special event entertainment programming which we source through multiple suppliers. We offer subscriptions to these channels either individually or in packages. One of our most popular premium offerings is the basic cable plus WOWOW package, to which approximately 27% of our customers subscribed as of September 30, 2000. In addition, the basic cable plus WOWOW package includes a film, event and special programming channel. We currently charge Y4,800 ($44) per month for the basic cable plus WOWOW package in 17 of our managed franchises, representing a savings to our customers of up to Y800 ($7) per month off the stand-alone WOWOW retail price. We expect that the three former Titus franchises will offer our basic cable plus WOWOW package by the end of December 2000. We expect to implement our current pricing packages for all new customers in these franchises by the end of December 2000 and to adopt our current pricing packages for existing customers in these franchises by the end of April 2001.

     We charge a varying installation fee for the first cable outlet within the home. Installation fees for second cable outlets also vary, but are generally priced lower than the first outlet to encourage customers to take an additional outlet at the time of the initial sign-up.

     Our basic and premium channel fees cover one cable outlet within the customer's home. We offer our customers additional cable outlets for which we charge discounted rates for basic channel services. As of September 30, 2000, 127,600 of our cable customers, or 17%, subscribed to additional cable outlets. We believe our ability to offer additional outlets is a competitive advantage over satellite television providers, which are currently unable to offer additional outlets to their customers without requiring the customer to install an additional satellite receiver for each outlet.

     In addition to our basic service and premium channel service, we offer our customers the NHK 1 and NHK 2 broadcast channels as part of our basic cable service. We also offer our customers two popular pay channels, BS1 and BS2, which are produced by NHK. To receive BS1 and BS2 other than by subscribing through us, a household would have to purchase and install a satellite receiver.

     All households that receive the NHK broadcast channels, including our customers who elect to receive the NHK pay channels through our cable service, are required to pay a monthly fee to NHK. NHK offers our customers who also subscribe to NHK's two pay channels through us the option either to pay the fees directly to NHK, or remit discounted fees to us. For our customers electing to pay the discounted NHK fees, we collect the fees as part of our regular customer billings and forward the fees to NHK. NHK pays us a small per customer collection fee for our customers electing to pay in this manner. We do not pay NHK any programming fees for these channels.

     A Ministry of Posts and Telecommunications administrative guideline recommends the owners of buildings which obstruct terrestrial broadcast television signals to provide for the retransmission of these broadcast signals to households which would otherwise be unable to receive them. In many cases, we provide these services in exchange for compensation from the building owner for the construction and maintenance of the network. As of September 30, 2000, under these regulations, we received compensation from building owners for constructing portions of our networks passing approximately 400,000 homes that were not customers of our services. We refer to these homes as compensation homes. Once constructed, the network can be used to transmit our cable television programming to residents under our standard pricing structure.

     As of September 30, 2000, we provided retransmission of terrestrial broadcast television signals to residents other than customers of our cable television services in 1.5 million of our homes passed including our approximately 400,000 compensation homes. We also provided our J-COM promotional channel and our J-COM-branded community channel to most of these homes. We do not pay programming fees to broadcasters for and do not charge customers to receive these signals. We believe that these broadcast transmission services do not result in significant increases in our operating costs and enable us to promote our other services to households that receive these retransmission services. In addition, because these homes are already connected to our network, any capital expenditures that are incurred when these households become customers are substantially lower.

  Telephony

     We currently offer telephony services primarily to residential customers in parts of our J-COM Titus, J-COM Tokyo and J-COM Sotetsu franchise areas, and we expect to be able to provide our telephony services in all of our managed franchises by the end of 2003. We provide both local and domestic long-distance telephony services, providing consumers an alternative to NTT and other local carriers. Our network provides us with our own local telephony infrastructure, giving us a number of competitive advantages over other local carriers that do not own their own networks. Generally, local carriers that do not own a local network must either lease local access capacity from NTT or another local carrier, or require their customers to directly purchase or lease local loop access from NTT or another available carrier. In addition, because these local carriers do not own a local network, they are required to pay interconnection fees for calls which originate or terminate outside of their systems. To be profitable, these local carriers must charge their customers rates higher than these interconnection fees because call charges are their principal source of revenue.

     We believe that owning our own local network infrastructure gives us the following competitive advantages over other local carriers that do not own a local network:

     - our customers do not need to purchase or lease access to the local loop from another carrier, which creates the opportunity for us to displace the existing service provider and allows the customer to rely on us as their exclusive carrier for all local and domestic long distance telephony services;

     - we increase customer satisfaction by providing customers the convenience of a single comprehensive telephone bill for all local and domestic long distance telephony services;

     - we increase customer satisfaction by serving as their single quality assurance provider for local and domestic long distance telephony services;

     - we have lower costs because we do not pay interconnection fees for the origination or termination of calls between customers within our local network; and

     - we have sources of telephony revenue other than per call charges, including line rental fees, fees for enhanced services such as call waiting and second line service and termination fees for calls to our customers originating from outside of our network.

     These competitive advantages allow us to generate greater per customer revenue and offer more services, at a lower per customer cost, than other local carriers that do not own a local network, all while increasing customer convenience and satisfaction. To date, we have not received a substantial portion of our total revenues from the sale of our telephony services.

     With respect to international calls, the customers of all local telephony carriers in Japan, including those subsidiaries of NTT that provide local telephony services to NTT customers, must connect with an international long-distance provider to complete the call. As a result, all carriers must pay a connection fee to the international long-distance provider.

     We believe our telephony services are attractive to consumers both in terms of price and quality in comparison to comparable services offered by NTT and other existing carriers. As of September 30, 2000, our call charges in our J-COM Tokyo franchise were 15% to 43% lower than those of NTT and our telephony line rental charges were 24% lower than those charged by NTT in the area in which we currently offer telephony service. Our value-added services, such as call waiting and second line service, were priced at a discount relative to NTT ranging from 30% to 70%. Customers who purchase one or more of these value-added features receive tone dialing as a free add-on. As of September 30, 2000, our tone dialing service was taken by more than 70% of our telephony customers. We expect that the telephony pricing packages offered by our J-COM Titus and J-COM Sotetsu franchises will be conformed to that of our J-COM Tokyo franchise by the end of 2000. In addition, we do not charge our customers an initial line rights fee when they purchase our telephony service. In contrast, NTT charges its customers a non-refundable local line rights fee of Y72,000 ($654) at the time that a customer establishes service, in addition to installation and connections fees and the monthly fixed service fee, premium service fee and call charges discussed above. We also offer greater price reductions to our customers who purchase telephony services bundled with our cable television or high-speed Internet access services.

     Through our local network, we are able to offer a full range of competitively priced telephony services, attracting customers, such as singles and young families, that find our services a greater value than telephony service that requires line access fees and/or lease charges, monthly fixed service fees, premium service fees and call charges demanded by other carriers. We believe that price is one of the most important factors influencing Japanese customers to switch from NTT or another local carrier to our service. As a result of our competitive pricing and the perceived value of our services, we believe we attract customers who purchase our telephony service as a replacement service to NTT or their other existing carrier, as well as to customers who use our telephony service as a second line for modem and facsimile use.

     We believe that the voice quality of our telephony product, which is digitally transmitted to the voice port at the side of the customer's house, is equal to or superior to that of our competitors. Attractive pricing, high-voice quality and active promotion of our value-added services are key aspects of our telephony strategy. Number portability, which will allow NTT's or other carriers' customers switching from NTT or other existing carriers to our services to retain their original phone number, is expected to be mandated by the Japanese government for introduction beginning in 2001. We believe number portability will further boost our ability to effectively market our telephony service.

     We have configured our network's overall capacity and scope so that we can offer telephony services to businesses as well as to residential customers, including multiple line services with enhanced features, local and wide-area networks and intranet services. Business services ultimately may include interactive video and other communication and information services. We believe that providing communications services to the business telephony market requires a specialized operational infrastructure in areas such as sales and billing. On a limited scale, we currently offer telephony services to small businesses, in addition to our residential service offerings. Although we believe that businesses may become a significant part of our customer base in the future, we have not yet begun to develop the operational infrastructure required to provide these services in all of our managed franchises.

  High-Speed Internet Access

     We commenced offering "always-on" high-speed Internet access for a fixed monthly charge in the first quarter of 1999. As of September 30, 2000, we provided high-speed Internet access to 98,800 customers in parts of 17 of our managed franchises. Currently, we offer high-speed Internet access in parts of 19 of our managed franchises.

     We believe that broadband cable Internet connections are currently the superior means of Internet access for residential customers. Specifically, we believe that our J-COM@NetHome high-speed Internet access offers numerous advantages over conventional dial-up Internet access, including:

     - current transmission speeds of up to 768 kilobits per second downstream, for receiving data, and 128 kilobits per second upstream, for sending data, with the capability to offer transmission speeds of up to approximately 100 times faster than are achievable with a conventional
       56.6 kilobits per second dial-up modem;

     - rich broadband Internet content which is tailored to the high-speed platform we provide;

     - "always-on" access, so that customers do not have to go through the dial-up process and do not experience busy signals; and

     - a fixed monthly charge, in contrast to the time-based fees and per connection fees charged by some Internet service providers for Internet access and the time-based fees charged by NTT and other carriers for local calls.

     Through our @Home Japan joint venture with Sumitomo and At Home Corporation, in June 2000 we commercially launched the @Home Japan high-speed Internet access in selected managed franchises. We offer this service under the J-COM@NetHome brand. This service is designed to provide high-speed Internet access and a Web portal offering rich broadband content. This service will be delivered over our networks and over @Home Japan's private high-capacity network, which we believe will minimize the bottlenecks frequently encountered on the public Internet backbone. As of September 30, 2000, ten of our managed franchises offered the J-COM@NetHome service. We expect to roll-out the @Home Japan service to the remainder of our managed franchises by the end of 2001. Our current strategy is to migrate our existing high-speed Internet access customers to the @Home Japan service as it is implemented in each of our managed franchises.

     We offer our high-speed Internet access service for between Y6,000 ($55) to Y6,500 ($59) per month, including modem rental. If our high-speed Internet access service is bundled with our cable television or telephony services, we expect to discount our price by up to approximately 13% based on the bundle of services. We are initially charging installation fees generally ranging between Y10,000 ($91) and Y30,000 ($273), which we believe will enable us to manage the high expected demand for this service. To date, we

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have not received a substantial portion of our total revenues from the sale of our high-speed Internet access services.

  Digital and Interactive Television

     We expect to begin the roll-out of our digital and interactive television services including HDTV in most of our managed franchises during 2001. Initially, we plan to offer customers retransmission of digital and interactive broadcast channels which are scheduled to be offered by BS digital, a satellite television service. We expect to offer the BS digital platform at a price comparable to what satellite television providers are expected to charge. We expect to launch additional digital and interactive services as they are developed and become available to digital cable television and satellite television providers in Japan. Once these enhanced digital services become available, we expect our customers may receive a mix of additional television programming, an electronic program guide and digital music stations. We expect these services to include:

     - additional HDTV broadcasts;

     - additional basic channels;

     - additional premium channels;

     - near video-on-demand for recently released feature films; and

     - pay-per-view programming for live events and adult entertainment programs.

     In addition, as part of our customized platform we plan to launch various interactive television services. These new services, which we intend to offer in order to enable our customers to interact more fully over the television than they would with the limited interactivity to be initially provided by BS and CS digital, are planned to include:

     - a "walled garden," offering local information and entertainment services, e-commerce and interactive games;

     - television e-mail access, which would allow customers to use the same email address that they use with our high-speed Internet access;

     - video-on-demand, offering access to an extensive library of films and specialized programming, and providing VCR functionality such as pause, rewind and fast forward; and

     - television Internet, which would allow customers unlimited access to a television formatted Internet access at speeds of up to two times that of conventional dial-up modems.

     We expect that our planned interactive television services will allow customers to get limited computer-like functionality over the television by using a conventional television remote control or a keyboard. However, whereas the computer is a "lean in" or active experience, interactive television is a "lean back" and more relaxed entertainment and e-commerce experience. We believe that the interactive television experience will play an important role in cross-selling and migrating some of our customers to the more active Internet experience of our high-speed Internet access, as well as positioning us to provide future Internet content designed for television viewing.

     Providing digital and interactive television services to customers will require our networks to carry a greater number of channels and to support two-way communications. We intend to increase channel capacity through digital compression technology without the need for additional bandwidth. We plan on providing two-way communications by installing headend equipment capable of delivering and receiving digitally encoded communications with a digital set top converter box in the customer's home. We believe that this digital platform will also enable us to deliver HDTV signals to our customers, as these signals become available.

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     As technology develops, we believe multi-media services will increasingly converge, resulting in hybrid offerings which will not be individually distinguished as video-only, voice-only or data-only service. We believe this convergence will take place with respect to content, delivery networks, and appliances used by individuals to access these services. Our plan to provide digital and interactive television services is an initial example of this convergence. Additionally, we strive to keep pace with the rapid rate of technological development to ensure that we continue to deliver the most exciting services and content to our customers in the future.

OUR MANAGEMENT SERVICES

     We provide management services to 20 of our franchises, all of which have entered into management agreements with us. In addition, we currently manage 17 of these franchises under the J-COM brand using our uniform business strategy and plan to manage our J-COM Titus and J-COM Sotetsu franchises under the J-COM brand using our uniform business strategy beginning in December 2000. We expect that our Yokosuka franchise will begin offering our broadband services under the J-COM CATY brand in January 2001. We provide each of these 20 franchises with:

     - operating and administrative services, including assistance and guidance in the preparation of their business plans and budgets;

     - programming selection and procurement;

     - a sales and marketing program, including comprehensive training and support;

     - a unified customer management system that supports customer service, operations, sales, billing and collections for cable television, telephony and high-speed Internet access;

     - technical expertise, including assistance in network design, construction and maintenance;

     - assistance and specifications for procurement of network equipment and construction materials; and

     - a standardized financial accounting and reporting system.

     In addition, the president of each of these managed franchises is seconded from us. Generally, our executive officers meet monthly with the presidents and other senior officers of each of our managed franchises to review financial, operational and marketing issues.

     Our management agreements are for an initial term of one year, with automatic renewal for successive one-year periods unless either party provides termination notice at least 30 days prior to the scheduled end of the term.

     In return for our management services, our managed franchises pay us monthly management fees on a per-customer basis. In addition, all of our managed franchises pay us an agreed upon margin on services and equipment purchased through our central office and an agreed upon margin on license fees for use of our centralized billing system. We believe that our managed franchises during the 12-month period ended March 31, 2000 were able to achieve performance above the industry average, growing their customer bases on average by 56.0%, as compared to a 19.6% increase industry-wide throughout Japan during the same period, according to the Ministry of Posts and Telecommunications.

     In the future, we may provide management services to other cable franchises, including the non-managed franchises in which we currently hold equity interests. We believe our services will provide these franchises the opportunity to lower their cost of operations, gain access to our programming content, market under the J-COM brand and benefit from the other services generally available to our managed franchises. We believe we will benefit from this strategy by increasing our management fee revenue, expanding recognition of the J-COM brand and achieving additional economies of scale, including increasing our accessibility to a greater array of programming content at lower per-customer costs.

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CABLE TELEVISION PROGRAMMING

     We believe that the breadth and quality of our programming is essential to the growth and retention of our cable television customer base. We devote considerable resources to obtaining access to a wide array of basic and premium programming that we believe will appeal to our target market and broad customer base. We rely on extensive market research, customer demographic analyses and local programming preferences to determine channel offerings in each of our markets.

     Our basic and premium programming lineup consists of approximately 50 channels comprised of what we believe to be among the most popular channels currently available across a broad range of genres. In addition to offering national and local programming, our programming genres include, among others, movie, sports, news, music, culture, shopping and network television. We ascertain the popularity of a particular channel through internal and external market research including surveys of our existing customers. We expect that the digital converters, which we will begin offering during 2001, will enable us to provide digital HDTV signals to our customers, as these signals become available, providing us with an advantage over competitors who are unable to offer these services.

     In general, we obtain most of our programming on a per-channel basis from suppliers under distribution agreements. These agreements generally require us to pay a carriage fee to the program suppliers based on the number of our customers subscribing to the particular channel. In many cases, our per-customer charges decrease as the number of our customers subscribing to a channel increases. Our managed franchises also benefit from the volume discounts we negotiate with most content providers based upon the total number of system-wide customers. These cost savings provide us flexibility to expand our service offerings while maintaining our operating margins. For example, we added the JSkySports channels to our basic package at no additional charge to our customers. The JSkySports channels would cost our customers an additional Y2,000 ($18) per month as of September 30, 2000 if purchased from Sky Perfect directly.

     Our distribution agreements range from terms of one to ten years, providing us with flexibility while also giving us the opportunity to secure longer term access to popular and high quality programs. In February 2000, we entered into a ten-year carriage agreement with Jupiter Programming Co., Ltd. for the right to rebroadcast CSN, Golf Network, Shop Channel, JSkySports 1, 2 and 3 and The Discovery Channel, each of which we consider to be integral to our channel line-up. This agreement is automatically renewable for successive three year terms unless cancelled by either party. In addition, we are working closely with Jupiter Programming Co., Ltd. on the development of new digital and interactive television content. Please see the discussion under the caption "Certain Relationships and Related Party Transactions" contained elsewhere in the prospectus for further discussion of the terms of our carriage agreement with Jupiter Programming Co., Ltd.

MARKETING AND SALES

     We believe our marketing and sales activities are critical to maximizing market penetration, increasing revenue per customer and achieving high levels of customer retention. We therefore commit considerable resources to developing and implementing these activities. In formulating our marketing and sales strategy, we are able to draw upon our management's and founding shareholders' prior experience in operating other leading cable television companies around the world.

     As a multiple system operator, we determine the marketing strategy and policy for our managed franchises. We set the advertising and marketing budgets, develop marketing plans and provide training for sales personnel at our managed franchises. We also develop advertising campaigns through a single advertising agency and utilize the campaigns throughout our managed franchises. Our managed franchises are responsible for implementing these sales and marketing programs, with ongoing support at the multiple system operator level. We also publish a J-COM program guide that we use to promote our services and provide program listings to existing and potential customers. Due to our significant scale of operations, we are able to produce a high-quality program guide for each of our managed franchises and achieve discounts on printing costs. We believe this multiple system operator strategy enables us to more

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effectively leverage our expertise and achieve economies of scale, providing us with a competitive advantage relative to other cable operators in Japan.

  Marketing

     Our marketing efforts focus on promoting our services and positioning J-COM as an integrated, competitively priced one-stop provider of entertainment, information and communication services. Specifically, we highlight the following aspects of our services:

     - CABLE TELEVISION. Depth, diversity and quality of programming content. Our goal is to be a popular source of programming, appealing to a broad customer base.

     - TELEPHONY. Superior voice quality, availability of a wide range of value-added features, all offered at attractive pricing compared to NTT.

     - INTERNET ACCESS. High-speed, "always-on" local connections, high-capacity backbone and easy access to content.

     - BUNDLED SERVICE PACKAGES. Price discounts and convenience.

     In general, our marketing initiatives focus on the quality and scope of our services rather than on price. However, we will use our low-cost operating structure to compete on a price basis if and when necessary. For example, in telephony, we intend to continue to price our telephony services below that of NTT as a means of increasing telephony customer penetration. Moreover, we use price as a means of cross-selling, by currently offering a price discount of up to approximately 13% depending on the bundle of services purchased by our customers in 17 of our managed franchises. We expect to offer this discount in the J-COM Titus, J-COM Sotetsu and J-COM Sapporo franchises by the end of December 2000. We are able to offer such discounts based on our cost advantages from our integrated network delivery system, multiple service offerings and efficiencies from being a multiple system operator. We believe discounts through the bundling of services enhance customer loyalty and reduce customer disconnect rates.

  Sales and Promotion

     We invest significant resources into promoting and selling both the J-COM brand and the broadband services that we offer. Promoting the J-COM brand across our managed franchises is important in building our brand equity, attracting new customers, cross-selling and building relations with other franchise operators. We promote our services through numerous means, including sponsorships, our J-COM community channel, our J-COM program guide publication and advertising in newspapers and on billboards, television and the Internet.

     As part of our efforts to develop the J-COM brand, we have developed the slogan "Cable TV to Supermedia" to refer to our roll-out of broadband services in addition to cable television. We believe based on our marketing research that this slogan will continue to be an effective way to develop our brand identity with Japanese consumers. We utilize this slogan in selected marketing materials and on our website.

     Our sales efforts focus on attracting both new customers and cross-selling new services to existing customers. These include direct sales, telemarketing and three in-bound regional calling centers to respond to prospective customers. We conduct market research to assist our sales campaigns and support our sales activities through media advertising and direct mail.

     Our direct sales activities primarily involve door-to-door marketing by local sales representatives. Our objective is for sales representatives to call on every eligible home within their calling region at least once every nine to 12 months. We have a large direct sales force of approximately 1,400, primarily hired on a contract basis. They are compensated with both a base salary and commissions based on success. All sales representatives must attend a week of product and sales skills training before making any calls, followed by ongoing training in areas such as advanced sales skills, specialty marketing and new services.

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     We believe our local sales forces and ongoing direct sales activities enable us to develop stronger relationships with our existing customers and potential customers. These relationships will continue to be important as we begin to offer advanced telecommunications services in all of our managed franchises. We believe that our local sales forces provide us with a significant competitive advantage relative to other cable, satellite television, local telephony and Internet service providers who have not developed direct marketing infrastructures and local customer relationships.

     For multiple-dwelling units, we have a dedicated team whose objective is to secure agreements with building owners to gain access to building tenants. We estimate that this team secured agreements with approximately 65% of the multiple-dwelling units in our managed franchises. Through these agreements, we are able to use our local sales forces to actively market our services to multiple-dwelling unit residents in our managed franchises. Whenever possible, we seek to enter into these agreements prior to the launch of our services in our managed franchise areas. Under these agreements, we provide retransmission of local, off-air terrestrial signals and the J-COM promotional channel free of charge to all residents in the multiple-dwelling unit. Additionally, these agreements provide us with access to the wiring inside the multiple-dwelling unit, enabling us to begin the work necessary to upgrade the wiring to the standard required to effectively deliver all of our services. Our objective is to convert these tenants into paying customers. We believe that our agreements with multiple-dwelling unit owners and our relationships with multiple-dwelling unit residents in our managed franchises provide us with additional advantages over our competitors.

OUR RELATIONSHIPS WITH LOCAL GOVERNMENTS AND COMMUNITIES

     We believe that maintaining strong relationships with the local governments and communities in regions that we serve will be important to our long term success. Local governments currently hold ownership interests in many of our franchises, and over time we have developed strong relationships with them. We also provide community programming services, which focus on community activities. We believe that improving our local government and community relationships will facilitate our future efforts to develop our networks, provide new telecommunications services, build the J-COM brand and expand our business into new regions.

BROADBAND NETWORK ARCHITECTURE

     Our broadband networks enable us to offer multiple services over a single network infrastructure, including cable television, telephony, high-speed Internet access and, beginning in 2001, we expect our networks will enable us to offer digital and interactive television, including HDTV.

     Our network infrastructure consists of our local networks, regional networks and an inter-regional network.

  Local Networks

     At the local network or franchise level, our broadband networks consist of three principal components: the headend facility, the distribution network and the customer equipment.

     The headend facilities in all of our franchises consist of reception and distribution equipment for video signals. The reception equipment at our headend facilities receives television programming from satellites, traditional terrestrial television broadcasters and other sources. The distribution equipment at the headend facility is then used to combine the television programming from these various sources and transmit our programming to our customers through our distribution network. Our distribution network is composed of a combination of fiber optic cable and coaxial cable, as well as electronic devices that manage and amplify the signal as it travels through the distribution network. The distribution network transmits signals between the headend facility and the customer locations. During 2001, we expect to add equipment at many of our headend facilities to support the launch of our digital and interactive television services.

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     In franchises where we already have introduced high-speed Internet access, our headend facilities also contain computer servers that receive cable modem signals from customers on our local networks and connect these signals to our outside Internet service providers. In franchises where we plan to launch our @Home Japan high-speed Internet service, we expect to install @Home Japan regional data centers and cache servers. Regional data centers and cache servers are used to provide high-speed broadband Internet access, monitor network performance, and store and transmit data, Internet content and web pages. We use regional data centers and cache servers to store popular, frequently accessed broadband content and data closer to the locations of our customers. This enables our customers to access this content from within the local network, reducing the distance the content must travel to reach the customer and resulting in higher delivery speeds.

     In the franchises where we have already introduced telephony service, our headend facilities also contain equipment which routes calls from the local network to our telephony switch. A switch is a device that selects the circuits to be used for transmission of voice signals or other information over telecommunications networks. Our telephony switch connects customer calls within our networks and interconnects with NTT's switch center for calls that are initiated or terminated outside of our networks. Currently, we have one installed telephony switch in our J-COM Tokyo franchise and three installed telephony switches in our J-COM Titus franchise, and we intend to install additional telephony switches in each of our regional clusters. We intend to serve multiple franchises from each telephony switch by installing equipment at other headend facilities that are connected to the headend facility containing the telephony switch by fiber optic cable, linking them to the switch.

     We purchase equipment that we believe is scalable. This means that we believe our headend facility equipment will enable us to accommodate a significant increase in demand for our services with minimal additional capital investment for equipment. This will enable us to leverage our capital investment over a greater number of potential customers, rapidly launch our services in our local networks and to maintain our networks and equipment cost effectively.

     We are constructing our local distribution networks to a standard architecture composed of a combination of fiber optic and coaxial cable with spectrum capacity of 750 megahertz which is capable of two-way interactive communications with our customers. This standard architecture enables high-speed broadband signal transmission and two-way, interactive communications with our customers. We also plan to upgrade our systems that we have acquired to this standard architecture. We believe our two-way 750 megahertz fiber optic and coaxial cable standard architecture is among the most advanced in use among cable television operators worldwide. We believe this standard architecture provides us with sufficient capacity to offer all of our services and preserves additional spectrum capacity to accommodate increases in video, voice and data transmission and to provide future services. By building our networks to this standard architecture since our inception in 1995, we believe we have optimized our network design for two-way, broadband services and minimized our construction costs.

     At points in our networks where the fiber optic cable and coaxial cable portions connect, a transition device called a node is required to convert the transmission signal from a light wave that is transmitted on the fiber optic cable to a radio wave that is transmitted on the coaxial cable. For two-way interactive communications from our customers to our headend facilities, the node converts the signal from a radio wave to a light wave. In most of our networks, we have deployed fiber optic cable from the headend facilities to individual nodes serving 600 to 2,400 homes, depending upon the housing density and the number of customers in that area. We deploy coaxial cable from the node to the customer's home or building. If the number of our customers increases to a point where the current node size and the capacity allocated for two-way interactive services are insufficient to carry the entire signal transmission, we can allocate additional capacity or upgrade the technology at the nodes to serve the additional customers and to prevent service delays or disruptions. The residential density in the franchise areas that we serve and the high quality of our local networks enable us to serve more homes from an individual node than operators of older, less advanced networks with lower home density, resulting in more efficient utilization of our network infrastructure.

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     The technology we use to provide our telephony services consists of fiber optic and coaxial cable to transmit the telephony signal, and does not require a separate copper wire overlay network. We believe this technology will enable us to more rapidly and cost effectively offer telephony services to additional franchise areas. In franchises where we intend to offer telephony services, our networks are designed to provide high service quality and to prevent significant service disruptions. Our standard network architecture for these franchises includes a two-hour backup power supply at the node with a power failure alarm, a four-hour backup power supply at the headend facility with a power failure alarm and a generator to provide uninterruptible power at the telephony switch location.

     The equipment our customers use to receive our signals and access our services consists primarily of cable television analog set-top converter boxes, high-speed cable modems and telephony access line units. Cable television analog set-top converter boxes convert our broadband cable television signals into signals that can be received by the customer's television. High-speed cable modems enable customers to connect their computers to our local distribution network so that they can access the Internet. Telephony access line units connect telephony signals between the internal copper telephony wiring at the customer's residence and our local distribution network, so that the customer can place calls through our telephony switch. We currently use analog set-top converter boxes from numerous suppliers, including Pioneer Corporation, General Instrument, Scientific Atlanta, NEC Corporation and Matsushita Electric Industrial Co., Ltd. We use telephony access line units from Nortel and high-speed cable modems from Terayon. We intend to expand our supplier base for telephony access line units and cable modems as we increase the penetration of our telephony and high-speed Internet access services. With the introduction of digital television, we will need to provide our customers with digital set-top converter boxes. We expect to commence our rollout of digital set-top converter boxes during 2001.

     The diagram below illustrates how the principal components of our local networks connect with each other:

                             [GRAPHIC APPEARS HERE]

     [DESCRIPTION OF GRAPHIC: Illustration contains three primary boxes aligned side-by-side. The first primary box is on the far left and is labeled 'Headend.' The first primary box contains a smaller box labeled "Central or Connected Headend (Owned)." The following bullets are set forth below the "Central or Connected Headend (Owned)" box:

     "- Telephony Switch and/or other telephony equipment"

     "- Video reception & distribution equipment"

     "- High-speed Internet equipment"

     "- Regional data center or cache server (planned)"

     "- Digital and interactive television equipment (planned)"

     Four ovals are stacked to the left of the first box. The top two ovals, which are labeled "Terrestrial Broadcast Programming" and "Satellite Delivered Programming," respectively, have one-way arrows connecting them to the "Central or Connected Headend (Owned)" box. The bottom two ovals, which are labeled "Internet Service Providers" and "NTT Switch Center," respectively, have two-way arrows connecting them to the "Central or Connected Headend (Owned)" box. The second primary box, labeled "Distribution Network," is in the center and contains within it three stacked ovals each labeled "Node." There are two-way arrows labeled "Fiber (Owned or Leased)" connecting the "Central or Connected Headend (Owned)" box and each "Node" oval. The third primary box, labeled "Customer Equipment," is on the far right and contains three stacked boxes each labeled "Customer." There are two-way arrows labeled "Coaxial (Owned)" connecting the center "Node" oval contained in the second primary box to each of the "Customer" boxes. The following bullets are set forth below the stacked "Customer" boxes:

     "- Set top converter box"

     "- Access line unit"

     "- Cable modem."]

  Regional Networks

     We use fiber optic cable to interconnect some headend facilities within our Kanto Cluster. We intend to interconnect the headend facilities within our other regional clusters in the future. Interconnecting headend facilities with fiber optic cable enables us to utilize the video, telephony and Internet equipment at one central headend facility to provide services through other connected headend facilities, without requiring us to install the same equipment at the other connected headend facilities.
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     We also expect to be able to use fiber optic cable to interconnect our regional networks with the local networks of other operators that are in geographically proximate markets. This would enable us to provide advanced services to other cable system operators, further leveraging our central headend equipment and creating opportunities for additional revenue.

     The diagram below illustrates how the principal components of our regional network connect with each other:

                             [GRAPHIC APPEARS HERE]

     [DESCRIPTION OF GRAPHIC: Illustration contains a large box labeled "Regional Network." To the left of the box are four ovals, three of which are stacked to the far left and are labeled "International/Long Distance Carriers," "Local Telephone Providers" and "Mobile Telephone Operators," respectively, and are each connected by a two-way arrow to the fourth oval labeled "NTT Switch Center." Contained within the "Regional Network" box is a box labeled "Central Headend (Owned)." The "Central Headed (Owned)" box is connected on the left side to the "NTT Switch Center" by a two-way arrow labeled "Fiber" and on the right side to each of the top and bottom boxes contained in a vertical row consisting of three stacked boxes, each labeled "Connected Headend," by two-way arrows each labeled "Fiber." The top and bottom boxes of the three stacked boxes labeled "Connected Headend" are connected to the middle box by a two-way arrow labeled "Fiber." The following bullets are set forth below the three stack boxes:

     "- Video reception and distribution equipment"

     "- High-speed Internet equipment"

     "- Telephony equipment"

     In the bottom left of the "Regional Network" box is the text "(Fiber may be owned or leased)."]

  Inter-Regional Network

     Our inter-regional network currently consists of a wide-area network provided over leased and owned telecommunications infrastructure. We use this network primarily for our internal management information systems and e-mail functions.

     We intend to expand our inter-regional network by using a combination of leased and owned fiber optic cable to interconnect our regional networks. We believe we will then be able to connect telephony traffic between our regions entirely on our own network, giving us the opportunity to improve our margins on telephony services by reducing our dependence on third parties to connect telephony traffic. We believe this will also enable us to better control the quality of services delivered to our customers. We plan to develop our inter-regional network after we begin generating sufficient inter-regional telephony and Internet traffic, reducing the risk associated with this capital investment. In the interim, we plan to connect this inter-regional traffic using NTT's and other carriers' networks. We intend to utilize our existing inter-regional network to establish a central network operations center in Tokyo, which we believe will enable us to monitor network status in all of our regions and rapidly respond to network problems and disruptions.

     Our @Home Japan joint venture is currently developing a proprietary high-capacity broadband network to access most major urban areas of Japan. This proprietary network includes leased fiber optic cable capacity that is used to transmit broadband Internet content and data. We intend to coordinate the development of our inter-regional network with the development of the @Home Japan network, to leverage our combined purchasing power to secure favorable terms for fiber optic cable capacity.

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COMPETITION

     The market for cable television, telephony and high-speed Internet access in Japan is highly competitive and we compete with a wide range of companies using a variety of technologies. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than us.

  Video Services

     Our principal competition in our cable television business comes from alternative distributors of television signals, particularly direct-to-home satellite television providers, terrestrial television and other forms of entertainment.

     CABLE SYSTEM OPERATORS. We do not believe that other cable system operators offer significant competition to us in our service areas. In substantially all of the areas served by our networks, we are the only cable system operator that has constructed a network and provides services. However, Japanese cable television franchise licenses are non-exclusive, and other cable television providers could "overbuild" our franchises by procuring a license covering one of our existing franchise areas and then building competing networks in areas where we have already constructed networks or constructing networks in areas of our franchises where we have not yet completed construction, as has occurred in portions of the areas served by our J-COM Sotetsu franchise. Nevertheless, we believe the substantial capital expenditures required to construct a competing network are a significant barrier to entry.

     We may face increasing competition from other cable system operators in acquiring new franchises. In October 2000, Fujitsu Ltd., Marubeni Corp., Tokyo Electric Power Co., Inc. and Secom Co., Ltd. announced that they would form a joint venture to integrate their cable systems operations starting in April 2001. On June 30, 2000, Sony Corporation announced its intention to develop a broadband network with Tokyu Cable Television Co., Ltd. to provide games and movie content over Tokyu Cable's network. Pacific Century CyberWorks Limited, a leading Hong Kong based media company, has announced an alliance with cable system operator Tomen Mediacom Inc. Although we do not believe these companies and alliances offer significant competition in our current service areas, they may affect our ability to expand into new franchise areas.

     SATELLITE TELEVISION PROVIDERS. Direct-to-home satellite television is a popular pay television service in Japan. Direct-to-home satellite television providers include CS (communications satellite) digital television and BS (broadcast satellite) analog television providers. Sky Perfect is currently the only CS digital television provider in Japan. As of August 31, 2000, Sky Perfect served approximately 2.3 million customers and it offered 174 television channels. In September 2000, DIRECTV Japan Inc. ceased its operations and offered its pay customers the option to be migrated over to Sky Perfect. Recently, Japan Satellite Broadcasting, Inc., more commonly referred to as WOWOW, and Nippon Television Network Corp. announced their intention to launch CS digital television services during 2001 and have entered into an alliance with Mitsubishi Corp., NTT DoCoMo Inc. and NTT Communications Corp.

     We believe that CS digital television providers currently represent the most significant source of competition to cable television providers, because of the greater number of television channels they offer. However, we believe that we are currently better positioned than CS digital television providers to provide HDTV signals to our customers as these services become available. Our advanced broadband networks are designed with the capability to deliver HDTV signals. We expect to rollout digital converters which are currently being developed for our use and are expected to be capable of receiving HDTV signals. We believe that CS digital television providers will, on the other hand, need to allocate additional satellite transmission capacity to carry HDTV signals and that current digital receivers are not capable of receiving HDTV signals and will need to be replaced.

     We also compete with the two BS analog television providers, NHK, which offers two channels, and WOWOW, which offers one channel. As of July 31, 2000, NHK served approximately 10.0 million

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customers and, as of August 31, 2000, WOWOW served approximately 2.5 million customers. We do not perceive BS analog television providers to be a significant source of competition because we currently offer the same channels at a discount to what subscribers would pay if they subscribed for these channels directly from NHK or WOWOW.

     Another form of satellite television service, BS digital, is expected to be launched in December 2000. BS digital will include HDTV and interactive services, and is expected to consist of six broadcast channels, which include Fuji, TBS, TV Tokyo, TV Asahi, Nippon Television Network Corp. and NHK, two pay channels, which include WOWOW and Star Channel, and nine data broadcasters. In addition, new BS and CS digital satellites capable of transmitting HDTV signals are expected to launch in late 2000 or early 2001. The location and orientation of these satellites will allow consumers to receive both BS and CS programming with a single dish and set-top box. We have initiated discussions with the BS and CS digital broadcast channels in an effort to secure retransmission rights to their digital and interactive programming once it becomes available to reduce the likelihood of our customers switching to satellite television. However, we expect that digital satellite television services will continue to represent competition for us in the future.

     We believe that we have several competitive advantages relative to direct-to-home satellite television providers, including:

     - Our basic programming package offers what we believe is among the most popular Japanese language and other programming in each of the entertainment genres offered by Sky Perfect, all at a more affordable price of Y3,600 ($33) or less per month compared to approximately Y6,900 ($63) or more per month charged by our competitors to receive basic programming which includes these same channels.

     - We offer lower setup costs as compared to Sky Perfect, for which customers must install and maintain a satellite dish and receiver. Generally, the customer must also purchase the satellite dish and receiver.

     - We offer rebroadcast of national and local terrestrial channels, and origination of local community-based programming to our customers and additional households pursuant to arrangements with building owners and national and local governments.

     - We have the ability to support an "always on" return path for interactive services using our two-way broadband networks, compared to the slower dial-up telephone return path expected to be utilized by BS and CS digital providers.

     - We have the ability to integrate interactive and digital broadcast services with other broadband access services, such as those available via home terminals and high-speed modems, which is currently unique to cable systems.

     - We operate our franchises as local businesses which enables us to develop an understanding of local consumer needs.

     - We offer telephony and high-speed Internet access and, beginning in 2001, we expect to offer other interactive and digital television services, including HDTV, in combination with broadcast television services.

     TERRESTRIAL TELEVISION BROADCASTERS. Terrestrial television viewing in Japan has long been a popular form of entertainment. The seven broadcast channels currently available in Japan are the predominant source of terrestrial television programming. However, we market our programming to customers who desire a greater variety of programming than otherwise available through terrestrial television.

     OTHER COMPETITION. We also compete with home entertainment media, such as home video rentals, films, live theater and concerts.

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  Telephony Services

     NTT, our principal competitor in the fixed-line telephony market, has an established market presence, a fully-built network and resources substantially greater than ours. Until 1985, NTT was the sole provider of fixed-line telephony services in Japan and faced little or no competition. As a result, despite government deregulation, as of March 31, 1999, approximately 99.5% of the fixed-line telephony customers in Japan were NTT customers. NTT has a fully-built national telephony network and has extensive experience in marketing and operating telecommunications services in Japan. In addition to NTT, we also compete in the Kanto area with Tokyo Telecommunications Network, which served approximately 2.6 million customers as of March 31, 2000, in the Kyushu area with Kyushu Telecommunications Network, which entered the local telephony market on April 1, 1999, and with other new common carriers in all our markets. NTT's aggressive marketing campaigns and price cutting to retain and attract customers have intensified competition in this market.

     We believe that price is one of the most important factors influencing Japanese consumers to switch from NTT or another local carrier to our telephony service. We seek to provide savings on the cost of line rental, optional services, call charges and installation charges. For example, NTT currently charges its customers a non-refundable local line rights fee of Y72,000 ($654) at the time that a customer establishes service, in addition to installation and connection fees and a monthly fixed service fee, premium service fee and call charges. Other local carriers that do not own a local network must pay NTT or another local carrier to lease local access capacity. Alternatively, these local carriers may require the customer to incur line rights fees to acquire access to the local loop directly from NTT in our service areas. These other local carriers must also pay interconnection charges to NTT or another local carrier to complete calls placed using their service.

     We also compete for customers with cellular network operators, such as NTT DoCoMo, KDDI's "au group," formerly IDO Corporation and DDI Cellular group, and J-Phone group, and PHS network operators, such as NTT DoCoMo, DDI Pocket and ASTEL group. According to figures published by the Ministry of Posts and Telecommunications, approximately 67.8% of households in Japan had at least one mobile phone in 1999 compared to approximately 62.3% in 1998. Furthermore, intense competition in the wireless market has led to rapid, substantial and sustained decreases in the prices for equipment, access fees and usage charges. Wireless phone ownership and usage in Japan is expected to increase further as new technology is introduced to improve access to the Internet via wireless phones and prices continue to decrease.

     Although wireless services may compete in certain respects with our telephony services, we view wireless services as being complementary in other respects. We believe wireless services increase overall usage and demand for our value-added services. For example, we offer our customers the ability to use our call forwarding services and other features in conjunction with their wireless phones to integrate their communications services.

     DDI Corporation and Japan Telecom Co., Ltd., long-distance new common carriers, also compete with us in the long-distance telephony market. Our telephony customers can choose service from any of these new common carriers instead of our services. However, we do not believe that these new common carriers represent significant competition because we offer competitive pricing for our services and our customers would be burdened by the requirement to dial additional numbers for each call if they want to use the services of these new common carriers.

  Internet Access

     The Internet access market is highly competitive and rapidly evolving. Although we expect the overall size of the market to expand, we also expect competition among high-speed Internet access providers to intensify. New technologies are expected to be deployed which will enable access to the Internet at significantly faster speeds than are currently available.

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     Our principal competitors in the Internet access market include:

     TELECOMMUNICATIONS CARRIERS. We compete for business directly with telecommunications carriers who have Type I carrier licenses. Most of the major telecommunications carriers in Japan, including NTT, Japan Telecom Co., Ltd. and DDI Corporation, which markets its services under the "KDDI" brand, offer Internet access over dial-up modems. In addition, traditional telecommunications operators are beginning to offer high-speed Internet access services through the use of fiber optic cable. NTT West Corp. and NTT East Corp. have already substantially completed their fiber optic networks in several metropolitan areas. In Tokyo and Osaka, NTT plans to start testing a high-speed "always on" Internet access service using fiber optic cable with a maximum data speed of ten megabits per second in December 2000.

     INTERNET SERVICE PROVIDERS. We compete with Internet service providers that provide conventional dial-up Internet access. The Internet access market is extremely competitive and highly fragmented. We do not believe that significant barriers to entry exist, and we expect competition in this market to intensify. Our competitors in this sector include companies and services, such as Fujitsu Limited (@nifty/InfoWeb), NEC Corporation (BIGLOBE), NTT (OCN), Sony Corporation (SoNet), MasterNet, ODN and DION. We believe that our ability to bundle our high-speed Internet access together with our cable television and telephony services and our ability to provide these services over our own advanced broadband network differentiates us from these Internet service providers.

     CABLE SYSTEM OPERATORS. We do not believe that other cable system operators offer significant competition to us in our service areas. In substantially all of the areas served by our networks, we are the only cable system operator that has constructed a network and provides high-speed Internet access. However, Japanese cable franchise licenses are non-exclusive, and other cable system operators could "overbuild" our franchises by building competing networks in areas where we have already constructed networks or by constructing networks in areas of our franchises where we have not yet completed construction, as has occurred in portions of the areas served by our J-COM Titus and J-COM Sotetsu franchises. Nevertheless, we believe the substantial capital expenditures required to construct a competing network are a significant barrier to entry.

     Many of the other major cable companies in Japan recently began offering dial-up and one-way cable modem services, and a few have begun offering two-way high-speed Internet access. Internet access via a two-way high-speed cable modem is in an early stage of development in Japan, and currently is available only in select cable systems, including some of ours, with two-way capabilities. This trend may be accelerated if Fujitsu, Ltd. and Internet service provider Nifty Corp. are successful in their recently announced venture aimed at marketing a high-speed Internet access service to cable television providers.

     In addition to us, Tokyo Cable Network Inc. and other cable television operators market, or have announced plans to market, their high-speed Internet access bundled with their cable television and, in some cases, telephony services. Advanced Internet Integration Planning Co., a joint venture formed by Tokyu Corp., Sony Corporation and Toyota Motor Corporation, has recently announced that it is testing high-speed Internet access services and digital programming to be provided to cable television operators beginning next year. As another example, Pacific Century Cyberworks Limited has gained the right to use Tomen Mediacom's cable television infrastructure to deliver broadband and electronic commerce services to subscribers through Tomen Mediacom's cable television operators in the Tokyo area.

     OTHER COMPETITORS. In the future, we may face Internet-related competition from global alliances, such as SpeedNet Inc., a recently announced joint venture between Softbank, Microsoft and Tokyo Electric Power Co. and AT&T/BT global services, distributed by Japan Telecom in which AT&T and British Telecom recently purchased a 30% equity interest.

     NTT recently announced that its two regional carriers will allow their fiber optic networks to be leased by competitors. In addition, fiber optic cable is expected to become available for lease in 2001 from other sources, including utility, transportation and other telecommunications companies, in part subsidized by government funding and construction efforts. Furthermore, the Ministry of Posts and Telecommunications has targeted 2005 for completion of a nation-wide fiber optic cable network capable

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of providing high-speed Internet access to homes throughout Japan. We anticipate that as fiber optic cable becomes more prevalent in Japan, additional operators will begin offering high-speed Internet access through the use of fiber optic cable. Several companies have already announced plans to provide Internet access services using leased fiber optic cable. For example, ten cable companies in the Kanto region have set up a joint venture which plans to offer Internet access using fiber optic cable laid by the Ministry of Construction, which will reduce their start-up costs.

     Internet access can also be provided via satellite. Currently, only a few operators offer Internet access using satellites, with their services being mainly limited to business users. However, Japan's Science and Technology Agency recently announced plans to spend Y50 billion for the development of advanced communications satellites that will have the capacity to offer Internet access up to 20,000 times faster than otherwise available over telephone lines. With the increased efficiency in satellite transponder usage, there have been efforts to start up services targeting residential users and we anticipate competition from satellite providers in the future.

     We also compete with Internet access offered by mobile communications carriers, such as NTT DoCoMo. NTT DoCoMo is planning to introduce next generation mobile communication service "IMT-2000" in May 2001 that provides 384 kilobits per second data transmission services. As of August 2000, the Ministry of Posts and Telecommunications had licensed 16 operators, of which ten have commenced service, to provide high-speed local Internet access using a "wireless local loop" infrastructure. Increased data transmission speeds and improved liquid crystal display monitors for mobile communications terminals have enabled mobile communications carriers to offer "wireless Internet" services to their mobile customers. The Ministry of Posts and Telecommunications released preliminary data indicating that there were approximately 17.29 million users accessing the Internet through wireless phones as of August 31, 2000.

     Since December 1999, several companies, including NTT's subsidiaries and Tokyo Metallic Communications, have commenced Internet access services using asymmetric digital subscriber line technology, which is significantly faster than conventional dial-up Internet access, in certain areas in Japan. Additional entrants such as the "DSL Basic Access Committee," formed in 1999 by a consortium of more than ten different Japanese companies, including Mitsui & Co. and DDI Corporation, also are expected to provide this service in the future.

     Another form of competition may come from real estate developers that form joint ventures with Internet providers to offer high-speed Internet access services to promote condominium sales. The services provided by these joint ventures may displace our services and serve as a basis for owners of multiple-dwelling units denying us access to their buildings.

     A continuing trend towards business combinations and alliances in the Internet access sector, as well as government funded projects, may also create significant new competitors to us. For example, the Ministry of Posts and Telecommunications has announced plans to begin offering interest-free loans to support the development of phone and wireless-based Internet services in fiscal 2001. We cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on our operations.

GOVERNMENT REGULATION

     The Ministry of Posts and Telecommunications is the regulatory agency responsible for overseeing Japan's telecommunications and broadcasting activities. The Ministry of Posts and Telecommunications is responsible for planning, formulating and promoting basic general policies governing licenses and other regulatory matters. The Ministry of Posts and Telecommunications also enforces the laws governing the telecommunications industry.

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  Regulation of the Cable Television Industry in Japan

     BACKGROUND. With the development of the cable television industry in Japan over the last 40 years, the Ministry of Posts and Telecommunications has enacted a variety of promotional measures to support the growth of cable television. In addition, technological advancements resulting in greater capacity and interactive capabilities have enabled cable television providers to support not only television services, but also other forms of telecommunication. As a result, the cable television industry in Japan has evolved from a retransmission business to a multi-channel television business, which includes the distribution of satellite delivered programming. The deregulation of the cable television industry from 1994 through 1996, including the easing of restrictions on foreign investment, spurred growth in Japan's cable television industry. The three major actions undertaken by the Ministry of Posts and Telecommunications between 1994 and 1996 to stimulate the cable television industry were:

     - increasing maximum equity ownership interest that can be owned by foreign entities from 20.0% to 33.3%, from which it was further increased to 100% in June 1999. Please see the description under the caption "-- Foreign Ownership;"

     - allowing greater participation by cable television providers in offering additional telecommunications services, including cable telephony; and

     - allowing cable television providers to service regions outside of their headquartered areas.

     LEGISLATION. The two key laws governing cable television broadcasting services in Japan are:

     - the Cable Television Broadcasting Law; and

     - the Wire Telecommunications Law.

     The Cable Television Broadcasting Law was enacted in 1972 to regulate the installation and operation of cable television facilities and the provision of cable television services.

     The Wire Telecommunications Law is the fundamental law in Japan pertaining to wire telecommunications and it regulates all wire telecommunications equipment, including cable television facilities.

     LICENSES. Under the Cable Television Broadcasting Law, any business that wishes to install cable television facilities with more than 500 drop terminals to provide cable television services must obtain a license from the Ministry of Posts and Telecommunications. Under the Wire Telecommunications Law, if these facilities have 500 drop terminals or less, only prior notification to the Ministry of Posts and Telecommunications is required in lieu of a license.

     Under the Cable Television Broadcasting Law, if a license is required, the license application must provide an installation plan, including details of the facilities to be constructed and the frequencies to be used, financial estimates, and other relevant information. Generally, the license holder must obtain prior permission from the Ministry of Posts and Telecommunications in order to change any of the items included in the original license application.

     Licenses will be granted if the following conditions are satisfied:

     - the installation plan is reasonable and practicable;

     - the facilities to be constructed satisfy technical standards prescribed by the Ministry of Posts and Telecommunications;

     - the financial and technical competence of the applicant is deemed sufficient; and

     - the establishment of the facilities in the proposed area is necessary and appropriate in light of social, environmental and cultural conditions.

     The Cable Television Broadcasting Law also provides that any business that wishes to provide cable television services must file prior notification with the Ministry of Posts and Telecommunications before

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commencing service. This notification must provide and identify the service areas, the facilities to be used and the frequencies to be used, an outline of the proposed cable television broadcasting services and other relevant information, regardless of whether these facilities are leased or owned. Generally, the cable television provider must notify the Ministry of Posts and Telecommunications of any changes to these items.

     A cable television provider must comply with the following guidelines:

     - if the cable television provider intends to edit programming, program standards must be established and made public, a broadcast consultation organization must be established, and standards set forth in the Broadcasting Law, which relate to programming, must be followed;

     - the license holder must make its facilities available to third parties wishing to use them for cable television broadcasting services, subject to availability of broadcast capacity;

     - cable television broadcasting services must be provided to those parties requesting them in the absence of reasonable grounds for refusal;

     - a retransmission consent must be obtained where the retransmission of television broadcasts occurs in any area outside a zone designated by the Ministry of Posts and Telecommunications as an area in which consents need not be obtained, even though the Ministry of Posts and Telecommunications has not yet designated any area of this type within Japan; and

     - under the Roads Law, permission to occupy or use public roads for the installation and use of cable must be obtained from the relevant government agencies and other road administrators.

     TARIFFS. Before commencing operations, a cable television provider must notify the Ministry of Posts and Telecommunications of all charges and tariffs it will charge for providing cable television services. In addition, a cable television provider must give prior notification to the Ministry of Posts and Telecommunications of all amendments to the provider's existing tariffs/charges scheme. Approval by the Ministry of Posts and Telecommunications of these amendments is not required.

     FOREIGN OWNERSHIP. In June 1999, certain foreign ownership restrictions provided for in the Cable Television Broadcasting Law were abolished. Since that time, licenses to install cable television broadcasting facilities may be granted to a Japanese entity in which non-Japanese nationals hold all of the voting rights. In addition, non-Japanese nationals may now be nominated as representative directors of cable television providers.

     TRANSFER OF FACILITIES, SALE OF BUSINESS AND MERGER. Under the Cable Television Broadcasting Law, if a license holder transfers all of its cable television facilities to another entity with the approval of the Ministry of Posts and Telecommunications, the transferee succeeds to the transferor's license. Additionally, upon consummation of a merger of a license holder that is approved by the Ministry of Posts and Telecommunications, the surviving entity succeeds to the license of the dissolved party.

     If a cable television provider that has filed prior notification with the Ministry of Posts and Telecommunications in connection with its commencement of service sells all of its cable television business to another entity, or merges with another entity, the purchaser or the surviving entity, as the case may be, need not give prior notice to the Ministry of Posts and Telecommunications of its commencement of service. However, the purchaser or the surviving entity, as the case may be, must immediately notify the Ministry of Posts and Telecommunications of the sale of the business or merger upon its completion.

     REVOCATION OF LICENSES. The Ministry of Posts and Telecommunications may revoke a facility license in the following circumstances:

     - if the original license or amendment thereof is obtained by illegal means;

     - if a license holder breaches the terms of its license, fails to comply with technical standard set forth in the relevant ordinance under the Cable Television Broadcasting Law, or fails to meet other requirements of the Cable Television Broadcasting Law; or

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     - if a license holder fails to implement a Ministry of Posts and
       Telecommunications improvement order relating to its cable television facilities or its operation of cable television services.

  Regulation of the Telecommunications Industry in Japan

     As providers of telephony and high-speed Internet access, our franchises also are subject to regulation by the Ministry of Posts and Telecommunications under the Telecommunications Business Law. The Telecommunications Business Law regulates two types of telecommunications companies. Type I carriers are allowed to carry data over telecommunications circuit facilities which they installed or on which they hold long-term leases meeting certain criteria. Type I carriers include NTT, DDI Corporation and other common carriers, as well as wireless operators. Type II carriers, including telecommunications circuit resale carriers and Internet service providers, can only carry data over facilities installed by others. Under the Telecommunications Business Law, Type I carriers are allowed to offer the same kinds and categories of services as Type II carriers. Because our franchises carry data over telecommunications circuit facilities they installed in connection with their telephony and high-speed Internet access, our franchises are Type I carriers.

     As Type I carriers, the following regulations under the Telecommunications Business Law apply to our franchises in connection with their provision of telephony and high-speed Internet access.

     MINISTRY OF POSTS AND TELECOMMUNICATIONS LICENSE. A Type I carrier is required to obtain a license from the Ministry of Posts and Telecommunications before providing telephony or Internet access. The license application must set forth categories and descriptions of services, service areas and telecommunications facilities. Additionally, a Type I carrier generally must obtain prior permission from the Ministry of Posts and Telecommunications in order to change any of these items set forth in the original application. A Type I carrier must also obtain approval from the Ministry of Posts and Telecommunications before it enters into an agreement entrusting any part of its telecommunications service to any other telecommunications carrier. A license may be revoked by the Ministry of Posts and Telecommunications, among others, if a Type I carrier has failed to commence its telecommunications business within the time period designated by the Ministry of Posts and Telecommunications or if a Type I carrier has harmed the public interest by otherwise violating the Telecommunications Business Law.

     For purposes of a Type I carrier license, Internet access and telephony services are deemed to be separate categories of service. Thus, when a franchise plans to commence either telephony or Internet access, that franchise must first apply for and obtain a Type I license to carry the service for which the application relates. After a franchise receives a Type I license permitting it to provide either telephony or Internet access, the franchise must reapply for an extension of the original license prior to offering additional services not covered by the original license.

     To date, our managed franchises that offer telephony or high-speed Internet access have generally been able to obtain the necessary license and approvals without undue delay or hardship, and have never had a license revoked.

     OBLIGATION TO PROVIDE SERVICES. Type I carriers must not, without good reason, refuse to provide telecommunications services within their service areas.

     TERMS AND CONDITIONS FOR THE PROVISION OF SERVICES. Type I carriers must establish standard terms and conditions for providing telecommunications services. These terms and conditions, and any amendments to them, are subject to approval by the Ministry of Posts and Telecommunications. Except for non-tariff based services, for which approval by the Ministry of Posts and Telecommunications is separately required, Type I carriers are prohibited from providing any telecommunications services other than in accordance with terms and conditions approved by the Ministry of Posts and Telecommunications.

     TARIFF REGULATION. Type I carriers must establish tariffs for the telecommunications services that they offer. Although such tariffs may be established and changed without approval by the Ministry of Posts and Telecommunications, prior notification to the Ministry of Posts and Telecommunications is required.
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Additionally, the Ministry of Posts and Telecommunications may order a change to the tariffs if it determines that the tariffs are not calculated according to a clear and properly stipulated method, include any provision that unfairly discriminates against any person or creates unfair competition or are otherwise strongly adverse to the public interest.

     INTERCONNECTION REGULATION. Interconnection tariffs, terms and conditions are subject to special regulation by the Ministry of Posts and Telecommunications. For example, NTT East and NTT West, which are designated by the Ministry of Posts and Telecommunications as dominant Type I carriers, must establish uniform interconnection tariffs, terms and conditions which are subject to approval by the Ministry of Posts and Telecommunications.

     Telecommunications carriers who are not designated as dominant Type I carriers may set interconnection tariffs, terms and conditions by independent negotiation and agreement subject to approval by the Ministry of Posts and Telecommunications.

     SALE OF BUSINESS AND MERGER. A sale of the business of a going-concern or a merger is subject to prior approval by the Ministry of Posts and Telecommunications where the transferor or dissolved party is a Type I carrier. The transferee or the surviving entity, as the case may be, succeeds to the Type I carrier license from the transferor or the dissolved party.

     TECHNICAL STANDARD FOR TYPE I CARRIER. In order to ensure the quality and security of the telecommunications infrastructure of a Type I carrier, Type I carriers are required to maintain their telecommunications facilities in accordance with the technical standards established by the Ministry of Posts and Telecommunications. If the Ministry of Posts and Telecommunications determines that the telecommunications facilities of a Type I carrier fail to meet its technical standards, it may order the carrier to improve or repair its facilities.

     Currently, other than the Telecommunications Business Law, only a small body of laws and regulations specifically applies to Internet access and other Internet related activities in Japan. Due to the increasing popularity and use of the Internet, however, it is possible that Internet related laws and regulations may be adopted in Japan and in other jurisdictions. Governmental agencies in Japan and elsewhere are currently considering the adoption of Internet related laws and regulations. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications.

PROPERTIES

     Our corporate headquarters are located at Higashi-Ikebukuro Center Building 8F, 41-24, Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo, where we lease approximately 22,000 square feet. Our lease expires on December 31, 2000 and is automatically renewable for two-year terms thereafter. In addition, we own or lease real property for signal reception sites and business offices in many of the communities served by our franchises and for our principal executive offices. Our headend locations are generally located on leased parcels of land, with lease terms that are automatically renewable.

     Our principal physical assets which we either own or lease consist of cable television, telephony and Internet plant and equipment, including signal receiving, encoding and decoding devices; headend facilities; telephony switches; cable modem termination systems; host digital terminal; headends; digital terminals; regional fiber networks; distribution systems; and customer drop equipment, including set-top boxes, access line units and broadband modems for each of our managed franchises. Our cable plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. The amount of our cable plant and equipment buried underground is less than one percent of our total cable plant and equipment. The physical components of our network require maintenance and periodic upgrading to keep pace with technological advances.

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EMPLOYEES

     As of September 30, 2000, Jupiter employed approximately 500 people, including 41 employees seconded from our principal shareholders, but excluding part-time and temporary personnel and consultants. Of these 500 employees, we seconded approximately 335 to our managed franchises. Of the total, approximately 140 were employed in network engineering, approximately 270 were employed in customer support, sales, marketing and related activities, approximately 20 were employed in information technology and product development, and approximately 70 were employed in general and administration. In comparison, we employed approximately 430 people as of December 31, 1999, approximately 390 people as of December 31, 1998 and approximately 350 people as of December 31, 1997.

     As of September 30, 2000, our managed franchises employed, approximately 1,850 people, excluding part-time and temporary personnel and consultants but including approximately 335 employees seconded from us. Of the approximately 1,940 people carrying out the sales and marketing of our services for our managed franchises, approximately 580 are directly employed by our managed franchises on a full-time basis, while the remaining 1,360 are hired on a contract basis from personnel agencies. In comparison, our managed franchises employed approximately 920 people as of December 31, 1999, approximately 810 people as of December 31, 1998 and approximately 560 people as of December 31, 1997.

     None of our employees, and, with the exception of approximately 15 employees in the CV21 (Fukuoka) franchise, none of the employees of our managed franchises, is subject to any collective-bargaining arrangements. We consider our relations with all our employees, as well as the relations of our managed franchises with their direct employees, to be good.

     Our principal shareholders pay the compensation to our employees that are seconded from them, however, we reimburse our shareholders for any compensation they pay to these employees. While we expect to continue this arrangement with our principal shareholders, there can be no assurance that we will be able to continue to call upon our principal shareholders as a source of employees following the global offering. Likewise, our managed franchises reimburse us for any compensation we pay to their employees seconded from us.

INSURANCE

     We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage and workers' compensation insurance in amounts typical of similar operators in the cable industry and with reputable insurance providers. As is typical in the cable industry, we generally do not insure our external coaxial fiber cable plant. However, we generally do insure our cable plant within buildings for such hazards as fire, explosion, theft, floods, mischief and accidents other than earthquakes.

PROPRIETARY RIGHTS

     We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights to our services. We have no patented technology that would preclude or inhibit competitors from entering our market. The steps we have taken to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. To the extent that we rely on technologies we license from third parties, such licenses may not be available to us in the future on commercially reasonable terms, if at all.

     We are the owners of the following trademarks, each of which has been registered in Japan: "Jupiter," both in Japanese and English; "J-COM," in English; the J-COM logo mark; and the J-COM character mark.

     To date, we have received no notice that our services infringe on the proprietary rights of third parties, but third parties could claim that our current or future services infringe on their rights. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our markets grows. We may, however, become involved in such actions in the
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

future. Any of these claims, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any of these claims may have a material adverse effect on our business.

THEFT PROTECTION

     Our multi-channel package is scrambled, and we believe the incidence of theft of service in our markets is negligible.

LEGAL PROCEEDINGS

     We are not a party to any litigation or other legal proceedings which, if determined adversely against us, would have a material adverse effect on our consolidated group's financial condition and results of operations.

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

                                   MANAGEMENT

DIRECTORS, SENIOR MANAGEMENT AND CORPORATE AUDITORS

     The following table sets forth the name, age and position of each of our directors, executive officers and corporate auditors:

               NAME                  AGE                          POSITION
               ----                  ---                          --------
Tsunetoshi Ishibashi                 59       Representative Director, Chairman
Lee A. Daniels                       43       Representative Director, President
Vernon A. Chamberlin                 54       Representative Director, Executive Vice
                                              President
Susumu Shoji                         58       Managing Director, Finance and Accounting
Yasufumi Hirayama                    56       Managing Director, Planning and Administration
Tsuguhito Aoki                       53       Director
Miranda T. C. Curtis                 44       Director
Susumu Furukawa                      46       Director
Graham Hollis                        48       Director
Atsushi Nishijo                      58       Director
Yasushige Nishimura                  65       Director
Yuji Tamura                          57       Director
Henry P. Vigil                       42       Director
Darryl V. Dorrington                 56       Corporate Auditor
Yasuo Kimura                         67       Corporate Auditor
Masaki Okubo                         60       Corporate Auditor
Suzanne M. Provan                    35       Corporate Auditor

     Tsunetoshi Ishibashi. Mr. Ishibashi has served as our Representative Director, Chairman since September 2000. From March 1998 to August 2000, Mr. Ishibashi served as our Representative Director, President and Chief Executive Officer. Mr. Ishibashi served as our Executive Vice President from December 1997 to March 1998 and has served as one of our directors since January 1995. Since May 1995, he served as Deputy General Manager, Media Business Division of Sumitomo. From April 1990 to May 1995, he served as the General Manager, CATV Business Department of Sumitomo.

     Lee A. Daniels. Mr. Daniels has served as our Representative Director, President since September 2000. Prior to joining us, Mr. Daniels served as the President and Chief Executive Officer of Titus from April 1998 to August 2000. From November 1994 to April 1998, he served as the President and Chief Executive Officer of AT&T Japan Ltd. and AT&T CSG. Prior to that time, he held various positions at AT&T Corp., including Product Line Director and Sales and Marketing Director in Global Consumer Services and was an International Sales Manager in Business Communications Services.

     Vernon A. Chamberlin. Mr. Chamberlin has served as our Representative Director, Executive Vice President since September 2000. From August 1998 to September 2000, Mr. Chamberlin served as our Director, Executive Vice President and Chief Operating Officer. Mr. Chamberlin is responsible for our marketing, engineering and operating divisions as well as the operating performance of our managed franchises. Mr. Chamberlin joined our company in April 1996 as a Senior Vice President with responsibility to develop and launch integrated cable television, telephony and high-speed Internet access services. Prior to joining us, Mr. Chamberlin worked for U.S. West International/MediaOne in the United Kingdom as Director of Operations from March 1990 to April 1996, where he was responsible for overseeing the development and start-up of integrated cable television and telephony businesses involving several joint ventures, including Telewest Communications plc.

     Susumu Shoji. Mr. Shoji has served as our Managing Director since September 1997 and has been in charge of Finance and Accounting since October 2000. Mr. Shoji served as our Chief Financial Officer from June 1996 to September 2000. From June 1996 to September 1997, Mr. Shoji also served as one of our directors. From July 1994 to June 1996, he was General Manager, Accounting Department of the Machinery & Electric Group of Sumitomo.

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

     Yasufumi Hirayama. Mr. Hirayama has served as our Managing Director since September 1997 and has served as one of our directors since June 1996. Mr. Hirayama has been in charge of Planning and Administration since October 2000 and in charge of Operations from March 1998 to September 2000. From January 1996 to March 1998, Mr. Hirayma served as our General Manager, President Office in charge of administration. From July 1994 to January 1996, he served as the Deputy General Manager, Overseas Planning & Coordination Department of Sumitomo.

     Tsuguhito Aoki. Mr. Aoki has served as one of our directors since January 1995. Since December 1998, Mr. Aoki has been the General Manager of CATV & Satellite Business Department, formerly known as CATV Business Department, of Sumitomo. From June 1996 to December 1998, he served as Deputy General Manager of CATV Business Department. From January 1995 to June 1996, Mr. Aoki served as our Chief Financial Officer.

     Miranda T. C. Curtis. Ms. Curtis has served as one of our directors since January 1995. Since February 1999, Ms. Curtis has been the President of Liberty Media International. In that capacity, she oversees all of Liberty Media International's international broadband, distribution, telephony and content operations. From September 1996 to February 1999, she served as Executive Vice President of Liberty Media International. She joined Liberty Media International in 1994 at its formation and served in the international division of AT&T Broadband, formerly Tele-Communications, Inc., from 1992 to 1994. Ms. Curtis also serves on the board of directors of Telewest Communications plc, Jupiter Programming Co., Ltd., Multithematiques SA and Princes Holdings, Ltd.

     Susumu Furukawa. Mr. Furukawa has served as one of our directors since September 2000. Since April 2000, Mr. Furukawa has been the Vice President of Consumer Strategy of Microsoft Corporation. From November 1991 to April 2000, he served as the Chairman and Chief Executive Officer of Microsoft Japan. From May 1986 to November 1991, he served as the General Manager and President of Microsoft Japan.

     Graham Hollis. Mr. Hollis has served as one of our directors since September 2000. From March 1999 to August 2000, Mr. Hollis served as one of our corporate auditors. Mr. Hollis has been an Executive Vice President of Liberty Media International since September 1996 and Chief Financial Officer of Liberty Media International since May 1995. From July 1994 to May 1995, he was the Director of Finance at Liberty Media International. Mr. Hollis also serves on the board of directors of Telewest Communications plc, The Wireless Group plc, Jupiter Programming Co., Ltd., Multithematiques SA and Princes Holdings, Ltd.

     Atsushi Nishijo. Mr. Nishijo has served as one of our directors since October 1995. Mr. Nishijo has served as a Representative Director and General Manager of the Media, Electronics and Information Business Group of Sumitomo since April 2000. From April 1997 to April 2000, he served as a Representative Director and General Manager of the Media Business Division of Sumitomo. From June 1995 to March 1997, he served as a Director of the Media Business Division of Sumitomo. From June 1993 to June 1995, he served as Executive Vice President of Sumitomo Corporation of America, a subsidiary of Sumitomo.

     Yasushige Nishimura. Mr. Nishimura has served as one of our directors since September 2000. Mr. Nishimura has been the Chairman of Jupiter Satellite Broadcasting Co., Ltd. since May 1998 and Chairman of Japan Satellite Broadcasting Association since June 1998. From March 1996 to March 2000, he served as Chairman of Jupiter Programming Co., Ltd., a joint venture between a wholly-owned subsidiary of Liberty Media International and Sumitomo. From January 1995 to March 1998, he was our President and Chief Executive Officer. From April 1990 to October 1995, he was Deputy General Manager, Media Business Division of Sumitomo. In addition, he has been a consultant to Liberty Media since November 1998 and a senior advisor to Jupiter Programming Co., Ltd. since April 2000.

     Yuji Tamura. Mr. Tamura has served as one of our directors since September 2000. Mr. Tamura has been a Managing Director and General Manager of the Media Business Division of Sumitomo since April 2000, the General Manager of Machinery & Electric Systems of Sumitomo since April 1998 and a director of Sumitomo since June 1996. From June 1995 to April 1998, he served as the President of Sumitomo Corporation Thailand, Ltd., an affiliate of Sumitomo. Prior to that time, he worked for Sumitomo.

     Henry P. Vigil. Mr. Vigil has served as one of our directors since September 2000. Since January 1999, Mr. Vigil has been the Vice President, Consumer Strategy and Partnerships of Microsoft Corporation. From January 1997 to January 1999, he served as the Senior Director of Strategy Planning and Business Development for the Digital Television Group of Microsoft Corporation. From September 1995 to January 1997, he served as General Manager of the Internet Commerce Business Unit and General Manager of the Interactive Television Business Unit of Microsoft Corporation. In addition, from 1990 to 1995, he served as Director of Marketing for Desktop Applications of Microsoft Corporation. Mr. Vigil also serves on the board of directors of Telewest Communications plc and UnitedGlobalCom, Inc.

     Darryl V. Dorrington. Mr. Dorrington has served as one of our corporate auditors since September 2000. From March 1998 to August 2000, Mr. Dorrington served as one of our directors. Mr. Dorrington has been General Manager (Japan) of Liberty Media International since 1998. From January 1996 to March 1998, he served as Chief Operating Officer of Jupiter Programming Co., Ltd. From 1991 to 1996, he served as Deputy Chief Executive of Television New Zealand Ltd. and was responsible for establishing and managing subsidiary companies and building the business structure of Television New Zealand Ltd.

     Yasuo Kimura. Mr. Kimura has served as one of our corporate auditors since June 1995. From January 1995 to June 1995, Mr. Kimura served as one of our directors. From June 1995 to June 1998, he served as a Representative Director and an Executive Vice President of Sumitomo. Since June 1998, he has been a special advisor to Sumitomo.

     Masaki Okubo. Mr. Okubo has served as one of our corporate auditors since January 1995. From February 1991 to January 1995, Mr. Okubo was General Manager, Information System Department of Sumitomo.

     Suzanne M. Provan. Ms. Provan has served as one of our corporate auditors since September 2000. Since July 1998, Ms. Provan has served as Director of Accounting of Liberty Media International. From May 1997 to July 1998, she served as Vice President and Controller of Liberty Media International. From July 1995 to May 1997, she served as Controller of Liberty Media International. Prior to joining Liberty Media International, Ms. Provan held various positions within the financial group of AT&T Broadband, formerly Tele-Communications, Inc.

BOARD OF DIRECTORS

     Our board of directors has the ultimate responsibility for the administration of our affairs. Our board of directors can resolve any affairs in connection with the conduct of our business other than affairs that law or our articles of incorporation require shareholder approval. The board of directors elects one or more representative directors from among its members who have the authority individually to represent us. Though the board of directors can delegate a part of its authority to our representative directors, certain matters provided for by law or our rules of board of directors, including the incurrence of substantial indebtedness, must be resolved by our board of directors. Our articles of incorporation do not contain any provisions limiting the borrowing power of our board of directors. The quorum of our board of directors is a majority of its members and a resolution can be adopted by a majority vote. Any directors who have a special interest in a resolution are not counted for purposes of a quorum and cannot exercise their voting rights in connection with that resolution. Our articles of incorporation provide for not less than three directors. Directors are elected at a general meeting of shareholders, and the normal term of office of directors is two years, although a director may serve any number of consecutive terms. Our articles of incorporation do not mandate staggered terms for our directors. Our articles of incorporation do not contain any provisions regarding retirement or non-retirement of directors based upon their age or regarding the number of shares required for qualification as a director. From among its members, the

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

board of directors may elect the chairman and the president and one or more vice-chairmen, executive vice presidents, senior managing directors and managing directors.

     Upon completion of the global offering, Sumitomo, Liberty Media and Microsoft will enter into a shareholders agreement. The agreement will provide that our principal shareholders will undertake to maintain 13 directors on our board of directors, with Sumitomo and Liberty Media each having the right to nominate three non-full-time directors and Microsoft having the right to nominate two non-full-time directors. In addition, the shareholders party to the agreement have the right to remove directors they appoint to our board of directors. These shareholders will agree further that each will have the right to nominate one member to any committee of our board of directors. The board nomination rights will be subject to maintaining minimum ownership holdings of our outstanding ordinary shares. The shareholders agreement will terminate when Sumitomo, Liberty Media, Microsoft, their controlled associates and any of their transferees who are transferred an aggregate of 15% or more of the voting power of our outstanding ordinary shares, collectively own less than 33% of the voting control of our outstanding ordinary shares.

CORPORATE AUDITORS AND INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     In accordance with the requirements of the Japanese Commercial Code, our articles of incorporation provide for not less than three corporate auditors. Corporate auditors, of whom at least one must be from outside our company, are elected at a general meeting of shareholders and the normal term of office for a corporate auditor is three years, although they may serve any number of consecutive terms. Corporate auditors form the board of corporate auditors. Corporate auditors are under a statutory duty to oversee the administration of our affairs by our directors, to examine our financial statements and business reports to be submitted by our board of directors to the general meetings of our shareholders and to report their opinions to our shareholders. They are entitled to attend meetings of the board of directors and to express their opinions, but they are not entitled to vote. Our board of corporate auditors also determines matters relating to the duties of the corporate auditors, such as audit policy and methods for the investigation of our affairs.

     In addition to corporate auditors, we have appointed independent certified public accountants, who have the statutory duties to examine the financial statements to be submitted by our board of directors to the general meetings of our shareholders and to report to our board of corporate auditors and our board of directors. Beginning with the fiscal year ended March 31, 1995, Asahi & Co., a member firm of Andersen Worldwide SC, independent certified public accountants, became Jupiter's independent certified public accountants in Japan.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

     The aggregate amount of compensation we paid during the fiscal year ended December 31, 1999 to our directors and executive officers as a group, which includes four individuals, including amounts attributable to benefits and prerequisites, but excluding amounts paid in connection with expatriate allowances and foreign tax equalization, was Y101,443,000 ($921,790).

     On September 29, 2000, our shareholders approved an aggregate cash and non-cash compensation allowance of up to Y800 million ($7 million) for our directors and up to Y100 million ($0.9 million) for our corporate auditors. Currently, we do not pay cash compensation either to our non-full-time directors or our non-full-time corporate auditors for their services as members of our board of directors or board of corporate auditors, however, we will reimburse our directors and corporate auditors for expenses incurred in connection with attending board meetings.

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

     On September 11, 2000, we granted subscription rights for the purchase of an aggregate of 48,408 ordinary shares to our directors and an aggregate of 2,040 ordinary shares to our corporate auditors, each at an exercise price of Y92,000 per ordinary share, as follows:

                                                    ORDINARY SHARES UNDERLYING
                       NAME                         SUBSCRIPTION-RIGHTS GRANT
                       ----                         --------------------------
Tsunetoshi Ishibashi..............................            11,880
Lee A. Daniels....................................            11,880
Vernon A. Chamberlin..............................            11,880
Susumu Shoji......................................             2,784
Yasufumi Hirayama.................................             2,784
Tsuguhito Aoki....................................               900
Miranda T. C. Curtis..............................               900
Susumu Furukawa...................................               900
Graham Hollis.....................................               900
Atsushi Nishijo...................................               900
Yasushige Nishimura...............................               900
Yuji Tamura.......................................               900
Henry P. Vigil....................................               900
Darryl V. Dorrington..............................               480
Yasuo Kimura......................................               480
Masaki Okubo......................................               600
Suzanne M. Provan.................................               480
                                                              ------
     Total........................................            50,448
                                                              ======

SUBSCRIPTION-RIGHTS OPTION PLAN

     Under our articles of incorporation we can, with authorization by a resolution of our shareholders, grant subscription rights from time to time to directors, employees or both groups in compliance with the procedures provided in the Japanese Commercial Code. In addition, we can, from time to time, issue bonds with share subscription warrants, and grant detached share subscription warrants to our directors, employees or both groups. See "Description of Capital Stock -- Stock Option."

     Under our subscription-rights option plan, we can, with the approval of our shareholders, grant subscription-rights options from time to time in compliance with the procedures required under Japanese law. On September 11, 2000, we granted subscription rights exercisable for an aggregate of 144,798 ordinary shares at an exercise price of Y92,000 per ordinary share to Jupiter's directors, corporate auditors and employees, to the directors, corporate auditors and employees of our managed franchises and to other non-employees. The subscription rights for non-management employees will vest two years following the grant of the options. The subscription rights for management employees will vest in four equal annual installments beginning one year from the date of grant. The subscription rights will be exercisable until August 23, 2010. The subscription rights will not be exercisable until our ordinary shares are registered with the Japan Securities Dealers Association or listed on a stock exchange. The number of ordinary shares issuable upon exercise of the subscription rights and the exercise price of these ordinary shares will be adjusted for stock splits, reverse stock splits and recapitalizations. Upon a merger or a stock for stock exchange, we may make reasonable adjustments to the number of ordinary shares issuable upon exercise of the subscription rights, the exercise period and other terms, restrict exercise of the subscription rights or cancel the subscription rights.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following discussion describes material transactions and agreements since January 1, 1997 through the date of this prospectus between our consolidated group and our directors, executive officers, corporate auditors and shareholders that own more than 10% of our capital stock and, in each case, the companies with whom they are affiliated. The discussion also describes transactions between our consolidated group and companies in which it owns a 10% or greater equity interest. We believe that each of the transactions described below is, or at the time it was entered into was, on terms no less favorable than those we could have obtained with independent third parties.

TRANSACTIONS WITH OUR DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE AUDITORS

     Since January 1, 1997, we have not entered into any material transactions with any of our directors, executive officers or corporate auditors.

TRANSACTIONS WITH OUR SHAREHOLDERS

     Since January 1, 1997, we entered into the following transactions with Sumitomo, Liberty Media Corporation and Microsoft, our principal shareholders, or entities with whom they are affiliated.

  Sumitomo, Liberty Media Corporation and Microsoft

     CAPITAL CONTRIBUTIONS. Our principal shareholders from time to time have made capital contributions to us in exchange for our ordinary shares as follows:

                                          NUMBER OF ORDINARY SHARES ISSUED
                                      ----------------------------------------
            SHAREHOLDER                1997       1998       1999       2000
            -----------               -------    -------    -------    -------
Sumitomo............................  110,400     72,000     74,000     65,400
Liberty Japan, Inc. ................   73,600     48,000     49,600     48,000
Liberty Jupiter, Inc. ..............       --         --         --      6,600

In each case, the price per ordinary share paid to us by our principal shareholders was Y50,000.

     SHARE ISSUANCES TO ADJUST CAPITALIZATION STRUCTURE. On September 30, 2000, for purposes of adjusting our capitalization structure in anticipation of the global offering, we issued an aggregate of 2,622,857.16 ordinary shares to our shareholders on a pro rata basis at a price of Y1 per ordinary share, including issuances to our principal shareholders as follows:

                                                          NUMBER OF ORDINARY
                      SHAREHOLDER                           SHARES ISSUED
                      -----------                         ------------------
Sumitomo................................................      918,000.00
Liberty Japan, Inc. ....................................      734,400.00
Liberty Jupiter, Inc. ..................................      183,600.00
Microsoft Holdings V, Inc. .............................      605,864.04

We have accounted for the share issuances described in the table above as a constructive 3-for-1 stock split of our ordinary shares.

     PROGRAM DISTRIBUTION AGREEMENTS. We purchase programming under program distribution agreements with cable channels which Jupiter Programming Co., Ltd., a Japanese company in which each of Sumitomo and a wholly-owned subsidiary of Liberty Media International own a 50% equity interest, owns an interest in or exercises control over. The terms of these program distribution agreements range from one to three years. Amounts paid to cable channels under these agreements totaled Y451 million for the nine-month period ended September 30, 2000, Y542 million for the year ended December 31, 1999, Y260 million for the year ended December 31, 1998 and Y138 million for the year ended December 31, 1997.

     CARRIAGE AGREEMENT WITH JUPITER PROGRAMMING CO., LTD. In February 2000, we entered into a carriage agreement with Jupiter Programming Co., Ltd. The carriage agreement generally provides that we

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

will carry, and Jupiter Programming Co., Ltd. will provide, certain cable channels that Jupiter Programming Co., Ltd. owns an interest in or exercises control over. The programming fees, which are paid directly to these cable channels under our program distribution agreements, shall be on terms no less favorable than those offered by these cable channels to other cable operators, and no less favorable than those paid by us to other programming suppliers for comparable programming. The initial term of the agreement is for ten years and will automatically renew for three year periods thereafter unless cancelled by either party on three months notice.

     REGISTRATION OF SHARES. Upon completion of the global offering, our principal shareholders, Sumitomo, Liberty Media and Microsoft, will be parties to a registration rights agreement, entitling them to certain rights with respect to the registration of their ordinary shares in the United States under the Securities Act. Under the agreement, if we propose to register any of our ordinary shares under the Securities Act, our principal shareholders will be entitled to include their ordinary shares in the registration. The rights will be subject to customary conditions and limitations, including the right of the underwriters in an underwritten offering to limit the number of ordinary shares included in the registered offering and our right to postpone the registration for up to 90 days under certain circumstances. In addition, our principal shareholders holding more than 5% of the voting power of our ordinary shares will also be entitled to require us to file a registration statement under the Securities Act to register at least $25 million of their ordinary shares for resale, subject to customary conditions and limitations. Our principal shareholders each will be entitled to four such registrations. Subject to the limitations contained in the agreement, we will be responsible for paying all registration expenses in connection with the registration statement. The holders selling ordinary shares will be responsible for paying customary selling expenses, including the fees of their counsel.

     AGREEMENT TO EXTEND GUARANTEES. Upon completion of the global offering, we will be party to an agreement with Sumitomo, Liberty Media and Microsoft under which we will pay to them a fee, on a quarterly basis, in an amount up to 1.0% annually of the average daily amount of our outstanding indebtedness guaranteed by the guaranteeing shareholders. This fee will increase our consolidated group's debt service obligations on our guaranteed indebtedness. To date, our consolidated group has not paid any fees in connection with the guarantee of its indebtedness.

  Sumitomo

     STRATEGIC PARTNERSHIP WITH SUMITOMO AND AT HOME CORPORATION. In August 1999, we entered into a joint venture with Sumitomo and At Home Corporation, a U.S. based Internet service and content provider and indirect affiliate of ours, to form @Home Japan Co., Limited, a corporation organized under the laws of Japan. Under the terms of the joint venture, @Home Japan will be the exclusive provider of high-speed broadband Internet access to our managed franchises with a view to expanding the service into other unaffiliated cable franchises throughout Japan. In exchange for its 21.4% interest in @Home Japan, Sumitomo contributed to @Home Japan certain assets of its high-speed Internet access business in Japan. In exchange for its 42.9% interest in @Home Japan, At Home Corporation granted @Home Japan an exclusive license to use the @Home trademark and other specified intellectual property in Japan in connection with the @Home Japan service. At Home Corporation also agreed to contribute ongoing technical support and expertise in high-speed, broadband cable Internet access. In exchange for our 35.7% interest, we granted @Home Japan the exclusive right to provide high-speed, broadband cable Internet access over our network to customers in our managed franchises. Under the terms of the joint venture, we will make monthly payments to @Home Japan based upon an agreed upon percentage of subscription revenue received by us from our customers for the @Home Japan services after deducting cable modem leasing costs. In addition, @Home Japan will pay us an agreed upon percentage of any service fees, income received from third-party content providers, transaction fees and advertising and promotional revenue received by @Home Japan. Payments made to @Home Japan under these arrangements aggregated Y73 million for the nine months ended September 30, 2000. To date, no payments have been made to us.

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

     PRODUCTS AND SERVICES. We purchase from Sumitomo and its affiliates products and other services in connection with our business, including, without limitation, leasing services, real estate services, insurance, computer management services, personnel services, subscriber management and billing services, Internet devices, consulting services and programming. Payments made to Sumitomo and its affiliates for these products and services aggregated Y9,973 million for the nine months ended September 30, 2000, Y6,120 million for the year ended December 31, 1999, Y3,055 million for the year ended December 31, 1998 and Y2,645 million for the year ended December 31, 1997. These payments include amounts paid under our program distribution agreements discussed above to cable channels which are affiliates of Sumitomo.

     CREDIT LINE. On January 12, 2000, Sumisho Finance Management, a wholly-owned subsidiary of Sumitomo, extended to our managed franchises a credit line through March 31, 2001. Under the credit line, our consolidated group is permitted to borrow up to Y70,760 million ($643 million). Sumisho Finance has provided to our consolidated group a credit line in each of the past three years. The largest amount of indebtedness owed to Sumisho Finance outstanding at any time was Y57,518 million during the nine months ended September 30, 2000, Y41,858 million during the year ended December 31, 1999, Y21,965 million during the year ended December 31, 1998 and Y10,726 million during the year ended December 31, 1997. The credit line provides us with the option to borrow at an interest rate based on either the Japanese Short-Term Prime Lending Rate or the Tokyo Interbank Offered Rate plus a variable rate, which variable rate taken together with the Tokyo Interbank Offered Rate has ranged between 1.0% and 2.2% during the past three years. As of September 30, 2000, our consolidated group's total debt owed to Sumisho Finance was Y57,518 million. For a discussion of the other material terms of the credit line, see the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" elsewhere in this prospectus.

     OTHER AGREEMENTS. As of September 30, 2000, 35 of our employees were seconded to us by Sumitomo. We pay Sumitomo a fee for these seconded employees. Fees paid to Sumitomo for the seconded employees aggregated Y728 million for the nine months ended September 30, 2000, Y980 million for the year ended December 31, 1999, Y742 million for the year ended December 31, 1998 and Y663 million for the year ended December 31, 1997.

     STOCK PURCHASES. We have from time to time acquired from Sumitomo equity interests in some of our existing franchises. Amounts paid to Sumitomo for these equity interests totaled Y3,515 million for the year ended December 31, 1999, Y3,725 million for the year ended December 31, 1998 and Y711 million for the year ended December 31, 1997. For the nine months ended September 30, 2000, we have not acquired any additional equity interests in our existing franchises from Sumitomo.

  Liberty Media

     AGREEMENTS AND TRANSACTIONS. As of September 30, 2000, six of our employees were seconded to us from Liberty Media International. We reimburse Liberty Media International, a subsidiary for Liberty Media Corporation, for the salary and related expenses of these seconded employees. Payments made to Liberty Media International for the seconded employees aggregated Y325 million for the nine months ended September 30, 2000, Y457 million for the year ended December 31, 1999, Y771 million for the year ended December 31, 1998 and Y769 million for the year ended December 31, 1997.

  Microsoft

     In connection with our acquisition of Titus, we entered into an agreement with Microsoft Holdings V, Inc., a subsidiary of Microsoft, to purchase from Microsoft Holdings for an aggregate purchase price of US$25 million (Y2,751 million) all of its shares of CHOFU Television Corporation, Tu-Ka Cellular Tokyo Inc. and Tu-Ka Cellular Tokai Inc. The closing of the purchase of the shares of CHOFU, Tu-Ka Cellular Tokyo and Tu-Ka Cellular Tokai owned by Microsoft Holdings is presently expected to occur after the consummation of the global offering.

     In connection with our acquisition of Titus, we also entered into a gain recognition agreement with Microsoft in which we have agreed not to sell during any 18-month period, without Microsoft's consent, any shares of Titus, or sell any of Titus' assets, valued at $35 million or more, in a transaction that would result in taxable income to Microsoft. Microsoft will retain this consent right until the earlier of June 30, 2006 or the date that Microsoft owns less than 5% of our ordinary shares and Microsoft has sold, in taxable transactions, 80% of our ordinary shares that was issued to it in the Titus acquisition.

TRANSACTIONS WITH OUR UNCONSOLIDATED AFFILIATES

     MANAGEMENT AGREEMENTS. We have entered into management agreements with each of the Fukuoka, Sakai, Kobe Ashiya, Media Saitama, Urawa, Yokosuka and Shimonoseki franchises, each of which is an unconsolidated affiliate in which we hold an ownership interest. The management agreements are for one year terms, with automatic renewal for successive one-year periods unless either party provides termination notice at least 30 days prior to the scheduled end of the term. Under the agreements, we provide operating and administrative services, programming selection and procurement, sales and marketing programs, customer management support, technical expertise and accounting and reporting systems. In exchange for these management services, we are paid a monthly management fee on a per-customer basis. Management fees paid to us for these management services aggregated Y313 million for the nine months ended September 30, 2000, Y212 million for the year ended December 31, 1999, Y186 million for the year ended December 31, 1998 and Y171 million for the year ended December 31, 1997.

     SUPPLY AND CONSTRUCTION AGREEMENTS. We are party to supply and construction agreements with the six unconsolidated affiliates which have entered into management agreements with us. The terms of the supply and construction agreements are linked in duration with the management agreements. Under the agreements, we purchase equipment and provide project management services in connection with the construction of the broadband networks owned and operated by these unconsolidated franchises. We receive a service fee for these services equal to approximately 10% of the cost of the equipment purchased by us and a project management fee equal to approximately 10% of the labor costs of the construction required to build the broadband networks. Fees paid to us for these services aggregated Y1,162 million for the nine months ended September 30, 2000, Y2,879 million for the year ended December 31, 1999, Y2,465 million for the year ended December 31, 1998 and Y1,441 million for the year ended December 31, 1997.

     PROGRAM DISTRIBUTION AGREEMENTS. We are party to program distribution agreements with each of the unconsolidated affiliates which have entered into management agreements with us. The terms of these programming distribution agreements range from one to ten years. Fees paid to us for programming under these agreements aggregated Y1,073 million for the nine months ended September 30, 2000, Y849 million for the year ended December 31, 1999, Y1,011 million for the year ended December 31, 1998 and Y919 million for the year ended December 31, 1997.

     OTHER AGREEMENTS. As of September 30, 2000, 69 of our employees were seconded by us to nine of our unconsolidated affiliates: Urawa, Media Saitama, Yokosuka, Fukuoka, Sakai, Kobe Ashiya, Shimonoseki, Fujisawa and Kansai Multimedia. These unconsolidated affiliates reimburse us for all salary and other related expenses for their seconded employees, paying us Y400 million for the nine months ended September 30, 2000, Y411 million for the year ended December 31, 1999, Y360 million for the year ended December 31, 1998 and Y400 million for the year ended December 31, 1997.

     On October 18, 2000, our J-COM Kansai franchise, a member of our consolidated group, and our Sakai franchise, one of our unconsolidated affiliates, entered into an agreement to merge. We expect the merger to be completed in January 2001.

     INVESTMENTS IN OUR UNCONSOLIDATED AFFILIATES. We have from time to time made equity investments in our unconsolidated affiliates. We invested an aggregate of Y1,369 million for the nine months ended September 30, 2000 in Kansai Multimedia and @Home Japan Co., Limited, Y632 million for the year ended December 31, 1999 in Shimonoseki and @Home Japan, Y200 million for the year ended

December 31, 1998 in Kansai Multimedia and Y427 million for the year ended December 31, 1997 in Yokosuka.

OTHER TRANSACTIONS

     On September 11, 2000, we granted subscription rights for the purchase of an aggregate of 11,640 ordinary shares to the directors, corporate auditors and employees of our affiliates, each at an exercise price of Y92,000 per ordinary share. These subscription rights will vest two years following the grant of the subscription rights.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of October 31, 2000, based on an aggregate of 3,934,285.74 ordinary shares outstanding as of that date, and as adjusted to reflect the sale of the ordinary shares in the global offering, by:

     - each person or group of affiliated persons who is known by us to beneficially own our ordinary shares;

     - each of our directors and corporate auditors;

     - all of our directors and corporate auditors as a group; and

     - each selling shareholder.

     Each of our principal shareholders has the same voting rights as the holders of our ordinary shares. As of October 31, 2000, we had four record holders of our ordinary shares in Japan and, as of that date, approximately 42% of our ordinary shares were held in Japan.

     Unless otherwise indicated, the address of each person named in the table below is c/o Jupiter Telecommunications Co., Ltd., Higashi-Ikebukuro Center Building 8F, 41-24, Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo 170-0013, Japan.

                                 BENEFICIAL OWNERSHIP                             BENEFICIAL OWNERSHIP
                                   BEFORE THE GLOBAL                                AFTER THE GLOBAL
                                       OFFERING            ORDINARY SHARES TO           OFFERING
                               -------------------------     BE SOLD IN THE     -------------------------
BENEFICIAL OWNER               ORDINARY SHARES   PERCENT    GLOBAL OFFERING     ORDINARY SHARES   PERCENT
----------------               ---------------   -------   ------------------   ---------------   -------
Sumitomo Corporation(1)......   1,377,000.00      35.0%              --           1,377,000.00     29.2%
Liberty Media
  Corporation(2).............   1,377,000.00      35.0               --           1,377,000.00     29.2
Microsoft Corporation(3).....     908,796.06      23.1               --             908,796.06     19.2
Itochu Corporation(4)........     118,040.67       3.0           38,960              79,080.67      1.7
Toshiba Corporation(5).......     118,040.67       3.0          118,040                     --       --
Tsunetoshi Ishibashi.........             --        --               --                     --       --
Lee Daniels(6)...............      35,408.34         *               --              35,408.34        *
Vernon A. Chamberlin.........             --        --               --                     --       --
Susumu Shoji.................             --        --               --                     --       --
Yasufumi Hirayama............             --        --               --                     --       --
Tsuguhito Aoki...............             --        --               --                     --       --
Miranda T. C. Curtis(7)......             --        --               --                     --       --
Susumu Furukawa..............             --        --               --                     --       --
Graham Hollis................             --        --               --                     --       --
Atsushi Nishijo..............             --        --               --                     --       --
Yasushige Nishimura..........             --        --               --                     --       --
Yuji Tamura..................             --        --               --                     --       --
Henry P. Vigil...............             --        --               --                     --       --
Darryl V. Dorrington.........             --        --               --                     --       --
Yasuo Kimura.................             --        --               --                     --       --
Masaki Okubo.................             --        --               --                     --       --
Suzanne M. Provan............             --        --               --                     --       --
  All directors and corporate
     auditors as a group (17
     persons)................      35,408.34         *               --              35,408.34        *

---------------
 *  Less than 1% of total.

(1) The address for Sumitomo is 2-2, Hitotsubashi 1-chome, Chiyoda-ku, Tokyo 100-8601, Japan.

(2) The address for Liberty Media Corporation is 9197 South Peoria Street, Englewood, Colorado 80112. Liberty Media Corporation owns its shares through its subsidiaries, Liberty Japan, Inc., which owns

                                              (footnotes continued on next page)

    1,101,600 shares, and Liberty Jupiter, Inc., which owns 275,400 shares. Liberty Media Corporation is a wholly-owned subsidiary of AT&T Broadband, LLC (formerly known as Tele-Communications, Inc.), which in turn is a wholly-owned subsidiary of AT&T Corporation. Liberty Media Corporation is part of AT&T's Liberty Media Group.

    Liberty Media Corporation became an indirect wholly-owned subsidiary of AT&T as a result of the merger of Italy Merger Corp., a wholly-owned subsidiary of AT&T, with and into Tele-Communications, Inc. In the merger:

      - Tele-Communications, Inc. became a wholly-owned subsidiary of AT&T;

      - the businesses and assets of the Liberty Media Group and TCI Ventures Group of Tele-Communications, Inc. were combined; and

      - the holders of Tele-Communications, Inc.'s Liberty Media Group common stock and TCI Ventures Group common stock received in exchange for their shares two new classes of common stock of AT&T intended to reflect the results of AT&T's Liberty Media Group. Following the merger, AT&T's Liberty Media Group consists of the assets and businesses of Tele-Communications, Inc.'s Liberty Media Group and its TCI Ventures Group prior to the merger, except for those assets which were transferred to Tele-Communications, Inc.'s TCI Group in connection with the merger.

    The board of directors and management of Liberty Media Corporation manage the business and affairs of Liberty Media Corporation, including, but not limited to, making determinations regarding the disposition and voting of our ordinary shares owned by Liberty Jupiter, Inc. and Liberty Japan, Inc. Although Liberty Media Corporation is a wholly-owned subsidiary of AT&T, a majority of Liberty Media Corporation's board of directors consists of individuals designated by Tele-Communications, Inc., a subsidiary of AT&T, prior to its merger. If these individuals or their designated successors cease to constitute a majority of Liberty Media Corporation's board of directors, Liberty Media Corporation will transfer all of its assets and businesses to a new entity. Although this new entity would be owned substantially by AT&T, it would be managed, including with respect to the voting and disposition of our ordinary shares, by the management of Liberty Media Corporation prior to the transfer of assets.

    As a result, Liberty Media Corporation, acting through its board of directors and management, will have the power to determine how our ordinary shares owned by Liberty Jupiter, Inc. and Liberty Japan, Inc. will be voted and, subject to the limitations of the Delaware General Corporation Law, will have the power to dispose of our ordinary shares and, therefore, we consider Liberty Media Corporation as the beneficial owner of our ordinary shares owned by Liberty Jupiter and Liberty Japan.

(3) Microsoft Corporation owns its shares through its subsidiary, Microsoft Holdings V, Inc. The address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052-6399.

(4) The address for Itochu is 5-1, Kita-Aoyama, 2-chome, Minato-ku, Tokyo 107-8077, Japan.

(5) The address for Toshiba is 1-1, Shibaura, 1-chome, Minato-ku, Tokyo 105-8001, Japan. Upon completion of the global offering, we intend to repurchase the remaining 0.67 of an ordinary share held by Toshiba not sold in the global offering.

(6) Under an agreement between Mr. Daniels and Microsoft Holdings V, Inc., 50% of Mr. Daniels' ordinary shares will vest, subject to his continued employment by us as an executive officer or director, in four equal semiannual installments, the first of which will occur on January 4, 2001.

(7) Excludes 275,400 of our ordinary shares held by Liberty Jupiter. Ms. Curtis is a director of Liberty Jupiter and in that capacity is a beneficial owner of our ordinary shares held by Liberty Jupiter.

RECENT CHANGES IN OUR PRINCIPAL SHAREHOLDERS

     On May 2, 2000, Liberty Media Corporation, through its subsidiary, Liberty Jupiter, Inc., acquired 255,600 ordinary shares from Sumitomo, representing 10% of our then outstanding ordinary shares. The sale by Sumitomo to Liberty Jupiter decreased Sumitomo's beneficial ownership in us to 50%.

     On September 1, 2000, in connection with our acquisition of Titus, Microsoft acquired 908,796.06 of our ordinary shares, Itochu acquired 118,040.67 of our ordinary shares, Toshiba acquired 118,040.67 of our ordinary shares and Lee A. Daniels acquired 35,408.34 of our ordinary shares, representing an aggregate of 30% of our ordinary shares.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is a summary of the material information concerning our ordinary shares. For additional information, you should read our articles of incorporation and share handling rules which are included as exhibits to the registration statement of which this prospectus is a part. Additional information, some of which is not summarized below, is also contained in the Japanese Commercial Code and certain other laws of Japan.

GENERAL

     Our ordinary shares are not currently listed or quoted on any stock exchange or traded on any over-the-counter market, including in Japan and the United States.

     Our authorized share capital is 15,000,000 ordinary shares, either with Y50,000 par value or with no par value per share, of which 3,934,285.74 ordinary shares without par value have been issued. There are no redemption or sinking fund provisions applicable to our ordinary shares. Under the Japanese Commercial Code, the transfer of ordinary shares is made by delivery of share certificates. However, in order to assert shareholders' rights against us, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their names, addresses and seal impressions with The Sumitomo Trust and Banking Company, Limited, which is the transfer agent for our ordinary shares. Foreign shareholders may file a specimen signature in lieu of a seal impression. Non-resident shareholders are required to appoint a standing proxy in Japan or file a mailing address in Japan. Japanese securities firms and commercial banks customarily offer the service of standing proxy and provide related services upon payment of their standard fee. We have been advised by the depositary for the ordinary shares underlying the ADSs that the depositary expects to appoint a Japanese-based custodian as standing proxy in Japan for the benefit of the depositary.

     At the time our ordinary shares are listed on the Tokyo Stock Exchange, the central clearing system of share certificates under the Law Concerning Central Clearing of Share Certificates and Other Securities in Japan will apply to our ordinary shares. Upon application of this system to our ordinary shares, holders of our ordinary shares may deposit certificates for our ordinary shares with the Japan Securities Depository Center, the sole depositary under the system, through "participants" in the system. These "participants" normally will be securities firms. The ordinary shares deposited with the Japan Securities Depository Center will be registered in the name of the Japan Securities Depository Center in our register of shareholders. The beneficial owners of these "deposited shares" will be recorded in the register of beneficial shareholders we will prepare based upon information furnished by the participants and the Japan Securities Depository Center. This register of beneficial shareholders will be updated as of record dates and on those dates shareholders entitled to rights pertaining to the ordinary shares are determined. For the purpose of transferring the deposited ordinary shares, delivery of share certificates will not be required. In general, beneficial shareholders of deposited ordinary shares registered in the register of beneficial shareholders will be entitled with respect to those ordinary shares to the same rights and benefits as the holders of ordinary shares registered in the register of shareholders. The registered beneficial shareholders may exercise the rights attached to the ordinary shares such as voting rights and will receive dividends, if any, and notices to shareholders directly from us. The ordinary shares held by a person as a registered shareholder and those held by the same person as a registered beneficial shareholder are aggregated for such purposes. New ordinary shares issued with respect to deposited ordinary shares, including those issued upon a stock split, automatically become deposited ordinary shares. The beneficial shareholders will be required to file with the transfer agent for our ordinary shares the same information as would be required from the registered shareholders principally through the relevant participants. Beneficial shareholders may at any time withdraw their ordinary shares from deposit and receive share certificates.

DIVIDENDS

     Following approval by resolution of an ordinary general meeting of shareholders, year-end dividends may be distributed in cash on a pro rata basis to shareholders or pledgees of record as of December 31 of each year in proportion to the number of ordinary shares held by each shareholder or pledgee. Additionally, our board of directors may, at its discretion, declare interim dividend payments in cash to shareholders or pledgees of record as of June 30 of each year. Our articles of incorporation provide that we are relieved of our obligation to pay any dividends that go unclaimed for three years after the date they first become payable.

     The Japanese Commercial Code provides that, until our legal reserve is at least one-quarter of our stated capital, we must set aside in our legal reserve an amount equal to at least one-tenth of any amount paid out by us as an appropriation of retained earnings, including any payment by way of year-end dividends and bonuses to directors and corporate auditors, or equal to one-tenth of any interim dividend. The Japanese Commercial Code permits us to distribute profits by way of year-end dividends out of the excess of our net assets, on an unconsolidated basis, over the aggregate of:

     - our stated capital;

     - our additional paid-in capital;

     - our accumulated legal reserve;

     - the legal reserve to be set aside in respect of the dividends concerned and any other proposed payment by way of appropriation of retained earnings;

     - the excess, if any, of unamortized expenses incurred in preparation for commencement of business and in connection with research and development over the aggregate of the amounts referred to in the three preceding bullets immediately above; and

     - beginning in fiscal 2001, if certain of our assets are stated at market value pursuant to the Japanese Commercial Code, the aggregate amount of the difference between their market value and acquisition cost.

If we have on our balance sheet a number of ordinary shares acquired for the purpose of transferring these ordinary shares to our directors and/or employees but these ordinary shares are yet to be transferred, their book value shall be deducted from the amount available for payment of year-end dividends.

     In the case of interim dividends, net assets are calculated by reference to our balance sheet as of the preceding December 31, but adjusted to reflect any subsequent payment by way of appropriation of retained earnings, transfer to the legal reserve in respect of such appropriation, and any subsequent transfer of retained earnings to stated capital. If our shareholders pass a resolution enabling us to purchase ordinary shares for the purpose of transferring them to our directors and/or employees or for the purpose of canceling them with retained earnings, then the total amount of the purchase price authorized by such resolution shall, so long as the resolution has not expired, and whether or not any purchase has been made, also be deducted from the amount available for the payment of interim dividends. Interim dividends may not be paid where there is a risk that at the end of the financial year net assets might be less than the aggregate of the amounts referred to in the first five bullets set forth in the above paragraph and, beginning in fiscal 2001, the sixth bullet set forth in the above paragraph and the deduction referred to in the final sentence of the immediately preceding paragraph.

     In Japan, the "ex-dividend" date and the record date for any dividends come before the date the issuer decides the amount of the dividends to be paid.

     For information as to Japanese taxes on dividends, please refer to the section "Tax Considerations -- Japanese Taxation."

CAPITAL STOCK AND RESERVES

     When we issue new ordinary shares, the entire amount of the issue price of the new ordinary shares is required to be accounted for as stated capital, although we may account for an amount not exceeding one-half of the issue price as additional paid-in capital, so long as the remainder is not less than the total par value of the new ordinary shares with par value being issued. We may at any time transfer the whole or any part of our additional paid-in capital and legal reserve to stated capital by resolution of our board of directors. We may also transfer the whole or any part of retained earnings which are distributable as year-end dividends to stated capital by resolution at an ordinary general meeting of shareholders.

STOCK SPLITS

     We may at any time split our ordinary shares in issue into a greater number of ordinary shares by resolution of our board of directors if our net assets on our balance sheet as of the preceding December 31 divided by the number of our ordinary shares in issue after the stock split is at least Y50,000. If par value shares are outstanding at the time of the stock split, the total par value of the par value shares outstanding after the stock split must not exceed our stated capital.

     Generally, unless a stock split involves a change in the par value of the ordinary shares, shareholders will not be required to surrender share certificates for exchange, but certificates representing the additional ordinary shares resulting from the stock split will be issued to shareholders. If exchange of share certificates is not required, we must give public notice of the stock split and a record date therefor, not less than two weeks prior to the record date. In addition, promptly after the stock split takes effect, we must give notice to each shareholder of the number of ordinary shares to be issued to such shareholder by virtue of the stock split. If exchange of share certificates is required, we must give public notice and in addition, notice to each shareholder that, within a period of not less than one month specified in the notice, share certificates must be submitted to us for exchange.

     For information as to the treatment under Japanese tax law of a stock split, please refer to the section "Tax Considerations - Japanese Taxation."

FRACTIONAL SHARES

     In the event that we make a stock split or consolidate our outstanding ordinary shares into a smaller number of ordinary shares or issue new ordinary shares, for example, upon conversion of convertible bonds or upon exercise of stock purchase warrants and fractional ordinary shares have resulted from the transaction, a holder of fractional ordinary shares constituting one-hundredth of one ordinary share or any integral multiple thereof will be, unless the holder chooses to receive cash for the fraction, registered in a register of fractional ordinary shares. Fractional ordinary shares will not carry voting rights but, under our articles of incorporation, they will entitle the holders to receive dividends. Under our articles of incorporation no certificate will be issued representing fractional ordinary shares and therefore fractional ordinary shares are normally not transferable. The registered holders of fractional ordinary shares may at any time require us to purchase the fractional ordinary shares at the current market price as determined pursuant to the Japanese Commercial Code.

GENERAL MEETING OF SHAREHOLDERS

     The ordinary general meeting of our shareholders is held in Tokyo within three months of January 1 of each year. In addition, we may hold an extraordinary general meeting of our shareholders whenever necessary. We must give notice of a general meeting of our shareholders stating the place, the time and the purpose and a summary of the matters to be acted upon at least two weeks prior to the date set for the meeting. We must send this notice to each shareholder having voting rights or, in the case of a non-resident shareholder, to the holder's mailing address or proxy in Japan. The record date for an ordinary general meeting of shareholders is December 31.

     Any shareholder holding at least 300 ordinary shares or 1% of the total number of our outstanding ordinary shares for six months or longer may propose a matter to be considered at a general meeting of our shareholders. A proposal is made by submitting a written request to a representative director of ours at least six weeks prior to the date of the meeting.

VOTING RIGHTS

     A shareholder of record is entitled to one vote per ordinary share, except that a corporate shareholder more than one-quarter of whose issued ordinary shares are directly or indirectly owned by us does not have voting rights. Except as otherwise provided by law or by our articles of incorporation, a resolution can be adopted at a general meeting of our shareholders by a majority of the ordinary shares having voting rights present or represented at the meeting. Shareholders may also exercise their voting rights through proxies, provided that the proxy is granted to one of our shareholders having voting rights. The Japanese Commercial Code and our articles of incorporation provide that the quorum for the election of directors and corporate auditors is one-third of the total number of issued ordinary shares having voting rights. Our articles of incorporation provide that ordinary shares may not be voted cumulatively for the election of directors. Shareholders of a company having 1,000 or more shareholders may exercise voting rights by sending the voting rights exercise form indicating consent or dissent to the items on the agenda.

     The Japanese Commercial Code provides that a special resolution of general meeting of shareholders is required in order to amend the articles of incorporation and in certain other instances, including:

     - any reduction of the stated capital;

     - any removal of a director or a corporate auditor;

     - dissolution, merger or consolidation of our company;

     - our acquisition of another company or establishment of a parent company by way of a stock for stock exchange;

     - sale of the whole or an important part of the business;

     - purchase of the whole of the business of any other company; or

     - any offering of new ordinary shares at a "specially favorable" price, or any offering of convertible bonds with "specially favorable" conversion conditions or of bonds with warrants to subscribe for new ordinary shares with "specially favorable" conditions, to persons other than shareholders.

     A special resolution requires the approval of the holders of at least two-thirds of the ordinary shares present or represented at the meeting where quorum is present. A quorum exists when a majority of the total number of outstanding ordinary shares having voting rights is present or represented.

LIQUIDATION RIGHTS

     If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses and debts will be distributed among our shareholders in proportion to the number of ordinary shares they hold.

ISSUE OF ADDITIONAL SHARES AND PRE-EMPTIVE RIGHTS

     Holders of our ordinary shares have no pre-emptive rights. Authorized but unissued ordinary shares may be issued at the times and on the terms as our board of directors determines, as long as the limitations as to the offering of new ordinary shares at a "specially favorable" price mentioned above are observed. The new ordinary shares to be sold in the global offering will not be deemed to be issued at a "specially favorable" price. Our board of directors may, however, determine that shareholders be given subscription rights to new ordinary shares. Any subscription rights must be given on uniform terms to all shareholders as of a record date. Public notice of that record date must be given at least two weeks in advance. Each shareholder must also be given at least two weeks prior notice of the date on which the rights expire. The issue price of new ordinary shares with a par value may not be less than the par value and must be paid in full. We may, however, make a rights issue to shareholders at a subscription price per share which is less than the par value thereof if:

     - the difference between the subscription price and the par value does not exceed the sum of the amount accounted for as stated capital in excess of par value in connection with previous issues and the amount of additional paid-in capital, legal reserve and retained earnings transferred to stated capital, divided by the number of the new ordinary shares;

     - the sum of our net assets in our balance sheet as of the preceding December 31 and the total subscription price, divided by the number of the ordinary shares in issue thereafter, is at least Y50,000; and

     - the subscription rights to the new ordinary shares are made transferable.

     Subject to certain requirements under the Japanese Commercial Code, we may issue convertible bonds and bonds with warrants to subscribe for our new ordinary shares by resolution of our board of directors. Holders of convertible bonds may convert the bonds into ordinary shares within the applicable conversion period by submitting a conversion request. The warrants may be detached from the relevant bonds and transferred by delivery of warrant certificates if provided for in the bonds. Holders of warrants may exercise their rights to subscribe for new ordinary shares within the applicable subscription period by submitting notice of exercise and paying the required amount of subscription money.

DILUTION

     It is possible that, in the future, market conditions and other factors might make rights issues to shareholders desirable at a subscription price substantially below their then current market price. In this case, shareholders who do not exercise and are unable otherwise to realize the full value of their subscription rights will suffer dilution of their equity interest in us.

REPORTS TO SHAREHOLDERS

     We furnish our shareholders notices of general meetings of our shareholders, annual and semi-annual business reports, including financial statements, and notice of resolutions adopted at the general meetings of our shareholders, all of which are in Japanese.

     Upon completion of the global offering, we will be subject to the information requirements of the Exchange Act of 1934 applicable to foreign private issuers and, in accordance with those requirements, we will be required to file reports and other information in English with the SEC. For information on how to obtain these reports and other information, please refer to the "Where You Can Find More Information" section of this prospectus.

RECORD DATE

     The record date for year-end dividends and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is December 31. The record date for interim dividends is June 30. In addition, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks prior public notice.

REPURCHASE OF OUR OWN SHARES

     Neither we nor any of our subsidiaries can acquire our ordinary shares except by means of a reduction of capital in the manner provided in, and except as otherwise permitted by, the Japanese Commercial Code as summarized below.

     The Japanese Commercial Code permits us to acquire our ordinary shares, pursuant to a resolution at an ordinary general meeting of our shareholders, only for the purpose of transferring the ordinary shares to our directors and/or employees or for the purpose of canceling the ordinary shares.

     We can only acquire our ordinary shares for the purpose of transferring them to our directors and/or employees if:

     - the number of ordinary shares to be acquired does not exceed 10% of our total issued ordinary shares; and

     - the aggregate amount of the purchase price does not exceed the amount of the retained earnings available for our year-end dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any amount of any transfer from retained earnings to stated capital.

     We can only acquire our ordinary shares for purposes of canceling them if:

     - the aggregate amount of the purchase price does not exceed the amount of the retained earnings available for our year-end dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any amount of any transfer from retained earnings to stated capital; and

     - there is no concern that there would not be retained earnings available for our year-end dividend payment at the close of the current fiscal year.

     If our ordinary shares are listed on an exchange or traded in the over-the-counter market, acquisition must be made through the market or by way of tender offer by the close of the following ordinary general meeting.

     The Law for Special Exceptions to the Commercial Code concerning Procedures of Cancellation of Shares authorizes a company whose shares are listed on an exchange or the over-the-counter market to acquire and cancel its shares by a resolution of the board of directors if the company's articles of incorporation provide that shares may be purchased for the purpose of cancellation by a resolution of the board of directors. Under this law, in general, acquisition by a company of its shares using retained earnings is subject to, among other things, the following restrictions: the number of shares to be acquired must not exceed 10% of the total shares issued and the aggregate amount of the purchase price for all shares to be purchased by the company during the period from the time of the resolution of the board of directors to the time of conclusion of the immediately following ordinary general meeting of shareholders must not exceed half of the amount available for its interim dividend payment less the amount of interim dividend actually distributed or to be distributed. At present, our articles of incorporation do not provide for the purchase of ordinary shares for the purpose of cancellation by a resolution of our board of directors.

STOCK OPTIONS

     The Japanese Commercial Code permits two types of stock option plans: options using shares repurchased by a company, otherwise referred to as treasury-stock options, and options using newly issued shares, otherwise referred to as subscription-right options. A company may only adopt one type of plan at any given time.

     In order to adopt treasury-stock options, we would need to obtain a resolution at an ordinary general meeting of our shareholders authorizing the options and setting out the identity of directors and/or employees to be granted the options, as well as the class and number of treasury stocks to be resold on exercise, exercise price, exercise period and other terms of the options. The number of ordinary shares to be purchased by the directors and/or employees upon exercise of the options may not exceed one-tenth of the total number of our issued ordinary shares. The exercise period may not exceed ten years.

     In order for a company to adopt a subscription-right option plan, the company must be authorized to do so by its articles of incorporation. Our articles of incorporation provide that we may adopt a subscription-right option plan. In addition, a special resolution of our shareholders at a shareholders' meeting is required to grant subscription-right options. The special resolution must authorize the identity of directors and/or employees to be granted the options, and the class and number of shares to be newly issued on exercise, exercise price, exercise period and other terms of the options. The number of ordinary shares issuable upon exercise of the subscription-right options may not exceed one-tenth of the number of ordinary shares in issue of the company. The exercise period may not exceed ten years.

     In addition to treasury-stock options and subscription-right options, we may also issue bonds with warrants to subscribe for our newly issued ordinary shares, detach the warrants from the bonds, repurchase the warrants and transfer the warrants to our directors and/or employees. This would have a similar effect as to granting stock options directly to our directors and/or employees.

TRANSFER AGENT

     The transfer agent for our ordinary shares, as set forth in our share handling rules, is The Sumitomo Trust and Banking Company, Limited. The Sumitomo Trust and Banking Company is not affiliated with us or our shareholders.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

AMERICAN DEPOSITARY RECEIPTS

     The Bank of New York will be the Depositary for our ADS program and will issue the ADRs. Each ADR is a certificate evidencing a specified number of ADSs. Each ADS will represent ownership interests in one-fiftieth of an ordinary share or the right to receive ordinary shares. The ordinary shares will be deposited by us with the Tokyo main office of The Sumitomo Bank, Limited, its custodian, at 3-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0005, Japan. Each ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York's Corporate Trust office is located at 101 Barclay Street, New York, New York 10286 and its principal executive office is located at One Wall Street, New York, NY 10286.

     You may hold ADSs either directly, by having an ADR registered in your name, or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold your ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     As an ADR holder, you will not be treated as one of our shareholders and you will not have shareholder rights which are governed by Japanese law. The Bank of New York will be the registered owner of the ordinary shares underlying your ADRs, and you must rely on it to exercise the rights attributable to a shareholder. You will have only the rights of an ADR holder. The rights and obligations of The Bank of New York and us are set out in a deposit agreement among us, The Bank of New York and you, as an ADR holder. In general, the deposit agreement and the ADRs are governed by the laws of the State of New York.

     The material terms of the deposit agreement are described below. For more complete information, you should read the entire deposit agreement and the ADR, each of which has been filed as an exhibit to the registration statement for which this prospectus is a part.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

  Receipt of Dividends and Other Distributions

     The Bank of New York has agreed to pay to you the cash dividends or any other distributions it or any of the custodians receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares represented by your ADRs as of a record date to be fixed by The Bank of New York after having consulted with us.

     CASH. The Bank of New York will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible, or if any approval from the Japanese government is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the Japanese yen only to those ADR holders to whom it is possible to do so. The Bank of New York will hold the Japanese yen it cannot convert for the account of the ADR holders who have not been paid. It will not invest the Japanese yen and it will not be liable for any interest.

     Before making a distribution, we will deduct any withholding taxes that must be paid under Japanese law and The Bank of New York will deduct any withholding taxes that must be paid under U.S. law. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the Japanese yen currency, you may lose some or all of the value of the distribution, in U.S. dollar terms.

     ORDINARY SHARES. The Bank of New York may distribute new ADSs representing any ordinary shares we may distribute as a dividend or free distribution if we furnish it promptly with reasonable assurances that it would not require registration under the Securities Act to do so. The Bank of New York will only distribute whole ADSs. It will sell ordinary shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each outstanding ADS will also represent the new ordinary shares.

     RIGHTS TO RECEIVE ADDITIONAL SECURITIES. If we offer holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other securities, The Bank of New York may make these rights available to you if lawful and feasible. We must first instruct The Bank of New York to do so and furnish it with satisfactory assurances that it would not require registration under the Securities Act to do so. If The Bank of New York determines in its discretion, after consultation with us, that it is not lawful and feasible to make rights available to all or some of the ADR holders, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds to the ADR holders otherwise entitled to the rights, net of fees, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In circumstances in which warrants or other instruments for rights would not otherwise be distributed, if you request the distribution of the warrants or other instruments for rights in order to exercise the rights allocable to your ADSs, The Bank of New York will distribute the warrants or other instruments to you if we allow the rights to be exercised and you execute documents we consider necessary under applicable law.

     If The Bank of New York makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf if you instruct it to do so. The Bank of New York will then deposit the ordinary shares and issue additional ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. In lieu of delivering ADRs representing a fractional ADS, The Bank of New York will sell the ordinary shares represented by the aggregate of all fractional ADSs and distribute the net proceeds.

     The securities laws of the United States may restrict the sale, deposit, cancellation and transfer of the ADSs issued after the exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, there is a possibility that The Bank of New York may need to issue the ADSs under a separate restricted deposit agreement that would contain the same provisions as the current deposit agreement except for the changes needed to put the appropriate restrictions in place.

     DISTRIBUTIONS OTHER THAN CASH, ORDINARY SHARES OR RIGHTS. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If in the opinion of The Bank of New York, the distribution cannot be made proportionately or is not otherwise feasible, The Bank of New York may, after consultation with us, adopt any method it deems fair and practical for effecting the distribution, including the public or private sale of the property received and distributing the net proceeds.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ordinary shares, ADSs, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, ordinary shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

DEPOSIT AND WITHDRAWAL

  Issuance of ADRs

     The Bank of New York will issue ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges including stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its corporate trust office to the persons you request. However, no fractional ordinary shares will be accepted for deposit unless deposited by us pursuant to the terms of the deposit agreement.

  Surrender of ADRs

     You may surrender your ADRs at The Bank of New York's corporate trust office for the purpose of withdrawing the ordinary shares evidenced by the ADRs. Upon payment of its fees and expenses and of any taxes or governmental charges, including stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver to you at the Tokyo office of the custodian the whole number of underlying ordinary shares and any other deposited securities, property or cash underlying the ADRs. Otherwise, upon your request, The Bank of New York will deliver, at your risk and expense, the deposited securities at its corporate trust office. The Bank of New York will not accept for surrender any number of ADSs which would require the delivery of a fractional ordinary share, in which case The Bank of New York will deliver an ADR representing the balance of ADSs not representing a whole ordinary share.

PRE-RELEASE OF ADRS

     In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADRs. The Bank of New York may also deliver ordinary shares upon the receipt and cancellation of pre-released ADRs, even if the ADRs are canceled before the pre-release transaction has been completed. A pre-release is completed as soon as the underlying ordinary shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of ordinary shares to complete a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made must represent to, and agree with, The Bank of New York in writing that it or its customer:

        -- owns the ordinary shares or ADRs to be remitted;

        -- assigns all beneficial rights, title and interest in such ordinary shares or ADRs to The Bank of New York for the benefit of the ADR holders; and

        -- will not take any action with respect to the ordinary shares or ADRs that is inconsistent with the transfer of beneficial ownership;

     - the pre-release must be fully collateralized with cash, U.S. government securities or other collateral that The Bank of New York considers appropriate;

     - The Bank of New York must be able to close out the pre-release on not more than five business days notice; and

     - The Bank of New York may require additional indemnities and credit regulations as it deems appropriate.

In addition, the number of ADRs that may be outstanding at any time as a result of pre-release will not normally exceed 30%, although The Bank of New York reserves the right to change or disregard the limit from time to time if it thinks it is reasonably appropriate to do so.

     We are not liable to any ADR holder with respect to any representations, actions or omissions by The Bank of New York for actions taken with respect to the pre-release of ADRs.

VOTING RIGHTS

     You may instruct The Bank of New York to vote the ordinary shares underlying your ADRs unless we specifically ask The Bank of New York not to solicit your voting instructions. Otherwise, you won't be able to exercise your right to vote unless you cancel your ADRs and withdraw the ordinary shares. However, you may not know about the meeting far enough in advance to withdraw the ordinary shares. The deposit agreement provides that The Bank of New York will solicit your voting instructions unless we request in writing that it do otherwise. The Company presently intends to solicit your voting instructions on all matters submitted to a vote of shareholders, but we are not obligated to do so.

     Upon receipt of a notice of a meeting of holders of our ordinary shares, The Bank of New York, unless we request otherwise, will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on, and explain how you may instruct The Bank of New York to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before a date established by The Bank of New York for such purpose. The Bank of New York will try, as far as practical, subject to Japanese law and the provisions of our articles of incorporation, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. If no instructions are received by The Bank of New York, it will deem that you have instructed them to give a discretionary proxy to a person designated by us to vote the deposited securities, unless we inform The Bank of New York that substantial opposition exists or the matter materially and adversely affects your rights. To the extent Japanese law prohibits the voting of fractional ordinary shares, The Bank of New York will aggregate voting instructions it receives that are the same and vote the number of whole ordinary shares represented by the ADSs for which the voting instructions relate, rounding down to the nearest whole ordinary share. After aggregating the voting instructions, The Bank of New York will not vote any remaining ADSs that represent less than a whole ordinary share.

     Neither The Bank of New York nor we can assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your ordinary shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

     The Bank of New York agrees to appoint the custodian as a standing proxy in Japan.

FEES AND EXPENSES

--------------------------------------------------------------------------------------------
 ADR holders must pay:                         For:
--------------------------------------------------------------------------------------------
 Up to $5.00 per 100 ADSs or portion thereof.  Each issuance of an ADR, including as a result of a distribution of ordinary shares
                                               or rights or other property.
                                               Each cancellation of an ADR, including if the
                                               agreement terminates.
                                               Each distribution of property other than
                                               cash, ordinary shares or rights.
--------------------------------------------------------------------------------------------
 Up to $0.02 per ADS or portion thereof.       Any cash distribution.
--------------------------------------------------------------------------------------------
 Up to $1.50 per certificate.                  Transfer, combination or split-up of ADRs.
--------------------------------------------------------------------------------------------
 Registration fees.                            Transfer and registration of ordinary shares
                                               on the share register upon deposit or
                                               withdrawal of ordinary shares.
--------------------------------------------------------------------------------------------
 Expenses of The Bank of New York.             Conversion of Japanese yen to U.S. dollars.
                                               Cable, telex and facsimile transmission
                                               expenses.
--------------------------------------------------------------------------------------------
 Taxes and other governmental charges The      As necessary.
 Bank of New York or the custodian have to
 pay on any ADR or share underlying an ADR,
 for example, stock transfer taxes, stamp
 duty or withholding taxes.
--------------------------------------------------------------------------------------------
 Any charges payable by The Bank of New York,  As incurred.
 including the custodian, or its agents in
 connection with servicing the deposited
 securities.
--------------------------------------------------------------------------------------------

PAYMENT OF TAXES

     The Bank of New York may deduct the amount of any outstanding taxes or governmental charges from any payments owed to you. In the event that The Bank of New York determines that any distribution in ordinary shares or other property is subject to any tax or other government charge which The Bank of New York is obligated to withhold, then The Bank of New York may, by public or private sale, dispose of all or a portion of the ordinary shares or other property to pay any taxes or charges owed. You will remain liable if the net proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells any ordinary shares or other property represented by the ADSs, it will, if appropriate, reduce the total number of ADSs held by you prior to the sale by that number of ADSs representing the ordinary shares or other property sold and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

CHANGES AFFECTING DEPOSITED SECURITIES

     If we:

     - change the nominal or par value of our ordinary shares;

     - split-up, consolidate or reclassify any of the deposited securities, including the ordinary shares;

     - recapitalize, reorganize, merge or consolidate; or

     - sell our assets;

then any securities received by The Bank of New York or the custodian in exchange for or in conversion of the ordinary shares will be treated as deposited securities underlying the ADSs. If we ask The Bank of New York, it will or, in its discretion, it may request a surrender of the ADRs in exchange for new ADRs identifying the new deposited securities, or in the case of a dividend of ordinary shares, issue additional ADRs.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Bank of New York may resign as depositary at any time, effective upon our appointment of a successor depositary. The Bank of New York may be removed by us upon 90 days written notice, effective upon the later of the 90th day after delivery of notice to The Bank of New York or the appointment of a successor depositary. We have agreed not to appoint any other depositary for the issuance of ADRs so long as The Bank of New York is acting as depositary.

AMENDMENT AND TERMINATION

  Amendment of the Deposit Agreement

     We may agree with The Bank of New York to amend the deposit agreement and the ADRs for any reason without your consent. If the amendment imposes or increases fees or charges, except for taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other similar expenses, or prejudices an important right of ADR holders, the amendment will only become effective as to outstanding ADRs 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to have agreed to the amendment and to be bound by the amendment to the deposit agreement or ADR, as the case may be. Unless necessary to comply with applicable law, in no event will any amendment impair your right to surrender your ADRs and receive the underlying ordinary shares.

  Termination of the Deposit Agreement

     The Bank of New York will terminate the deposit agreement if we direct it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has provided us and the ADR holders with notice that it would like to resign and we have not appointed a new depositary bank within 90 days. In each case, The Bank of New York must provide at least 90 days notice before termination of the agreement. After termination, to the extent that you have not already surrendered your ADRs as otherwise provided for under the deposit agreement, The Bank of New York and its agents will only be required to:

     - provide you with 90 days advance notice that the deposit agreement will terminate; and

     - collect and deliver dividends and other distributions pertaining to the deposited securities, sell rights as provided for in the deposit agreement and deliver ordinary shares and other deposited securities upon cancellation of the ADRs, after deducting any fees, expenses or taxes.

     One year after termination, The Bank of New York may, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the proceeds of the sale and other cash. Upon termination of the deposit agreement, all of our obligations will be discharged except with respect to indemnification and to remit amounts payable to The Bank of New York.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

     The deposit agreement expressly limits our obligations and liability and the obligations and liability of The Bank of New York. We and The Bank of New
York:

     - are only obligated to perform the actions specifically set forth in the agreement without negligence or bad faith;

     - are not liable for any action or nonaction by either in reliance on advice of or information from counsel, accountants, any person presenting shares for deposit, you and any other person believed in good faith to be competent to give such advice or information;

     - are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

     - are not liable if either exercises discretion permitted under the agreement or takes action as required by the agreement;

     - generally have no obligation to become involved in an action, suit or other proceeding related to the ADRs or the ordinary shares on your behalf or on behalf of any other party; and

     - may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In addition to each of the above, The Bank of New York is:

     - not liable for any acts or omissions made by a successor depository, provided that The Bank of New York did not perform its obligations negligently or in bad faith; and

     - not liable for any failure to carry out any instructions to vote the ordinary shares, or for the manner in which any vote is cast or the effect of any vote, provided that The Bank of New acted in good faith.

     The deposit agreement provides that we and The Bank of New York will indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR or permit withdrawal of ordinary shares, The Bank of New York may require:

     - payment of the fee of the depository and payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer or register transfers of ADRs generally when the transfer books of The Bank of New York or us are closed, or at any time if The Bank of New York or we think it advisable to do so.

     In the event your ADR is mutilated, destroyed, lost or stolen, The Bank of New York will execute and deliver to you a new ADR to replace the mutilated, destroyed, lost or stolen ADR provided that you file with The Bank of New York a request for the issuance of a new ADR and an indemnity bond along with satisfying any other reasonable requirements imposed by The Bank of New York.

  Right to Receive Ordinary Shares Underlying ADRs

     You have the right to cancel your ADRs and withdraw the underlying ordinary shares at any time except:

     - when temporary delays are caused by closing of the transfer books of The Bank of New York or us, or the deposit of ordinary shares in connection with the voting of ordinary shares at a shareholders' meeting, or the payment of a dividend on the ordinary shares;

     - when you or other ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

     The ratio of ADS to ordinary share is 50-to-1. As such, The Bank of New York will not accept for surrender any number of ADSs which would require the delivery of fractional ordinary shares. You will need to have 50 ADSs, or any integral multiple thereof, in order to withdraw any ordinary shares.

AVAILABILITY OF INFORMATION

     Upon completion of the global offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. As a result, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC.

     The Bank of New York will make available for inspection by ADR holders at its corporate trust office any reports and communications, including any proxy solicitation materials, sent by us which are:

     - received by The Bank of New York as the holder of the ordinary shares;
       and

     - made generally available to the holders of our ordinary shares.

The Bank of New York will also, upon written request, send you, at our expense, copies of any notices, reports and communications which are made generally available by us to holders of our ordinary shares. These notices, reports and communications, including any proxy soliciting material, furnished to The Bank of New York by us will be available in English to the extent these materials are required to be translated into English pursuant to any regulation of the SEC or are made generally available to holders of our ordinary shares.

     The Bank of New York shall maintain books for the registration and transfer of the ADRs. These books will be open for inspection by you and other ADR holders, however, the inspection of the books may not be for purposes other than communicating with other ADR holders for matters relating to our business, the deposit agreement or the ADRs.

DISCLOSURE OF INTERESTS

     We may, from time to time, request that you provide information as to the capacity in which you own or owned ADRs and regarding the identity of any other persons then or previously interested in your ADRs and the nature of that interest.

     The deposit agreement provides that you agree to provide any information requested by us or The Bank of New York. The Bank of New York has agreed to comply with reasonable written instructions received from us requesting that The Bank of New York forward any of our requests to you and to forward to us any responses to any requests received by The Bank of New York.

     In addition, the deposit agreement provides that you must promptly notify us and submit additional information to us upon becoming a beneficial owner, either directly or indirectly, of 10% or more of our ordinary shares, including ordinary shares represented by ADSs, and to promptly notify us of any change in this information. Your failure to provide this notice may result in the withholding of your ability to instruct The Bank of New York to vote the ordinary shares underlying your ADSs.

LISTING OF ADSs

     We have applied to have the ADSs approved for quotation on the Nasdaq National Market under the symbol "JUPI." In connection with our application to approve the ADSs for quotation on the Nasdaq National Market, we have requested exemptions from compliance with specific provisions of the Nasdaq Marketplace Rules otherwise applicable to Nasdaq issuers, including an exemption from the provisions requiring us to:

     - distribute to our shareholders copies of our annual report prior to our annual meeting of shareholders, in lieu of which we intend to issue an English translation of our audited Japanese GAAP financial statements prior to our annual shareholders meetings and provide our audited U.S. GAAP financial statements within the time frame permitted by U.S. securities laws as applicable to foreign private issuers;

     - establish an audit committee of our board of directors, adopt a formal written audit committee charter and maintain a minimum number of independent directors of our board of directors, in lieu of which we have established and will maintain our board of corporate auditors and adopted our rules of the board of corporate auditors as prescribed by Japanese law and our organizational documents;

     - maintain a minimum quorum for shareholders meetings of not less than one-third of our outstanding ordinary shares;

     - solicit proxies and provide proxy statements for shareholder meetings, in lieu of which we will distribute voting instruction forms and convocation notices to our shareholders;

     - submit related party transactions to review by an audit committee or a comparable body of our board of directors, in lieu of which our board of directors will review related party transactions and disclose these transactions in our annual reports filed with the Japanese Minister of Finance as provided under Japanese law;

     - obtain shareholder approval for the issuance of equity securities under specified conditions or in specified transactions, in lieu of which we will provide notice to our shareholders with respect to

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

       any new issuance of our ordinary shares through statutory public notice in an official gazette in advance of the issue date as required by Japanese law so that objecting shareholders have an opportunity to voice concern;

     - refrain from issuing a class of security or taking corporate action that has the effect of nullifying, restricting or disparately reducing the per share voting rights of our ordinary shares to the extent the provisions in the deposit agreement may have the effect of nullifying, restricting or disparately reducing the per share voting rights of the holders of our ADRs; and

     - require peer review of our independent auditors to the extent that any audits of us have been or may be conducted by our auditors prior to receipt of peer review.

If granted, any one or more of these exemptions would allow us to take action that may not be in the best interests of all holders of our ordinary shares, including ordinary shares represented by ADSs, without notifying these holders.

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                JAPANESE FOREIGN EXCHANGE AND OTHER REGULATIONS

JAPANESE FOREIGN EXCHANGE REGULATIONS

     The Foreign Exchange and Foreign Trade Law of Japan, frequently referred to as the Foreign Exchange Law, and the cabinet orders and ministerial ordinances under the Foreign Exchange Law govern the issuance of shares by companies and the acquisition and holding of shares by "exchange non-residents" and "foreign investors" under the Foreign Exchange Law.

     Exchange non-residents are:

     - individuals who do not reside in Japan; and

     - corporations whose principal offices are located outside Japan.

Generally, branches and other offices located within Japan of non-resident corporations are regarded as exchange residents of Japan and branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents of Japan.

     Foreign investors are:

     - individuals who are exchange non-residents;

     - corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and

     - corporations in which 50% or more of its shares are held by individuals who are exchange non-residents and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan or a majority of the officers, or officers having the power of representation, are individuals who are exchange non-residents.

     Due to the amendments to the Foreign Exchange Law effective on April 1, 1998, all aspects of foreign exchange and foreign trade transactions that were previously subject to licensing or other prior notifications or approvals, with minor exceptions, were changed to require only post-transaction reporting. However, the Minister of Finance of Japan will have the power to impose licensing requirements for transactions in limited circumstances.

POTENTIAL CONSEQUENCES RESULTING FROM AN ACQUISITION OF LISTED SHARES

     After our ordinary shares are listed on the Mothers Market of the Tokyo Stock Exchange, if a foreign investor acquires our ordinary shares and if the foreign investor's direct and indirect total holdings are 10% or more of our issued ordinary shares after the acquisition, the foreign investor must file a report of the acquisition with the Minister of Finance, Minister of Posts and Telecommunications and any other competent minister within 15 days from and including the date of the acquisition. However, in certain limited circumstances where the foreign investor is in any country other than those designated by the regulations, a prior notification of an acquisition must be filed with the Minister of Finance, Minister of Posts and Telecommunications and any other competent minister, who may then modify or prohibit the proposed acquisition.

POTENTIAL CONSEQUENCES RESULTING FROM DIVIDENDS, PROCEEDS OF SALES AND STOCK SPLITS

     Under the current Foreign Exchange Law, dividends paid on, and the proceeds of sales in Japan of, our ordinary shares held by exchange non-residents may, in general, be converted into foreign currency and repatriated abroad. The acquisition of our ordinary shares by exchange non-residents as a result of a stock split is not subject to any of the foregoing requirements.

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

REPORTING OF SUBSTANTIAL SHAREHOLDINGS

     Under the Securities and Exchange Law of Japan, if any person becomes, after our ordinary shares are listed on the Mothers Market of the Tokyo Stock Exchange, beneficially and solely or jointly a holder of more than 5% of our total issued ordinary shares, that shareholder must file with Japan's Financial Services Agency a report of its shareholding within five business days of becoming a 5% holder of our ordinary shares. If there is any subsequent change of 1% or more in the holdings of a holder of more than 5% of our total issued ordinary shares, then that shareholder must file a similar report. For this purpose, our total issued ordinary shares and the number of ordinary shares of the shareholders include ordinary shares issuable on conversion of convertible securities and on exercise of share subscription warrants. The shareholder also must file a copy of the report with us and the Tokyo Stock Exchange.

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

                               TAX CONSIDERATIONS

JAPANESE TAXATION

     The following is a discussion of the principal Japanese tax consequences to an owner of our ordinary shares or ADSs who is a non-resident of Japan or a non-Japanese corporation without a permanent establishment in Japan to which the relevant income is attributable. The statements regarding Japanese tax laws set forth below are based on the laws in force and as interpreted by the Japanese taxation authorities as of the date of this prospectus. These statements are subject to changes in the applicable Japanese laws or double taxation conventions occurring after that date. This summary is not exhaustive of all possible tax considerations which may apply to a particular investor. Potential investors should satisfy themselves, by consulting their own tax advisers, as to:

     - the overall tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs, including specifically the tax consequences under Japanese law;

     - the laws of the jurisdiction of residence; and

     - any tax treaty between Japan and their country of residence or of which they are nationals or citizens.

     Generally, a non-resident of Japan or a non-Japanese corporation is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits, subject to the following, are not subject to Japanese income tax. However, a transfer of retained earnings or legal reserve to stated capital is treated as a dividend payment to shareholders for Japanese tax purposes and is, in general, subject to Japanese income tax. This is true whether or not the transfer is made in connection with a stock split or otherwise. In general, a transfer of additional paid-in capital to stated capital is not treated as a dividend. No transfer of retained earnings or legal reserve to stated capital would be necessary in connection with a stock split if the total par value of our ordinary shares in issue after the stock split does not exceed the stated capital.

     Unless an applicable tax treaty, convention or agreement reduces the maximum rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by Japanese corporations to a non-resident or non-Japanese corporation is 20%. Japan has entered into income tax treaties, conventions or agreements with a number of countries reducing the above-mentioned withholding tax rate to 15% for portfolio investors. These countries include, among others, Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, New Zealand, Norway, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The withholding tax rate is further reduced if investors and our company have some capital relationship as provided for in an applicable tax treaty, convention or agreement.

     The Convention Between the United States and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income establishes the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a United States resident or corporation not having a "permanent establishment" in Japan. A "permanent establishment" in Japan is generally a fixed place of business for industrial or commercial activity in Japan. Under the Treaty, the maximum withholding rate for most U.S. shareholders is limited to 15% of the gross amount actually distributed. However, the maximum rate is 10% of the gross amount actually distributed, if the recipient is a corporation and

     - during the part of the paying corporation's taxable year, which precedes the date of payment of the dividend and during the whole of its prior taxable year, if any, at least 10% of the voting ordinary shares of the paying corporation were owned by the recipient corporation; and

     - not more than 25% of the gross income of the paying corporation for such prior taxable year, if any, consists of interest or dividends as defined in the treaty.

For purpose of this treaty and Japanese tax law, U.S. holders of ADRs will be treated as the owners of the ordinary shares underlying the ADSs evidenced by the ADRs.
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

     Non-resident holders who are entitled to a reduced rate of Japanese withholding tax on payment of dividends by us must submit the required form in advance through us to the relevant tax authority before payment of dividends. The required form is the Application Form for Income Tax Convention regarding the Relief from Japanese Income Tax on Dividends. A standing proxy for non-resident holders may provide the application service. With respect to ADSs, the reduced rate is applicable if The Bank of New York, as depositary, or its agent, submits two Application Form for Income Tax Convention. One form must be submitted before the payment of dividends, and the other form must be submitted within eight months after our fiscal year-end. In this regard, at our request, the depositary, or its agent, will forward to us the information or documents regarding holders of ADSs that is available from the depositary's records. The depositary will not automatically request additional information or documentation from, nor forward any applicable paperwork to, holders of our ADSs.

     A non-resident holder of our ordinary shares or ADSs who does not submit an application in advance will be entitled to claim from the relevant Japanese tax authority a refund of withholding taxes withheld in excess of the rate of an applicable tax treaty.

     Gains derived from the sale outside Japan of our ordinary shares or ADSs by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income taxes. In addition, gains derived from the sale of our ordinary shares or ADSs within Japan by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income taxes.

     An individual who has acquired our ordinary shares or ADSs as a distributee, legatee or donee may have to pay Japanese inheritance and gift taxes at progressive rates regardless of whether that individual has any presence in, or any other connection with, Japan.

     We have paid or will pay any stamp, registration or similar tax imposed by Japan in connection with the issue of our ordinary shares in connection with this global offering.

UNITED STATES FEDERAL TAXATION

     The following is a summary of the material U.S. federal income and estate tax consequences that may be relevant to a U.S. holder with respect to the acquisition, ownership and disposition of our ordinary shares or ADSs. For purposes of this summary, a "U.S. holder" includes the following:

     - citizens or residents of the United States for United States federal income tax purposes;

     - corporations created or organized under the laws of the United States or of any political subdivision thereof;

     - persons otherwise subject to United States federal income taxation on their worldwide income regardless of its source;

     - estates the income of which is subject to United States federal income taxation regardless of source;

     - any trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person; or

     - any other person that is subject to United States federal income tax on a net income basis in respect of an investment in our ordinary shares or ADSs.

     This summary deals only with ordinary shares and ADSs held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not address the tax consequences applicable to holders that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons holding ordinary shares or ADSs as a hedge against currency risks or as a position in a "straddle" or "conversion transaction" or other integrated investment transaction for tax purposes, persons whose "functional currency" is not the U.S. dollar, or holders of 10% or more, by voting power or value, of our ordinary shares. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. This summary is based upon the Code, existing temporary and proposed Treasury Regulations, Internal Revenue Service rulings and judicial decisions as now in effect and as currently interpreted and does not take into account possible changes in the tax laws or interpretations, any of which may be applied retroactively and could affect the tax consequences described in this prospectus. Furthermore, this summary is based in part on the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF OUR ORDINARY SHARES OR ADSS.

  Ownership of ADSs

     For U.S. federal income tax purposes, U.S. holders of ADSs will be treated as the owners of the ordinary shares represented by the ADSs.

  Dividends

     The gross amount of any distributions of cash or property with respect to our ordinary shares, excluding distributions of ordinary shares, if any, distributed pro rata to all shareholders of our company, including holders of ADSs, but including amounts withheld in respect of Japanese withholding taxes, will be included in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current and accumulated earnings and profits of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's tax basis in our ordinary shares or ADSs and thereafter as capital gain.

     Subject to certain limitations, Japanese tax withheld from dividends at the 15% treaty rate will be eligible for credit against a U.S. holder's federal income taxes or, at the election of the holder, may be deducted in computing taxable income. Under the Code, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us will generally be "passive" income or, in the case of certain holders, "financial services" income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions or in respect of certain arrangements in which a U.S. holder's expected economic profit, after foreign taxes, is insubstantial.

     A transfer of retained earnings or legal reserve to stated capital is treated as a dividend payment subject to withholding tax for Japanese tax purposes. Such a transfer generally is not a taxable event for U.S. federal income tax purposes. Consequently, under applicable Treasury regulations, any Japanese withholding tax imposed in such case may be treated as imposed on "general limitation" income. A U.S. holder may not be able to derive effective U.S. foreign tax credit benefits in respect of those Japanese taxes if the holder does not have sufficient foreign-source general limitation income.

     If dividends are paid in Japanese yen, the amount of the dividend distribution includible in the income of a U.S. holder will be the U.S. dollar value of the payments made in Japanese yen, determined at a spot exchange rate between Japanese yen and U.S. dollars on the date the dividend is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss. A U.S. holder may be required to recognize foreign currency gain or loss on the receipt of a refund in respect of Japanese withholding tax to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of that amount on the date of receipt of the underlying dividend.

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  Sale or Exchange of Ordinary Shares or ADSs

     A U.S. holder generally will recognize gain or loss on the sale or exchange of our ordinary shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder's tax basis in the ordinary shares or ADSs, as the case may be. Any gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if the ordinary shares or ADSs, as the case may be, were held for more than one year. A gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

  Estate Taxes

     An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the ordinary shares or ADSs owned by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Japanese estate tax with respect to the ordinary shares or ADSs will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to certain conditions and limitations.

  Backup Withholding Tax and Information Reporting Requirements

     In general, information reporting requirements will apply to payments of dividends in respect of the ordinary shares or ADSs or the proceeds received on the sale, exchange or redemption of the ordinary shares or ADSs by a paying agent within the United States or through certain U.S. related financial intermediaries to a non-corporate or other non-exempt U.S. holder, and a 31% backup withholding tax may apply to these amounts if the U.S. holder fails to provide an accurate taxpayer identification number to the paying agent. Amounts withheld as backup withholding will be creditable against the U.S. holder's United States federal income tax liability.

     The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of our ordinary shares or ADSs. You should consult your tax advisor concerning the tax consequences of your particular situation.

                               THE MOTHERS MARKET

     The Tokyo Stock Exchange is the largest stock exchange in Japan. The Tokyo Stock Exchange had been divided into the First Section and the Second Section until it launched a new section called the Market of the High-Growth and Emerging Stocks, commonly referred to as the Mothers Market, in November 1999. The Mothers Market was established to provide a market for emerging companies with high-growth potential to more easily access the public markets, to foster new industries and to provide for a wider choice of investment instruments through the use of the Tokyo Stock Exchange's market facilities.

     The Mothers Market differs from the First Section and Second Section of the Tokyo Stock Exchange in the following ways:

     - A history of financial results and a minimum number of years since incorporation are not required as listing criteria. A company that has adequate operational plans is acceptable.

     - The listing procedure is carried out within a short period of time, lasting approximately one month from application to listing.

     - Examination of listings emphasizes disclosure of a company's main business and risk factors. A company's profitability and continuity are not subjects of examination.

     - Quarterly financial reports, analyst meetings, which must occur at least twice a year for the first three years after listing, and other investor relations activities are required in addition to regular timely disclosures to promote transparency in the new market.

     - The Mothers Market puts greater emphasis on investors' self-responsibility and gives investors opportunities to invest in companies from an earlier stage.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the global offering, there has not been any public market for our ordinary shares or ADSs, and no prediction can be made as to the effect, if any, that market sales of ordinary shares or ADSs or the availability of ADSs for sale in the future will have on the prevailing market price of our ordinary shares or ADSs. Nonetheless, sales of substantial amounts of our ordinary shares, including ordinary shares represented by ADSs, in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares or ADSs and could impair our future ability to raise capital through the sale of our equity securities.

     Upon the closing of the global offering, we will have an aggregate of 4,721,285 ordinary shares outstanding, including ordinary shares represented by ADSs, assuming the underwriters do not exercise their over-allotment option. The 944,000 ordinary shares sold in the global offering, including ordinary shares represented by ADSs, will be freely tradable in the United States, except that any ordinary shares sold in the global offering and held by "affiliates" as defined under Rule 144 under the Securities Act may only be sold in compliance with the limitations described below. The remaining 3,777,285 ordinary shares may be sold in the United States only if registered or if they qualify for an exemption from registration under the Securities Act, including Rule 144 or Regulation S. The ordinary shares outstanding after the global offering may be deposited with the depositary and, subject to the terms of the deposit agreement, ADSs representing these ordinary shares will be issued.

     In general, under Rule 144 as currently in effect, a person, or persons whose ordinary shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of ordinary shares that does not exceed the greater of 1.0% of the then outstanding ordinary shares, including ordinary shares represented by ADSs, or the average weekly trading volume in the ordinary shares, including ordinary shares represented by ADSs, during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. Immediately after the completion of the global offering, 1.0% of the outstanding ordinary shares, including ordinary shares represented by ADSs, will be equal to approximately 47,213 ordinary shares. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the ordinary shares proposed to be sold for at least two years would be entitled to sell ordinary shares, subject to certain conditions, under Rule 144(k) without regard to the requirements described above.

     Regulation S under the Securities Act provides that ordinary shares owned by any person may be sold without registration, provided the sale is accomplished in an offshore transaction and no directed selling efforts are made in the United States, subject to certain other conditions. These terms are defined in Regulation S. In general, Regulation S provides that the ordinary shares, including ordinary shares held by Sumitomo, Liberty Jupiter, Liberty Japan, Microsoft Holdings V, Inc. and Itochu, may be sold on the Mother's Market of the Tokyo Stock Exchange or in some other manner outside the United States without requiring registration of the sales in the United States. Ordinary shares, including ordinary shares represented by ADSs, issued pursuant to Regulation S and held by non-affiliates may immediately be resold in the United States. In addition, Sumitomo, Liberty Jupiter, Liberty Japan and Microsoft may be deemed affiliates of ours. Therefore, sales by them in the United States of the ordinary shares owned by them following the global offering may continue to be subject to the volume limitations of Rule 144.

     Upon completion of the global offering, our existing shareholders will be parties to a registration rights agreement, entitling them to certain rights with respect to the registration of their ordinary shares in the United States under the Securities Act. Under the agreement, if we propose to register any of our ordinary shares under the Securities Act, our existing shareholders will be entitled to include their ordinary shares in the registration. The rights are subject to customary conditions and limitations, including the right of the underwriters in an underwritten offering to limit the number of ordinary shares included in the registered offering and our right to postpone the registration for up to 90 days under certain circumstances. In addition, our existing shareholders holding more than 5% of the voting power of our ordinary shares will

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

also be entitled to require us to file a registration statement under the Securities Act to register at least $25 million of their ordinary shares for resale, subject to customary conditions and limitations. Our existing shareholders each will be entitled to four such registrations. Subject to the limitations contained in the agreement, we will be responsible for paying all registration expenses in connection with the registration statement. The holders selling ordinary shares will be responsible for paying customary selling expenses, including the fees of their counsel.

     In addition, upon completion of the global offering, Sumitomo, Liberty Media and Microsoft will be party to a shareholders agreement under which each will have a right of first offer with respect to any sales of ordinary shares held by them, subject to specified limited exceptions.

     Prior to the global offering, our ordinary shares have not been listed or quoted on any stock exchange or traded on any over-the-counter market, including in Japan and the United States. We have applied for the listing and admission for trading of our ordinary shares on the Mothers Market of the Tokyo Stock Exchange and to have our ADSs approved for quotation on the Nasdaq National Market. We cannot guarantee, however, that a regular trading market will develop in our ordinary shares or ADSs or that the market price of our ordinary shares and ADSs will not decline below their respective initial public offering prices. Sales of substantial amounts of our ordinary shares or ADSs in the public market, including ordinary shares issued upon the exercise of outstanding subscription rights following the global offering, or the perceptions that such sales might occur, could cause the market price of our ordinary shares or ADSs to fall substantially.

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                                  UNDERWRITING

     The global offering consists of (i) an offering by us of an aggregate of 377,600 ordinary shares, including ordinary shares represented by ADSs, in the United States and internationally outside Japan, and (ii) an offering by us and the selling shareholders of an aggregate of 566,400 ordinary shares in Japan. Nikko Salomon Smith Barney Limited and Goldman, Sachs & Co. are the joint global coordinators and joint global bookrunners of the global offering.

     Subject to the terms and conditions in the overseas underwriting agreement
dated             , 2000, each overseas underwriter named below has severally agreed to purchase, and we have agreed to sell to them, the number of ordinary shares, including ordinary shares represented by ADSs, set forth opposite the name of such overseas underwriter:

                                                                 NUMBER OF
                            NAME                              ORDINARY SHARES
                            ----                              ---------------
Salomon Smith Barney Inc. ..................................
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Daiwa Securities America Inc. ..............................
Cazenove Inc. ..............................................
Nomura Securities International, Inc. ......................

                                                                  -------
  Total.....................................................      377,600
                                                                  =======

     The overseas underwriting agreement provides that the overseas underwriters may elect to have ADSs delivered instead of all or a portion of the ordinary shares. The overseas underwriting agreement also provides that the obligations of the overseas underwriters to purchase the ordinary shares, including ordinary shares represented by ADSs, included in the global offering are subject to confirmation of certain legal matters by counsel and certain other conditions. The overseas underwriters are obligated to purchase all the ordinary shares, including ordinary shares represented by ADSs, in the overseas offering, but excluding those covered by the over-allotment option described below, if they purchase any of them.

     When we and the underwriters agree on the initial public offering prices for the ordinary shares and the ADSs, we will first agree on the initial public offering price for the ordinary shares in yen, and then determine the initial public offering price for the ADSs in dollars, based on the then current exchange rate and adjusted for the ratio of ordinary shares to ADSs.

     The overseas underwriters, for whom Salomon Smith Barney Inc. and Goldman, Sachs & Co. are acting as overseas representatives, propose to offer some of the ordinary shares, including ordinary shares represented by ADSs, directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the ordinary shares, including ordinary shares represented by ADSs, to certain dealers at the initial public offering price
less a concession not exceeding Y          per ordinary share or $          per
ADS. The overseas underwriters may allow, and these dealers may reallow, a
concession not exceeding Y          per ordinary share or $     per ADS on sales
to other dealers. After the ordinary shares, including ordinary shares represented by ADSs, are released for sale to the public, the offering price and other selling terms may be changed by the joint global coordinators.

     We have granted to the overseas underwriters an eight-day option,
exercisable during a period commencing on             , 2000, which is three
days after the date of this prospectus, and terminating

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

on             , 2000, which is seven days after the option commencement date, to purchase up to 56,640 additional ordinary shares, including ordinary shares represented by ADSs, at the initial public offering price less the underwriting discount to cover over-allotments, if any, in the overseas offering. To the extent such option is exercised, each overseas underwriter will be obligated, subject to certain conditions, to purchase a number of additional ordinary shares, including ordinary shares represented by ADSs, approximately proportionate to such overseas underwriter's initial purchase commitment.

     The following table shows the underwriting discounts to be paid to the overseas underwriters by us in connection with the overseas offering. These amounts are shown assuming both no exercise and full exercise of the overseas underwriters' option to purchase additional ordinary shares, including ordinary shares represented by ADSs.

                                                             PAID BY JUPITER
                                                -----------------------------------------
                                                    NO EXERCISE          FULL EXERCISE
                                                -------------------   -------------------
Total Underwriting Discounts..................  Y          $          Y          $
Per ADS.......................................
Per Ordinary Share............................

     We and the selling shareholders have also entered into Japanese underwriting agreements with certain Japanese underwriters, for whom Nikko Salomon Smith Barney Limited and Goldman Sachs (Japan) Ltd. are acting as the Japanese representatives. The Japanese underwriting agreements provide for the concurrent offer and sale of 566,400 ordinary shares in Japan. The initial public offering price for ordinary shares, including ordinary shares represented by ADSs, offered by this prospectus and the initial public offering price for ordinary shares offered in the Japanese offering, as well as the underwriting discounts we and each of the selling shareholders must pay on each ordinary share, including ordinary shares represented by ADSs, will be the same. The closing of the overseas offering is conditioned upon the closing of the Japanese offering and the closing of the Japanese offering is conditioned upon the closing of the overseas offering.

     The overseas underwriters and the Japanese underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ordinary shares or ADSs. The same agreement also provides that sales may be made by the Japanese underwriters to the overseas underwriters of any number of ordinary shares or ADSs as may be mutually agreed. The number of ordinary shares or ADSs actually allocated to each offering may differ from the amount offered due to reallocation among the overseas offering and the Japanese offering. The price of any ADSs so sold shall be the initial public offering price listed on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the per ADS amount of the concession to dealers set forth above. The per share price of any ordinary shares so sold shall be the initial public offering price listed on the cover page of this prospectus, in Japanese yen, less an amount not greater than the per ordinary share amount of the concession to dealers described above.

     We, Sumitomo, Liberty Jupiter, Liberty Japan, Microsoft, Itochu and each of our executive officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the joint global coordinators, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any ordinary shares or ADSs or any securities convertible into or exchangeable for ordinary shares or ADSs, other than ordinary shares disposed of as bona fide gifts approved by the joint global coordinators, subscription rights to purchase ordinary shares pursuant to an employee benefit plan, ordinary shares subject to priority allocation in the global offering and, subject to certain conditions, in the case of Liberty Jupiter and Liberty Japan, transfers of ordinary shares to their respective affiliates and UnitedGlobalCom, Inc. All of our currently outstanding 3,934,286 ordinary shares, other than the 157,000 ordinary shares offered by the selling shareholders, will be subject to this agreement. The joint global coordinators in their sole discretion may release any of the ordinary shares or ADSs subject to the lock-up at any time without notice.

     Prior to this global offering, there has been no public market for the ordinary shares or the ADSs. Consequently, the initial public offering price for the ordinary shares and the ADSs was determined by negotiations among us and the joint global coordinators. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in, and future prospects for, the industry in which we compete, our management and current prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the ordinary shares or the ADSs will sell in the public market after the global offering will not be lower than the price at which they are sold by the overseas underwriters or that an active trading market in the ordinary shares or the ADSs will develop and continue after the global offering.

     We have applied to have the ADSs approved for quotation on the Nasdaq National Market under the symbol "JUPI." We have also applied for listing and admission for trading of the ordinary shares on the Mothers Market of the Tokyo Stock Exchange.

     This offering document may be used in connection with ordinary shares, including ordinary shares represented by ADSs, initially offered outside the United States insofar as such ordinary shares, including ordinary shares represented by ADSs, are resold from time to time in the United States in transactions that require registration under the Securities Act.

     In order to facilitate the offering of the ordinary shares and ADSs, the overseas underwriters and certain of their affiliates may engage in transactions outside Japan that stabilize, maintain or otherwise affect the price of the ordinary shares and ADSs. Specifically, the overseas underwriters may over-allot in connection with the overseas offering, creating a short position in the ADSs for their own account. In addition, to cover over-allotments or to stabilize the price of the ADSs, the overseas underwriters may bid for, and purchase, ADSs in the open market. Finally, the overseas underwriting syndicate may reclaim selling concessions allowed to an overseas underwriter or dealer for distributing the ADSs in the overseas offering, if the syndicate repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. The overseas underwriters have reserved the right to reclaim selling concessions in order to encourage overseas underwriters and dealers to distribute the ordinary shares, including ordinary shares represented by ADSs, for investment, rather than short-term profit taking. Increasing the proportion of the global offering held for investment may reduce the supply of ordinary shares, including ordinary shares represented by ADSs, available for short-term trading. Any of these activities may stabilize or maintain the market price of the ordinary shares or ADSs above independent market levels. The overseas underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The overseas underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of the ordinary shares, including ordinary shares represented by ADSs, offered.

     We estimate that our total expenses relating to the global offering will be approximately $8,900,000. We and the selling shareholders also have agreed to reimburse the overseas underwriters and the Japanese underwriters for certain expenses incurred in connection with the global offering.

     The overseas underwriting agreement requires the overseas underwriters to pay for the ordinary shares, including ordinary shares represented by ADSs, in yen. However, investors will pay for the ADSs in U.S. dollars. An affiliate of Goldman, Sachs & Co. will convert U.S. dollars that the overseas underwriters receive into yen based on the exchange rate on the date of pricing. This rate will include a customary commission.

     Some of the overseas underwriters and their affiliates and the Japanese underwriters and their affiliates have in the past provided, and may in the future provide, investment banking and underwriting services to us and our affiliates for which they have received customary compensation. Some of the overseas underwriters and their affiliates and the Japanese underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We and the selling shareholders have agreed to indemnify the overseas underwriters against liabilities, including liabilities for misstatements and omissions under the Securities Act, and to contribute to payments the overseas underwriters may be required to make in respect of these liabilities. The overseas underwriters have agreed to indemnify us and the selling shareholders against liabilities, including liabilities for misstatement and omissions under the Securities Act of 1933, but only with reference to information relating to the overseas underwriters furnished to us in writing.

     Each overseas underwriter has agreed that it will observe all applicable laws and regulations in any jurisdictions outside the United States in which it may offer, sell, resell or deliver ordinary shares, including the ordinary shares represented by ADSs. In addition, since the overseas underwriters may elect to offer, sell, resell or deliver ordinary shares, including the ordinary shares represented by ADSs, in the countries specifically mentioned in the paragraphs below, in accordance with applicable laws and regulations, each overseas underwriter has represented and agreed that:

     - it has not offered or sold, and, during the six months after the closing date of the overseas offering, it will not offer to sell any ordinary shares, including ordinary shares represented by ADSs, to any persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; it has complied with, and will comply with, all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ordinary shares, including ordinary shares represented by ADSs, from or otherwise involving the United Kingdom; and it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the global offering to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemption) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on;

     - it has not offered or sold and will not offer or sell in the overseas offering in the Hong Kong Special Administrative Region of the People's Republic of China (Hong Kong), by means of any document, any ordinary shares, including ordinary shares represented by ADSs, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and it has not issued and will not issue in the overseas offering, and does not and will not have in its possession for the purposes of issue in the overseas offering, any invitation, document or advertisement relating to the ordinary shares, including ordinary shares represented by ADSs, in Hong Kong, except if permitted to do so under the securities laws of Hong Kong, other than with respect to ordinary shares, including ordinary shares represented by ADSs, which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent;

     - it has not and will not offer, sell, transfer or deliver the ordinary shares, including ordinary shares represented by ADSs, in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including treasuries and finance companies of large enterprises, which trade or invest in securities in the conduct of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the conduct of their profession or trade may not participate in the global offering and this communication may not be considered an offer or the prospect of an offer to sell shares;

     - this prospectus has not been registered as a prospectus with the Registrar of Companies in Singapore and, accordingly, our ordinary shares, including ordinary shares represented by ADSs, have not been offered or sold and will not be offered or sold, nor will this prospectus or any other offering document or material relating to our ordinary shares, including ordinary shares represented by ADSs, be circulated or distributed, directly or indirectly, to (i) persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of our ordinary shares, including ordinary shares represented by ADSs, to the public in Singapore, or (ii) the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under Division 5A of Part IV of the Companies Act, Chapter 50, of Singapore and to persons to whom our ordinary shares, including ordinary shares represented by ADSs, may be offered or sold under such exemption; and

     - the ordinary shares, including ordinary shares represented by ADSs, which it purchases in the overseas offering, will be purchased by it as principal and that, in connection with the initial offering, and distribution of the ordinary shares, including ordinary shares represented by ADSs, sold in the overseas offering, it has not offered or sold, and will not offer or sell, any ordinary shares, including ordinary shares represented by ADSs, sold in the overseas offering directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan. The ordinary shares, including ordinary shares represented by ADSs, sold in the overseas offering have not been and will not be registered under the Securities and Exchange Law of Japan.

SETTLEMENT CYCLE

     It is expected that the delivery of the ordinary shares, directly or in the form of ADSs, will be made on or about the date specified in the last paragraph of the cover page of this prospectus, which is the fourth business day in New York following the date of pricing of the ordinary shares and ADSs. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ordinary shares, directly or in the form of ADSs, on the date of pricing, which will be three business days prior to the commencement of trading on the Nasdaq National Market, will be required, by virtue of the fact that these securities will settle on the fourth business day in New York following the date of pricing, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should also consult their own advisors.

                                 LEGAL MATTERS

     Certain matters in connection with the overseas offering will be passed upon for Jupiter by Latham & Watkins, Los Angeles, U.S. counsel for Jupiter. The validity of our ordinary shares, including ordinary shares represented by ADSs, offered by this prospectus and certain other matters will be passed upon by Nishimura & Partners, Japanese counsel for Jupiter, and by Tomotsune Kimura & Mitomi, Japanese counsel for the underwriters. Certain matters in connection with the overseas offering will be passed upon on behalf of the underwriters by Cleary, Gottlieb, Steen & Hamilton, U.S. counsel for the underwriters.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-1, which includes amendments, exhibits, schedules and supplements with respect to the ordinary shares, including ordinary shares represented by ADSs, offered by this prospectus. Although this prospectus, which is a part of the registration statement, contains all material information included in the registration statement, part of the registration statement has been omitted from this prospectus as permitted by the SEC. Accordingly, this prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits. A related registration statement on Form F-6 has also been filed with the SEC to register the ADSs. For further information with respect to our company and the ADSs offered by this prospectus, please refer to these registration statements. Statements contained in this prospectus as to the contents of any contract, agreement or other document may not contain all of the information that you may find important. For a more comprehensive understanding of these matters you should read the contract, agreement or other document, a copy of which is filed as an exhibit to the registration statement.

     Upon completion of our global offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. As a result, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. We also intend to submit to the SEC quarterly reports on Form 6-K which will include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which will include audited annual financial information. We intend to file these reports within the same time periods that apply to the filing by domestic issuers of quarterly reports on Form 10-Q and annual reports on Form 10-K. The SEC's rules generally require that domestic issuers file a quarterly report on Form 10-Q within 45 days after the end of the first three fiscal quarters and file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the SEC at:

          - Judiciary Plaza                        - Northwestern Atrium Center
            450 Fifth Street, N.W.                   500 West Madison Street
            Room 1024                                Suite 1400
            Washington, D.C. 20549                   Chicago, Illinois 60661-2511

                                 - Seven World Trade Center
                                    13th Floor
                                    New York, New York 10048

Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

     The SEC maintains a Website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we are not required to use the EDGAR system, but currently intend to do so in order to make our reports available electronically.

     As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

     We will furnish the depositary referred to under "Description of American Depositary Receipts" with annual reports, which will include annual audited consolidated financial statements prepared in accordance with U.S. GAAP, and quarterly reports, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The depositary will make available for inspection by ADR holders at its corporate trust office any reports and communications, including any proxy solicitation materials, sent by us which are received by the depositary as a holder of our ordinary shares and made generally available to holders of our ordinary shares. The depositary will also, upon written request, send ADR holders, at our expense, copies of any notices, reports and communications which are made generally available by us to holders of our ordinary shares. These notices, reports and communications, including any proxy soliciting material, furnished to the depositary by us will be available in English to the extent these materials are required to be translated into English pursuant to any regulation of the SEC or are made generally available to holders of our ordinary shares. Please see "Description of American Depositary Receipts" for further details on the responsibilities of the depositary.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
JUPITER TELECOMMUNICATIONS CO., LTD. AND SUBSIDIARIES
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of December 31,
  1999 and September 30, 2000 (unaudited)...................   F-2
Condensed Consolidated Statements of Operations for the
  Nine-Month Periods ended September 30, 1999 and 2000
  (unaudited)...............................................   F-3
Condensed Consolidated Statement of Shareholders' Equity for
  the Nine-Month Period ended September 30, 2000
  (unaudited)...............................................   F-5
Condensed Consolidated Statements of Cash Flows for the
  Nine-Month Periods ended September 30, 1999 and 2000
  (unaudited)...............................................   F-6
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................   F-7
Report of Independent Public Accountants....................  F-18
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-19
Consolidated Statements of Operations for the Years ended
  December 31, 1997, 1998 and 1999..........................  F-20
Consolidated Statements of Shareholders' Equity for the
  Years ended December 31, 1997, 1998 and 1999..............  F-21
Consolidated Statements of Cash Flows for the Years ended
  December 31, 1997, 1998 and 1999..........................  F-22
Notes to Consolidated Financial Statements..................  F-23

TITUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2000
  and June 30, 2000 (unaudited).............................  F-42
Condensed Consolidated Statements of Operations for the
  Three-Month Periods ended June 30, 1999 and 2000
  (unaudited)...............................................  F-43
Condensed Consolidated Statement of Shareholders' Equity for
  the Three-Month Period ended June 30, 2000 (unaudited)....  F-44
Condensed Consolidated Statements of Cash Flows for the
  Three-Month Periods ended June 30, 1999 and 2000
  (unaudited)...............................................  F-45
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-46
Report of Independent Public Accountants....................  F-50
Consolidated Balance Sheets as of March 31, 1999 and 2000...  F-51
Consolidated Statements of Operations for the Years ended
  March 31, 1998, 1999 and 2000.............................  F-53
Consolidated Statements of Shareholders' Equity for the
  Years ended March 31, 1998, 1999 and 2000.................  F-54
Consolidated Statements of Cash Flows for the Years ended
  March 31, 1998, 1999 and 2000.............................  F-55
Notes to Consolidated Financial Statements..................  F-56

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1999 AND SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                        1999            2000             2000
                                                    ------------    -------------    -------------
                                                         (THOUSANDS OF YEN)          (THOUSANDS OF
                                                                                     U.S. DOLLARS)
Cash, receivables and other assets, net...........  Y  8,262,800    Y 19,197,643      $  174,445
Investments in affiliates, net (Notes 3 and 4)....     6,216,396       4,631,572          42,086
Property and equipment, at cost, net (Notes 2 and
  4)..............................................    58,124,991     110,595,883       1,004,960
Goodwill, net (Note 2)............................    15,236,398     111,122,100       1,009,742
                                                    ------------    ------------      ----------
                                                    Y 87,840,585    Y245,547,198      $2,231,233
                                                    ============    ============      ==========

Short-term loans, long-term debt and capital lease
  obligations (Note 6)............................  Y 63,496,611    Y127,756,298      $1,160,893
Other liabilities.................................    19,518,524      30,527,969         277,401
Minority interest.................................       778,620         416,290           3,783

Commitments and contingencies (Notes 6 and 10)

Shareholders' equity (Notes 2 and 7):
  Common stock no par value.......................    39,900,000      47,002,623         427,102
     Authorized 15,000,000 shares at December 31,
       1999 and September 30, 2000; issued and
       outstanding 2,394,000 shares at December
       31, 1999 and 3,934,285.74 shares at
       September 30, 2000
  Additional paid-in capital......................            --      88,614,344         805,219
  Accumulated deficit.............................   (35,853,170)    (48,770,326)       (443,165)
                                                    ------------    ------------      ----------
     Total shareholders' equity...................     4,046,830      86,846,641         789,156
                                                    ------------    ------------      ----------
                                                    Y 87,840,585    Y245,547,198      $2,231,233
                                                    ============    ============      ==========

The accompanying notes to condensed consolidated financial statements are an integral part of these condensed consolidated balance sheets.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                                         NINE MONTHS
                                                      NINE MONTHS ENDED SEPTEMBER 30,       ENDED
                                                      -------------------------------   SEPTEMBER 30,
                                                           1999             2000            2000
                                                      --------------   --------------   -------------
                                                            (THOUSANDS OF YEN)          (THOUSANDS OF
                                                                                        U.S. DOLLARS)
Revenue (Note 4):
  Subscription fees.................................   Y  7,984,251     Y 16,694,950      $ 151,703
  Construction-related sales principally from
     related parties................................      1,846,345        1,325,146         12,041
  Programming fees principally from related
     parties........................................        678,529        1,186,802         10,784
  Other.............................................      2,443,486        3,831,496         34,816
                                                       ------------     ------------      ---------
                                                         12,952,611       23,038,394        209,344
                                                       ------------     ------------      ---------

Operating costs and expenses (Note 4):
  Construction-related expenses.....................      1,681,693        1,180,776         10,729
  Programming costs:
     Related parties................................        526,782          945,972          8,596
     Other..........................................      1,819,341        4,112,447         37,369
  Other operating costs.............................      3,629,867        4,991,487         45,356
  Selling, general and administrative...............      7,840,798       13,397,362        121,739
  Depreciation and amortization.....................      3,687,081        8,675,856         78,836
                                                       ------------     ------------      ---------
                                                        (19,185,562)     (33,303,900)      (302,625)
                                                       ------------     ------------      ---------
       Operating loss...............................     (6,232,951)     (10,265,506)       (93,281)

Other expense (Note 4):
  Interest expense, net:
     Related parties................................       (284,614)        (713,546)        (6,484)
     Other..........................................       (207,807)        (201,286)        (1,829)
  Other expenses, net...............................       (196,654)        (468,789)        (4,260)
                                                       ------------     ------------      ---------

       Loss before income taxes and other items.....     (6,922,026)     (11,649,127)      (105,854)

Equity in losses of affiliates......................     (1,936,361)      (2,497,094)       (22,690)
Minority interest in net losses of consolidated
  subsidiaries......................................        343,036          438,065          3,981
                                                       ------------     ------------      ---------
       Loss before income taxes and extraordinary
          gain......................................     (8,515,351)     (13,708,156)      (124,563)

Income tax benefit (Note 8).........................             --          332,220          3,019
                                                       ------------     ------------      ---------

       Loss before extraordinary gain...............     (8,515,351)     (13,375,936)      (121,544)

Extraordinary gain on extinguishment of subsidiary
  debt, net of tax expense (Note 8).................             --          458,780          4,169
                                                       ------------     ------------      ---------

          Net loss..................................   Y (8,515,351)    Y(12,917,156)     $(117,375)
                                                       ============     ============      =========

                                                                                         NINE MONTHS
                                                  NINE MONTHS ENDED SEPTEMBER 30,           ENDED
                                                  --------------------------------      SEPTEMBER 30,
                                                       1999              2000               2000
                                                  --------------    --------------    -----------------
                                                   (IN YEN, EXCEPT SHARE AMOUNTS)     (IN U.S. DOLLARS,
                                                                                        EXCEPT SHARE
                                                                                           AMOUNT)
Per share data (Note 7):
  Loss per share before extraordinary gain....     Y     (4,035)     Y     (4,803)        $  (43.64)
  Extraordinary gain per share................               --               165              1.50
                                                   ------------      ------------         ---------
  Net loss per share..........................     Y     (4,035)     Y     (4,638)        $  (42.14)
                                                   ============      ============         =========

Weighted average number of common shares
  outstanding (number of shares) (Note 7).....        2,110,572         2,784,894         2,784,894
                                                   ------------      ------------         ---------

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                                  TOTAL           TOTAL
                                               ADDITIONAL      ACCUMULATED    SHAREHOLDERS'   SHAREHOLDERS'
                              COMMON STOCK   PAID-IN CAPITAL     DEFICIT         EQUITY          EQUITY
                              ------------   ---------------   ------------   -------------   -------------
                                                  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31,
  1999......................  Y39,900,000      Y        --     Y(35,853,170)  Y  4,046,830    $      36,772
Common stock issued to fund
  operations in the ordinary
  course; 360,000 shares at
  Y16,666.67 per share
  (after giving effect to a
  3-for-1 stock
  split -- Note 7)..........    6,000,000               --               --      6,000,000           54,521
Acquisition of Titus
  Communications Corporation
  (Note 2)..................    1,100,000       88,517,940               --     89,617,940          814,338
Stock Compensation (Note
  7)........................           --           96,404               --         96,404              876
Common stock issued to
  effect a constructive
  3-for-1 stock split;
  2,622,857.16 shares at Y1
  per share (Note 7)........        2,623               --               --          2,623               24
Net loss....................           --               --      (12,917,156)   (12,917,156)        (117,375)
                              -----------      -----------     ------------   ------------    -------------
Balance at September 30,
  2000......................  Y47,002,623      Y88,614,344     Y(48,770,326)  Y 86,846,641    $     789,156
                              ===========      ===========     ============   ============    =============

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                                         NINE MONTHS
                                                    NINE MONTHS ENDED SEPTEMBER 30,         ENDED
                                                    --------------------------------    SEPTEMBER 30,
                                                         1999              2000             2000
                                                    --------------    --------------    -------------
                                                           (THOUSANDS OF YEN)           (THOUSANDS OF
                                                                                        U.S. DOLLARS)
Cash flows from operating activities:
  Net loss........................................   Y (8,515,351)     Y(12,917,156)      $(117,375)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Extraordinary gain...........................             --          (458,780)         (4,169)
     Income tax benefit...........................             --          (332,220)         (3,019)
     Depreciation and amortization................      3,687,081         8,675,856          78,836
     Equity in losses of affiliates...............      1,936,361         2,497,094          22,690
     Minority interest in net losses of
       consolidated subsidiaries..................       (343,036)         (438,065)         (3,981)
     Stock compensation expense...................             --            85,191             774
     Change in operating assets and liabilities,
       net........................................      2,104,848        (1,744,204)        (15,849)
                                                     ------------      ------------       ---------
          Net cash used in operating activities...     (1,130,097)       (4,632,284)        (42,093)
                                                     ------------      ------------       ---------

Cash flows from investing activities:
  Capital expenditure.............................    (10,379,944)      (11,312,280)       (102,792)
  Other investments...............................     (3,366,575)       (1,780,068)        (16,175)
                                                     ------------      ------------       ---------
          Net cash used in investing activities...    (13,746,519)      (13,092,348)       (118,967)
                                                     ------------      ------------       ---------

Cash flows from financing activities:
  Proceeds from issuance of common stock..........      6,200,000         6,002,623          54,544
  Debt proceeds...................................      9,270,139        14,566,736         132,365
                                                     ------------      ------------       ---------
          Net cash provided by financing
            activities............................     15,470,139        20,569,359         186,909
                                                     ------------      ------------       ---------

Net increase in cash and cash equivalents.........        593,523         2,844,727          25,849

Cash and cash equivalents at beginning of
  period..........................................      1,384,504         1,516,802          13,783
                                                     ------------      ------------       ---------

Cash and cash equivalents at end of period........   Y  1,978,027      Y  4,361,529       $  39,632
                                                     ============      ============       =========

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF FINANCIAL STATEMENTS

BUSINESS AND ORGANIZATION

     Jupiter Telecommunications Co., Ltd. (the "Company") was formed in January 1995 for the purpose of owning and operating cable telecommunication systems and programming businesses in Asia with the principal focus on Japan. The Company was established with shares 60%-owned by Sumitomo Corporation ("SC") and 40%-owned by Liberty Japan, Inc. (formerly known as TCI Japan, Inc.), a wholly-owned subsidiary of Liberty Media International, Inc. ("LMI") (formerly known as Tele-Communications International, Inc.).

     The shareholders' agreement, which was amended in February 1998 and terminated on August 31, 2000, required unanimous approval of both shareholders for key business decisions of the Company. Additionally, the shareholders' agreement contained Liberty Japan's option to buy, from SC, a 10% share of the Company so that the shareholders would equally own the Company, which was exercised in May 2000.

     On September 1, 2000, the Company issued 1,180,285.74 ordinary shares to Microsoft Holding V, Inc. ("Microsoft"), Itochu Corporation and Toshiba Corporation in exchange for the shares they held in Titus Communications Corporation (see Note 2). As a result of this transaction, the shareholders' ownership interests were as follows:

SC..........................................................  35%
LMI.........................................................  35%
Microsoft...................................................  24%
Toshiba.....................................................   3%
Itochu......................................................   3%

     The Company and its subsidiaries own and operate cable telecommunication systems throughout Japan and provide cable television services and telephone and Internet connection services. Currently, cable television services account for most of the Company and its subsidiaries' business as telephony and Internet services are still in their early stage. Telephony revenue represented less than 3% and 6% of the consolidated total revenue for the nine months ended September 30, 1999 and 2000, respectively, and Internet revenue represented less than 1% and 8% of the consolidated total revenue for the nine months ended September 30, 1999 and 2000, respectively.

     The telecommunication industry in Japan is highly regulated by the Ministry of Posts and Telecommunications ("MPT"). In general, franchise rights granted by the MPT to the Company's subsidiaries for operation of cable telecommunication systems in their respective locality are not exclusive. The Company generates revenues from sale of construction materials and supplies for cable systems, programming and management services from its franchisees. Amounts of such revenues from franchisees that are unconsolidated affiliates are disclosed in
Note 4.

     As set forth in the accompanying condensed consolidated statements of cash flows, the Company and its subsidiaries have relied on capital contributions and financing from shareholders for their liquidity requirements. The Company and its subsidiaries anticipate that they will continue to be dependent on financing from shareholders and/or external sources in order to meet their future liquidity requirements. If these efforts are not successful, future operations of the Company and its subsidiaries will be adversely affected.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

BASIS OF FINANCIAL STATEMENTS

     The Company and its subsidiaries maintain their books of account in conformity with financial accounting standards of Japan. The condensed consolidated financial statements presented herein have been prepared in a manner and reflect certain adjustments which are necessary to conform them with accounting principles generally accepted in the United States of America. The major adjustments include those related to scope of consolidation, accounting for leases, recognition of certain revenues, postretirement benefits, depreciation and amortization and accruals for certain expenses.

     The accompanying condensed consolidated financial statements reflect all adjustments which are, in the opinion of the management, necessary to a fair presentation of the results of operations and financial situation for the periods presented.

     The Company and its subsidiaries maintain their accounts in Japanese yen, the currency of the country in which they are incorporated and principally operate. The U.S. dollar amounts included herein represent a translation using the approximate exchange rate quotation of The Bank of Tokyo-Mitsubishi, Ltd. for selling spot U.S. dollars by telegraphic transfer against yen as of October 31, 2000 of Y110.05 to $1 solely for the convenience of readers outside Japan. The translation should not be construed as a representation that the yen amounts have been, could have been, or could in the future be converted into U.S. dollars at the above or any other rate.

2. ACQUISITIONS

     On June 27, 2000, the shareholders of the Company entered into a definitive agreement with the shareholders of Titus Communications Corporation ("Titus") for the purpose of combining the two companies. The closing took place on September 1, 2000. Each common share of Titus was exchanged for 0.32251548 of an ordinary share of the Company (or 0.9675464 of an ordinary share of the Company adjusted for the constructive 3-for-1 stock split effected on September 30,
2000) and each convertible preference share of Titus was exchanged for
604.716525 ordinary shares of the Company (or 1,814.1495 of an ordinary share of the Company adjusted for the constructive 3-for-1 stock split effected on September 30, 2000). The total number of shares issued by the Company in connection with the acquisition of Titus was 1,180,285.74 after giving effect to the constructive 3-for-1 stock split effected on September 30, 2000.

     The total estimated purchase price for Titus is Y89,617,940 thousand, which is comprised of Y89,111,573 thousand (the product of 1,180,285.74 ordinary shares issued multiplied by the estimated initial public offering price per share of Y75,500), plus Y506,367 thousand of net identifiable liabilities assumed from Titus. The Company used the purchase method of accounting to account for this acquisition. Accordingly, the purchase price has been allocated to the tangible and intangible net assets of Titus using an independent, third-party appraisal. The Titus acquisition goodwill will be amortized on a straight-line basis over a period of 20 years. The Titus assets, liabilities and operations have been included in the accompanying condensed combined financial statements since the September 1, 2000 acquisition date. The Company is presently operating, and intends to continue to operate, Titus as a wholly-owned subsidiary of the Company.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     The following table reflects the September 1, 2000 pro forma balance sheet of Titus, as adjusted to give effect to purchase accounting adjustments (in thousands of yen):

Cash, receivables and other assets..........................    Y  5,137,638
Property and equipment......................................      39,059,740
Goodwill....................................................      96,825,362
Debt and capital lease obligations..........................     (42,791,982)
Other liabilities...........................................      (8,612,818)
                                                                ------------
                                                                Y 89,617,940
                                                                ============

     The following unaudited condensed results of operations for the nine months ended September 30, 1999 and 2000 were prepared assuming the Titus acquisition occurred on January 1, 1999. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the Titus merger had occurred on January 1, 1999.

                                                                                NINE MONTHS
                                           NINE MONTHS ENDED SEPTEMBER 30,         ENDED
                                           --------------------------------    SEPTEMBER 30,
                                                1999              2000              2000
                                           --------------    --------------    --------------
                                                  (THOUSANDS OF YEN,           (THOUSANDS OF
                                              EXCEPT PER SHARE AMOUNTS)        U.S. DOLLARS,
                                                                                 EXCEPT PER
                                                                               SHARE AMOUNTS)
Revenue..................................   Y 17,006,671      Y 29,120,268       $ 264,609
Net loss before extraordinary gain.......    (17,442,564)      (24,549,764)       (223,078)
Net loss.................................    (17,442,564)      (24,090,984)       (218,909)
Net loss per share before extraordinary
  gain...................................         (5,300)           (6,403)         (58.18)
Net loss per share.......................         (5,300)           (6,283)         (57.10)

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

3. INVESTMENTS IN AFFILIATES

     The Company's affiliates are engaged in the telecommunication business in Japan. Condensed financial information of the Company's unconsolidated affiliates for each of the nine months ended September 30, 1999 and 2000 are as follows:

                                                                                     NINE MONTHS
                                         NINE MONTHS ENDED SEPTEMBER 30, 2000           ENDED
                                         -------------------------------------      SEPTEMBER 30,
                                              1999                  2000                2000
                                         ---------------       ---------------      -------------
                                                                                    (THOUSANDS OF
                                                  (THOUSANDS OF YEN)                U.S. DOLLARS)
Combined Operations:
  Total revenue........................    Y11,020,542           Y13,944,068          $126,707
  Operating, selling, general and
     administrative expenses...........     11,153,943            13,992,435           127,146
  Depreciation and amortization........      2,984,870             3,497,507            31,781
                                           -----------           -----------          --------
       Operating loss..................     (3,118,271)           (3,545,874)          (32,220)
  Interest expense, net................       (204,724)             (379,412)           (3,448)
  Other expense, net...................       (249,458)             (208,021)           (1,890)
                                           -----------           -----------          --------
       Net loss........................    Y(3,572,453)          Y(4,133,307)         $(37,558)
                                           ===========           ===========          ========

4. RELATED PARTY TRANSACTIONS

     The Company purchases cable system materials and supplies from third party suppliers and resells them to its subsidiaries and affiliates.
Construction-related sales in the accompanying condensed consolidated statements of operations represent revenues from unconsolidated affiliates for such sales.

     The Company provides programming services to its subsidiaries and affiliates. Programming fees in the accompanying condensed consolidated statements of operations represent revenues from unconsolidated affiliates for such services provided and the related products sold.

     The Company provides management services to its subsidiaries and affiliates. Fees for such services related to unconsolidated affiliates amounted to Y117,649 thousand and Y312,873 thousand ($2,843 thousand) for the nine months ended September 30, 1999 and 2000, respectively, and are included in Revenue - Other in the accompanying condensed consolidated statements of operations.

     The Company purchases certain cable television programs from Jupiter Programming Co., Ltd., an affiliated company jointly owned by SC and a wholly owned subsidiary of LMI. Such purchases amounted to Y390,382 thousand and Y450,516 thousand ($4,094 thousand) for the nine months ended September 30, 1999 and 2000, respectively, and were included in programming costs -- related parties in the accompanying condensed consolidated statements of operations.

     The Company purchases certain high-speed Internet services from @Home Japan, an affiliated company. Such purchases amounted to Y72,565 thousand ($659 thousand) for the nine months ended September 30, 2000. There were no such purchases made during the nine months ended September 30, 1999.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     The Company purchased stock of the affiliated companies from SC in the amounts of Y3,514,537 thousand during the year ended December 31, 1999. The Company did not purchase any stock of affiliated companies from SC during the nine months ended September 30, 2000.

     AJCC K.K. ("AJCC") is a subsidiary of SC and its primary business is the sale of home terminals and related goods to cable television companies. The Company and its subsidiaries' purchases of such goods from AJCC, primarily as capital leases, amounted to Y2,182,350 thousand and Y4,655,200 thousand ($42,301 thousand) for the nine months ended September 30, 1999 and 2000, respectively.

     The Company has management service agreements with SC and LMI under which officers and management level employees are seconded from SC and LMI to the Company, whose services are charged as service fees to the Company based essentially on their payroll costs. The service fees paid to SC amounted to Y721,811 thousand and Y728,318 thousand ($6,618 thousand) for the nine months ended September 30, 1999 and 2000, respectively. The service fees paid to LMI amounted to Y355,066 thousand and Y325,011 thousand ($2,953 thousand) for the nine months ended September 30, 1999 and 2000, respectively. These amounts were included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

     Sumisho Finance Management ("SFM") is a wholly-owned subsidiary of SC and its primary business is to provide financing to subsidiaries and affiliated companies of SC. The Company and its subsidiaries have short-term borrowings from SFM.

5. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         NINE MONTHS
                                                   NINE MONTHS ENDED SEPTEMBER 30,          ENDED
                                                   -------------------------------      SEPTEMBER 30,
                                                       1999               2000              2000
                                                   -------------      ------------      -------------
                                                                                        (THOUSANDS OF
                                                         (THOUSANDS OF YEN)             U.S. DOLLARS)
Cash paid during the year for:
  Interest.......................................   Y   487,720        Y  922,104         $  8,379
                                                    ===========        ==========         ========
  Income tax.....................................            --                --               --
                                                    ===========        ==========         ========
Cash paid for acquisition of new subsidiaries:
  Fair value of assets acquired..................   Y20,460,116                --               --
  Liabilities assumed............................    17,488,269                --               --
                                                    -----------        ----------         --------
     Cash paid, net of cash acquired.............   Y 2,971,847                --               --
                                                    ===========        ==========         ========
Property acquired under capital leases during the
  year...........................................   Y 2,078,440        Y7,691,969         $ 69,895
                                                    ===========        ==========         ========

     See also the fair value of assets acquired and liabilities assumed in the Titus acquisition in Note 2.

6. SHORT-TERM LOANS, LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Short-term loans, long-term debt and capital lease obligations at September 30, 2000 included Y38,941,000 thousand ($353,848 thousand) of short-term loans and long-term debt of Titus and its subsidiaries assumed in connection with the acquisition described in Note 2.

     Short-term bank loans of Titus and its subsidiaries of Y32,500,000 thousand ($295,320 thousand) represented loans from commercial banks with fixed maturity, all guaranteed by Microsoft. The average

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

interest rate on these short-term loans was 1.128% at September 30, 2000. Long-term debt of Titus and its subsidiaries of Y6,441,000 thousand ($58,528 thousand) consisted of secured interest-free loans from Development Bank of Japan, due fiscal 2003 through 2012, unsecured interest-free loan from Higashi Nihon Ferry Co., Ltd., the largest minority shareholder of a subsidiary, due fiscal 2003 through 2012, and bank loans guaranteed by Microsoft, due through fiscal 2002. The average interest rate on these long-term loans was .0748% at September 30, 2000.

7. SHAREHOLDERS' EQUITY

CHANGE OF PAR VALUE

     On June 6, 2000, the Company's board of directors approved a change in the par value of all outstanding shares from Y50,000 to no par value.

STOCK OPTION PLAN

     On August 23, 2000, the Company's board of directors and shareholders approved a new subscription-rights option plan and the grant of subscription rights exercisable for an aggregate of up to 55,718 ordinary shares (before giving effect to the constructive 3-for-1 stock split effected on September 30,
2000) at an exercise price of Y276,000 per share to Jupiter's directors, corporate auditors and employees, to the directors, corporate auditors and employees of the Company's managed franchises and to directors, corporate auditors and employees of the Company's unconsolidated managed franchises and other non-employees. The number of ordinary shares issuable will be adjusted for stock splits, reverse stock splits and certain other recapitalizations. Subscription rights for 48,266 ordinary shares were granted on September 11, 2000. The aggregate number of ordinary shares and exercise price, as adjusted for the constructive 3-for-1 stock split effected on September 30, 2000, are 144,798 and Y92,000, respectively.

     The subscription rights for non-management employees will, unless the grant agreement provides otherwise, vest on the second anniversary of the grant, and the subscription rights for management employees will, unless the grant agreement provides otherwise, vest in four equal installments beginning on the first anniversary of the grant. The subscription rights will expire on August 23, 2010.

     The Company has accounted for the subscription rights granted to Jupiter's directors, corporate auditors and employees and to the directors, corporate auditors and employees of the Company's managed franchises under APB No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25." Based on using the Company's estimated initial public offering price per ordinary share, there was no intrinsic value to the subscription rights at the date of grant as each grant is fixed as to the number of shares and the exercise price at the time of grant exceeds the assumed initial offering price of Y75,500 per ordinary share. Accordingly, it is expected that no deferred compensation or charges to operations for the subscription rights granted to Jupiter's directors, corporate auditors and employees and the directors, corporate auditors and employees of the Company's managed franchises will be recorded.

     Subscription rights granted to directors, corporate auditors and employees of the Company's unconsolidated managed franchises and to other non-employees has been accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," and are amortized over the vesting periods described above. As of the date of grant, the estimated fair market value of these subscription rights, based on the estimated offering price of Y75,500 per share, was approximately Y422,597 thousand ($3,840 thousand). The Company recorded compensation expense related to the directors, corporate auditors and employees of the Company's unconsolidated managed franchises and other non-employees of Y18,273

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

thousand ($166 thousand) which has been included in selling, general and administrative expense for the Company's non-employees and in equity in losses of affiliates for employees of affiliated companies in the accompanying condensed consolidated statement of operations for the period ended September 30, 2000.

STOCK AWARD

     On June 26, 2000, Microsoft Holdings V, Inc., the majority shareholder of Titus and now a principal shareholder of Jupiter, entered into a restricted stock agreement with an executive officer of Titus, currently one of the Company's executive officers. The total number of Titus' restricted ordinary shares granted in the agreement were converted into 17,704 of the Company's ordinary shares, as adjusted for the constructive 3-for-1 stock split effective September 30, 2000, discussed below. The restricted shares transferred under the restricted stock agreement will vest, subject to his continued employment by us as an executive officer or director, in four equal semiannual installments, the first of which will occur on January 4, 2001. Should the executive officer fulfill his obligations under the agreement, we will recognize compensation expense of Y1,184,300 thousand ($10,761 thousand) over the remaining vesting period beginning September 1, 2000 in accordance with APB No. 25, "Accounting for Stock Issued to Employees," based on the current estimated offering price per share of Y75,500. The Company recorded compensation expense related to the stock award to the executive officer of Y78,131 thousand ($710 thousand) which has been included in selling, general and administrative expense in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2000.

CONSTRUCTIVE STOCK SPLIT

     On September 12, 2000, the Company's Board of Directors approved a plan to issue two additional ordinary shares to the existing shareholders for each share owned as of September 28, 2000, for a price of Y1 per share. The plan became effective on September 30, 2000. Such share issuance has been accounted for as a constructive 3-for-1 stock split under U.S. GAAP. Accordingly, the historical number of shares outstanding, the number of shares issued, the weighted average number of ordinary shares outstanding and per share data in the accompanying condensed consolidated financial statements have been adjusted giving effect to such constructive 3-for-1 stock split. Also, the number of the Company's authorized shares was increased to 15,000,000 effective October 1, 2000, which was presented, instead of the historical number of authorized shares in the accompanying condensed consolidated financial statements to correspond with such adjustment in the number of shares.

LOSS PER SHARE

     Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, giving effect to the constructive stock split described above. Stock options outstanding as of September 30, 2000 are not included in the diluted loss per share as the impact would be anti-dilutive.

8. EXTINGUISHMENT OF SUBSIDIARY DEBT

     In September 2000, the Company purchased debt of a subsidiary in the amount of Y1,130,000 thousand ($10,268 thousand) at a 70% discount from the holder who was bankrupt and in the process of liquidation. As a result of this transaction, the Company realized a gain of Y791,000 thousand ($7,188 thousand) and recorded this as an extraordinary gain net of income tax expense of Y332,220

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

thousand ($3,019 thousand) in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2000.

9. SEGMENT INFORMATION

     Under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision makers in deciding how to allocate resources and in assessing performance. In addition to itself, the Company has determined that each individual consolidated subsidiary and unconsolidated affiliate system operator ("SO") is an operating segment because each SO represents a separate legal entity and serves a separate geographic area.

     The following table summarizes revenue, operating income/loss and total assets by SO which are the primary measures used by the Company's chief operating decision makers to measure the Company's operating results and to measure segment profitability and performance. This information is derived from the Company's management reports and should not be viewed as an alternative to the U.S. generally accepted accounting principles ("U.S. GAAP") measures of financial results.

     The management reports are not maintained in U.S. GAAP. Major adjustments required to reconcile the segment reports to U.S. GAAP include: (1) revenues and operating losses of consolidated subsidiaries not included in the management reports, (2) revenues and operating losses of equity method affiliates included in the management reports, (3) Internet and telephony revenues and operating losses not included in the management reports for certain historic periods, (4) compensation revenue from construction and maintenance not included within the management reports, (5) intercompany eliminations principally for Jupiter Corporate sales to consolidated SOs, Jupiter Corporate's investment in consolidated subsidiaries and receivables from consolidated subsidiaries, (6) depreciation and amortization not included in the management reports, (7) goodwill and excess costs of equity investments not recorded in management reports, (8) capital lease adjustments not made to management reports, and (9) other miscellaneous adjustments necessary to reconcile management accounts to U.S. GAAP, none of which are considered individually significant. In the following table, revenue for SOs (J-COM Tokyo, J-COM Kansai, Osaka, Urawa, Yokosuka, Kobe Ashiya, CV21 (Fukuoka), J-COM Kitakyushu and all other SOs), primarily represents subscription revenues from external sources, while revenue from Jupiter Corporate primarily represents subscription revenues from consolidated subsidiaries and equity method affiliates for construction-related sales, programming and management fees. All revenues on Jupiter Corporate derived from consolidated subsidiaries are eliminated in consolidation.

     The financial results of the SOs added to our segment reporting in the nine months ended September 30, 2000, which were the Osaka, Yokosuka and Kobe Ashiya franchises, were not included in our management reports for the nine months ended September 30, 1999. Given that the necessary information is unavailable and the cost to develop it would be excessive, no comparable segment data for these SOs is shown for the prior period.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                                                                                        NINE MONTHS
                                                    NINE MONTHS ENDED SEPTEMBER 30,        ENDED
                                                    -------------------------------    SEPTEMBER 30,
                                                        1999              2000             2000
                                                    -------------    --------------    -------------
                                                                                       (THOUSANDS OF
                                                          (THOUSANDS OF YEN)           U.S. DOLLARS)
Total revenue:
  Jupiter Corporate...............................   Y11,564,859      Y 27,216,666     $    247,312
  SOs:
     J-COM Tokyo..................................     4,299,989         7,310,405           66,428
     J-COM Kansai.................................       861,625         3,197,371           29,054
     Osaka........................................            --         1,970,159           17,902
     Urawa........................................     1,239,219         1,848,460           16,797
     Yokosuka.....................................            --         1,690,481           15,361
     Kobe Ashiya..................................            --         1,386,409           12,598
     CV21(Fukuoka)................................       900,541         1,132,091           10,287
     J-COM Kitakyushu.............................       666,963         1,068,484            9,709
     All Other SOs................................     2,526,544         7,148,992           64,961
                                                     -----------      ------------     ------------
     Total segment revenue........................    22,059,740        53,969,518          490,409
Adjustments to reconcile segment revenue to U.S.
  GAAP revenue:
     Revenue of managed equity method affiliates
       included in management report..............    (2,382,413)       (8,233,498)         (74,816)
     Revenue of consolidated subsidiaries not
       included in management report..............        62,005           974,411            8,854
     Internet and telephony revenue not included
       in management report in 1999...............       486,234                --
     Compensation revenue not included in
       management report..........................       501,514           838,286            7,617
     Intercompany eliminations principally for
       corporate sales to consolidated SOs........    (8,362,004)      (23,945,518)        (217,588)
     Other........................................       587,535          (564,805)          (5,132)
                                                     -----------      ------------     ------------
           Consolidated U.S. GAAP Revenue.........   Y12,952,611      Y 23,038,394     $    209,344
                                                     ===========      ============     ============

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                                                                                         NINE MONTHS
                                                     NINE MONTHS ENDED SEPTEMBER 30,        ENDED
                                                     -------------------------------    SEPTEMBER 30,
                                                         1999              2000             2000
                                                     -------------    --------------    -------------
                                                                                        (THOUSANDS OF
                                                           (THOUSANDS OF YEN)           U.S. DOLLARS)
Operating Income (Loss):
  Jupiter Corporate................................   Y  (538,304)     Y    409,077      $     3,717
  SOs:
     J-COM Tokyo...................................      (280,393)         (866,536)          (7,874)
     J-COM Kansai..................................    (1,309,315)       (1,263,146)         (11,478)
     Osaka.........................................            --          (141,577)          (1,286)
     Urawa.........................................       185,041           302,912            2,752
     Yokosuka......................................            --           427,530            3,885
     Kobe Ashiya...................................            --          (270,011)          (2,454)
     CV21 (Fukuoka)................................       (96,844)         (129,341)          (1,175)
     J-COM Kitakyushu..............................      (122,330)         (205,464)          (1,867)
     All Other SOs.................................      (966,867)       (2,020,071)         (18,356)
                                                      -----------      ------------      -----------
     Total segment operating loss..................    (3,129,012)       (3,756,627)         (34,136)
  Adjustments to reconcile segment operating loss
     to U.S. GAAP operating loss:
     Depreciation and amortization not included in
       management report...........................    (3,687,081)       (8,675,856)         (78,836)
     Operating losses of managed equity method
       affiliates included in management report....       297,830           987,374            8,972
     Operating losses of consolidated subsidiaries
       not included in management report...........       (82,851)         (778,527)          (7,074)
     Internet and telephony operating losses not
       included in management report in 1999.......      (325,396)               --               --
     Compensation revenue not included in
       management report...........................       501,514           838,286            7,617
     Reduction in operating expense for capitalized
       leases treated as operating expense in
       management report...........................       855,630         2,080,472           18,905
     Intercompany eliminations principally related
       to corporate sales to consolidated SOs......      (260,451)         (906,033)          (8,233)
     Other.........................................      (403,134)          (54,595)            (496)
                                                      -----------      ------------      -----------
          Consolidated U.S. GAAP operating loss....   Y(6,232,951)     Y(10,265,506)     $   (93,281)
                                                      ===========      ============      ===========

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                                                    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                        1999            2000             2000
                                                    ------------    -------------    -------------
                                                                                     (THOUSANDS OF
                                                         (THOUSANDS OF YEN)          U.S. DOLLARS)
Total Assets:
  Jupiter Corporate...............................  Y 37,893,931    Y 57,362,083      $  521,237
  SOs:
     J-COM Tokyo..................................    21,419,149      29,893,422         271,635
     J-COM Kansai.................................     9,906,477      14,394,933         130,804
     Osaka........................................            --       7,042,248          63,991
     Urawa........................................     3,652,574       4,391,961          39,909
     Yokosuka.....................................            --       5,964,153          54,195
     Kobe Ashiya..................................            --       6,773,170          61,546
     CV21 (Fukuoka)...............................     4,959,853       4,944,463          44,929
     J-COM Kitakyushu.............................     3,816,726       5,473,086          49,733
     All Other SOs................................    18,731,267      35,236,705         320,188
                                                    ------------    ------------      ----------
     Total segment assets.........................   100,379,977     171,476,224       1,558,167
Adjustments to reconcile segment total assets to
  U.S. GAAP total assets:
     Assets of managed equity method affiliates
       included in management report..............   (12,839,953)    (38,002,370)       (345,319)
     Assets of consolidated subsidiaries not
       included in management report..............     7,260,550      53,754,446         488,455
     Capital leases and other fixed assets not
       included in management report..............     8,968,274      15,097,372         137,186
     Goodwill and excess cost of equity
       investments not reflected in management
       report.....................................    12,028,065      89,885,896         816,773
     Intercompany eliminations principally for
       Jupiter Corporate's investment and
       receivables with consolidated
       subsidiaries...............................   (28,156,598)    (47,657,506)       (433,053)
     Other........................................       200,270         993,136           9,024
                                                    ------------    ------------      ----------
          Consolidated U.S. GAAP Total Assets.....  Y 87,840,585    Y245,547,198      $2,231,233
                                                    ============    ============      ==========

10. COMMITMENTS

     In the first quarter of 2000, the Company and its subsidiaries approved a plan to upgrade substantially all of its 450 MHz distribution systems to 750 MHz during the years ending December 31, 2000 and 2001. In connection with this upgrade, the Company has placed firm orders to purchase related materials and equipment amounting to approximately Y6,822,765 thousand ($61,997 thousand) as of September 30, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the Board of Directors of Jupiter Telecommunications Co., Ltd. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Jupiter Telecommunications Co., Ltd. (a Japanese corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

     Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis set forth in Note 1.

ARTHUR ANDERSEN
Tokyo, Japan
March 31, 2000 (except for Notes 1(c), 1(m) and 17 as to which the date is October 31, 2000)

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                    THOUSANDS OF YEN          THOUSANDS OF
                                                              ----------------------------    U.S. DOLLARS
                                                                  1998            1999            1999
                                                              ------------    ------------    ------------
Current assets:
  Cash and cash equivalents (Note 1)........................  Y  1,384,504    Y  1,516,802     $  13,783
  Accounts receivable, less allowance for doubtful accounts
    of Y23,272 thousand in 1998 and Y32,126 thousand ($290
    thousand) in 1999 (Note 13).............................     1,542,155       3,277,414        29,781
  Prepaid expenses..........................................       420,308         640,821         5,823
                                                              ------------    ------------     ---------
      Total current assets..................................     3,346,967       5,435,037        49,387

Investments:
  Investments in affiliates (Notes 1, 3 and 5)..............     7,560,853       6,216,396        56,487
  Investments in other securities, at cost (Note 1).........       377,697         377,697         3,432
                                                              ------------    ------------     ---------
                                                                 7,938,550       6,594,093        59,919
Property and equipment, at cost (Notes 1, 5 and 8):
  Land......................................................       156,224         160,380         1,457
  Distribution system and equipment.........................    38,603,732      65,912,537       598,933
  Support equipment and buildings...........................     2,574,240       3,747,339        34,051
                                                              ------------    ------------     ---------
                                                                41,334,196      69,820,256       634,441
  Less accumulated depreciation.............................    (7,336,926)    (11,695,265)     (106,272)
                                                              ------------    ------------     ---------
                                                                33,997,270      58,124,991       528,169
Other assets:
  Goodwill, net (Notes 1, 2 and 3)..........................     4,363,183      15,236,398       138,450
  Other (Note 4)............................................     2,108,472       2,450,066        22,263
                                                              ------------    ------------     ---------
                                                                 6,471,655      17,686,464       160,713
                                                              ------------    ------------     ---------
                                                              Y 51,754,442    Y 87,840,585     $ 798,188
                                                              ============    ============     =========

Current liabilities:
  Short-term loans (Notes 5 and 6):
    Related party...........................................  Y 21,835,000    Y 41,394,000     $ 376,138
    Other...................................................     2,362,000       1,918,000        17,428
  Long-term debt -- current portion (Notes 7 and 12)........       695,575         887,061         8,061
  Capital lease obligations to related parties -- current
    portion (Notes 5, 8 and 12).............................       761,244       1,686,558        15,325
  Accounts payable..........................................     2,004,570       3,865,212        35,122
  Accrued expenses and other liabilities....................     1,253,000       2,170,693        19,725
                                                              ------------    ------------     ---------
      Total current liabilities.............................    28,911,389      51,921,524       471,799

Long-term debt, less current portion (Notes 7 and 12).......     5,219,226      12,011,906       109,150
Capital lease obligations to related parties, less current
  portion (Notes 5, 8 and 12)...............................     2,355,393       5,599,086        50,878
Deferred revenue (Note 1)...................................     4,250,464      13,181,287       119,776
Severance and retirement allowance (Notes 1 and 10).........       146,754         301,332         2,738
                                                              ------------    ------------     ---------
      Total liabilities.....................................    40,883,226      83,015,135       754,341
                                                              ------------    ------------     ---------
Minority interest...........................................       783,908         778,620         7,075
                                                              ------------    ------------     ---------
Commitments and contingencies (Note 16)

Shareholders' equity (Notes 11 and 17):
  Common stock no par value.................................    33,700,000      39,900,000       362,562
    Authorized 15,000,000 shares at December 31, 1998 and
      1999; issued and outstanding 2,022,000 shares at
      December 31, 1998 and 2,394,000 shares at December 31,
      1999
  Accumulated deficit.......................................   (23,612,692)    (35,853,170)     (325,790)
                                                              ------------    ------------     ---------
      Total shareholders' equity............................    10,087,308       4,046,830        36,772
                                                              ------------    ------------     ---------
                                                              Y 51,754,442    Y 87,840,585     $ 798,188
                                                              ============    ============     =========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                         THOUSANDS OF YEN               THOUSANDS OF
                                             ----------------------------------------   U.S. DOLLARS
                                                1997          1998           1999           1999
                                             -----------   -----------   ------------   ------------
Revenue (Notes 1 and 5):
  Subscription fees........................  Y 1,913,614   Y 5,631,649   Y 11,851,850    $ 107,695
  Construction-related sales principally
     from related parties..................    1,364,819     2,761,914      2,896,487       26,320
  Programming fees principally from related
     parties...............................      942,849     1,045,792        930,775        8,458
  Other....................................    1,410,147     1,656,762      3,333,155       30,288
                                             -----------   -----------   ------------    ---------
                                               5,631,429    11,096,117     19,012,267      172,761
                                             -----------   -----------   ------------    ---------
Operating costs and expenses:
  Construction-related expenses............    1,219,057     2,610,563      2,626,331       23,865
  Programming costs:
     Related parties.......................      138,412       260,328        542,197        4,927
     Other.................................      474,286     1,530,711      2,180,185       19,811
  Other operating costs (Note 1)...........    2,093,953     3,285,413      5,915,502       53,753
  Selling, general and administrative......    7,213,824     8,797,428     11,361,436      103,239
  Depreciation and amortization............    1,580,603     3,054,889      5,507,458       50,045
                                             -----------   -----------   ------------    ---------
                                              12,720,135    19,539,332     28,133,109      255,640
                                             -----------   -----------   ------------    ---------

     Operating loss........................   (7,088,706)   (8,443,215)    (9,120,842)     (82,879)

Other income (expense) (Note 5):
  Interest expense, net:
     Related parties.......................      (70,070)     (205,920)      (374,648)      (3,404)
     Other.................................      (88,817)     (200,663)      (348,784)      (3,169)
  Other expenses, net......................     (324,149)     (227,415)      (401,215)      (3,646)
                                             -----------   -----------   ------------    ---------
  Loss before income taxes and other
     items.................................   (7,571,742)   (9,077,213)   (10,245,489)     (93,098)

  Equity in losses of affiliates...........     (959,098)   (1,319,344)    (2,644,459)     (24,030)
  Minority interest in net losses of
     consolidated subsidiaries.............      647,645       456,069        649,470        5,902
                                             -----------   -----------   ------------    ---------

     Loss before income taxes..............   (7,883,195)   (9,940,488)   (12,240,478)    (111,226)
Income taxes (Notes 1 and 9)...............           --            --             --           --
                                             -----------   -----------   ------------    ---------
Net loss...................................  Y(7,883,195)  Y(9,940,488)  Y(12,240,478)   $(111,226)
                                             ===========   ===========   ============    =========

                                                                                             IN
                                                              IN YEN                    U.S. DOLLARS
                                             ----------------------------------------   ------------
                                                1997          1998           1999           1999
                                             -----------   -----------   ------------   ------------
                                                  (IN YEN, EXCEPT SHARE AMOUNTS)          (IN U.S.
                                                                                          DOLLARS,
                                                                                        EXCEPT SHARE
                                                                                          AMOUNTS)
Per ordinary share data (Notes 1 and 17):
  Net loss per share.......................  Y    (5,653)  Y    (5,097)  Y     (5,610)   $  (50.97)
                                             ===========   ===========   ============    =========
Average number of common shares outstanding
  (number of shares) (Note 17).............    1,394,580     1,950,330      2,182,011    2,182,011
                                             -----------   -----------   ------------    ---------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                        THOUSANDS OF YEN                THOUSANDS OF
                                           ------------------------------------------   U.S. DOLLARS
                                               1997           1998           1999           1999
                                           ------------   ------------   ------------   ------------
Common stock:
  Balance, beginning of year.............  Y 18,500,000   Y 27,700,000   Y 33,700,000    $ 306,224
  Common stock issued; 552,000 shares in
     1997, 360,000 shares in 1998 and
     372,000 shares in 1999..............     9,200,000      6,000,000      6,200,000       56,338
                                           ------------   ------------   ------------    ---------
  Balance, end of year...................  Y 27,700,000   Y 33,700,000   Y 39,900,000    $ 362,562
                                           ============   ============   ============    =========
Accumulated deficit:
  Balance, beginning of year.............  Y (5,789,009)  Y(13,672,204)  Y(23,612,692)   $(214,564)
  Net loss...............................    (7,883,195)    (9,940,488)   (12,240,478)    (111,226)
                                           ------------   ------------   ------------    ---------
  Balance, end of year...................  Y(13,672,204)  Y(23,612,692)  Y(35,853,170)   $(325,790)
                                           ============   ============   ============    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                        THOUSANDS OF YEN                  THOUSANDS OF
                                                          --------------------------------------------    U.S. DOLLARS
                                                              1997            1998            1999            1999
                                                          ------------    ------------    ------------    ------------
Cash flows from operating activities:
  Net loss..............................................  Y (7,883,195)   Y (9,940,488)   Y(12,240,478)    $(111,226)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................     1,580,603       3,054,889       5,507,458        50,045
    Equity in losses of affiliates......................       959,098       1,319,344       2,644,459        24,030
    Minority interest in net losses of consolidated
      subsidiaries......................................      (647,645)       (456,069)       (649,470)       (5,902)
    Provision for bad debt..............................        17,564          (1,862)          5,680            52
    Provision for retirement allowance..................        51,613          45,389          99,358           903
    Loss on disposal/sale of fixed assets...............            --          30,369         261,668         2,377
    Change in operating assets and liabilities:
      Increase in accounts receivable...................      (406,158)        (68,575)     (1,301,595)      (11,827)
      (Increase)/decrease in prepaid expenses...........      (146,944)         76,277         (34,780)         (316)
      (Increase)/decrease in other assets...............       (84,749)       (955,556)        155,764         1,415
      Increase/(decrease) in accounts payable...........      (213,525)        (81,158)      1,018,833         9,258
      Increase in accrued expenses and other
        liabilities.....................................       652,691         376,627         614,876         5,587
      Increase in deferred revenue......................       844,995         839,307       2,964,335        26,936
                                                          ------------    ------------    ------------     ---------
        Net cash used in operating activities...........    (5,275,652)     (5,761,506)       (953,892)       (8,668)
                                                          ------------    ------------    ------------     ---------
Cash flows from investing activities:
  Capital expenditure...................................    (8,980,220)     (8,567,612)    (11,275,418)     (102,457)
  Acquisition of new subsidiaries, net of cash
    acquired............................................    (1,550,876)       (323,508)     (2,362,653)      (21,469)
  Purchase of affiliates' shares........................      (752,050)     (4,183,859)     (4,320,592)      (39,261)
  Purchase of subsidiaries' shares from minority
    shareholders........................................        (1,000)       (169,900)       (496,451)       (4,511)
  Purchase of other investments.........................      (231,904)       (376,697)             --            --
  Sale of subsidiaries' shares..........................            --          40,000              --            --
                                                          ------------    ------------    ------------     ---------
        Net cash used in investing activities...........   (11,516,050)    (13,581,576)    (18,455,114)     (167,698)
                                                          ------------    ------------    ------------     ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock................     9,200,000       6,000,000       6,200,000        56,338
  Proceeds from minority shareholders...................       100,000         600,000              --            --
  Net increase in short-term loans from related party
    and others..........................................     6,786,000      10,449,000      15,889,950       144,389
  Proceeds from long-term debt..........................     1,140,000         615,000         123,950         1,126
  Proceeds from sale of fixed assets....................            --         107,397          11,355           103
  Principal payments of long-term debt..................      (533,926)       (270,859)     (1,412,584)      (12,836)
  Principal payments under capital lease obligation to
    related parties.....................................      (326,986)       (640,899)     (1,271,367)      (11,552)
                                                          ------------    ------------    ------------     ---------
        Net cash provided by financing activities.......    16,365,088      16,859,639      19,541,304       177,568
                                                          ------------    ------------    ------------     ---------

Net increase (decrease) in cash and cash equivalents....      (426,614)     (2,483,443)        132,298         1,202
Cash and cash equivalents at beginning of year..........     4,294,561       3,867,947       1,384,504        12,581
                                                          ------------    ------------    ------------     ---------
Cash and cash equivalents at end of year................  Y  3,867,947    Y  1,384,504    Y  1,516,802     $  13,783
                                                          ============    ============    ============     =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. DESCRIPTION OF BUSINESS, BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

     Jupiter Telecommunications Co., Ltd. (the "Company") was formed in January 1995 for the purpose of owning and operating cable telecommunication systems and programming businesses in Asia with the principal focus on Japan. The Company was established with shares 60%-owned by Sumitomo Corporation ("SC") and 40%-owned by Liberty Japan, Inc. (formerly known as TCI Japan, Inc.), a wholly-owned subsidiary of Liberty Media International, Inc. (LMI) (formerly known as Tele-Communications International, Inc.).

     A shareholders' agreement, which was amended in February 1998, requires unanimous approval of both shareholders for key business decisions of the Company. Additionally, the shareholders' agreement contains Liberty Japan's option to buy, from SC, a 10% share of the Company so that the shareholders would equally own the Company. This option was exercised in May 2000.

     The Company and its subsidiaries own and operate cable telecommunication systems throughout Japan and provide cable television services and telephony and Internet connection services. Currently, cable television services account for most of the Company and its subsidiaries' business as telephone and Internet services are still in their early stage, representing less than 5% of the consolidated total revenue in 1999.

     The telecommunication industry in Japan is highly regulated by the Ministry of Posts and Telecommunications (MPT). In general, franchise rights granted by the MPT to its subsidiaries for operation of cable telecommunication systems in their respective locality are not exclusive. The Company generates revenues from sale of construction materials and supplies for cable systems, programming and management services from its franchisees. Amounts of such revenues from franchisees that are unconsolidated affiliates are disclosed in Note 5.

     As set forth in the accompanying consolidated statements of cash flows, the Company and its subsidiaries have relied on capital contributions and financing from shareholders for their liquidity requirements. The Company and its subsidiaries anticipate that they will continue to be dependent on financing from shareholders and/or external sources in order to meet their future liquidity requirements. If these efforts are not successful, future operations of the Company and its subsidiaries will be adversely affected. See also Notes 5, 6 and 7.

BASIS OF FINANCIAL STATEMENTS

     The Company and its subsidiaries maintain their books of account in conformity with financial accounting standards of Japan. The consolidated financial statements presented herein have been prepared in a manner and reflect certain adjustments which are necessary to conform them with accounting principles generally accepted in the United States of America. The major adjustments include those related to scope of consolidation, accounting for leases, recognition of certain revenues, postretirement benefits, depreciation and amortization and accruals for certain expenses.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Consolidation Policy

     The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries, which are all cable system operators, at December 31, 1997, 1998 and 1999. All significant intercompany balances and transactions have been eliminated. For the consolidated

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

subsidiaries with negative equity position, the Company has recognized the entire amount of cumulative losses of such subsidiaries regardless of its ownership percentage.

  (b) Investments

     For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is used. Under this method, the investment originally recorded at cost is adjusted to recognize the Company's share of the net earnings or losses of the affiliates, including amortization of the excess of the Company's cost over its percentage interest in the net assets of each affiliate. All significant intercompany profits from these affiliates have been eliminated according to the requirements of the equity method of accounting.

     Investments in other securities carried at cost represent non-marketable equity securities in which the Company's ownership is less than 20%.

  (c) Translation into U.S. Dollars

     The Company and its subsidiaries maintain their accounts in Japanese yen, the currency of the country in which they are incorporated and principally operates. The U.S. dollar amounts included herein represent a translation using the approximate exchange rate quotation of The Bank of Tokyo-Mitsubishi, Ltd. for selling spot U.S. dollars by telegraphic transfer against yen as of October 31, 2000 of Y110.05 to $1 solely for the convenience of readers outside Japan. The translation should not be construed as a representation that the yen amounts have been, could have been, or could in the future be converted into U.S. dollars at the above or any other rate.

  (d) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (e) Revenue Recognition

     The Company and its subsidiaries recognize cable television and programming revenues as services are provided to subscribers. Revenues derived from other sources are recognized when services are provided, events occur or products are delivered. Initial subscriber installation revenues are recognized in the period in which the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that the subscribers are expected to remain connected to the cable television system.

     The Company and its subsidiaries provide poor reception rebroadcasting services to non-cable television viewers suffering from poor reception of television waves caused by obstacles. The Company and its subsidiaries enter into agreements with the parties that have built the obstacles causing poor reception for construction and maintenance of cable facilities to provide such services to the affected viewers at no cost to them during the agreement period. Under these agreements, the Company and its subsidiaries receive up-front, lump-sum compensation payments for construction and maintenance. Revenues from these agreements have been deferred and are being recognized in income on a straight-line basis over the agreement periods which are generally 20 years. Such revenues are included in Revenue -- Other in the accompanying consolidated statements of operations.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     See Note 5 for a description of Revenue -- Construction-related sales and Revenue -- Programming fees in the accompanying consolidated statements of operations which are primarily from affiliates.

  (f) Cable Television System Costs, Expenses and Revenues

     The Company and its subsidiaries account for costs, expenses and revenues applicable to the construction and operation of cable television systems in accordance with Statement of Financial Accounting Standard (SFAS) No. 51, "Financial Reporting by Cable Television Companies." Currently, there is no significant system that falls in a prematurity period as defined by SFAS No. 51. Other operating costs in our consolidated statements of operations include, among other things, cable service related expenses, billing costs, technical and maintenance personnel and utility expenses related to the broadband network.

  (g) Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid debt instruments with an initial maturity of three months or less.

  (h) Property and Equipment

     Property and equipment, including construction materials, are carried at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new subscriber installations. Depreciation is computed on a straight-line method using estimated useful lives ranging from 10 to 15 years for distribution system and equipment and from 10 to 29 years for support equipment and buildings. Equipment under capital leases is stated at the present value of minimum lease payments. Equipment under capital lease is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset, which ranged from 3 to 12 years.

     Ordinary maintenance and repairs are charged to income as incurred. Major replacements and improvements are capitalized. When properties are retired or otherwise disposed of, the property and related accumulated depreciation accounts are relieved of the applicable amounts and any differences are included in other income or expenses.

     During the first quarter of 2000, the Company and its subsidiaries approved a plan to upgrade substantially all of its 450 MHz distribution systems to 750 MHz during the years ending December 31, 2000 and 2001. The Company has identified certain electronic components of their distribution system that will be replaced in connection with the upgrade and, accordingly, has adjusted the remaining useful lives of such electronics in accordance with the upgrade schedule. The effect of such changes in the remaining useful lives is estimated to result in additional depreciation expense of approximately Y3,754,000 thousand and Y391,000 thousand for the years ended December 31, 2000 and 2001, respectively. Additionally, after giving effect to the accelerated depreciation, our net loss per share for the year ended December 31, 1999 would have been Y(7,509) or $(68.23). See Note 16.

  (i) Goodwill

     Goodwill represents the difference between the cost of acquired cable television companies and amounts allocated to the estimated fair value of their net assets, which is being amortized over 20 years.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (j) Income Taxes

     Income taxes are provided based on income for financial reporting purposes. Deferred income taxes are recognized by the asset and liability method for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  (k) Severance and Retirement Plans

     The Company and its subsidiaries have unfunded noncontributory defined benefit severance and retirement plans which are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions." The subsidiaries have local severance payment plans under which accrued severance liabilities are stated on the vested benefits obligation basis, which is the amount required to be paid if all eligible employees voluntarily terminated their employment as of the balance sheet date. Accrued severance liabilities for these subsidiaries were Y1,148 thousand and Y35,352 thousand ($321 thousand) at December 31, 1998 and 1999, respectively, and were included in severance and retirement allowance in the accompanying consolidated balance sheets.

  (l) Long-Lived Assets

     The Company and its subsidiaries' long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (m) Loss Per Share

     Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, giving effect to the share issuance on September 30, 2000 which is more fully described in Note 17.

  (n) Business Line Information

     The Company and its subsidiaries are principally engaged in cable television services with their headquarters and all facilities located in Japan.

  (o) Advertising Expense

     Advertising expense is charged to income as incurred and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

  (p) New Accounting Standards

     In June 1998, Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 will be effective for the fiscal years beginning after June 15, 2000 and requires recognition of all derivatives in the balance sheet and measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in the current earnings or other comprehensive income, depending on hedge designation and type of the related hedge transaction. The hedge ineffectiveness will all be recognized in earnings. The Company and its

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

subsidiaries will adopt SFAS No. 133 during the fiscal year in which the statement becomes effective. The effect on the Company's and its subsidiaries' consolidated financial statements of adopting SFAS No. 133 is not expected to be significant. There has been no derivative instrument employed by the Company and its subsidiaries through December 31, 1999.

 2. ACQUISITIONS

     The Company has acquired varying interests in cable television companies during the periods presented. The Company has used the purchase method of accounting for all such acquisitions and, accordingly, has allocated the purchase price based on the estimated fair value of net assets of the acquired companies. Such companies have been included in the accompanying consolidated financial statements since the dates of acquisition.

     In April 1997, the Company increased its ownership of CSQ from 37.0% to 58.3% for cash consideration of Y1,212,770 thousand ($11,020 thousand). Since the Company's initial investment in CSQ in April 1996, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y1,595,807 thousand ($14,501 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     In June 1997, the Company acquired a 66.9% interest in Samukawa for cash consideration of Y323,700 thousand ($2,941 thousand). The amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y1,129,299 thousand ($10,262 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     In June 1997, the Company increased its ownership of Chigasaki from 15.9% to 66.9% for cash consideration of Y606,060 thousand ($5,507 thousand). Since the Company's initial investment in Chigasaki in March 1995, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y407,023 thousand ($3,699 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     In November 1997, the Company increased its ownership of Nerima from 26.5% to 64.3% for cash consideration of Y1,735,700 thousand ($15,772 thousand). Since the Company's initial investment in Nerima in March 1995, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y205,361 thousand ($1,866 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     In October 1998, the Company acquired a 51% interest in KCT for cash consideration of Y510,000 thousand ($4,634 thousand). The amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y557,870 thousand ($5,069 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     In March 1999, the Company increased its ownership of Fuchu from 39.9% to 69.9% for cash consideration of Y915,000 thousand ($8,314 thousand). Since the Company's initial investment in Fuchu in March 1995, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y1,046,869 thousand ($9,513 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     Also in March 1999, the Company increased its ownership of CV21 (Fukuoka) from 49.5% to 53.8% for cash consideration of Y1,701,750 thousand ($15,463 thousand). Since the Company's initial investment in CV21 (Fukuoka) in April 1996, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y5,410,801 thousand ($49,167 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In September 1999, the Company increased its ownership of Osaka from 48.6% to 58.8% for cash consideration of Y3,140,639 thousand ($28,538 thousand). Since the Company's initial investment in Osaka in May 1996, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y3,063,504 thousand ($27,837 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     In December 1999, the Company increased its ownership of Tsuchiura from 42.0% to 61.3% for cash consideration of Y763,925 thousand ($6,942 thousand). Since the Company's initial investment in Tsuchiura in October 1996, the cumulative amount of consideration paid in excess of the estimated fair value of the net assets acquired of Y727,510 thousand ($6,611 thousand) has been recorded as goodwill in the accompanying consolidated balance sheets.

     The following unaudited pro forma condensed combined results of operations for the Company are prepared assuming that the foregoing acquisitions were completed as of the beginning of the periods presented. This pro forma condensed combined financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                              (UNAUDITED)
                                      -----------------------------------------------------------
                                                   THOUSANDS OF YEN                  THOUSANDS OF
                                      -------------------------------------------    U.S. DOLLARS
                                         1997            1998            1999            1999
                                      -----------    ------------    ------------    ------------
                                                      (EXCEPT PER SHARE AMOUNTS)
                                      -----------------------------------------------------------
Revenue.............................  Y11,648,487    Y 15,350,453    Y 21,810,413     $ 198,186
Net loss............................   (8,241,125)    (10,159,618)    (12,247,735)     (111,292)
Net loss per share..................       (5,909)         (5,209)         (5,613)       (51.00)

 3. INVESTMENTS IN AFFILIATES

     The Company's affiliates are engaged in the telecommunication business in Japan. At December 31, 1999, the Company held investments in Shimonoseki (50.0%), Urawa (49.7%), CATV Yokosuka (47.0%), Sakai (46.5%), Fukuoka (45.0%),
Kobe East (42.7%), Ashiya (42.3%), Media Saitama (40.1%), @Home Japan (35.7%) and 20.0% of each of Kansai Multimedia, Fujisawa, Amagasaki and Kobe West. At December 31, 1998, the Company held investments in CV21 (Fukuoka) (49.49%), Urawa (49.7%), CATV Yokosuka (47.1%), Shimonoseki (45.0%), FCN (45.0%), Kobe East (42.6%), Tsuchiura (42.0%), Sakai (40.0%), Fuchu (39.9%), Osaka (33.6%) and
Kansai Multimedia (20.0%).

     The carrying value of investments in affiliates as of December 31, 1998 and 1999, includes Y9,627,986 thousand and Y7,320,324 thousand ($66,518 thousand), respectively, of unamortized balance of the excess cost of investments over the Company's equity in the net assets of the affiliates which is being amortized on a straight-line basis over 20 years. All significant intercompany profits from these affiliates have been eliminated according to the equity method of accounting.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Condensed financial information of the Company's unconsolidated affiliates at December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 are as follows:

                                                           THOUSANDS OF YEN         THOUSANDS OF
                                                      --------------------------    U.S. DOLLARS
                                                         1998           1999            1999
                                                      -----------    -----------    ------------
Combined Financial Position:
  Property and equipment, net.......................  Y33,192,558    Y43,741,827      $397,472
  Other assets, net.................................    5,960,678      7,644,830        69,467
                                                      -----------    -----------      --------
     Total assets...................................  Y39,153,236    Y51,386,657      $466,939
                                                      ===========    ===========      ========
  Debt..............................................  Y24,358,651    Y31,386,791      $285,205
  Other liabilities.................................   18,126,886     23,500,443       213,543
  Shareholders' deficit.............................   (3,332,301)    (3,500,577)      (31,809)
                                                      -----------    -----------      --------
     Total liabilities and deficit..................  Y39,153,236    Y51,386,657      $466,939
                                                      ===========    ===========      ========

                                                    THOUSANDS OF YEN                 THOUSANDS OF
                                       ------------------------------------------    U.S. DOLLARS
                                          1997           1998            1999            1999
                                       -----------    -----------    ------------    ------------
Combined Operations:
  Total revenue......................  Y 3,072,671    Y 8,939,940    Y 12,914,151     $ 117,348
  Operating, selling, general and
     administrative expenses.........   (3,088,601)    (8,624,021)    (13,347,348)     (121,284)
  Depreciation and amortization......     (798,293)    (1,992,060)     (3,645,547)      (33,126)
                                       -----------    -----------    ------------     ---------
     Operating loss..................     (814,223)    (1,676,141)     (4,078,744)      (37,062)
  Interest expense, net..............     (185,851)      (329,780)       (375,518)       (3,412)
  Other, net.........................      544,720         15,707          (2,590)          (24)
                                       -----------    -----------    ------------     ---------
     Net loss........................  Y  (455,354)   Y(1,990,214)   Y (4,456,852)    $ (40,498)
                                       ===========    ===========    ============     =========

 4. OTHER ASSETS

     Other assets, excluding goodwill, at December 31, 1998 and 1999, consisted of the following:

                                                    THOUSANDS OF YEN        THOUSANDS OF
                                                ------------------------    U.S. DOLLARS
                                                   1998          1999           1999
                                                ----------    ----------    ------------
Lease and other deposits......................  Y1,260,320    Y1,360,046      $12,359
Long-term loans receivable....................     510,270       660,096        5,998
Capitalized computer software.................     198,345       249,391        2,266
Other.........................................     139,537       180,533        1,640
                                                ----------    ----------      -------
  Total other assets..........................  Y2,108,472    Y2,450,066      $22,263
                                                ==========    ==========      =======

 5. RELATED PARTY TRANSACTIONS

     The Company purchases cable system materials and supplies from third party suppliers and resells them to its subsidiaries and affiliates.
Construction-related sales in the accompanying consolidated statements of operations represent revenues from unconsolidated affiliates for such sales.

     The Company provides programming services to its subsidiaries and affiliates. Programming fees in the accompanying consolidated statements of operations represent revenues from unconsolidated affiliates for such services provided and the related products sold.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company provides management services to its subsidiaries and managed affiliates. Fees for such services related to managed affiliates amounted to Y171,059 thousand, Y193,755 thousand and Y216,235 thousand ($1,965 thousand) for the years ended December 31, 1997, 1998 and 1999, respectively, and are included in Revenue -- Other in the accompanying consolidated statements of operations.

     The Company purchases certain cable television programs from Jupiter Programming Co., Ltd., an affiliated company jointly owned by SC and a wholly-owned subsidiary of LMI. Such purchases amounted to Y138,412 thousand, Y260,328 thousand and Y542,197 thousand ($4,927 thousand) for the years ended December 31, 1997, 1998 and 1999, respectively, and are shown as programming costs -- related parties in the accompanying consolidated statements of operations.

     The Company purchased stock of the affiliated companies from SC in the amounts of Y710,964 thousand, Y3,724,556 thousand and Y3,514,537 thousand ($31,936 thousand), in the years ended December 31, 1997, 1998 and 1999, respectively.

     AJCC K.K. ("AJCC") is a subsidiary of SC and its primary business is the sale of home terminals and related goods to cable television companies. The Company and its subsidiaries' purchases of such goods from AJCC, primarily as capital leases, amounted to Y520,996 thousand, Y1,218,238 thousand and Y3,474,681 thousand ($31,574 thousand), for the years ended December 31, 1997, 1998 and 1999, respectively.

     The Company has management service agreements with SC and LMI under which officers and management level employees are seconded from SC and LMI to the Company, whose services are charged as service fees to the Company based essentially on their payroll costs. The service fees paid to SC amounted to Y663,390 thousand, Y741,965 thousand and Y980,321 thousand ($8,908 thousand) for the years ended December 31, 1997, 1998 and 1999, respectively. The service fees paid to LMI amounted to Y768,693 thousand, Y771,197 thousand and Y456,866 thousand ($4,151 thousand) for the years ended December 31, 1997, 1998 and 1999, respectively. These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

     Sumisho Finance Management ("SFM") is a wholly-owned subsidiary of SC and its primary business is to provide financing to subsidiaries and affiliated companies of SC. The Company and its subsidiaries have short-term borrowings from SFM as described in Note 6.

 6. SHORT-TERM LOANS

     A summary of short-term loans at December 31, 1998 and 1999 is as follows:

                                                   THOUSANDS OF YEN         THOUSANDS OF
                                              --------------------------    U.S. DOLLARS
                                                 1998           1999            1999
                                              -----------    -----------    ------------
Short-term borrowings from SFM..............  Y21,835,000    Y41,394,000      $376,138
Short-term borrowings from Banks............    2,362,000      1,918,000        17,428
                                              -----------    -----------      --------
                                              Y24,197,000    Y43,312,000      $393,566
                                              ===========    ===========      ========

     Short-term borrowings from SFM represent the subsidiaries' borrowings on the lines of credit provided by SFM to the Company and its subsidiaries and affiliates. The interest rates on the borrowings from SFM were ranging from 1.40% to 1.50% and from 1.06% to 1.80% at December 31, 1998 and 1999, respectively. At December 31, 1999, unused and available lines of credit from SFM totaled approximately Y25,941,000 thousand (235,720 thousand).

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Short-term borrowings from Banks represent the subsidiaries' borrowings from commercial banks. The interest rates on the borrowings from Banks were ranging from 1.18% to 1.88% and from 1.13% to 1.28% at December 31, 1998 and 1999, respectively.

 7. LONG-TERM DEBT

     A summary of long-term debt, the entire amount of which is at the subsidiaries, as of December 31, 1998 and 1999 is as follows:

                                                           THOUSANDS OF YEN         THOUSANDS OF
                                                       -------------------------    U.S. DOLLARS
                                                          1998          1999            1999
                                                       ----------    -----------    ------------
0% unsecured loans from Development Bank of Japan,
  due fiscal 2000 - 2014.............................  Y  588,150    Y 2,161,350      $ 19,640
Unsecured loans from Development Bank of Japan, due
  fiscal 2000 - 2014, interest from 2.2% to 6.8%.....   1,808,200      2,185,200        19,857
0% secured loans from Development Bank of Japan, due
  fiscal 2000 - 2014.................................   2,758,300      2,868,000        26,061
Unsecured loans from commercial banks, due fiscal
  2000 - 2002, interest from 1.0% to 3.8%............     760,151        319,417         2,903
Secured loans from Development Bank of Japan, due
  fiscal 2000 - 2004, interest at 5.3%...............          --        324,000         2,944
Secured loans from commercial banks, due fiscal
  2001 - 2016, interest from 0.75% to 1.25%..........          --      5,041,000        45,806
Less: current portion................................    (695,575)      (887,061)       (8,061)
                                                       ----------    -----------      --------
Long-term debt, less current portion.................  Y5,219,226    Y12,011,906      $109,150
                                                       ==========    ===========      ========

     The 0% unsecured loans represent institutional loans from the Development Bank of Japan, which have been made available to telecommunication companies operating in specific local areas designated as "Teletopia" by the MPT to facilitate development of local telecommunication network. Requirements to qualify for such financing include use of optical fiber cables, equity participation by local/municipal government and guarantee by third parties, among other things. These loans were guaranteed by certain shareholders of each subsidiary until August 1996. Since September 1996, these loans have been guaranteed primarily by SC.

     Property and equipment with a book value at December 31, 1999 of Y6,517,369 thousand ($59,222 thousand) were mortgaged to secure the long-term loans.

     The aggregate annual maturities of long-term debt outstanding at December 31, 1999 are as follows:

                                                                      THOUSANDS OF
                                                  THOUSANDS OF YEN    U.S. DOLLARS
                                                  ----------------    ------------
Year ending December 31,
  2000..........................................    Y   887,061         $  8,061
  2001..........................................        970,070            8,815
  2002..........................................        979,916            8,904
  2003..........................................      1,003,310            9,117
  2004..........................................        974,240            8,853
  Thereafter....................................      8,084,370           73,461
                                                    -----------         --------
                                                    Y12,898,967         $117,211
                                                    ===========         ========

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 8. LEASES

     The Company and its subsidiaries are obligated under various capital leases, primarily for home terminals, and other non-cancelable operating leases, which expire at various dates during the next seven years.

     At December 31, 1998 and 1999, the gross amount of equipment and related accumulated depreciation recorded under capital leases were as follows:

                                                   THOUSANDS OF YEN         THOUSANDS OF
                                              --------------------------    U.S. DOLLARS
                                                 1998           1999            1999
                                              -----------    -----------    ------------
Distribution system and equipment...........  Y 3,359,448    Y 8,543,306      $ 77,631
Support equipment and buildings.............    1,183,236      1,837,956        16,701
Less: accumulated depreciation..............   (1,512,023)    (3,392,316)      (30,825)
Other assets, at cost, net of
  depreciation..............................        5,258         96,914           881
                                              -----------    -----------      --------
                                              Y 3,035,919    Y 7,085,860      $ 64,388
                                              ===========    ===========      ========

     Depreciation of assets under capital leases is included in depreciation and amortization in the accompanying consolidated statements of operations.

     Future minimum lease payments under capital leases and non-cancelable operating leases as of December 31, 1999 are as follows:

                                                                                THOUSANDS OF
                                                    THOUSANDS OF YEN            U.S. DOLLARS
                                                ------------------------    ---------------------
                                                  CAPITAL      OPERATING    CAPITAL     OPERATING
                                                  LEASES        LEASES       LEASES      LEASES
                                                -----------    ---------    --------    ---------
Year ending December 31,
----------------------------------------------
  2000........................................  Y 1,861,181    Y 72,478     $ 16,912     $  659
  2001........................................    1,700,012      55,601       15,447        505
  2002........................................    1,488,523      33,431       13,526        304
  2003........................................    1,213,800      14,734       11,030        134
  2004........................................      855,326       5,342        7,772         48
  More than five years........................      668,739          --        6,077         --
                                                -----------    --------     --------     ------
Total minimum lease payments..................    7,787,581    Y181,586       70,764     $1,650
                                                               ========                  ======
Less: amount representing interest (rates
  ranging from 2.2% to 5.7%)..................     (501,937)                  (4,561)
                                                -----------                 --------
Present value of net minimum payments.........    7,285,644                   66,203
Less: current portion.........................   (1,686,558)                 (15,325)
                                                -----------                 --------
Noncurrent portion............................  Y 5,599,086                 $ 50,878
                                                ===========                 ========

     The Company and its subsidiaries occupy certain offices under cancelable lease arrangements. Rental expenses for such leases for the years ended December 31, 1997, 1998 and 1999, totaled Y780,989 thousand, Y954,990 thousand and
Y941,733 thousand ($8,557 thousand), respectively, and were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Also, the Company and its subsidiaries occupy certain transmittal facilities and use poles and other equipment under cancelable lease arrangements. Rental expenses for such leases for the years ended December 31, 1997, 1998 and 1999, totaled Y210,089 thousand, Y693,661 thousand and Y1,429,615

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

thousand ($12,991 thousand), respectively, and are included in operating expenses in the accompanying consolidated statements of operations.

 9. INCOME TAXES

     The Company and its subsidiaries are subject to Japanese national, regional and municipal taxes based on income. The aggregate normal tax rate was approximately 51% for the years ended December 31, 1997 and 1998, and approximately 48% for the year ended December 31, 1999. However, as a result of the amendments to Japanese tax regulations that were enacted into law effective April 1, 1999, the normal tax rate was reduced from approximately 48% to 42% effective from January 1, 2000. Deferred income taxes were principally calculated at the rate of 42%.

     The effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows:

                                                          THOUSANDS OF YEN          THOUSANDS OF
                                                    ----------------------------    U.S. DOLLARS
                                                        1998            1999            1999
                                                    ------------    ------------    ------------
Deferred tax assets:
  Operating loss carryforwards....................  Y 10,957,940    Y 11,752,342     $ 106,791
  Deferred revenue................................     1,367,691       7,217,928        65,588
  Investment in affiliates........................       963,234       1,026,708         9,329
  Depreciation....................................       185,377         995,357         9,045
  Lease obligation................................     1,505,336       3,059,970        27,805
  Other...........................................       186,504         443,044         4,026
                                                    ------------    ------------     ---------
  Total gross deferred tax assets.................    15,166,082      24,495,349       222,584
  Less: valuation allowance.......................   (12,793,814)    (20,897,817)     (189,894)
                                                    ------------    ------------     ---------
  Deferred tax assets.............................     2,372,268       3,597,532        32,690
                                                    ------------    ------------     ---------
Deferred tax liabilities:
  Depreciation and amortization...................     1,483,122       2,985,131        27,125
  Other...........................................       889,146         612,401         5,565
                                                    ------------    ------------     ---------
  Total gross deferred tax liabilities............     2,372,268       3,597,532        32,690
                                                    ------------    ------------     ---------
  Net deferred tax assets.........................  Y         --    Y         --     $      --
                                                    ============    ============     =========

     Because of the uncertainty in realization of the future tax benefits, the net deferred tax assets at December 31, 1998 and 1999 are fully offset by a valuation allowance.

     At December 31, 1999, the Company and its subsidiaries had net operating loss carryforwards for income tax purposes of Y27,981,766 thousand ($254,264 thousand) which were available to offset future taxable income. Net operating loss carryforwards, if not utilized, will expire in each of the next five years as follows:

                                                                              THOUSANDS OF
                YEAR ENDING DECEMBER 31,                  THOUSANDS OF YEN    U.S. DOLLARS
                ------------------------                  ----------------    ------------
       2000.............................................    Y 2,414,035         $ 21,936
       2001.............................................      4,788,283           43,510
       2002.............................................      6,568,603           59,687
       2003.............................................      6,509,880           59,154
       2004.............................................      7,700,965           69,977
                                                            -----------         --------
                                                            Y27,981,766         $254,264
                                                            ===========         ========

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     As the income tax regulations in Japan do not permit filing of a consolidated tax return by a parent company, certain portions of the Company's and its subsidiaries' loss carryforwards may not be realizable.

10. SEVERANCE AND RETIREMENT PLANS

     Under the unfunded severance and retirement plans, substantially all full-time employees terminating their employment after the three year vesting period are entitled, under most circumstances, to lump-sum severance payments determined by reference to their rate of pay at the time of termination, years of service and certain other factors.

     Net periodic cost of the Company and its subsidiaries' plans accounted for in accordance with SFAS No. 87 for the years ended December 31, 1997, 1998 and 1999, included the following components:

                                                         THOUSANDS OF YEN           THOUSANDS OF
                                                   -----------------------------    U.S. DOLLARS
                                                    1997       1998       1999          1999
                                                   -------    -------    -------    ------------
Service cost -- benefits earned during the
  year...........................................  Y43,409    Y63,862    Y80,223        $729
Interest cost on projected benefit obligation....    1,041      2,624      5,096          46
                                                   -------    -------    -------        ----
Net periodic cost................................  Y44,450    Y66,486    Y85,319        $775
                                                   =======    =======    =======        ====

     The reconciliations of beginning and ending balances of the benefit obligations of the Company and its subsidiaries' plans accounted for in accordance with SFAS No. 87 are as follows:

                                                     THOUSANDS OF YEN      THOUSANDS OF
                                                   --------------------    U.S. DOLLARS
                                                     1998        1999          1999
                                                   --------    --------    ------------
Change in benefit obligation:
  Benefit obligation, beginning of year..........  Y 74,962    Y145,606       $1,323
  Service cost...................................    63,862      80,223          729
  Interest cost..................................     2,624       5,096           46
  Actuarial loss.................................     7,615      56,811          516
  Benefits paid..................................    (3,457)    (21,756)        (198)
                                                   --------    --------       ------
Benefit obligation, end of year..................  Y145,606    Y265,980       $2,416
                                                   ========    ========       ======

     The weighted-average discount rate used in determining costs of the Company and its subsidiaries' plans was 3.5% for the years ended December 31, 1997, 1998 and 1999.

11. SHAREHOLDERS' EQUITY

     Under the Japanese Commercial Code (the "Code"), the amount available for dividends is based on retained earnings as recorded on the books of the Company maintained in conformity with financial accounting standards of Japan. Certain adjustments not recorded on the Company's books are reflected in the consolidated financial statements for reasons described in Note 1. At December 31, 1999, the deficit recorded on the Company's books of account was Y9,707,983 thousand ($88,214 thousand). Therefore, no dividends may be paid at the present time.

     The Code provides that an amount equivalent to at least 10% of cash dividends paid and other cash outlays resulting from appropriation of retained earnings be appropriated to a legal reserve until such reserve equals 25% of the issued capital. The Code also provides that both additional paid-in capital and the legal reserve are not available for cash dividends, but may be used to reduce a capital deficit by resolution of the shareholders or may be capitalized by resolution of the Board of Directors. The Code

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

provides that at least one-half of the issue price of new shares, with a minimum of the par value thereof, be included in common stock.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     For financial instruments other than long-term loans and lease obligations, the carrying amount approximates fair value because of the short maturity of these instruments. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt and capital lease obligations at December 31, 1998 and 1999 are as follows:

                                                   THOUSANDS OF YEN         THOUSANDS OF
                                              --------------------------    U.S. DOLLARS
                                                 1998           1999            1999
                                              -----------    -----------    ------------
Long-term debt..............................   Y5,709,809    Y11,969,635      $108,765
Lease obligation............................   Y3,182,037    Y 7,306,274      $ 66,390

13. CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of accounts receivable. The Company management believes that the risk associated with accounts receivable is mitigated by the large number of customers comprising its customer base.

14. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     THOUSANDS OF YEN                THOUSANDS OF
                                         ----------------------------------------    U.S. DOLLARS
                                            1997           1998          1999            1999
                                         -----------    ----------    -----------    ------------
Cash paid during the year for:
  Interest.............................  Y   108,354    Y  406,933    Y   657,966      $  5,979
                                         ===========    ==========    ===========      ========
  Income tax...........................  Y        --    Y       --    Y        --      $     --
                                         ===========    ==========    ===========      ========
Acquisition of new subsidiaries:
  Fair value of assets acquired........  Y11,045,194    Y1,710,778    Y22,710,811      $206,368
  Liabilities assumed..................    9,494,318     1,387,270     20,348,158       184,899
                                         -----------    ----------    -----------      --------
     Cash paid, net of cash acquired...  Y 1,550,876    Y  323,508    Y 2,362,653      $ 21,469
                                         ===========    ==========    ===========      ========
Property acquired under capital leases
  during the year......................  Y   655,177    Y2,413,701    Y 5,296,685      $ 48,130
                                         ===========    ==========    ===========      ========

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SEGMENT INFORMATION

     Under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision makers in deciding how to allocate resources and in assessing performance. In addition to itself, the Company has determined that each individual consolidated subsidiary and unconsolidated affiliate system operator ("SO") is an operating segment because each SO represents a separate legal entity and serves a separate geographic area.

     The following table summarizes revenue, operating income/loss and total assets by SO which are the primary measures used by the Company's chief operating decision makers to measure the Company's operating results and to measure segment profitability and performance. This information is derived from the Company's management reports and should not be viewed as an alternative to the US generally accepted accounting principles ("U.S. GAAP") measures of financial results.

     The management reports are not maintained in U.S. GAAP. Major adjustments required to reconcile the management reports to U.S. GAAP include: (1) revenues and operating losses of consolidated subsidiaries not included in the management reports, (2) revenues and operating losses of managed equity method affiliates included in the management reports, (3) Internet and telephony revenues and operating losses not included in the management reports for certain historic periods, (4) compensation revenue from construction and maintenance not included within the management reports, (5) intercompany eliminations principally for Jupiter Corporate sales to consolidated SOs, Jupiter Corporate's investment in consolidated subsidiaries and receivables from consolidated subsidiaries, (6) depreciation and amortization not included in the management reports, (7) goodwill and excess costs of equity investments not recorded in management reports, (8) capital lease adjustments not made to management reports, and (9) other miscellaneous adjustments necessary to reconcile management accounts to U.S. GAAP, none of which are considered individually significant. In the following table, revenue for SOs (J-COM Tokyo, Urawa, J-COM Kansai, CV21 (Fukuoka), J-COM Kitakyushu and all other SOs), primarily represents subscription revenues from external sources, while revenue from Jupiter corporate primarily represents intercompany revenues from consolidated subsidiaries and equity method affiliates for construction-related sales, programming and management fees. All revenues of Jupiter corporate derived from consolidated subsidiaries are eliminated in consolidation. Certain SOs in 1997 and 1998 are combined to conform to 1999 SO classification that has resulted from merger activities of SOs during the periods presented.

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                        THOUSANDS OF
                                                         THOUSANDS OF YEN               U.S. DOLLARS
                                             ----------------------------------------   ------------
                                                1997          1998           1999           1999
                                             -----------   -----------   ------------   ------------
Total revenue:
  Jupiter Corporate........................  Y10,455,198   Y14,242,716   Y 18,236,331    $ 165,710
  SOs:
     J-COM Tokyo...........................    3,568,679     4,715,978      5,951,295       54,078
     Urawa.................................      970,399     1,449,305      1,702,277       15,468
     J-COM Kansai..........................      157,041       354,745      1,412,781       12,838
     CV21 (Fukuoka)........................      856,531     1,108,873      1,231,502       11,190
     J-COM Kitakyushu......................      493,862       623,779        893,368        8,118
     All Other SOs.........................      936,204     2,138,339      3,793,503       34,471
                                             -----------   -----------   ------------    ---------
       Total segment revenue...............   17,437,914    24,633,735     33,221,057      301,873
Adjustments to reconcile segment revenue to
  U.S. GAAP revenue:
  Revenue of managed equity method
     affiliates included in management
     report................................   (4,479,371)   (4,441,676)    (3,368,077)     (30,605)
  Revenue of consolidated subsidiaries not
     included in management report.........           --            --        257,127        2,336
  Internet and Telephony revenue not
     included in management report.........           --       271,032      1,042,022        9,469
  Compensation revenue not included in
     management reports....................       38,407       268,352        770,259        6,999
  Intercompany eliminations principally for
     corporate sales to consolidated SOs...   (7,146,590)   (9,374,443)   (13,324,820)    (121,080)
  Other....................................     (218,931)     (260,883)       414,699        3,769
                                             -----------   -----------   ------------    ---------
       Consolidated U.S. GAAP revenue......  Y 5,631,429   Y11,096,117   Y 19,012,267    $ 172,761
                                             ===========   ===========   ============    =========

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                        THOUSANDS OF
                                                         THOUSANDS OF YEN               U.S. DOLLARS
                                              ---------------------------------------   ------------
                                                 1997          1998          1999           1999
                                              -----------   -----------   -----------   ------------
Operating Income (Loss):
  Jupiter Corporate.........................  Y(3,109,234)  Y(2,352,723)  Y  (566,425)    $ (5,147)
  SOs:
     J-COM Tokyo............................     (968,896)     (509,291)     (679,223)      (6,172)
     Urawa..................................      190,167       298,772       212,707        1,933
     J-COM Kansai...........................     (192,147)   (1,047,609)   (1,813,796)     (16,482)
     CV21 (Fukuoka).........................     (136,798)     (104,328)     (130,791)      (1,188)
     J-COM Kitakyushu.......................      (81,679)     (115,801)     (118,909)      (1,080)
     All Other SOs..........................     (982,728)   (1,285,003)   (1,458,172)     (13,250)
                                              -----------   -----------   -----------     --------
       Total segment operating loss.........   (5,281,315)   (5,115,983)   (4,554,609)     (41,386)
Adjustments to reconcile segment operating
  loss to U.S. GAAP operating loss:
  Depreciation and amortization not included
     in management report...................   (1,580,603)   (3,054,889)   (5,507,458)     (50,045)
  Operating losses of managed equity method
     affiliates included in management
     report.................................      112,322       222,776       484,773        4,405
  Operating losses of consolidated
     subsidiaries not included in management
     report.................................           --            --       (95,973)        (872)
  Internet and Telephony operating losses
     not included in management report......           --      (656,713)     (833,078)      (7,570)
  Compensation revenue not included in
     management report......................       38,407       268,352       770,259        6,999
  Intercompany eliminations principally
     related to corporate sales to
     consolidated SOs.......................     (446,643)     (410,451)     (409,780)      (3,724)
  Other.....................................       69,126       303,693     1,025,024        9,314
                                              -----------   -----------   -----------     --------
     Consolidated U.S. GAAP Operating
       Loss.................................  Y(7,088,706)  Y(8,443,215)  Y(9,120,842)    $(82,879)
                                              ===========   ===========   ===========     ========

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                       THOUSANDS OF
                                                       THOUSANDS OF YEN                U.S. DOLLARS
                                          ------------------------------------------   ------------
                                              1997           1998           1999           1999
                                          ------------   ------------   ------------   ------------
Total Assets:
  Jupiter Corporate.....................  Y 23,699,992   Y 26,594,151   Y 37,893,931    $ 344,334
  SOs:
     J-COM Tokyo........................    15,251,692     17,680,901     21,419,149      194,631
     Urawa..............................     2,939,268      2,948,094      3,652,574       33,190
     J-COM Kansai.......................     3,324,914      6,050,249      9,906,477       90,018
     CV21(Fukuoka)......................     5,812,856      5,445,345      4,959,853       45,069
     J-COM Kitakyushu...................     2,583,650      3,009,718      3,816,726       34,682
     All Other SOs......................    10,113,322     14,205,413     18,731,267      170,207
                                          ------------   ------------   ------------    ---------
     Total segment assets...............    63,725,694     75,933,871    100,379,977      912,131
Adjustments to reconcile segment total
  assets to U.S. GAAP total assets:
Assets of managed equity method
  affiliates included in management
  report................................   (14,681,545)   (20,144,255)   (12,839,953)    (116,674)
Assets of consolidated subsidiaries not
  included in management report.........            --             --      7,260,550       65,975
Capital leases and other fixed assets...     3,109,186      4,244,860      8,968,274       81,493
Goodwill and excess cost of equity
  investments...........................     2,963,254      3,689,817     12,028,065      109,296
Intercompany elimination principally for
  Jupiter Corporate's investment and
  receivables with consolidated
  subsidiaries..........................   (14,444,287)   (12,606,374)   (28,156,598)    (255,853)
Other...................................       781,502        636,523        200,270        1,820
                                          ------------   ------------   ------------    ---------
     Consolidated U.S. GAAP Total
       Assets...........................  Y 41,453,804   Y 51,754,442   Y 87,840,585    $ 798,188
                                          ============   ============   ============    =========

16. COMMITMENTS

     In the first quarter of 2000, the Company and its subsidiaries approved a plan to upgrade substantially all of its 450 MHz distribution systems to 750 MHz during the years ending December 31, 2000 and 2001. In connection with this upgrade, the Company has placed firm orders to purchase related materials and equipment amounting to approximately Y4,237,000 thousand ($38,501 thousand) to date.

17. SUBSEQUENT EVENTS

CHANGE OF PAR VALUE

     On June 6, 2000, the Company's board of directors approved a change in the par value of all outstanding shares from Y50,000 to no par value.

ACQUISITION OF TITUS

     On June 27, 2000, the shareholders of the Company entered into a definitive agreement with the shareholders of Titus Communications Corporation for the purpose of combining the two companies. The closing took place on September 1, 2000. Each common share of Titus was exchanged for 0.32251548 of an ordinary share of the Company (or 0.9675464 of an ordinary share of the Company adjusted for the constructive 3-for-1 stock split effected on September 30, 2000) and each convertible preference share of

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Titus was exchanged for 604.716525 ordinary shares of the Company (or 1,814.1495 ordinary shares of the Company adjusted for the constructive 3-for-1 stock split effected on September 30, 2000). The Company is presently operating, and intends to continue to operate, Titus as a wholly-owned subsidiary of the Company.

STOCK OPTION PLAN

     On August 23, 2000, the Company's board of directors and shareholders approved a new subscription-rights option plan and the grant of subscription rights exercisable for an aggregate of up to 55,718 ordinary shares (before giving effect to the constructive 3-for-1 stock split effected on September 30,
2000) at an exercise price of Y276,000 per share to Jupiter's directors, corporate auditors and employees, to the directors, corporate auditors and employees of the Company's managed franchises and to directors, corporate auditors and employees of the Company's unconsolidated managed franchises and other non-employees. The number of ordinary shares issuable will be adjusted for stock splits, reverse stock splits and certain other recapitalizations. Subscription rights for 48,266 ordinary shares were granted on September 11, 2000. The aggregate number of ordinary shares and exercise price, as adjusted for the constructive 3-for-1 stock split effected on September 30, 2000, are 144,798 and Y92,000, respectively.

     The subscription rights for non-management employees will, unless the grant agreement provides otherwise, vest on the second anniversary of the grant, and the subscription rights for management employees will, unless the grant agreement provides otherwise, vest in four equal installments beginning on the first anniversary of the grant. The subscription rights will expire on August 23, 2010.

     The Company will account for the subscription rights granted to the Company's directors, corporate auditors and employees and to the directors, corporate auditors and employees of the Company's managed franchises under APB No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25." Based on using the Company's estimated initial public offering price per ordinary share, there was no intrinsic value to the subscription rights at the date of grant as each grant is fixed as to the number of shares and the exercise price at the time of grant exceeds the assumed initial offering price of Y75,500 per ordinary share. Accordingly, it is expected that no deferred compensation or charges to operations for the subscription rights granted to the Company's directors, corporate auditors and employees and the directors, corporate auditors and employees of the Company's managed franchises will be recorded.

     Subscription rights granted to directors, corporate auditors and employees of the Company's unconsolidated managed franchises and to other non-employees will be accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," over the vesting periods described above. As of the date of grant, the estimated fair market value of these subscription rights, based on the estimated offering price of Y75,500 per share, was approximately Y422,597 thousand ($3,840 thousand).

STOCK AWARD

     On June 26, 2000, Microsoft Holdings V, Inc., a majority shareholder of Titus and now a principal shareholder of the Company, entered into a restricted stock agreement with an executive officer of Titus, currently one of the Company's executive officers. The total number of Titus' restricted ordinary shares granted in the agreement were converted into 17,704.17 of the Company's ordinary shares, as adjusted for the constructive stock split effective September 30, 2000, discussed below. The restricted shares transferred under the restricted stock agreement will vest, subject to his continued employment by us as an executive officer or director, in four equal semiannual installments, the first of which will occur on January 4, 2001. Should the executive officer fulfill his obligations under the agreement, we will recognize compensation

                      JUPITER TELECOMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

expense of Y1,184,300 thousand ($10,761 thousand) over the remaining vesting period beginning September 1, 2000 in accordance with APB No. 25.

CONSTRUCTIVE STOCK SPLIT

     On September 12, 2000, the Company's Board of Directors approved a plan to issue two additional ordinary shares to the existing shareholders for each share owned as of September 28, 2000, for a price of Y1 per share. The plan became effective on September 30, 2000. Such share issuance has been accounted for as a constructive 3-for-1 stock split under U.S. GAAP. Accordingly, the historical number of shares outstanding, the number of shares issued, the weighted average number of ordinary shares outstanding and per share data in the accompanying consolidated financial statements have been adjusted giving effect to such constructive 3-for-1 stock split. Also, on September 29, 2000, the Company's shareholders approved an increase in the number of the Company's authorized shares to 15,000,000, effective October 1, 2000, which was presented, instead of the historical number of authorized shares of 1,000,000 at December 31, 1998 and 1999, in the accompanying consolidated financial statements to correspond with such adjustments in the number of shares.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        MARCH 31, 2000 AND JUNE 30, 2000
                                  (UNAUDITED)

                                                     MARCH 31,        JUNE 30,        JUNE 30,
                                                        2000            2000            2000
                                                    ------------    ------------    -------------
                                                                                    (THOUSANDS OF
                                                         (THOUSANDS OF YEN)         U.S. DOLLARS)
Cash, receivables and other assets, net...........  Y  5,074,349    Y  5,574,639      $  50,656
Property and equipment, at cost, net..............    41,010,840      42,333,079        384,671
Goodwill, net.....................................     1,758,684       1,722,045         15,648
                                                    ------------    ------------      ---------
                                                    Y 47,843,873    Y 49,629,763      $ 450,975
                                                    ============    ============      =========
Short-term loans, long-term debt and capital lease
  obligations.....................................  Y 36,592,349    Y 40,044,775      $ 363,878
Other liabilities.................................     7,341,187       6,404,810         58,199
Shareholders' equity:
  Common stock
     Authorized 1,940,756 shares of no par value
       at March 31 and June 30, 2000..............
     Issued and outstanding 610,500 shares of no
       par value at March 31 and June 30, 2000....    25,757,740      25,757,740        234,055
  Convertible preferred stock of Y50,000 par value
     Authorized 1,244 shares at March 31 and June
       30, 2000...................................
     Issued and outstanding 257 shares at March
       31, 2000, 325 shares at June 30, 2000......     3,212,500       4,062,500         36,915
  Additional paid-in capital......................     3,179,247       5,358,927         48,696
  Accumulated deficit.............................   (28,239,150)    (31,998,989)      (290,768)
                                                    ------------    ------------      ---------
     Total shareholders' equity...................     3,910,337       3,180,178         28,898
                                                    ------------    ------------      ---------
                                                    Y 47,843,873    Y 49,629,763      $ 450,975
                                                    ============    ============      =========

The accompanying notes to condensed consolidated financial statements are an integral part of these condensed consolidated balance sheets.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------   THREE MONTHS ENDED
                                                                 1999          2000         JUNE 30, 2000
                                                              -----------   -----------   ------------------
                                                                                            (THOUSANDS OF
                                                                 (THOUSANDS OF YEN)         U.S. DOLLARS)
Revenue:
  Cable TV..................................................  Y 1,081,387   Y 1,398,333        $ 12,706
  Internet..................................................       80,497       585,637           5,322
  Telephony.................................................      141,468       329,425           2,993
                                                              -----------   -----------        --------
                                                                1,303,352     2,313,395          21,021
                                                              -----------   -----------        --------
Operating costs and expenses:
  Operating.................................................      629,648       898,426           8,164
  Selling, general and administrative (Note 3)..............    1,530,194     3,698,261          33,605
  Depreciation and amortization.............................    1,074,195     1,364,157          12,396
                                                              -----------   -----------        --------
                                                                3,234,037     5,960,844          54,165
                                                              -----------   -----------        --------
     Operating loss.........................................   (1,930,685)   (3,647,449)        (33,144)
Other income (expense):
  Interest expense, net.....................................     (124,321)     (124,095)         (1,128)
  Other income, net.........................................      (20,656)       11,705             107
                                                              -----------   -----------        --------
  Loss before income taxes and other items..................   (2,075,662)    3,759,839         (34,165)
  Minority interest in net losses of consolidated
     subsidiaries...........................................          735            --              --
                                                              -----------   -----------        --------
     Loss before income taxes...............................   (2,074,927)   (3,759,839)        (34,165)
  Income taxes..............................................           --            --              --
                                                              -----------   -----------        --------
  Net loss..................................................  Y(2,074,927)  Y(3,759,839)       $(34,165)
                                                              ===========   ===========        ========

                                                                 THREE MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------   THREE MONTHS ENDED
                                                                 1999          2000         JUNE 30, 2000
                                                              -----------   -----------   ------------------
                                                                                          (IN U.S. DOLLARS,
                                                              (IN YEN, EXCEPT ORDINARY     EXCEPT ORDINARY
                                                                   SHARE AMOUNTS)           SHARE AMOUNTS)
Per share data:
  Net loss per ordinary share, basic and diluted............  Y  (3,399)    Y  (6,159)         $ (55.97)
                                                               --------      --------          --------
  Weighted average number of common shares outstanding,
     basic and diluted......................................    610,500       610,500           610,500
                                                               --------      --------          --------

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                              THOUSANDS OF    THOUSANDS OF
                                                                  YEN         U.S. DOLLARS
                                                              ------------    -------------
Common stock:
  Balance at April 1, 2000..................................  Y 25,757,740      $ 234,055
                                                              ------------      ---------
  Balance at June 30, 2000..................................  Y 25,757,740      $ 234,055
                                                              ============      =========
Convertible preferred stock:
  Balance at April 1, 2000..................................  Y  3,212,500      $  29,191
  Convertible preferred stock issued 68 shares in 2000 at
     stated value...........................................       850,000          7,724
                                                              ------------      ---------
  Balance at June 30, 2000..................................  Y  4,062,500      $  36,915
                                                              ============      =========
Additional paid-in capital:
  Balance at April 1, 2000..................................  Y  3,179,247      $  28,889
  Net proceeds of convertible preferred stock in excess of
     stated capital.........................................       850,000          7,724
  Amortization-issued new shares............................        (6,984)           (63)
  Capital contribution (Note 3).............................     1,336,664         12,146
                                                              ------------      ---------
  Balance at June 30, 2000..................................  Y  5,358,927      $  48,696
                                                              ============      =========
Accumulated deficit:
  Balance at April 1, 2000..................................  Y(28,239,150)     $(256,603)
  Net loss..................................................    (3,759,839)       (34,165)
                                                              ------------      ---------
  Balance at June 30, 2000..................................  Y(31,998,989)     $(290,768)
                                                              ============      =========

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                     THREE MONTHS ENDED JUNE 30,      THREE MONTHS
                                                     ----------------------------    ENDED JUNE 30,
                                                         1999            2000             2000
                                                     ------------    ------------    --------------
                                                          (THOUSANDS OF YEN)         (THOUSANDS OF
                                                                                     U.S. DOLLARS)
Cash flows from operating activities:
  Net loss.........................................  Y(2,074,927)    Y(3,759,839)       $(34,165)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization.................    1,074,195       1,364,157          12,396
     Loss on disposal/sale of fixed assets.........        9,523           2,053              19
     Provision for bad debt........................           --           6,040              55
     Provision for retirement allowance............        9,502          33,574             305
     Minority interest in net losses of
       consolidated subsidiaries...................         (735)             --              --
     Stock compensation expense (Note 3)...........           --       1,336,664          12,146
     Change in operating assets and liabilities,
       net.........................................   (2,177,509)       (905,943)         (8,232)
     Other, net....................................       76,712          59,353             539
                                                     -----------     -----------        --------
       Net cash used in operating activities.......   (3,083,239)     (1,863,941)        (16,937)
                                                     -----------     -----------        --------
Cash flows from investing activities:
  Capital expenditure..............................     (550,862)     (1,845,905)        (16,773)
  Other investments................................      (19,968)        (66,606)           (605)
                                                     -----------     -----------        --------
       Net cash used in investing activities.......     (570,830)     (1,912,511)        (17,378)
                                                     -----------     -----------        --------
Cash flows from financing activities:
  Proceeds from issuance of common stock...........      375,000       1,693,017          15,384
  Net increase (decrease) in short-term bank
     loans.........................................    6,800,000       6,500,000          59,064
  Principal payments of long-term debt.............   (3,500,000)     (3,500,000)        (31,804)
  Principal payments under capital lease
     obligations...................................     (195,789)       (305,116)         (2,773)
                                                     -----------     -----------        --------
       Net cash provided by financing activities...    3,479,211       4,387,901          39,871
                                                     -----------     -----------        --------
Net increase (decrease) in cash and cash
  equivalents......................................     (174,858)        611,449           5,556
Cash and cash equivalents at beginning of period...      693,520       1,412,296          12,833
                                                     -----------     -----------        --------
Cash and cash equivalents at end of period.........  Y   518,662     Y 2,023,745        $ 18,389
                                                     ===========     ===========        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the three months for:
  Interest.........................................  Y   102,220     Y   141,960        $  1,290
                                                     ===========     ===========        ========
  Income tax.......................................  Y        --     Y        --        $     --
                                                     ===========     ===========        ========
Non-cash investing and financing activities:
  Property acquired under capital leases during the
     three months..................................  Y   283,264     Y   757,542        $  6,884
                                                     ===========     ===========        ========
Capital contribution (Note 3)......................  Y        --     Y 1,336,664        $ 12,146
                                                     ===========     ===========        ========

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF FINANCIAL STATEMENTS

BUSINESS AND ORGANIZATION

     TITUS Communications Corporation ("Titus") was established on December 19, 1994 for the purpose of constructing, owning and operating cable telecommunication systems in Japan. Titus' ownership at June 30, 2000 was as follows:

                     SHAREHOLDERS                        OWNERSHIP AT JUNE 30, 2000
                     ------------                        --------------------------
Microsoft Holdings V, Inc. ("Microsoft")...............            57.054%
Itochu Corporation ("Itochu")..........................            19.973
Toshiba Corporation ("Toshiba")........................            19.973
Lee A. Daniels (See Note 3)............................             3.000
                                                                  -------
                                                                  100.000%
                                                                  =======

     On June 27, 2000, Titus entered into a definitive stock-for-stock exchange agreement with Jupiter Telecommunications Co., Ltd. for the purpose of exchanging the stock of Titus for stock in Jupiter with the effect that Titus became a wholly-owned subsidiary of Jupiter on September 1, 2000. Each common share of Titus was exchanged for .32251548 of an ordinary share of Jupiter and each convertible preferred share of Titus was exchanged for 604.716525 ordinary shares of Jupiter.

     Titus and its subsidiaries own and operate cable telecommunication systems throughout Japan and provide cable television services, telephony and Internet connection services. Currently, cable television services account for approximately 60% of Titus and its subsidiaries' business, while telephony and Internet services account for the remaining 40%.

     The telecommunication industry in Japan is highly regulated by Type 1 License granted by the Ministry of Posts and Telecommunications ("MPT"). In general, franchise rights granted by the MPT to Titus and its subsidiaries for operation of cable telecommunication systems in their respective locality are not exclusive.

     As set forth in the accompanying condensed consolidated statements of cash flows, Titus and its subsidiaries have relied on capital contributions and financing from shareholders for their liquidity requirements. Negative working capital as of March 31 and June 30, 2000 was Y24,766,766 thousand and Y27,868,366 thousand ($253,234 thousand), respectively. Titus and its subsidiaries anticipate that they will continue to be dependent on financing from shareholders and/or external sources in order to meet their future liquidity requirements. If these efforts are not successful, future operations of Titus and its subsidiaries will be adversely affected.

BASIS OF FINANCIAL STATEMENTS

     Titus and its subsidiaries maintain their books of account in conformity with financial accounting standards of Japan. The condensed consolidated financial statements presented herein have been prepared in a manner and reflect certain adjustments which are necessary to conform them with accounting principles generally accepted in the United States of America. The major adjustments include those related to accounting for leases, recognition of certain revenues, postretirement benefits, depreciation and amortization and accruals for certain expenses.

     The accompanying condensed consolidated financial statements reflect all adjustments which are, in the opinion of the management, necessary to a fair presentation of the results of operations and financial situation for the periods presented.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     Titus and its subsidiaries maintain their accounts in Japanese yen, the currency of the country in which they are incorporated and principally operate. The U.S. dollar amounts included herein represent a translation using the approximate exchange rate quotation of The Bank of Tokyo-Mitsubishi, Ltd. for selling spot U.S. dollars by telegraphic transfer against yen as of October 31, 2000 of Y110.05 to $1 representation that the yen amounts have been, could have been, or could in the future be converted into U.S. dollars at the above or any other rate.

2. CONVERTIBLE PREFERRED STOCK

     The holder of a preferred share has one voting right and may convert it into 1,875 fully paid shares of common stock of Titus with no par value by a resolution of the Board of Directors. Furthermore, preferred shareholders are entitled to receive the full aggregate issue price in the return of capital on liquidation of Titus, before any payment to the holders of any other class of stock in Titus is made, but are not entitled to any further participation in the assets or profits such as interest, coupon, dividend or any other type of income of Titus.

     At May 23, 2000, Titus issued 68 shares of convertible preferred stock at the price of Y25,000 thousand per share, totaling Y1,700,000 thousand ($15,448 thousand), which was fully subscribed by Microsoft in order to obtain operating funds.

     At May 31, 2000, Microsoft acquired all shares of preferred stock of Titus held by MediaOne.

3. STOCK GRANT

     On June 26, 2000, Microsoft, the majority shareholder, and an executive officer entered into two stock transfer agreements in which Microsoft agreed to transfer a portion of its shares to the executive officer. Under these agreements, Microsoft granted a fully-vested stock award of 18,298 shares on June 26, 2000, and granted another stock award of 18,298 shares on July 4, 2000, which will vest, subject to certain conditions, in four equal semiannual installments, the first of which will occur on January 4, 2001. As a result, Titus recorded compensation expense in the amount of Y1,336,664 thousand ($12,146 thousand) in selling, general and administration expense and capital contribution from the majority shareholder for the fully-vested stock award granted on June 26, 2000, and will recognize future compensation expense for the latter stock award over the vesting period beginning July 2000.

4.  RELATED PARTY TRANSACTIONS

     Summarized below are significant transactions with related parties for the three months ended June 30, 1999 and 2000, and the related transactions balances as of March 31 and June 30, 2000.

                                                      FOR THE THREE MONTHS ENDED JUNE 30, 1999
                                    ----------------------------------------------------------------------------
                                                                                PURCHASE OF
                                    PURCHASE OF     PURCHASE OF                    CABLE
                                    DISTRIBUTION   OTHER PROPERTY   FRANCHISE   TELEVISION    INTEREST    RENT
          TRANSACTIONS:              EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------             ------------   --------------   ---------   -----------   --------   -------
                                                                 (THOUSANDS OF YEN)
Itochu and its related
  companies.......................   Y  57,780         Y7,572        Y    --      Y7,071       Y3,117    Y    --
Toshiba and its related
  companies.......................     137,364            410             --          --        5,294         --
Higashi Nihon Ferry Co.,
  Ltd.("HNF").....................          --             --             --          --           --     16,978

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                                                      FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                    ----------------------------------------------------------------------------
                                                                                PURCHASE OF
                                    PURCHASE OF     PURCHASE OF                    CABLE
                                    DISTRIBUTION   OTHER PROPERTY   FRANCHISE   TELEVISION    INTEREST    RENT
          TRANSACTIONS:              EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------             ------------   --------------   ---------   -----------   --------   -------
                                                                 (THOUSANDS OF YEN)
Itochu and its related
  companies.......................   Y 349,790        Y13,794        Y    --      Y10,165      Y3,960    Y    --
Toshiba and its related
  companies.......................      33,250             --             --           --       4,185         --
HNF...............................          --             --             --           --          --     17,306

                                                     FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                   ----------------------------------------------------------------------------
                                                                               PURCHASE OF
                                   PURCHASE OF     PURCHASE OF                    CABLE
                                   DISTRIBUTION   OTHER PROPERTY   FRANCHISE   TELEVISION    INTEREST    RENT
          TRANSACTIONS:             EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------            ------------   --------------   ---------   -----------   --------   -------
                                                           (THOUSANDS OF U.S. DOLLARS)
Itochu and its related
  companies......................     $3,178           $125           $--          $92         $36       $ --
Toshiba and its related
  companies......................        302             --           --            --          38         --
HNF..............................         --             --           --            --          --        157

                                                               AS OF MARCH 31, 2000
                                               ----------------------------------------------------
                                                LEASE         PAYABLES           LEASE
                  BALANCES:                    DEPOSITS    TRADE     OTHER    OBLIGATIONS    LOANS
                  ---------                    --------   --------   ------   -----------   -------
                                                                (THOUSANDS OF YEN)
Itochu and its related companies.............  Y     --   Y171,154   Y6,515   Y 917,907     Y    --
Toshiba and its related companies............        --     19,795      199     711,327          --
HNF..........................................   228,358         --       --          --      69,200

                                                               AS OF JUNE 30, 2000
                                               ----------------------------------------------------
                                                LEASE         PAYABLES           LEASE
                  BALANCES:                    DEPOSITS    TRADE     OTHER    OBLIGATIONS    LOANS
                  ---------                    --------   --------   ------   -----------   -------
                                                                (THOUSANDS OF YEN)
Itochu and its related companies.............  Y     --   Y 40,551   Y7,602   Y 988,641     Y    --
Toshiba and its related companies............        --     15,774    1,185     664,669          --
HNF..........................................   228,358         --       --          --      69,200

                                                               AS OF JUNE 30, 2000
                                               ----------------------------------------------------
                                                LEASE         PAYABLES           LEASE
                  BALANCES:                    DEPOSITS    TRADE     OTHER    OBLIGATIONS    LOANS
                  ---------                    --------   --------   ------   -----------   -------
                                                           (THOUSANDS OF U.S. DOLLARS)
Itochu and its related companies.............  $     --   $    368   $   69    $  8,984     $    --
Toshiba and its related companies............        --        143       11       6,040          --
HNF..........................................     2,075         --       --          --         629

     Titus' officers and management level employees are seconded from MediaOne, Itochu and Toshiba to Titus, whose services are charged as payroll costs. The payroll paid to officers and employees seconded from MediaOne amounted to Y115,434 thousand and Y172,028 thousand ($1,563 thousand) for the three months ended June 30, 1999 and 2000, respectively. The payroll paid to officers and employees seconded from Itochu amounted to Y10,658 thousand and Y10,356 thousand ($94 thousand) for the three months ended June 30, 1999 and 2000, respectively. The payroll paid to officers and employees seconded from Toshiba amounted to Y3,325 thousand and Y3,484 thousand ($32 thousand) for the three months ended June 30, 1999 and 2000, respectively.

                         TITUS COMMUNICATIONS CO., LTD.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

5. COMMITMENTS

     Commitments outstanding at June 30, 2000 for the purchase of computer software approximated Y1 billion ($9 million). Titus and its subsidiaries occupy certain land, offices and other facilities and use certain electric poles and equipment under cancelable lease arrangements. Rental expense for the three months ended June 30, 1999 and 2000 totaled Y377,554 thousand and Y410,258 thousand ($3,728 thousand), respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the Board of Directors of TITUS Communications Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of TITUS Communications Corporation (a Japanese corporation) and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TITUS Communications Corporation and subsidiaries as of March 31, 1999 and 2000, and the related results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

     Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis set forth in Note 1.

ARTHUR ANDERSEN
Tokyo, Japan
May 12, 2000 (except for Notes 1(b), 7 and 12 as to which the date is October 31, 2000)

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1999 AND 2000

                                                                                    THOUSANDS OF
                                                          THOUSANDS OF YEN          U.S. DOLLARS
                                                    ----------------------------    ------------
                                                        1999            2000            2000
                                                    ------------    ------------    ------------
Current assets:
  Cash and cash equivalents (Note 1)..............  Y    693,520    Y  1,412,296      $ 12,833
  Accounts receivable, less allowance for doubtful
     accounts of Y40,780 thousand in 1999 and
     Y66,106 thousand ($597 thousand) in 2000
     (Note 10)....................................       637,389       1,075,850         9,776
  Refundable consumption taxes....................       183,170         220,791         2,006
  Prepaid expenses and other......................       132,945         220,555         2,004
                                                    ------------    ------------      --------
          Total current assets....................     1,647,024       2,929,492        26,619
Property and equipment, at cost (Notes 1, 3 and
  9):
  Distribution system and equipment...............    36,302,172      45,752,926       415,747
  Buildings and leasehold improvements............     2,701,664       2,766,385        25,137
  Equipment vehicles..............................       380,355         423,750         3,851
  Capitalized computer software...................       588,207         798,635         7,257
  Less accumulated depreciation...................    (5,247,001)     (9,615,320)      (87,372)
                                                    ------------    ------------      --------
                                                      34,725,397      40,126,376       364,620
  Land............................................       159,069         490,082         4,453
  Construction in progress........................            --         394,382         3,584
                                                    ------------    ------------      --------
                                                      34,884,466      41,010,840       372,657
Other assets:
  Goodwill (Note 1)...............................     1,905,241       1,758,684        15,981
  Lease deposits..................................     1,250,853       1,193,362        10,844
  Long-term prepaid expenses (Note 1).............       817,036         737,960         6,706
  Deferred assets and other.......................       197,377         213,535         1,940
                                                    ------------    ------------      --------
                                                       4,170,507       3,903,541        35,471
                                                    ------------    ------------      --------
                                                    Y 40,701,997    Y 47,843,873      $434,747
                                                    ============    ============      ========

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1999 AND 2000

                                                                                    THOUSANDS OF
                                                          THOUSANDS OF YEN          U.S. DOLLARS
                                                    ----------------------------    ------------
                                                        1999            2000            2000
                                                    ------------    ------------    ------------
Current liabilities:
  Short-term bank loans (Note 2)..................  Y         --    Y 16,800,000     $ 152,658
  Long-term debt -- current portion (Notes 2, 8
     and 9).......................................    10,300,000       6,600,000        59,973
  Capital lease obligations -- current portion
     (Notes 3, 8 and 9)...........................       755,181       1,128,279        10,253
  Accounts payable................................     3,029,739       2,114,433        19,213
  Accrued expenses and other......................     1,190,260       1,053,546         9,573
                                                    ------------    ------------     ---------
          Total current liabilities...............    15,275,180      27,696,258       251,670
Long-term debt, less current portion (Notes 2, 8
  and 9)..........................................    14,641,000       8,041,000        73,067
Capital lease obligations, less current portion
  (Notes 3, 8 and 9)..............................     2,964,406       4,023,070        36,557
Deferred revenue (Note 1).........................     2,772,309       3,885,360        35,305
Severance and retirement allowance (Notes 1 and
  5)..............................................       186,998         287,848         2,616
                                                    ------------    ------------     ---------
          Total liabilities.......................    35,839,893      43,933,536       399,215
                                                    ------------    ------------     ---------
Minority interest.................................         1,728              --            --
                                                    ------------    ------------     ---------
Commitments and contingencies (Notes 3 and 11)
Shareholders' equity (Notes 6 and 7):
  Common stock
     Authorized 667,480 shares of Y50,000 par
       value at March 31, 1999, 1,940,756 shares
       of non par value at March 31, 2000
     Issued and outstanding 478,000 shares of
       Y50,000 par value at March 31, 1999,
       610,500 shares of non par value at March
       31, 2000...................................    23,726,056      25,757,740       234,055
  Convertible preferred stock of Y50,000 par value
     Authorized 1,244 shares, issued and
       outstanding 257 shares at March 31, 2000
       (Note 7)...................................            --       3,212,500        29,191
  Additional paid-in capital......................            --       3,179,247        28,889
  Accumulated deficit.............................   (18,865,680)    (28,239,150)     (256,603)
                                                    ------------    ------------     ---------
          Total shareholders' equity..............     4,860,376       3,910,337        35,532
                                                    ------------    ------------     ---------
                                                    Y 40,701,997    Y 47,843,873     $ 434,747
                                                    ============    ============     =========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

                                                                                        THOUSANDS OF
                                                       THOUSANDS OF YEN                 U.S. DOLLARS
                                            ---------------------------------------   -----------------
                                               1998          1999          2000             2000
                                            -----------   -----------   -----------   -----------------
Revenue (Note 1):
  Cable TV................................  Y 2,208,393   Y 3,716,517   Y 4,779,290       $ 43,428
  Internet................................           --        77,492       992,876          9,022
  Telephony...............................       30,761       288,538       785,999          7,142
                                            -----------   -----------   -----------       --------
                                              2,239,154     4,082,547     6,558,165         59,592
Operating costs and expenses (Note 9):
  Operating...............................    1,108,064     1,941,775     2,755,317         25,037
  Selling, general and administrative.....    5,766,652     6,822,811     8,039,548         73,054
  Depreciation and amortization...........    2,033,676     3,368,420     4,639,936         42,162
                                            -----------   -----------   -----------       --------
                                              8,908,392    12,133,006    15,434,801        140,253
                                            -----------   -----------   -----------       --------
     Operating loss.......................   (6,669,238)   (8,050,459)   (8,876,636)       (80,661)
Other income (expense) (Note 9):
  Interest expense, net...................     (285,713)     (414,390)     (493,542)        (4,485)
  Other, net..............................       14,777        74,307        (5,020)           (45)
                                            -----------   -----------   -----------       --------

  Loss before income taxes and other
     items................................   (6,940,174)   (8,390,542)   (9,375,198)       (85,191)
  Minority interest in net losses of
     consolidated subsidiaries............      268,791       160,558         1,728             16
                                            -----------   -----------   -----------       --------
     Loss before income taxes.............   (6,671,383)   (8,229,984)   (9,373,470)       (85,175)
Income taxes (Note 4).....................           --            --            --             --
                                            -----------   -----------   -----------       --------
Net loss..................................  Y(6,671,383)  Y(8,229,984)  Y(9,373,470)      $(85,175)
                                            ===========   ===========   ===========       ========

                                                            IN YEN                     IN U.S. DOLLARS
                                            ---------------------------------------   -----------------
                                               1998          1999          2000             2000
                                            -----------   -----------   -----------   -----------------
                                                (IN YEN, EXCEPT SHARE AMOUNTS)        (IN U.S. DOLLARS,
                                                                                        EXCEPT SHARE
                                                                                          AMOUNTS)
Per share data:
  Net loss per share; basic and diluted...  Y   (34,978)  Y   (20,318)  Y   (17,060)      $(155.02)
Weighted average number of common shares
  outstanding, basic and diluted..........      190,733       405,058       549,432        549,432
                                            -----------   -----------   -----------       --------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

                                                                                        THOUSANDS OF
                                                        THOUSANDS OF YEN                U.S. DOLLARS
                                           ------------------------------------------   ------------
                                               1998           1999           2000           2000
                                           ------------   ------------   ------------   ------------
Common stock:
  Balance, beginning of year.............  Y  6,537,501   Y 16,778,371   Y 23,726,057    $ 215,593
  Common stock issued: 156,040 shares in
     1998, 140,000 shares in 1999 and
     132,500 shares in 2000..............     7,727,238      6,947,686      2,031,683       18,462
  Conversion of convertible bonds to
     common stock of 51,210 shares in
     1998................................     2,513,632             --             --           --
                                           ------------   ------------   ------------    ---------
  Balance, end of year...................  Y 16,778,371   Y 23,726,057   Y 25,757,740    $ 234,055
                                           ============   ============   ============    =========
Convertible preferred stock:
  Balance, beginning of year.............  Y         --   Y         --   Y         --           --
  Convertible preferred stock issued 257
     shares in 2000......................            --             --      3,212,500       29,191
                                           ------------   ------------   ------------    ---------
  Balance, end of year...................  Y         --   Y         --   Y  3,212,500    $  29,191
                                           ============   ============   ============    =========
Additional paid-in capital:
  Balance, beginning of year.............  Y         --   Y         --   Y         --    $      --
  Net proceeds of convertible preferred
     stock in excess of stated capital...            --             --      3,179,247       28,889
                                           ------------   ------------   ------------    ---------
  Balance, end of year...................  Y         --   Y         --   Y  3,179,247    $  28,889
                                           ============   ============   ============    =========
Accumulated deficit:
  Balance, beginning of year.............  Y (3,964,313)  Y(10,635,696)  Y(18,865,680)   $(171,428)
  Net loss...............................    (6,671,383)    (8,229,984)    (9,373,470)     (85,175)
                                           ------------   ------------   ------------    ---------
  Balance, end of year...................  Y(10,635,696)  Y(18,865,680)  Y(28,239,150)   $(256,603)
                                           ============   ============   ============    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

                                                                                                   THOUSANDS OF
                                                                   THOUSANDS OF YEN                U.S. DOLLARS
                                                       -----------------------------------------   ------------
                                                           1998          1999           2000           2000
                                                       ------------   -----------   ------------   ------------
Cash flows from operating activities:
  Net loss...........................................  Y (6,671,383)  Y(8,229,984)  Y (9,373,470)   $ (85,175)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization....................     2,033,676     3,368,420      4,639,936       42,162
    Loss on disposal/sale of fixed assets............        36,412        15,825         48,148          438
    Provision for bad debt...........................        13,555        27,225         35,817          325
    Provision for retirement allowance...............        61,001        95,370        100,850          916
    Minority interest in net losses of consolidated
      subsidiaries...................................      (268,791)     (160,558)        (1,728)         (16)
    Change in operating assets and liabilities:
      Increase in accounts receivable................       (37,595)     (342,256)      (474,278)      (4,309)
      (Increase)/decrease in refundable consumption
         tax.........................................       (64,689)       54,239        (37,621)        (342)
      (Increase)/decrease in prepaid expenses and
         other.......................................      (372,108)      308,282        (87,611)        (796)
      (Increase)/decrease in long-term prepaid
         expenses....................................      (116,387)       58,090         64,293          584
      Increase/(decrease) in accounts payable........      (177,821)    1,397,014       (915,306)      (8,317)
      Increase/(decrease) in accrued expenses and
         other.......................................       327,069       382,689       (136,714)      (1,242)
      Increase in deferred revenue...................       873,263     1,056,728      1,113,050       10,114
                                                       ------------   -----------   ------------    ---------
      Net cash used in operating activities..........    (4,363,798)   (1,968,916)    (5,024,634)     (45,658)
                                                       ------------   -----------   ------------    ---------
Cash flows from investing activities:
  Purchase of property and equipment.................   (11,093,298)   (8,139,563)    (8,298,229)     (75,404)
  Decrease (increase) in lease deposits, net.........      (613,898)         (461)        57,491          522
  Other, net.........................................       (74,299)      (14,714)       (17,328)        (157)
                                                       ------------   -----------   ------------    ---------
      Net cash used in investing activities..........   (11,781,495)   (8,154,738)    (8,258,066)     (75,039)
                                                       ------------   -----------   ------------    ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock.............     7,727,238     6,947,685      2,031,683       18,462
  Proceeds from issuance of preferred stock..........            --            --      6,391,747       58,080
  Proceeds from issuance of convertible bonds........     1,028,000            --             --           --
  Net increase (decrease) in short-term bank loans...     1,600,000    (1,600,000)    16,800,000      152,658
  Proceeds from long-term debt.......................     6,600,000     4,400,000             --           --
  Principal payments of long-term debt...............            --            --    (10,300,000)     (93,594)
  Principal payments under capital lease
    obligation.......................................      (228,275)     (477,617)      (921,954)      (8,378)
                                                       ------------   -----------   ------------    ---------
      Net cash provided by financing activities......    16,726,963     9,270,068     14,001,476      127,228
                                                       ------------   -----------   ------------    ---------
Net increase (decrease) in cash and cash
  equivalents........................................       581,670      (853,586)       718,776        6,531
Cash and cash equivalents at beginning of year.......       965,436     1,547,106        693,520        6,302
                                                       ------------   -----------   ------------    ---------
Cash and cash equivalents at end of year.............  Y  1,547,106   Y   693,520   Y  1,412,296    $  12,833
                                                       ============   ===========   ============    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                                                 THOUSANDS OF
                                                                    THOUSANDS OF YEN             U.S. DOLLARS
                                                          ------------------------------------   ------------
                                                             1998         1999         2000          2000
                                                          ----------   ----------   ----------   ------------
Cash paid during the year for:
  Interest..............................................  Y  251,508   Y  399,663   Y  475,839     $ 4,324
                                                          ==========   ==========   ==========     =======
  Income tax............................................  Y       --   Y       --   Y       --     $    --
                                                          ==========   ==========   ==========     =======
Non-cash investing and financing activities:
  Property acquired under capital leases during the
    year................................................  Y  815,050   Y2,785,583   Y2,336,084     $21,227
                                                          ==========   ==========   ==========     =======
  Conversion of convertible bonds to common stock.......  Y2,560,500   Y       --   Y       --     $    --
                                                          ==========   ==========   ==========     =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

     TITUS Communications Corporation ("Titus") was established on December 19, 1994 for the purpose of constructing, owning and operating cable telecommunication systems in Japan. Titus' ownership at March 31, 2000 was as follows:

                                                 COMMON STOCK OWNERSHIP
                 SHAREHOLDERS                      AT MARCH 31, 2000
                 ------------                    ----------------------
MediaOne International Holdings, Inc.
  ("MediaOne", a U.S. corporation).............           60.0%
Itochu Corporation ("Itochu")..................           20.0
Toshiba Corporation ("Toshiba")................           20.0
                                                         -----
                                                         100.0%
                                                         =====

     Subsequent to March 31, 2000, all shares of common and preferred (see Note
7) stock of Titus held by MediaOne were acquired by Microsoft Holdings V, Inc. ("Microsoft").

     Titus and its subsidiaries own and operate cable telecommunication systems throughout Japan and provide cable television services, telephony and Internet connection services. Currently, cable television services account for approximately 73% of Titus and its subsidiaries' business, while telephony and Internet services account for the remaining 27%.

     The telecommunication industry in Japan is highly regulated by Type I License granted by the Ministry of Posts and Telecommunications ("MPT"). In general, franchise rights granted by the MPT to Titus and its subsidiaries for operation of cable telecommunication systems in their respective locality are not exclusive.

     As set forth in the accompanying consolidated statements of cash flows, Titus and its subsidiaries have relied on capital contributions and financing from shareholders for their liquidity requirements. Negative working capital as of March 31, 1999 and 2000 were Y13,628,156 thousand and Y24,766,766 thousand ($225,050 thousand), respectively. Titus and its subsidiaries anticipate that they will continue to be dependent on financing from shareholders and/or external sources in order to meet their future liquidity requirements. If these efforts are not successful, future operations of Titus and its subsidiaries will be adversely affected. See also Note 3.

BASIS OF FINANCIAL STATEMENTS

     Titus and its subsidiaries maintain their books of account in conformity with financial accounting standards of Japan. The consolidated financial statements presented herein have been prepared in a manner and reflect certain adjustments which are necessary to conform them with accounting principles generally accepted in the United States of America. The major adjustments include those related to accounting for leases, recognition of certain revenues, postretirement benefits, depreciation and amortization and accruals for certain expenses.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Consolidation Policy

     The accompanying consolidated financial statements include the accounts of Titus and its subsidiaries as follows:

     - TITUS Sotetsu Corporation (Formed in January 1996)

     - TITUS SCAT Corporation ("SCAT") (Acquired from third party in March 1997)

     All significant intercompany balances and transactions have been eliminated. For the consolidated subsidiaries with negative equity position, Titus has recognized the entire amount of cumulative losses of such subsidiaries regardless of its ownership percentage.

     Titus has accounted for as goodwill the cost in excess of fair value of the net assets acquired of SCAT accounted for as a purchase acquisition in March 1997. Goodwill is amortized over a 15-year period on a straight-line basis.

  (b) Translation into U.S. Dollars

     Titus and its subsidiaries maintain their accounts in Japanese yen, the currency of the country in which it is incorporated and principally operates. The U.S. dollar amounts included herein represent a translation using the approximate exchange rate quotation of The Bank of Tokyo - Mitsubishi, Ltd. for selling spot U.S. dollars by telegraphic transfer against yen as of October 31, 2000 of Y110.05 to $1 solely for convenience of readers outside Japan. The translation should not be construed as a representation that the yen amounts have been, could have been, or could in the future be converted into U.S. dollars at the above or any other rate.

  (c) Use of Estimates

     Management of Titus has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. Actual results could differ from those estimates.

  (d) Revenue Recognition

     Titus and its subsidiaries recognize revenues from cable television, telephony and Internet services as services are provided to subscribers. Revenues derived from other sources are recognized when services are provided, events occur or products are delivered. Initial subscriber installation revenues are recognized in the period in which the related services are provided to the extent of direct selling costs. In accordance with Statement of Financial Accounting Standard (SFAS) No. 51, "Financial Reporting by Cable Television Companies," any remaining amount is deferred and recognized over the estimated average period that the subscribers are expected to remain connected to the system.

     The Company and its subsidiaries provide poor reception rebroadcasting services to non-cable television viewers suffering from poor reception of television waves caused by obstacles. The Company and its subsidiaries enter into agreements with the parties that have built the obstacles causing poor reception for construction and maintenance of cable facilities to provide such services to the affected viewers at no cost to them during the agreement period. Under these agreements, the Company and its subsidiaries receive up-front, lump-sum compensation payments for construction and maintenance. Revenues from these agreements have been deferred and are being recognized in income on a straight-line basis over the

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

agreement periods which are generally 15-30 years. Such revenues are included in cable TV revenue in the accompanying consolidated statements of operations.

  (e) Cable Television System Costs, Expenses and Revenues

     Titus and its subsidiaries account for costs, expenses and revenues applicable to the construction and operation of cable television systems in accordance with SFAS No. 51. SFAS No. 51 requires that programming and other system costs that were incurred during prematurity period in anticipation of servicing a fully operating system and that would not vary significantly regardless of the number of subscribers for future operations be deferred. SFAS No. 51 also requires costs of successful franchise applications to be capitalized. Costs incurred during the prematurity period and franchise costs capitalized are included in deferred assets and are being amortized over 10 and 5 years, respectively. Currently, there is no significant system that falls in a prematurity period as defined by SFAS No. 51.

  (f) Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid debt instruments with an initial maturity of three months or less. Cash and cash equivalents are carried at cost, which approximates market value.

  (g) Property and Equipment

     Property and equipment, including construction materials, are carried at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new subscriber installations. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is computed on a straight-line method using estimated useful lives ranging from 6 to 15 years for distribution system and equipment and from 3 to 20 years for others. Equipment under capital lease is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

     Ordinary maintenance and repairs are charged to income as incurred. Major replacements and improvements are capitalized. When properties are retired or otherwise disposed of, the property and related accumulated depreciation accounts are relieved of the applicable amounts and any differences are included in other income or expenses.

  (h) Long-term Prepaid Expenses

     Long-term prepaid expenses primarily represent prepaid rent fees of office and system operators' buildings and unrefundable lease deposits. Prepaid rent has been charged to expense when incurred and unrefundable lease deposits have been amortized over contract periods ranging from 5 to 45 years.

  (i) Income Taxes

     Income taxes are provided based on income for financial reporting purposes. Deferred income taxes are recognized under the asset and liability method for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  (j) Severance and Retirement Plan

     Titus and its subsidiaries have unfunded noncontributory defined benefit severance and retirement plans which are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions." These subsidiaries have local severance payment plans under which accrued severance liabilities are stated

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

on the vested benefits obligation basis, which is the amount required to be paid if all eligible employees voluntarily terminated their employment as of the balance sheet date. Accrued severance liabilities for these subsidiaries were Y27,529 thousand and Y35,050 thousand ($318 thousand) at March 31, 1999 and 2000, respectively, and were included in severance and retirement allowance in the accompanying consolidated balance sheets.

  (k) Long-Lived Assets

     Titus and its subsidiaries' long-lived assets including goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (l) Loss Per Share

     Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each period. Diluted net loss per share reflects the potential dilution and is computed on the basis that all convertible debentures or contracts to issue common stock were converted at the beginning of year or at time of issuance, if later. Diluted net loss per share produced the same result as basic net loss per share due to the anti-dilutive effect.

  (m) Advertising Expense

     Advertising expense is charged to income as incurred and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

2. SHORT-TERM BANK LOANS AND LONG-TERM DEBT

     Short-term bank loans of Y16,800,000 thousand ($152,658 thousand) at March 31, 2000 represented loans from commercial banks with fixed maturity. Interest rates of such loans were ranging from 0.61% to 1.28% at March 31, 2000. The weighted-average interest rate and balance for the year ended March 31, 2000 were 1.19% and Y8,223,333 thousand ($74,724 thousand), respectively. All short-term bank loans are guaranteed by the principal shareholder.

     A summary of long-term debt at March 31, 1999 and 2000 is as follows:

                                                    THOUSANDS OF            THOUSANDS OF
                                                         YEN                U.S. DOLLARS
                                             ---------------------------    ------------
                                                 1999           2000            2000
                                             ------------    -----------    ------------
Secured interest-free loans from
  Development Bank of Japan, due fiscal
  2003 through 2012........................  Y  3,571,800    Y 3,571,800      $ 32,456
Unsecured interest-free loan from Higashi
  Nihon Ferry Co., Ltd. due fiscal 2003
  through 2012.............................        69,200         69,200           629
Bank loans guaranteed by a shareholder,
  interest from 1.42% to 2.08%, due through
  fiscal 2002..............................    21,300,000     11,000,000        99,955
                                             ------------    -----------      --------
     Total.................................  Y 24,941,000    Y14,641,000      $133,040
Maturing within one year...................   (10,300,000)    (6,600,000)      (59,973)
                                             ------------    -----------      --------
                                             Y 14,641,000    Y 8,041,000      $ 73,067
                                             ============    ===========      ========

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Secured interest-free loan represents institutional loans from Development Bank of Japan borrowed by SCAT, which have been made available to telecommunication companies operating in specific local areas designated by MPT to facilitate development of local telecommunication network. Requirements to qualify for such financing include use of optical fiber cables, equity participation by local/municipal government and secured by mortgage, among other things. Property and equipment of SCAT with the net book value of Y3,527,655 thousand and Y3,356,550 thousand ($30,500 thousand) are pledged as collateral for such interest-free loans from Development Bank of Japan as of March 31, 1999 and 2000, respectively.

     Unsecured interest-free loan has been provided to SCAT from Higashi Nihon Ferry Co., Ltd. ("HNF"), its former parent company. Since the acquisition of the majority of shares of SCAT by Titus in March 1997, HNF has been the second largest shareholder of SCAT.

     The aggregate annual maturities of long-term loans outstanding at March 31, 2000 are as follows:

                                                                       THOUSANDS OF
              YEAR ENDING MARCH 31,                 THOUSANDS OF YEN   U.S. DOLLARS
              ---------------------                 ----------------   ------------
     2001.........................................    Y 6,600,000        $ 59,973
     2002.........................................      4,400,000          39,983
     2003.........................................        364,100           3,308
     2004.........................................        364,100           3,308
     2005.........................................        364,100           3,308
     Thereafter...................................      2,548,700          23,160
                                                      -----------        --------
     Total........................................    Y14,641,000        $133,040
                                                      ===========        ========

3. LEASES

     Titus and its subsidiaries are obligated under various non-cancelable capital leases, primarily for home terminals, equipment vehicles, and telephone equipment, which expire at various dates during the next six years.

     At March 31, 1999 and 2000, the gross amount of equipment and related accumulated depreciation recorded under capital leases were as follows:

                                                                              THOUSANDS OF
                                                       THOUSANDS OF YEN       U.S. DOLLARS
                                                   ------------------------   ------------
                                                      1999         2000           2000
                                                   ----------   -----------   ------------
Distribution system and equipment................  Y4,133,192   Y 6,383,084     $ 58,002
Equipment vehicles...............................     375,634       419,533        3,812
                                                   ----------   -----------     --------
  Sub-total......................................   4,508,826     6,802,617       61,814
Less: accumulated depreciation...................    (814,298)   (1,707,344)     (15,514)
                                                   ----------   -----------     --------
  Total..........................................  Y3,694,528   Y 5,095,273     $ 46,300
                                                   ==========   ===========     ========

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Future minimum lease payments under capital leases as of March 31, 2000 are as follows:

                                                                       THOUSANDS OF
              YEAR ENDING MARCH 31,                 THOUSANDS OF YEN   U.S. DOLLARS
              ---------------------                 ----------------   ------------
     2001.........................................    Y 1,226,944        $ 11,149
     2002.........................................      1,199,788          10,902
     2003.........................................      1,116,130          10,142
     2004.........................................        963,606           8,756
     2005.........................................        699,767           6,359
     Thereafter...................................        218,512           1,986
     Total minimum lease payments.................      5,424,747          49,294
Less: amount representing interest (rates ranging
  from 0.50% to 6.04%)............................       (273,398)         (2,484)
                                                      -----------        --------
Present value of the net minimum payments.........      5,151,349          46,810
Less: current portion.............................     (1,128,279)        (10,253)
                                                      -----------        --------
                                                      Y 4,023,070        $ 36,557
                                                      ===========        ========

4. INCOME TAXES

     Titus and its subsidiaries are subject to Japanese national, regional and municipal taxes based on income. Due to government enacted tax rate reductions, the aggregate normal tax rate for the years ended March 31, 1998, 1999 and 2000 were approximately 51%, 48% and 42%, respectively. Deferred income taxes were principally calculated at the rate of 42%.

     The effects of temporary differences that give rise to deferred tax assets and liabilities at March 31, 1999 and 2000 are as follows:

                                                                                   THOUSANDS OF
                                                        THOUSANDS OF YEN           U.S. DOLLARS
                                                 -------------------------------   ------------
                                                      1999             2000            2000
                                                 --------------   --------------   ------------
Deferred tax assets:
  Operating loss carryforwards.................   Y 7,425,433      Y 11,611,127     $ 105,508
  Deferred revenue.............................     1,163,907         1,631,851        14,828
  Depreciation and amortization................        62,076                --            --
  Accrual for compensation.....................       241,167           447,379         4,065
  Other........................................        29,138            95,381           867
                                                  -----------      ------------     ---------
     Total gross deferred tax assets...........     8,921,721        13,785,738       125,268
  Less: valuation allowance....................    (8,883,602)      (13,563,074)     (123,245)
                                                  -----------      ------------     ---------
  Deferred tax assets..........................        38,119           222,664         2,023
                                                  -----------      ------------     ---------
Deferred tax liabilities:
  Depreciation and amortization................            --          (189,023)       (1,718)
  Capitalization of programming costs and other
     system costs, net.........................       (38,119)          (33,641)         (305)
                                                  -----------      ------------     ---------
     Total gross deferred tax liabilities......       (38,119)         (222,664)        2,023
                                                  -----------      ------------     ---------
  Net deferred tax assets......................   Y        --      Y         --     $      --
                                                  ===========      ============     =========

     Due to the uncertainty in realization of the future tax benefits, the net deferred tax asset at March 31, 1999 and 2000 is fully offset by a valuation allowance as of March 31, 1999 and 2000.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     As of March 31, 2000, Titus and its subsidiaries had net operating loss carryforwards for income tax purposes of approximately Y27,645,541 thousand ($251,209 thousand) which were available to offset future taxable income. These carryforwards will expire as follows:

                                                                       THOUSANDS OF
              YEAR ENDING MARCH 31,                 THOUSANDS OF YEN   U.S. DOLLARS
              ---------------------                 ----------------   ------------
     2001.........................................    Y   600,945        $  5,461
     2002.........................................      2,032,487          18,469
     2003.........................................      6,819,071          61,963
     2004.........................................      7,977,384          72,489
     2005.........................................     10,215,654          92,827
                                                      -----------        --------
     Total........................................    Y27,645,541         251,209
                                                      ===========        ========

5. SEVERANCE AND RETIREMENT PLANS

     Under the unfunded severance and retirement plans, substantially all full-time employees terminating their employment after the three year vesting period are entitled, under most circumstances, to lump-sum severance payments determined by reference to their rate of pay at the time of termination, years of service and certain other factors.

     Net periodic cost of Titus' plan accounted for in accordance with SFAS No. 87 for the years ended March 31, 1998, 1999 and 2000, included the following components:

                                                                               THOUSANDS OF
                                                     THOUSANDS OF YEN          U.S. DOLLARS
                                               -----------------------------   ------------
                                                1998       1999       2000         2000
                                               -------   --------   --------   ------------
Service cost -- benefits earned during the
  year.......................................  Y64,672   Y 98,738   Y102,200       $929
Interest cost on projected benefit
  obligation.................................      706      2,840      5,253         48
Net amortization and deferral................       --        228         --         --
                                               -------   --------   --------       ----
  Net periodic cost..........................  Y65,378   Y101,806   Y107,453       $977
                                               =======   ========   ========       ====

     Amount of actuarial loss in excess of ten percent of benefit obligation has been amortized over the average remaining service period of 23 years.

     The reconciliations of beginning and ending balances of the benefit obligations of Titus' plan accounted for in accordance with SFAS No. 87 are as follows:

                                                                             THOUSANDS OF
                                                        THOUSANDS OF YEN     U.S. DOLLARS
                                                       -------------------   ------------
                                                         1999       2000         2000
                                                       --------   --------   ------------
Change in benefit obligation:
  Benefit obligation, beginning of year..............  Y 94,676   Y175,084      $ 1591
  Service cost.......................................    98,738    102,200         929
  Interest cost......................................     2,840      5,253          48
  Actuarial loss.....................................     1,200     45,751         415
  Benefits paid......................................   (22,370)   (14,123)       (128)
                                                       --------   --------      ------
  Benefit obligation, end of year....................  Y175,084   Y314,165      $2,855
                                                       ========   ========      ======

     The weighted-average discount rate and the rate of compensation increase used in determining costs of Titus' plan was 3.0% and 2.0%, respectively, for the years ended March 31, 1998, 1999 and 2000.

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. SHAREHOLDERS' EQUITY

     Under the Japanese Commercial Code (the "Code"), the amount available for dividends is based on retained earnings as recorded on the books of Titus maintained in conformity with financial accounting standards of Japan. Certain adjustments not recorded on Titus' books are reflected in the consolidated financial statements for reasons described in Note 1. At March 31, 2000, the deficit recorded on Titus' books of account was Y16,291,686 thousand ($148,039 thousand). Therefore no dividends may be paid at the present time.

     The Code provides that an amount equivalent to at least 10% of cash dividends paid and other cash outlays resulting from appropriation of retained earnings be appropriated to a legal reserve until such reserve equals 25% of the issued capital. The Code also provides that both additional paid-in capital and the legal reserve are not available for cash dividends, but may be used to reduce a capital deficit by resolution of the shareholders or may be capitalized by resolution of the Board of Directors.

     The Code provides that at least one-half of the issue price of new shares regardless of type of shares, with a minimum of the par value thereof, be included in common stock.

     On March 11, 1998, Y2,560,500 thousand of convertible bonds held by principal shareholders were converted into 51,210 shares of Y50,000 par value common stock.

     On June 30, 1999, 485,500 outstanding shares of Y50,000 par value common stock were converted into 485,500 shares of non par value common stock.

7. CONVERTIBLE PREFERRED STOCK

     During the year ended March 31, 2000, Titus issued 257 shares of convertible preferred stock at the price of Y25,000 thousand per share, totaling Y6,425,000 thousand, which was fully subscribed by MediaOne in order to obtain additional operating funds. The holder of a preferred share has one voting right and may convert it into 1,875 fully paid shares of common stock of Titus with no par value by a resolution of the Board of Directors. Furthermore, preferred shareholders are entitled to receive the full aggregate issue price in the return of capital on liquidation of Titus, before any payment to the holders of any other class of stock in Titus is made, but are not entitled to any further participation in the assets or profits such as interest, coupon, dividend or any other type of income of Titus. These shares of convertible preferred stock will be converted in connection with the stock-for-stock exchange scheduled to close on September 1, 2000. See Note 12.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     For financial instruments other than long term loans and lease obligations, the carrying amount approximates fair value because of the short maturity of these instruments. Based on the borrowing rates currently available to Titus for bank loans with similar terms and average maturities, the fair value of long-term debt and capital lease obligations at March 31, 1999 and 2000 are as follows:

                                                                            THOUSANDS OF
                                                   THOUSANDS OF YEN         U.S. DOLLARS
                                              --------------------------    ------------
                                                 1999           2000            2000
                                              -----------    -----------    ------------
Long-term debt..............................  Y25,287,197    Y14,694,055      $133,522
Lease obligation............................  Y 3,911,275    Y 5,398,336      $ 49,053

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RELATED PARTY TRANSACTIONS

     Summarized below are significant transactions with related parties for the years ended March 31, 1998, 1999 and 2000, and the related transaction balances as of March 31, 1999 and 2000.

                                                        FOR THE YEAR ENDED MARCH 31, 1998
                                   ----------------------------------------------------------------------------
                                   PURCHASE OF     PURCHASE OF                 PURCHASE OF
                                   DISTRIBUTION   OTHER PROPERTY   FRANCHISE    CABLE TV     INTEREST    RENT
          TRANSACTIONS:             EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------            ------------   --------------   ---------   -----------   --------   -------
                                                                (THOUSANDS OF YEN)
Itochu and its related
  companies......................   Y  368,516       Y212,614       Y    --      Y 9,041     Y 6,154    Y    --
Toshiba and its related
  companies......................    1,582,975         21,225        33,375           --       6,589         --
HNF..............................           --             --            --           --          --     45,996

                                                        FOR THE YEAR ENDED MARCH 31, 1999
                                   ----------------------------------------------------------------------------
                                   PURCHASE OF     PURCHASE OF                 PURCHASE OF
                                   DISTRIBUTION   OTHER PROPERTY   FRANCHISE    CABLE TV     INTEREST    RENT
          TRANSACTIONS:             EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------            ------------   --------------   ---------   -----------   --------   -------
                                                                (THOUSANDS OF YEN)
Itochu and its related
  companies......................   Y  285,405       Y 13,494       Y    --      Y46,940     Y11,057    Y    --
Toshiba and its related
  companies......................    2,429,259         77,394        25,333           --       8,748         --
HNF..............................           --             --            --           --          --     74,085

                                                        FOR THE YEAR ENDED MARCH 31, 2000
                                   ----------------------------------------------------------------------------
                                   PURCHASE OF     PURCHASE OF                 PURCHASE OF
                                   DISTRIBUTION   OTHER PROPERTY   FRANCHISE    CABLE TV     INTEREST    RENT
          TRANSACTIONS:             EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------            ------------   --------------   ---------   -----------   --------   -------
                                                                (THOUSANDS OF YEN)
Itochu and its related
  companies......................   Y1,137,135       Y 38,918       Y    --      Y33,113     Y13,109    Y    --
Toshiba and its related
  companies......................      547,308          4,695            --           --      19,512         --
HNF..............................           --             --            --           --          --     71,954

                                                        FOR THE YEAR ENDED MARCH 31, 2000
                                   ----------------------------------------------------------------------------
                                   PURCHASE OF     PURCHASE OF                 PURCHASE OF
                                   DISTRIBUTION   OTHER PROPERTY   FRANCHISE    CABLE TV     INTEREST    RENT
          TRANSACTIONS:             EQUIPMENT     AND EQUIPMENT      COSTS      PROGRAMS     EXPENSE    EXPENSE
          -------------            ------------   --------------   ---------   -----------   --------   -------
                                                           (THOUSANDS OF U.S. DOLLARS)
Itochu and its related
  companies......................   $   10,333       $    354       $    --      $   301     $   119    $    --
Toshiba and its related
  companies......................        4,973             43            --           --         177         --
HNF..............................           --             --            --           --          --        654

                                                                 AS OF MARCH 31, 1999
                                                 ----------------------------------------------------
                                                  LEASE         PAYABLES           LEASE
                   BALANCES:                     DEPOSITS   TRADE     OTHER     OBLIGATIONS    LOANS
                   ---------                     --------   ------   --------   -----------   -------
                                                                  (THOUSANDS OF YEN)
Itochu and its related companies...............  Y     --   Y4,628   Y216,689    Y707,749     Y    --
Toshiba and its related companies..............        --       --        946     908,873          --
HNF............................................   228,358       --         --          --      69,200

                        TITUS COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                AS OF MARCH 31, 2000
                                               ------------------------------------------------------
                                                LEASE          PAYABLES            LEASE
                  BALANCES:                    DEPOSITS    TRADE      OTHER     OBLIGATIONS    LOANS
                  ---------                    --------   --------   --------   -----------   -------
                                                                 (THOUSANDS OF YEN)
Itochu and its related companies.............  Y     --   Y171,154   Y  6,515    Y917,907     Y    --
Toshiba and its related companies............        --     19,795        199     711,327          --
MediaOne and its related companies...........        --         --     86,544          --          --
HNF..........................................   228,358         --         --          --      69,200

                                                                AS OF MARCH 31, 2000
                                               ------------------------------------------------------
                                                LEASE          PAYABLES            LEASE
                  BALANCES:                    DEPOSITS    TRADE      OTHER     OBLIGATIONS    LOANS
                  ---------                    --------   --------   --------   -----------   -------
                                                            (THOUSANDS OF U.S. DOLLARS)
Itochu and its related companies.............  $     --   $  1,555   $     59    $  8,341     $    --
Toshiba and its related companies............        --        180          2       6,464          --
MediaOne and its related companies...........        --         --        786          --          --
HNF..........................................     2,075         --         --          --         629

     Titus' officers and management level employees are seconded from MediaOne, Itochu and Toshiba to Titus, whose services are charged as payroll costs. The payroll paid to officers and employees seconded from MediaOne amounted to Y324,122 thousand, Y178,023 thousand and Y551,831 thousand ($5,014 thousand) for the years ended March 31, 1998, 1999 and 2000, respectively. The payroll paid to officers and employees seconded from Itochu amounted to Y74,148 thousand, Y53,380 thousand and Y60,401 thousand ($549 thousand) for the years ended March 31, 1998, 1999 and 2000, respectively. The payroll paid to officers and employees seconded from Toshiba amounted to Y50,695 thousand, Y24,323 thousand and Y13,806 thousand ($125 thousand) for the years ended March 31, 1998, 1999 and 2000, respectively.

10. CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Titus and its subsidiaries to concentrations of credit risk consist principally of accounts receivable. Titus management believes that the risk associated with accounts receivable is mitigated by the large number of customers comprising its customer base.

11. COMMITMENTS

     Commitments outstanding at March 31, 2000 for the purchase of computer software approximated Y1 billion ($9 million). Titus and its subsidiaries occupy certain land, offices and other facilities and use certain electric poles and equipment under cancelable lease arrangements. Rental expense for the year ended March 31, 1999 and 2000 totaled Y1,129,562 thousand and Y1,207,939 thousand ($10,976 thousand), respectively.

12. SUBSEQUENT EVENT

     In June 2000, Titus entered into a definitive stock for stock exchange agreement with Jupiter Telecommunications Co., Ltd. ("Jupiter") for the purpose of exchanging the stock of Titus for stock in Jupiter with the effect that Titus would become a wholly-owned subsidiary of Jupiter. The closing took place on September 1, 2000. Each share of Titus common stock was converted into
0.32251548 of an ordinary share of Jupiter. Each convertible preference share of Titus was converted into 604.716525 ordinary shares of Jupiter.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            944,000 ORDINARY SHARES
             DIRECTLY OR IN THE FORM OF AMERICAN DEPOSITARY SHARES

                      JUPITER TELECOMMUNICATIONS CO., LTD.

                                  [J-COM LOGO]

                                  ------------

                                   PROSPECTUS

                                           , 2000

                                  ------------
                            NIKKOSALOMONSMITHBARNEY
                              GOLDMAN, SACHS & CO.
                            ------------------------

                              MERRILL LYNCH & CO.
                         DAIWA SECURITIES AMERICA, INC.
                                 CAZENOVE INC.
                     NOMURA SECURITIES INTERNATIONAL, INC.

--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION INCLUDED WITHIN THIS PROSPECTUS IS ONLY ACCURATE AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses to be paid by us, other than the underwriting discounts payable by us in connection with the sale of the ordinary shares being registered for sale in the global offering. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................     $  198,127
NASD filing fee.............................................         30,500
Nasdaq National Market listing fee..........................        121,700
Blue Sky qualification fees and expenses....................         15,000
Printing and engraving expenses.............................      3,072,000
Legal fees and expenses.....................................      2,445,000
Accounting fees and expenses................................      1,000,000
Director and officer liability insurance....................         25,000
Transfer agent and registrar fees...........................         25,000
Miscellaneous expenses......................................      1,967,673
                                                                 ----------
  Total.....................................................     $8,900,000
                                                                 ==========

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Articles 254 and 280 of the Japanese Commercial Code make the provisions of Articles 643 to 656 of the Civil Code of Japan applicable to the relationship between the registrant and its directors and corporate auditors, respectively. These Articles, among other things, provide in effect that:

       (1) Any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

       (2) If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

       (3) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

       (4) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

     Under Article 279-2 of the Japanese Commercial Code, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor's duties.

     The directors and corporate auditors of the Registrant maintain liability insurance to cover themselves against, among others, claims asserted against or liabilities incurred by them in connection with their performance of duties in their respective capacities as such. The premium for the insurance is paid by the Registrant, except for the premium for the special coverage portion of the insurance relating to (i) liability determined in a final judgment of a court of competent jurisdiction, or determined in a settlement, to be owed by a director or corporate auditor to the registrant and (ii) any expenses incurred by such director or corporate auditor in connection with the defense against, or the settlement of, the claim which results in determination of such liability.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to a series of private financings, we sold at a price of Y50,000 per ordinary share:

     - an aggregate of 120,000 ordinary shares to Sumitomo Corporation and Liberty Japan, Inc., formerly known as TCI Japan, Inc., on May 14, 1997;

     - an aggregate of 64,000 ordinary shares to Sumitomo and Liberty Japan on September 17, 1997;

     - an aggregate of 40,000 ordinary shares to Sumitomo and Liberty Japan on January 21, 1998;

     - an aggregate of 80,000 ordinary shares to Sumitomo and Liberty Japan on April 10, 1998;

     - an aggregate of 124,000 ordinary shares to Sumitomo and Liberty Japan on July 28, 1999;

     - an aggregate of 54,000 ordinary shares to Sumitomo and Liberty Japan on February 26, 2000; and

     - an aggregate of 66,000 ordinary shares to Sumitomo, Liberty Japan and Liberty Jupiter on May 10, 2000.

     On September 1, 2000, in connection with our acquisition of Titus Communications Corporation, we issued an aggregate of 393,428.58 ordinary shares to Microsoft Holdings V, Inc., Itochu Corporation, Toshiba Corporation and Lee
A. Daniels.

     On September 11, 2000, we granted subscription rights exercisable for an aggregate of 48,266 ordinary shares at an exercise price of Y276,000 per ordinary share to Jupiter's directors, corporate auditors and employees, to the directors, corporate auditors and employees of our managed franchises and to other non-employees. The issuance of these subscription-rights were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2), Regulation S and Rule 701 of the Securities Act.

     On September 30, 2000, for purposes of adjusting our capitalization structure in anticipation of the global offering, we issued an aggregate of 2,622,857.16 ordinary shares at Y1 per ordinary share, which we have accounted for as a constructive 3-for-1 stock split. The securities issuances set forth above do not reflect this constructive 3-for-1 stock split.

     There were no underwriters employed in connection with any of these transactions. Unless otherwise indicated, the issuance of these securities were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
        1.1   Form of Overseas Underwriting Agreement among the Registrant and the Overseas Underwriters named in Schedule I thereto
        1.2++ Form of Japanese Underwriting Agreement among the Registrant and the Japanese Underwriters*
        1.3++ Form of Japanese Underwriting Agreement among the
              Registrant, Toshiba Corporation, Itochu Corporation and the
              Japanese Underwriters*
        1.4   Form of Letter Agreement among the Registrant, Toshiba
              Corporation, Itochu Corporation and the Overseas
              Underwriters
        2.1   Stock-for-Stock Exchange Agreement, dated June 27, 2000,
              between the Registrant and Titus Communications Corporation*
        2.2   Share Exchange Relationship Agreement, dated June 27, 2000, among Microsoft Holdings V, Inc., Microsoft Corporation,
              Itochu Corporation, Toshiba Corporation, Sumitomo
              Corporation, Liberty Jupiter, Inc., Liberty Japan, Inc. and
              Liberty Media Corporation
        3.1   Articles of Incorporation*
        3.2   Share Handling Rules, as amended, of the Registrant*
        3.3   Rules of the Board of Directors of the Registrant*
        3.4   Rules of the Board of Corporate Auditors of the Registrant*
        4.1   Specimen certificate of the Registrant representing the
              ordinary shares*
        4.2   Form of Deposit Agreement among the Registrant, The Bank of
              New York, as depositary, and all owners and holders from
              time to time of American Depositary Receipts, including the form of American Depositary Receipt
        4.3   Form of Registration Rights Agreement
        4.4   Form of Shareholders Agreement among Sumitomo Corporation,
              Liberty Media Corporation, Liberty Jupiter, Inc., Liberty
              Japan, Inc., Microsoft Corporation and Microsoft Holdings V,
              Inc.
        5.1   Form of opinion of Nishimura & Partners, Japanese counsel to the Registrant
       10.1   Long Term Carriage Agreement, dated February 21, 2000,
              between the Registrant and Jupiter Programming Company, Ltd.
       10.2   Lease Agreement, dated June 16, 2000, for the property
              located at Higashi-Ikebukuro Center Building 8F, 41-24,
              Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo 170-0013,
              Japan*
       10.3   Form of Agreement on Grant of Subscription Rights of New
              Shares (for Managers)*
       10.4   Form of Agreement on Grant of Subscription Rights of New
              Shares (for Non-Managers)*
       10.5   Form of Debt Indemnity Agreement among the Registrant,
              Microsoft Corporation, Sumitomo Corporation and Liberty
              Media Corporation
       21.1   Subsidiaries of Registrant
       23.1   Consent of Arthur Andersen, independent public accountants
       23.2++ Consent of Nishimura & Partners, Japanese counsel to the
              Registrant (included in Exhibit 5.1)
       24.1   Power of Attorney (included on page II-4)

---------------
* Indicates an English translation of a Japanese language document.

++ To be filed by amendment.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is either not applicable, not material or is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in
Item 6 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on November 8, 2000, at 09:30 (November 7, 2000, Washington, D.C.).

                                          JUPITER TELECOMMUNICATIONS CO., LTD.

                                          By /s/ TSUNETOSHI ISHIBASHI
                                            ------------------------------------
                                             Tsunetoshi Ishibashi
                                             Representative Director, Chairman

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tsunetoshi Ishibashi and Vernon A. Chamberlin, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----

         /s/ TSUNETOSHI ISHIBASHI            Representative Director, Chairman       November 8, 2000
------------------------------------------     (Principal Executive Officer)
           Tsunetoshi Ishibashi

            /s/ LEE A. DANIELS               Representative Director, President      November 8, 2000
------------------------------------------
              Lee A. Daniels

         /s/ VERNON A. CHAMBERLIN                 Representative Director,           November 8, 2000
------------------------------------------        Executive Vice President
           Vernon A. Chamberlin

             /s/ SUSUMU SHOJI                  Managing Director, Finance and        November 8, 2000
------------------------------------------  Accounting (Principal Financial and
               Susumu Shoji                         Accounting Officer)

          /s/ YASUFUMI HIRAYAMA                      Managing Director               November 8, 2000
------------------------------------------
            Yasufumi Hirayama

            /s/ TSUGUHITO AOKI                            Director                   November 8, 2000
------------------------------------------
              Tsuguhito Aoki

         /s/ MIRANDA T. C. CURTIS                         Director                   November 8, 2000
------------------------------------------
           Miranda T. C. Curtis

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
           /s/ SUSUMU FURUKAWA                            Director                   November 8, 2000
------------------------------------------
             Susumu Furukawa

            /s/ GRAHAM HOLLIS                             Director                   November 8, 2000
------------------------------------------
              Graham Hollis

           /s/ ATSUSHI NISHIJO                            Director                   November 8, 2000
------------------------------------------
             Atsushi Nishijo

         /s/ YASUSHIGE NISHIMURA                          Director                   November 8, 2000
------------------------------------------
           Yasushige Nishimura

             /s/ YUJI TAMURA                              Director                   November 8, 2000
------------------------------------------
               Yuji Tamura

            /s/ HENRY P. VIGIL                            Director                   November 8, 2000
------------------------------------------
              Henry P. Vigil

            SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

     Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jupiter Telecommunications Co., Ltd., has signed this registration statement in the City of Englewood, State of Colorado, on November 7, 2000.

                                          /s/ GRAHAM HOLLIS
                                          --------------------------------------
                                          Graham Hollis
                                          Authorized Representative in the
                                          United States

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
     1.1      Form of Overseas Underwriting Agreement among the Registrant and the Overseas Underwriters named in Schedule I thereto
     1.2++    Form of Japanese Underwriting Agreement among the Registrant and the Japanese Underwriters*
     1.3++    Form of Japanese Underwriting Agreement among the
              Registrant, Toshiba Corporation, Itochu Corporation and the
              Japanese Underwriters*
     1.4      Form of Letter Agreement among the Registrant, Toshiba
              Corporation, Itochu Corporation and the Overseas
              Underwriters
     2.1      Stock-for-Stock Exchange Agreement, dated June 27, 2000,
              between the Registrant and Titus Communications Corporation*
     2.2      Share Exchange Relationship Agreement, dated June 27, 2000, among Microsoft Holdings V, Inc., Microsoft Corporation,
              Itochu Corporation, Toshiba Corporation, Sumitomo
              Corporation, Liberty Jupiter, Inc., Liberty Japan, Inc. and
              Liberty Media Corporation
     3.1      Articles of Incorporation*
     3.2      Share Handling Rules, as amended, of the Registrant*
     3.3      Rules of the Board of Directors of the Registrant*
     3.4      Rules of the Board of Corporate Auditors of the Registrant*
     4.1      Specimen certificate of the Registrant representing the
              ordinary shares*
     4.2      Form of Deposit Agreement among the Registrant, The Bank of
              New York, as depositary, and all owners and holders from
              time to time of American Depositary Receipts, including the form of American Depositary Receipt
     4.3      Form of Registration Rights Agreement
     4.4      Form of Shareholders Agreement among Sumitomo Corporation,
              Liberty Media Corporation, Liberty Jupiter, Inc., Liberty
              Japan, Inc., Microsoft Corporation and Microsoft Holdings V,
              Inc.
     5.1      Form of opinion of Nishimura & Partners, Japanese counsel to the Registrant
    10.1      Long Term Carriage Agreement, dated February 21, 2000,
              between the Registrant and Jupiter Programming Co., Ltd.
    10.2      Lease Agreement, dated June 16, 2000, for the property
              located at Higashi-Ikebukuro Center Building 8F, 41-24,
              Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo 170-0013,
              Japan*
    10.3      Form of Agreement on Grant of Subscription Rights of New
              Shares (for Managers)*
    10.4      Form of Agreement on Grant of Subscription Rights of New
              Shares (for Non-Managers)*
    10.5      Form of Debt Indemnity Agreement among the Registrant,
              Microsoft Corporation, Sumitomo Corporation and Liberty
              Media Corporation
    21.1      Subsidiaries of Registrant
    23.1      Consent of Arthur Andersen, independent public accountants
    23.2++    Consent of Nishimura & Partners, Japanese counsel to the
              Registrant (included in Exhibit 5.1)
    24.1      Power of Attorney (included on page II-4)

---------------
* Indicates an English translation of a Japanese language document.

++ To be filed by amendment.